As filed with the Securities and Exchange Commission on August 27 , 2009
Registration No. 333-149178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Artio Global Investors Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	13-6174048
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	330 Madison Ave. New York, NY 10017 (212) 297-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

RICHARD PELL Chief Executive Officer Artio Global Investors Inc. 330 Madison Ave. New York, NY 10017 (212) 297-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
MICHAEL KAPLAN Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017 (212) 450-4000	CATHERINE CLARKIN JAY CLAYTON Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	JAMES GERKIS Proskauer Rose LLP 1585 Broadway New York, NY 10036 (212) 969-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  __________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  __________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer  ☐                    Accelerated filer  ☐                    Non-accelerated filer  ☒                  Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 27 , 2009.

                  Shares

Artio Global Investors Inc.
Class A Common Stock

This is an initial public offering of shares of Class A common stock of Artio Global Investors Inc. All of the shares of Class A common stock included in this offering are being sold by Artio Global Investors Inc.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $        and $       . Artio Global Investors Inc. intends to list the Class A common stock on the New York Stock Exchange under the symbol “ART”.

The net proceeds of this offering will be used to repurchase an aggregate of         shares of Class C common stock from our parent, Julius Baer Holding Ltd.,         shares of Class A common stock from Richard Pell, our Chief Executive Officer and Chief Investment Officer, and         shares of Class A common stock from Rudolph-Riad Younes, our Head of International Equity. Following the application of the net proceeds of this offering and, after giving effect to the transactions described herein, Julius Baer Holding Ltd. will have approximately        % of the voting power in Artio Global Investors Inc. through its ownership of the shares of our Class C common stock, and Richard Pell and Rudolph-Riad Younes, whom we collectively refer to as our Principals, will each have approximately        % of the voting power through their respective ownership of the shares of our Class B common stock.  Investors that purchase shares of Class A common stock in this offering and directors and employees (other than our Principals) who will receive shares of restricted stock in connection with this offering will have approximately        % of the voting power. Shares of the Class A common stock and Class B common stock each entitle the holder to one vote per share. Shares of Class C common stock entitle the holders to an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has a vote as holder of the Class C common stock greater than that which it would be entitled to on a one-vote per share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

See “Risk Factors” on page 19 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Artio Global Investors Inc.	$	$

To the extent that the underwriters sell more than                shares of Class A common stock, the underwriters have the option to purchase up to an additional                shares from Artio Global Investors Inc. at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on                                , 2009.

Goldman, Sachs & Co.

Prospectus dated                                              , 2009.

Historical Returns of Largest Global and International Investment Strategies
(Returns Since Strategy Inception Through June 30, 2009)*

_________________
* Note: Historical returns presented above represent an aggregate of various performance composites and are not indicative of future returns, or of returns of other strategies. The above five strategies accounted for 97.9% of assets under management (“AuM”) at June 30 , 2009. For additional details on investment performance and unabbreviated names of each strategy’s benchmarks, please see pages 108-119 of this prospectus. See also “Performance Information Used in this Prospectus”.

 PROSPECTUS

Through and including                                        , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Except where the context requires otherwise, in this prospectus:

•	“Artio Global Investors Inc.”, the “company”, “we”, “us” and “our” refer to Artio Global Investors Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries;

•
“operating company” and “Artio Global Holdings” refer to Artio Global Holdings LLC and, unless the context otherwise requires, its subsidiary Artio Global Management LLC, or “Artio Global Management”, our “operating subsidiary”; and

•
“parent” and “Julius Baer Holding Ltd.” refer to Julius Baer Holding Ltd., a Zurich-based financial holding company whose shares are listed on the SIX Swiss Exchange, our parent company and sole stockholder prior to the consummation of this offering. On May 20, 2009, Julius Baer Holding Ltd. announced its intention to separate its private banking and asset management businesses into two distinct independently-listed corporate groups. Following completion of the separation, Julius Baer Holding Ltd. will be renamed GAM Holding Ltd. and will hold any remaining shares of our Class C common stock then held by Julius Baer Holding Ltd. “Julius Baer Group Ltd.” will comprise Julius Baer Holding Ltd.’s former private banking business and will have shares listed on the SIX Swiss Exchange. Julius Baer Group Ltd. will not receive any shares of our common stock as a result of the separation.

Performance Information Used in This Prospectus

We manage investments through “proprietary funds” (which include Securities and Exchange Commission, or SEC, registered mutual funds such as our Artio International Equity Fund, and private offshore funds that are not SEC registered) and other types of accounts. Funds and other accounts that are managed by us with a broadly common investment objective are referred to as being part of the same “strategy”. We measure the results both of our individual funds and of our “composites”, which represent the aggregate performance of substantially all client accounts (including discretionary, fee-paying, non-taxable and taxable accounts, private offshore, institutional commingled and mutual funds) invested in the same general investment strategy. Our composites are reviewed annually for compliance with the Global Investment Performance Standards (“GIPS”), and include, for example, “Global Equity” and “High Yield”.

None of the information in this prospectus or the registration statement constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.

Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different advisory fees, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings.  The returns for any strategy may be positive or negative, and past performance does not guarantee future results.

Throughout this prospectus, we present the annualized returns of our investment strategies on a “gross” and “net” basis, which represent annualized returns before and after payment of fees, respectively. In connection with this presentation, we have also disclosed the returns of certain market indices or “benchmarks” for the comparable period.   Indices that are used for these performance comparisons are unmanaged and have differing volatility, credit and other characteristics.   You should not assume that there is any material overlap between the securities included in the portfolios of our investment strategies during these periods and those that comprise any Merrill Lynch Index, any MSCI Index, any Russell Index, the Citigroup USD 3 Month EUR Deposit Index, the Barclays Capital U.S. Aggregate TR Value Index, or the S&P 500® Index referred to in this prospectus. It is not possible to invest directly in any of the indices described above. The returns of these indices, as presented in this prospectus, have not been reduced by fees and expenses associated with investing in securities, but do include the reinvestment of dividends.

Each Russell Index referred to in this prospectus is a registered trademark or trade name of The Frank Russell Company. The Frank Russell Company is the owner of all copyrights relating to these indices and is the source of the performance statistics of these indices that are referred to in this prospectus.

The MSCI EAFE® Index and the MSCI EAFE® and Canada Index, which we refer to as the MSCI EAFE® and Canada Index, are trademarks of MSCI Inc. The MSCI AC World ex USA IndexSM ND is a service mark of MSCI Inc. MSCI Inc. is the owner of all copyrights relating to these indices and is the source of the performance statistics of these indices that are referred to in this prospectus.

We refer to the Barclays Capital U.S. Aggregate TR Value Index as the Barclays Capital U.S. Aggregate Index. Barclays Capital is the source of the performance statistics of this index that are referred to in this prospectus.

The S&P 500® Index is a registered trademark of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which is the owner of all copyrights relating to this index and the source of the performance statistics of this index that are referred to in this prospectus.

In this prospectus we present Morningstar, Inc. (“Morningstar”) and Lipper Analytical Services, Inc. (“Lipper”) ratings for our SEC registered mutual funds. The Morningstar ratings refer to the ratings by Morningstar of the Class A and Class I shares of our SEC registered mutual funds and are based on a 5-star scale. The Lipper ratings refer to the ratings by Lipper of the Class I shares of our SEC registered mutual funds and are based on a percentile. Morningstar and Lipper provide independent, third-party ratings using their own defined methodologies.

Unless we tell you otherwise, all performance information that we present, including assets under management, relate to the operations that are part of our company as of the time of this offering. In previous years, our company

i

conducted certain businesses that are no longer part of our continuing operations, which we refer to as “legacy” or “discontinued” businesses. For a description of these businesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In most cases, those businesses are considered discontinued operations in our financial statements. In order to make the information comparable, we present performance information exclusive of such legacy businesses, unless otherwise indicated.

Any discrepancies in any table included in this prospectus between totals and the sums of the amounts listed are due to rounding.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this prospectus.

Our Business

We are an asset management company that provides investment management services to institutional and mutual fund clients. We are best known for our International Equity strategies, which represented 84% of our assets under management as of June 30 , 2009. We also offer a broad range of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity. As of June 30 , 2009, all the composites of these strategies had outperformed their benchmarks since inception. In addition, since 2006, we have further expanded our investment offerings by launching a series of U.S. equity strategies. Our superior investment performance has enabled us to attract a diverse group of clients and to increase our assets under management from $7.5 billion as of December 31, 2003 to $51.2 billion as of July 31 , 2009, representing a compound annual growth rate, or CAGR, of 41% . This has driven a similar growth in our total revenues and other operating income, from $106.3 million to $422.0 million for the years ended December 31, 2004 and 2008, respectively, representing a CAGR of 41%. Our revenues consist almost entirely of investment management fees which are based primarily on the fair value of our assets under management rather than investment performance-based fees. We believe that our record of investment excellence and range of investment strategies position us well for continued growth.

Our primary business objective is to consistently generate superior investment returns for our clients. We manage our investment portfolios based on a philosophy of style-agnostic investing across a broad range of opportunities, focusing on macro-economic factors and broad-based global investment themes. We also emphasize fundamental research and analysis in order to identify specific investment opportunities and capitalize on price inefficiencies. We believe that the depth and breadth of the intellectual capital and experience of our investment professionals, together with this investment philosophy and approach, have been the key drivers of the strong relative returns we have generated for clients over the past decade. As an organization, we concentrate our resources on meeting our clients’ investment objectives and we seek to outsource, whenever appropriate, support functions to industry leaders thereby allowing us to focus our business on the areas where we believe we can add the most value.

Our distribution efforts target institutions and organizations that demonstrate institutional buying behavior and longer-term investment horizons, such as pension fund consultants, broker dealers, registered investment advisors, or RIAs, mutual fund platforms and sub-advisory relationships, enabling us to achieve significant leverage from a relatively small sales force and client service infrastructure. As of June 30, 2009, we provided investment management services to a broad and diversified spectrum of approximately 1,200 institutional clients, including some of the world’s leading corporations, public and private pension funds, endowments and foundations and major financial institutions through our separate accounts, commingled funds and proprietary funds. We also managed assets for more than 758,000 retail mutual fund shareholders through SEC-registered Artio Global Investment Funds and other retail investors through 17  funds that we sub-advise for others.

In the mid-1990’s, our Principals assumed responsibility for managing our International Equity strategy. In the years that followed, our superior performance began to attract attention from third parties such as Morningstar, which awarded a 5-star rating to the Artio International Equity Fund in 1999. Consequently, we began to attract significant inflows. Since 1999, we have expanded to other strategies, added portfolio managers and increased our assets under management to $51.2 billion as of July 31, 2009. Revenues from our parent and its affiliates represented less than 1.5% of total revenues and other operating income for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

As a holding company, we conduct all of our business activities through Artio Global Management LLC, a subsidiary of our direct subsidiary Artio Global Holdings LLC (an intermediate holding company). Net profits and net losses of Artio Global Holdings will be allocated, and distributions will be made, approximately        % to us and approximately        % to each of our Principals, after giving effect to the transactions described herein. See “Our Structure and Reorganization”.

Competitive Strengths

We believe our success as an investment management company is based on the following competitive strengths:

•
Long-Term Track Record of Superior Investment Performance. We have a well-established track record of achieving superior investment returns across our key investment strategies relative to our competitors and the relevant benchmarks. Our longest-standing composite, the International Equity I composite, has outperformed its benchmark, the MSCI AC World ex USA IndexSM ND, by 8.1% on an annualized basis since its inception in 1995 through June 30, 2009 (calculated on a gross basis before payment of fees). As of June 30, 2009, each of our next four largest composites had also outperformed their benchmarks on a gross basis since inception. As of June 30, 2009, four of our five funds eligible for a Morningstar rating and representing over 99% of our assets were rated 4- or 5- stars by Morningstar and of those five funds, three were in the top quartile of Lipper rankings for performance since inception. Although our composites and mutual funds have achieved superior investment performance since inception, declines in global capital markets adversely affected and may continue to adversely affect returns on our investment strategies. As a result, our assets under management have declined from $71.5 billion as of March 31, 2008 to $51.2 billion as of July 31, 2009.

•
Experienced Investment Professionals and Management Team. We have an investment-centric culture that has enabled us to maintain a consistent investment philosophy and to attract and retain world-class professionals. Our current team of lead portfolio managers averages approximately 20 years of industry experience among them and our team of senior managers (including marketing and sales directors and client service managers) averages approximately 24 years of industry experience.

•
Leading Position in International Equity. We have a leading position in international equity investment management and our strategies have attracted a disproportionate share of net asset flows in both the institutional and mutual fund markets in recent years. As of December 31, 2008, we ranked as the 11th largest manager of international equity assets for U.S. institutional, tax-exempt clients and the 11th largest manager of international equity mutual funds in the United States, according to Pensions & Investments and Strategic Insight, respectively. We believe that we are well-positioned to take advantage of opportunities in this attractive asset class over the next several years. However, in the first six months of 2009, our International Equity strategies have generated returns that are well below their benchmarks, which, despite our strong long-term investment performance, could negatively impact our competitive position.

•
Strong Track Records in Other Investment Strategies. In addition to our leading position in international equity, we enjoy strong long-term track records in several of our other key strategies. Our Total Return Bond Fund ranked in the 3rd quartile of its Lipper universe over the one-year period, in the 2nd quartile of its Lipper universe over the three-year period and in the 1st decile of its Lipper universe over the five-year period ended June 30, 2009 and since inception, as of June 30, 2009. Our Global High Income Fund ranked in the 1st quartile of its Lipper universe over the one-year period and in the top decile over the three and five-year periods ended June 30, 2009 and since inception, as of June 30, 2009. Our Global Equity Fund ranked in the 3rd quartile of its Lipper universe over the one-year period, in the 1st quartile of its Lipper universe over the three-year period ended June 30, 2009 and in the 2nd quartile of its Lipper universe since inception, as of June 30, 2009.

•
Strong Relationships with Institutional Clients. We focus our efforts on institutions and organizations that demonstrate institutional buying behavior and longer-term investment horizons. As of June 30, 2009, we provided investment management services to approximately 1,200 institutional clients invested in separate accounts, commingled funds or proprietary funds.  We have found that while institutional investors generally have a longer and more extensive due diligence process prior to investing, this results in clients who are more focused on our method of investing and our long-term results, and, as a result, our institutional relationships tend to be longer, with less year-to-year turnover, than is typical among retail clients.

•
Effective and Diverse Distribution. Our assets under management are distributed through multiple channels. By utilizing our intermediated distribution sources and focusing on institutions and organizations that exhibit institutional buying behavior, we are able to achieve significant leverage from a relatively small sales force and client service infrastructure. We have developed strong relationships with most of the major pension and industry consulting firms, which have allowed us access to a broad range of institutional clients. As of June 30, 2009, no single consulting firm represented greater than approximately 5% of our assets under management and our largest individual client represented approximately 4% of our total assets under management. We access retail investors through our relationships with intermediaries such as RIAs and broker dealers as well as through mutual fund platforms and sub-advisory relationships. Although recent consolidation in the broker-dealer industry has reduced the number of broker-dealer platforms, we believe it will provide us with opportunities to reach additional retail investors through our existing relationships.

•
Strong Organic Growth in Assets under Management and Sustained Net Client Inflows. In the period from December 31, 2003 through July 31, 2009, our assets under management grew from $7.5 billion to $51.2 billion, representing a CAGR of 41% . Until mid-2008, our assets under management growth was the result of a combination of general market appreciation, our record of outperforming the relevant benchmarks and an increase in net client cash inflows, which we define as the amount by which client additions to new and existing accounts exceed withdrawals from client accounts.  However, since mid-2008, market depreciation has had a significant negative impact on our assets under management.  During the period between December 31, 2003 and June 30, 2009, net client inflows represented 107% of our overall growth, including $1.9 billion of net client cash inflows during the year ended December 31, 2008 and $1.0 billion of net client cash inflows during the six months ended June 30, 2009.  The negative markets in 2008 and early 2009 reinforce the importance of sustained net client inflows in supporting our long-term growth in assets under management.

•
Focused Business Model. Our business model is designed to focus the vast majority of our resources on meeting our clients’ investment objectives. Accordingly, we take internal ownership of the aspects of our operations that directly influence the investment process, our client relationships and risk management, while seeking to outsource, whenever appropriate, support functions, including middle- and back-office activities, to industry leaders whose services we closely monitor. This allows us to focus our efforts where we believe we can add the most value. We believe this approach has resulted in an efficient and streamlined operating model, which has generated strong operating margins, limited fixed expenses and an ability to maintain profitability during difficult periods.

Strategy

We seek to achieve consistent and superior long-term investment performance for our clients. Our strategy for continued success and future growth is guided by the following principles:

•
Continue to Capitalize on our Strong Position in International Equity. We expect to continue to grow our International Equity assets under management. Our International Equity II strategy, launched in March 2005 as a successor strategy to our International Equity I strategy (which is currently closed to new investors), has produced attractive investment returns relative to industry benchmarks since inception and has grown to $20.4 billion in assets under management in four years (as of June 30, 2009). We believe we have the capacity to handle substantial additional assets within our International Equity II strategy. In addition to continuing to grow our International Equity strategies, we plan to continue to leverage our experience in International Equity to grow our Global Equity strategy in order to capitalize on increasing flows into this strategy from investors in the United States.

•
Grow our other Investment Strategies. Historically, we concentrated our distribution efforts primarily on our International Equity strategies. In recent years, we have focused on expanding and growing our other strategies, including our High Grade Fixed Income and High Yield strategies which have experienced significant growth in assets under management as a result. We expect our U.S. Equity strategies to provide additional growth now that they have achieved their three-year performance track records, which are an important pre-requisite to investing for many institutional investors. In July 2009, Morningstar awarded the following ratings for Class I shares: 5-star rating for Artio US Smallcap Fund, 3-star rating for Artio US Multicap Fund, 3-star rating for Artio US Midcap Fund and 2-star rating for Artio US Microcap Fund. We also intend to continue to initiate new product offerings in additional asset classes where we believe our investment professionals have the potential to produce attractive risk-adjusted returns.

•
Further Extend our Distribution Capabilities. We continue to focus on expanding our distribution capabilities into those markets and client segments where we see demand for our product offerings and which we believe are consistent with our philosophy of focusing on distributors who display institutional buying behavior through their selection process and due diligence. We have selectively strengthened our international distribution by expanding into Canada and expect to further develop our international distribution over time.

•
Maintain a Disciplined Approach to Growth. We are an investment-centric firm that focuses on the delivery of superior long-term investment returns for our clients through the application of our established investment processes and risk management discipline. While we have generated significant growth in our assets under management over the past several years and have continued to develop a broader range of investment offerings, we are focused on long-term success and we will only pursue expansion opportunities that are consistent with our operating philosophy.

•
Continue to Focus on Risk Management. We manage risk at multiple levels throughout the organization, including directly by the portfolio manager, at the Chief Investment Officer level, under the Enterprise Risk Management Committee, among a dedicated risk management group and through our legal and compliance team . Our approach to managing portfolio-level risk is not designed to avoid taking risks, but to seek to ensure that the risks we choose to take are rewarded with an appropriate premium opportunity for those risks. This approach to managing portfolio-level risk has contributed significantly to our strong relative investment performance and will continue to be an integral component of our investment processes.

Risk Factors

An investment in our Class A common stock involves substantial risks and uncertainties. These risks and uncertainties include, among others, those listed below:

•
The loss of either of our Principals or other key investment professionals or members of our senior management team could have a material adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

•
If our investment strategies perform poorly for any reason, including due to a declining stock market, general economic downturn or otherwise, clients could withdraw their funds and we could suffer a decline in assets under management, which would reduce our earnings.

•	The recent deterioration in global economic and market conditions has adversely affected and may continue to adversely affect our business.

•	The historical returns of our existing investment strategies may not be indicative of their future results or of the results of investment strategies we are in the process of developing.

•
Most of our investment strategies consist of investments in the securities of issuers located outside of the United States, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

•	We derive a substantial portion of our revenues from a limited number of our products.

The foregoing is not a comprehensive list of the risks and uncertainties we face. Investors should carefully consider all of the information in this prospectus, including information under “Risk Factors”, prior to making an investment in our Class A common stock.

Our Structure and Reorganization

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions.

______________
Note: Percentages in this table reflect the approximately         shares of restricted stock that generally vest over a five-year period expected to be awarded to our directors and employees (other than our Principals) in connection with this offering.

As a holding company, we conduct all of our business activities through Artio Global Management LLC, a subsidiary of our direct subsidiary Artio Global Holdings LLC, an intermediate holding company . Net profits and net losses of Artio Global Holdings will be allocated, and distributions will be made, approximately        % to us and approximately        % to each of our Principals, after giving effect to the transactions described herein.

Reorganization Transactions

In connection with this offering, we will enter into a series of transactions to reorganize our capital structure and effectuate a separation from our parent company. We refer throughout this prospectus to the transactions described below as the “reorganization” or the “reorganization transactions”.

Revisions to our Organization. Prior to this offering, each of our Principals has a 15% profits interest in Artio Global Management LLC, our operating subsidiary, but this interest is subject to vesting and includes certain put and call rights. Prior to this offering, we contributed our interests in Artio Global Management LLC to Artio Global Holdings LLC. Immediately prior to this offering, our Principals will each contribute their interests in Artio Global Management LLC to Artio Global Holdings LLC and we will amend and restate Artio Global Holdings’ operating agreement to, among other things, modify its capital structure by creating a single new class of units called “New Class A Units”, approximately        % of which will be issued to us and approximately        % of which will be issued to each of our Principals, in each case, upon receipt of those contributions, before giving effect to the transactions described herein. The New Class A Units issued to our Principals will be fully vested and will not be subject to any put and call rights. Following such steps, Artio Global Management will be 100% owned by Artio Global Holdings, and our Principals’ interests in Artio Global Management will instead be indirect through their ownership of interests in Artio Global Holdings. Upon completion of this offering, there will be approximately           New Class A Units issued and outstanding, including            restricted New Class A Units, corresponding to the shares of restricted Class A common stock to be awarded to our directors and employees (other than our Principals) in connection with this offering.

Revisions to our Capitalization Structure. Julius Baer Holding Ltd., our parent company and existing stockholder, owns all of our outstanding capital stock, consisting of a single class of common stock. Immediately prior to this offering, we will amend and restate our certificate of incorporation to authorize three classes of common stock, Class A common stock, Class B common stock and Class C common stock.

Class A Shares. Shares of our Class A common stock will be issued to the public in this offering. Class A common stock will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation).

Class B Shares. Immediately prior to this offering, all of our authorized shares of Class B common stock will be issued to the Principals, in an amount equal to the number of New Class A Units to be issued simultaneously to the Principals. Class B common stock will entitle holders to one vote per share but will have no economic rights (including no rights to dividends and distributions upon liquidation).

Class C Shares.  Shares of our common stock outstanding prior to this offering will be converted into                       shares of Class C common stock, equal to the number of New Class A Units to be issued to Artio Global Investors Inc. immediately prior to the closing of this offering. Each share of Class C common stock has economic rights (including rights to dividends and distributions upon liquidation) equal to the economic rights of each share of the Class A common stock. In order to allow Julius Baer Holding Ltd., when selling the remainder of its holdings, to avail itself of certain Swiss tax exemptions that require it to have voting rights equal to 20% of the combined voting power of the common stock, the outstanding shares of Class C common stock will have an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Prior to this offering, Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries or us, such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of the completion of this offering, any outstanding shares of Class C common stock will automatically convert into Class A common stock.

Following this offering, we will own a number of New Class A Units equal to the aggregate number of shares of our Class A and Class C common stock then outstanding.

Incurrence of New Debt and Related Distributions. In connection with this offering, Artio Global Holdings intends to establish a $         term debt facility which, together with available cash, will fund a distribution to us that we will use to fund a distribution to our parent, and will also be utilized to provide working capital for our business and, potentially, seed capital for future investment products. In addition, Artio Global Holdings will enter into a $         revolving credit facility to be used primarily for working capital needs. The distribution to our parent will be calculated as $         plus total stockholder’s equity as of the date of this offering and is estimated to be $         on a pro forma basis ($         of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering).

New Agreements with the Principals.  In connection with the closing of this offering, we will enter into an exchange agreement with the Principals that will grant each Principal and certain permitted transferees the right to exchange his New Class A Units, which represent ownership rights in Artio Global Holdings, for shares of our Class A common stock on a one-for-one basis, subject to certain restrictions. The exchange agreement will permit each Principal to exchange a number of New Class A Units for shares of Class A common stock that we will repurchase in connection with this offering as described under “Use of Proceeds”.  Each Principal will also be permitted to exchange up to all of the New Class A Units that he owns at the time of this offering at any time following the expiration of the underwriters’ lock-up, 180 days after the date of this prospectus, subject to extension as described under “Underwriting”.  Any exchange of New Class A Units will generally be a taxable event for the exchanging Principal.  As a result, each Principal will be permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange.  In addition, each Principal will be permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after the first anniversary of the pricing of this offering and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries.  As a result, each Principal will, over time, have the ability to convert his illiquid ownership interests in Artio Global Holdings into Class A common stock that can more readily be sold in the public markets. The exchange agreement will also include certain non-compete restrictions applicable to each of the Principals. See “Relationships and Related Party Transactions — Exchange Agreement”.

The exchange of units for stock by the Principals is expected to generate tax savings for us. We will enter into an agreement with the Principals that will provide for the payment by us to each of the Principals of 85% of the amount of reduction in tax payments created by each Principal’s exchanges, if any, in U.S. federal, state and local income tax that we realize as a result of the exchanges referred to above by each such Principal. See “Relationships and Related Party Transactions — Tax Receivable Agreement”.

New Compensation Arrangements with our Senior Management. Prior to this offering we have not had employment contracts with our senior management, other than our Principals, or granted equity-based incentive compensation to our employees. We expect to enter into new employment agreements with our Principals and certain other senior members of management that will become effective on completion of this offering. We also expect to grant                shares of restricted stock to directors and employees (other than our Principals) in connection with this offering.

New Arrangements with our Parent. Prior to this offering, we obtained from our parent certain services and paid it license fees. Following this offering, we will no longer be required to pay license fees to our parent. We will enter into a transition services agreement pursuant to which our parent will continue to provide us, and we will continue to provide our parent, with a limited number of services for a transitional period of up to one year following this offering. See “Relationships and Related Party Transactions—Transition Services Agreement”.

New Agreement with our Parent and the Principals. In connection with this offering, we will enter into a registration rights agreement with the Principals and our parent to provide customary registration rights, including demand registration rights and piggyback registration rights. See “Relationships and Related Party Transactions—Registration Rights Agreement”.

Distributions and Expenses Associated with our Existing Owners

Certain elements of the reorganization transactions described above will cause distributions and other payments to be made to our existing owners or will require us to record expenses related to such owners. The following is a summary of such items as described in this prospectus:

•
Artio Global Holdings intends to declare a distribution prior to this offering to us that we will use to fund a distribution to our parent. The distribution will be calculated as $         plus total stockholder’s equity as of the date of this offering and is estimated to be $              on a pro forma basis ($       of which will be declared prior to this offering and paid shortly after the completion of this offering and $        of which will be declared prior to this offering but will be payable within one year of the completion of this offering).

•
Based on an assumed offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus), we will use $        to repurchase         shares of Class C common stock from Julius Baer Holding Ltd. in order to enable Julius Baer Holding Ltd. to monetize and reduce its shareholding in us, and we will use $        of the net proceeds of this offering to repurchase         shares of Class A common stock from Richard Pell, and $        of the net proceeds of this offering to repurchase         shares of Class A common stock from Rudolph-Riad Younes, which shares they will receive upon conversion of an equivalent amount of New Class A Units immediately prior to this offering.

•
As a result of this offering, the unvested component of each Principal’s Class B profits interest will completely vest. We will record compensation charges of $        relating to this acceleration and $        relating to the tax receivable agreement we will enter into with our Principals, or  $        in total.

•
In contemplation of this offering, we accelerated the vesting of the unvested portion of a deferred compensation plan for our Principals in December 2008 and made payments of $7.0 million to each of our Principals.

•
Historically our operating subsidiary has made distributions to the Principals relating to their profits interests. From January 1, 2008 to July 31, 2009, our operating subsidiary has made distributions of $363.9 million in the aggregate, $222.0 million of which were to us (and which in turn financed $131.0 million of dividends to Julius Baer Holding Ltd.) and $141.9 million of which were, in the aggregate, to our Principals.

•
In connection with this offering, each of our Principals will exchange his Class B profits interests in Artio Global Management for New Class A Units in Artio Global Holdings.  Upon such exchange, we will no longer have an obligation to repurchase the Class B profits interests of each Principal and each Principal will no longer have the ability to put his interests to us. In connection with this offering, we will pay out to our Principals the unpaid balance of their aggregate allocation of profits interests, as of immediately prior to this offering. This amount was $11.4 million as of June 30, 2009.

Distributions

Distributions	Julius Baer Holding Ltd.		Richard Pell			Rudolph-Riad Younes			Total
Estimated distribution to be made following this offering (1)	$		$			$			$
Total net proceeds used to repurchase shares of Class C common stock				—			—
Total net proceeds used to repurchase shares of Class A common stock		—
Payment (December 2008) relating to vesting of Principals’ deferred compensation plan		—		7,008,750			7,008,750			14,017,500
Distributions related to profits interests during 2008		—		48,438,329	(2)		49,297,328	(2)		97,735,657
Distributions related to profits interests during 2009 (to July 31)		—		22,671,959	(2)		21,540,759	(2)		44,212,718
Dividends during 2008 and 2009 (to July 31)		131,000,000		—			—			131,000,000
_____________
(1)
Actual distribution to Julius Baer Holding will be $          plus total stockholder’s equity as of the date of this offering; actual distribution to Mr. Pell and Mr. Younes represents the unpaid portion of the profits interests relating to 2009 which will be based on our pre-tax profits from January 1, 2009 to the completion of this offering.

(2)	Each Principal is entitled to receive distributions relating to his 15% share of the profits of Artio Global Management, as defined in the operating agreement.

Future Distributions

Following this offering, we intend to make (or cause our operating company to make) the following distributions:

•
Pursuant to the tax receivable agreement we will enter into with the Principals in connection with this offering, we will pay each of them 85% of the amount of the reduction in tax payments that we would otherwise be required to pay, if any, in U.S. federal, state and local income tax that we actually realize as a result of each Principal’s exchanges of New Class A Units for shares of our Class A common stock. Assuming no material changes in the relevant tax law and that we can earn sufficient taxable income to realize the full tax benefits generated by such exchanges, such payments would total         over the 15-year period from the assumed year of exchange based on an assumed price of $           per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) at the time of the exchange of all of Principals’ New Class A Units. The amount and timing of these payments will vary depending on a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable, and could differ materially from this hypothetical payment amount.

•
Artio Global Holdings will make distributions on a quarterly basis to us and the Principals, on a pro rata basis based on ownership interests, in amounts sufficient to pay taxes payable on earnings, calculated using an assumed tax rate.

•	Beginning in 2010, we intend to pay quarterly dividends on shares of our Class A common stock and Class C common stock, which we expect to fund from our portion of distributions made by our operating company to us and the Principals on a pro rata basis based on ownership interests. The first quarterly dividend payment, which will be paid in the first quarter, is expected to be $      per share and we expect to fund it by an aggregate distribution by our operating company of $     , approximately        % of which will be distributed to us and approximately        % of which will be distributed to each of Messrs. Pell and Younes, after giving effect to the transactions described herein. See “Dividend Policy and Dividends”. The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from our operating company.

Our Parent

Our parent and sole stockholder prior to the consummation of this offering is Julius Baer Holding Ltd., a Zurich-based financial holding company whose shares are listed on the SIX Swiss Exchange. On May 20, 2009, our parent announced its intention to separate its private banking and asset management businesses into two distinct independently-listed corporate groups. Following completion of the separation, Julius Baer Holding Ltd. will be renamed GAM Holding Ltd. and will hold any remaining shares of our Class C common stock then held by Julius Baer Holding Ltd. Julius Baer Group Ltd. will comprise Julius Baer Holding Ltd.’s former private banking business. Julius Baer Group Ltd. will not receive any shares of our common stock as a result of the separation.

Our parent will distribute to Julius Baer Group Ltd. $       of any distributions that it receives from us within 12 months of the completion of the separation (including any net proceeds from this offering or any future offering that will be used to repurchase shares of Class C common stock from our parent which will be retired) .

We do not expect the separation of our parent’s private banking and asset management businesses to have a material impact on us.

Our Corporate Information

Our headquarters are located at 330 Madison Ave, New York, NY 10017. Our telephone number at this address is (212) 297-3600 and our website address is www.artioglobal.com. Information contained on our website is not part of this prospectus. The company was incorporated on November 21, 1962 in Delaware.

THE OFFERING

Class A common stock we are offering	shares of Class A common stock.
Class A common stock to be outstanding immediately after this offering and the application of the net proceeds as described under “—Use of Proceeds”
               shares of Class A common stock. If all holders of New Class A Units (other than us) immediately after this offering and the reorganization elected to exchange them for shares of our Class A common stock and all shares of Class C common stock were converted into shares of Class A common stock,                shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock to be outstanding immediately after this offering and the application of the net proceeds as described under “—Use of Proceeds”
               shares of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of New Class A Units issued in the reorganization to the Principals. When a New Class A Unit is exchanged by a Principal for a share of Class A common stock, the corresponding share of Class B common stock will be cancelled. See “Relationships and Related Party Transactions—Exchange Agreement”.

Class C common stock to be outstanding immediately after this offering and the application of the net proceeds as described under “—Use of Proceeds”
               shares of Class C common stock. Shares of Class C common stock will have economic rights (including rights to dividends and distributions upon liquidation) equal to the economic rights of the Class A common stock. If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries or us , such shares will automatically convert into an equal number of shares of Class A common stock. In addition, on the second anniversary of this offering, any outstanding shares of Class C common stock will automatically convert into Class A common stock on a one-for-one basis.

Voting rights
One vote per share of Class A common stock and Class B common stock. Shares of Class C common stock will have an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. Under this shareholders agreement, as long as Julius Baer Holding Ltd. owns shares of our Class C common stock constituting at least 10% of our outstanding common stock, it will be entitled to appoint a member to our board of directors.

Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $       , or approximately $        if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on an assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts payable by us.
We intend to use the net proceeds from this offering to repurchase and retire an aggregate of         shares of Class C common stock (        shares of Class C common stock if the underwriters exercise in full their option to purchase additional shares) from our parent and to repurchase         shares of Class A common stock from Richard Pell and         shares of Class A common stock from Rudolph-Riad Younes. We will not retain any of the net proceeds.

Dividend policy
Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the first quarter of 2010 (in respect of the fourth quarter of 2009 ) and will be $      per share of our Class A common stock and Class C common stock.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from our operating company. See “Dividend Policy and Dividends”.

As a holding company, we will have no material assets other than our ownership of New Class A Units of Artio Global Holdings and, accordingly, will depend on distributions from it to fund any dividends we may pay. We intend to cause it to make distributions to us with available cash generated from its subsidiaries’ operations in an amount sufficient to cover dividends, if any, declared by us. If Artio Global Holdings makes such distributions, the other holders of New Class A Units will be entitled to receive equivalent distributions on a pro rata basis.
Risk Factors	The “Risk Factors” section included in this prospectus contains a discussion of factors that you should carefully consider before deciding to invest in shares of our Class A common stock.
New York Stock Exchange symbol	“ART”

The number of shares of Class A common stock outstanding immediately after this offering excludes:

•
               shares of Class A common stock reserved for issuance upon the exchange of the New Class A Units held by the Principals,                shares of Class A common stock repurchased from our Principals in connection with this offering and held as treasury stock and                shares of Class A common stock reserved for issuance upon the conversion of the Class C common stock held by our parent, in each case that will be outstanding immediately after this offering; and

•	shares of Class A common stock reserved for issuance under the Artio Global Investors Inc. 2009 Stock Incentive Plan.

Unless otherwise indicated in this prospectus, all information in this prospectus (other than historical financial information) (i) assumes that                shares of our Class A common stock will be sold at $        per share (the midpoint of the price range set forth on the cover of this prospectus) and no exercise by the underwriters of their option to purchase additional shares of Class A common stock and (ii) reflects the inclusion of          shares of restricted stock that generally vest over a five-year period, expected to be awarded to our directors and employees (other than our Principals) in connection with this offering.

SUMMARY SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables set forth the summary historical and pro forma consolidated financial and other data for Artio Global Investors Inc. and subsidiaries as of the dates and for the periods indicated. The summary of selected consolidated statement of income data for the years ended December 31, 2006, 2007 and 2008 and the selected consolidated statement of financial position data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements, included elsewhere in the prospectus. The selected consolidated statement of income data for the six months ended June 30 , 2008 and 2009 and the consolidated statement of financial position data as of June 30 , 2009 have been derived from our unaudited consolidated financial statements. These unaudited consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated results of operations and financial condition for the periods presented therein. Our results for the six months ended June 30 , 2008 and 2009 are not necessarily indicative of our results for a full fiscal year.

The unaudited pro forma consolidated financial data gives effect to all of the transactions described under “Unaudited Pro Forma Consolidated Financial Information”, including the incurrence of debt by Artio Global Holdings in connection with this offering, the reorganization transactions and this offering.

You should read the summary selected historical and pro forma consolidated financial and other data in conjunction with “Our Structure and Reorganization”, “Unaudited Pro Forma Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the historical consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes included elsewhere in this prospectus.

	Historical					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2006	2007	2008	2008	2009	2008	2009
	(in thousands, except per share data)
Statement of Income Data:
Revenues and other operating income
Investment management fees	$300,432	$445,558	$425,003	$243,507	$132,576	$	$
Net (losses) on securities held for deferred compensation	—	—	(2,856)	(601)	712
Foreign currency gains (losses).	—	186	(101)	(21)	32
Total revenues and other operating income	300,432	445,744	422,046	242,885	133,320
Expenses
Employee compensation and benefits
Salaries, incentive compensation and benefits	69,677	92,277	92,487	52,854	34,917
Allocation of Class B profits interests	53,410	83,512	76,074	43,991	21,472
Change in redemption value of Class B profits interests	46,932	76,844	54,558	36,433	35,538
Total employee compensation and benefits	170,019	252,633	223,119	133,278	91,927
Interest expense	—	—	—	—	—
Shareholder servicing and marketing	20,134	25,356	23,369	12,725	7,208
General and administrative	31,510	50,002	62,833	34,665	17,578
Total expenses	221,663	327,991	309,321	180,668	116,713
Operating income before income tax expense	78,769	117,753	112,725	62,217	16,607
Non-operating income (loss)	3,288	7,034	3,181	1,397	(333)
Income from continuing operations before income tax expense	82,057	124,787	115,906	63,614	16,274
Income tax expense	38,514	58,417	54,755	31,992	7,874
Income from continuing operations	43,543	66,370	61,151	31,622	8,400
Income from discontinued operations, net of taxes	1,231	1,616	—	—	—
Net income	44,774	67,986	61,151	31,622	8,400
Less: Net income attributable to non-controlling interests	—	—	—	—	—
Net income attributable to Artio Global Investors	$44,774	$67,986	$61,151	$31,622	$8,400	$	$
Basic and diluted net income per share attributable to Artio Global Investors Common Stockholders before discontinued operations	$10,886	$16,592	$15,288	$7,906	$2,100	$	$

	Historical					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2006	2007	2008	2008	2009	2008	2009
	(in thousands, except per share data)
Basic and diluted net income (loss) per share from discontinued operations, net of taxes	307	404	—	—	—
Basic and diluted net income per share attributable to Artio Global Investors Common Stockholders	$11,193	$16,996	$15,288	$7,906	$2,100	$	$
Dividends declared per share	$—	$15,025	$29,250	$20,500	$3,500	$	$
Weighted average shares used in basic and diluted net income per share	4,000	4,000	4,000	4,000	4,000

			As of June 30, 2009
	As of December 31, 2007	As of December 31, 2008	Historical	Pro Forma
	(in thousands)
Statement of Financial Position Data:
Cash and cash equivalents	$133,447	$86,563	$111,324	$
Total assets	355,355	319,476	306,145
Accrued compensation and benefits	245,245	268,925	264,253
Long-term debt	—	—	—
Total liabilities	266,261	286,231	278,500
Total Artio Global Investors stockholder’s equity (deficit)	$89,094	$33,245	$27,645	$
	—	—	—
Total equity (deficit)	$89,094	$33,245	$27,645	$

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in millions)
Selected Unaudited Operating Data (excluding legacy activities):
Assets under management (1)	$53,486	$75,362	$45,200	$72,604	$46,826
Net client cash flows (2)	7,582	12,150	1,930	4,991	973
Market appreciation (depreciation) (3)	11,054	9,726	(32,092)	(7,749)	653

_________________
(1)	Reflects the amount of money our clients have invested in our strategies as of the period-end date.

(2)	Reflects the amount of money our clients have invested in our strategies during the period, net of outflows and excluding appreciation (depreciation) due to changes in market value.

(3)	Represents the appreciation (depreciation) of the value of assets under our management during the period due to market performance and fluctuations in exchange rates.

RISK FACTORS

You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Related to our Business

The loss of either of our Principals or other key investment professionals or members of our senior management team could have a material adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

We depend on the skills and expertise of qualified investment professionals and our success depends on our ability to retain the key members of our investment team and to attract new qualified investment professionals. In particular, we depend on our Principals, who were the architects of our International Equity strategies. Our Principals, as well as other key members of our investment team, possess substantial experience in investing and have developed strong relationships with our clients. The loss of either of our Principals or any of our other key investment professionals could limit our ability to successfully execute our business strategy and may prevent us from sustaining the performance of our investment strategies or adversely affect our ability to retain existing and attract new client assets. In addition, our investment professionals and senior marketing personnel have direct contact with our institutional separate account clients and their consultants, and with key individuals within each of our other distribution sources and the loss of these personnel could jeopardize those relationships and result in the loss of such accounts. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of our Principals or other key members of our investment team.

We also anticipate that it will be necessary for us to hire additional investment professionals as we further diversify our investment products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel. Our ability to retain and attract these personnel will depend heavily on the amount of compensation we offer. Compensation levels in the investment management industry are highly competitive and can fluctuate significantly from year to year. Consequently, our profitability could decline as we compete for personnel. An inability to recruit and retain qualified personnel could affect our ability to provide acceptable levels of service to our clients and funds and hinder our ability to attract new clients and investors to our strategies, each of which could have a material adverse effect on our business.

If our investment strategies perform poorly, clients could withdraw their funds and we could suffer a decline in assets under management and/or become subject to litigation which would reduce our earnings.

The performance of our investment strategies is critical in retaining existing clients as well as attracting new clients. If our investment strategies perform poorly for any reason, our earnings could be reduced because:

•	our existing clients may withdraw their funds from our investment strategies, which would cause the revenues that we generate from investment management fees to decline;

•	our Morningstar and Lipper ratings may decline, which may adversely affect the ability of our funds to attract new or retain existing assets;

•
third-party financial intermediaries, advisors or consultants may rate our investment products poorly, which may lead our existing clients to withdraw funds from our investment strategies or to reduce asset inflows from these third parties or their clients; or

•
the mutual funds and other investment funds that we advise or sub-advise may decide not to renew or to terminate the agreements pursuant to which we advise or sub-advise them and we may not be able to replace these relationships.

Our investment strategies can perform poorly for a number of reasons, including general market conditions and investment decisions that we make. In addition, while we seek to deliver long-term value to our clients, volatility may lead to under-performance in the near-term , which could impair our earnings. The global economic environment deteriorated sharply in 2008, particularly in the third and fourth quarters, with virtually every class of financial asset experiencing significant price declines and volatility as a result of the global financial crisis. In the period from January 1, 2008 through July 31 , 2009, our assets under management decreased by approximately 32% primarily as a result of general market conditions. Our largest strategy has under-performed to date in 2009 compared to its benchmarks as we avoided certain sectors that have outperformed the market.

In contrast, when our strategies experience strong results relative to the market, clients’ allocations to our strategies may increase relative to their other investments and we could suffer withdrawals as our clients rebalance their investments to fit their asset allocation preferences.

While clients do not have legal recourse against us solely on the basis of poor investment results, if our investment strategies perform poorly, we are more likely to become subject to litigation brought by dissatisfied clients. In addition, to the extent clients are successful in claiming that their losses resulted from fraud, negligence, willful misconduct, breach of contract or other similar misconduct, such clients may have remedies against us, our investment funds, our investment professionals and/or our affiliates under the federal securities law and/or state law.

The historical returns of our existing investment strategies may not be indicative of their future results or of the investment strategies we are in the process of developing.

We have presented the historical returns of our existing investment strategies under “Business—Investment Strategies, Products and Performance”. The historical returns of our strategies and the rankings we have received in the past should not be considered indicative of the future results of these strategies or of any other strategies that we may be in the process of developing or that we may develop in the future. Our strategies’ returns have benefited during some periods from investment opportunities and positive economic and market conditions. More recent general economic and market conditions have negatively affected investment opportunities and our strategies’ returns, and there can be no assurance that such negative conditions will not continue or that, in the future, we will be able to identify and invest in profitable investment opportunities within our current or future strategies. For example, in the first six months of 2009, our International Equity strategies performed well below historical averages on a relative basis.

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our assets under management and causing clients to withdraw funds, each of which could materially reduce our revenues and adversely affect our financial condition.

The fees we earn under our investment management fee agreements are typically based on the market value of our assets under management. Investors in open-end funds can redeem their investments in those funds at any time without prior notice and our clients may reduce the aggregate amount of assets under management with us for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In addition, the prices of the securities held in the portfolios we manage may decline due to any number of factors beyond our control, including, among others, a declining stock market, general economic downturn, political uncertainty or acts of terrorism. As we have seen in connection with the market dislocations of 2008 and 2009, in difficult market conditions, the pace of client redemptions or withdrawals from our investment strategies could accelerate if clients move assets to investments they perceive as offering greater opportunity or lower risk. Any of these sources of declining assets under management would result in lower investment management fees.

For example, since the beginning of 2008, we have seen historically difficult market conditions as world financial markets have experienced record volatility and many key market indices have declined substantially. Global equity markets fell in 2008, particularly as the financial crisis intensified in the third and fourth quarters. For example, by year-end the MSCI All Country World Index (ex-US) was down 41% in local currency terms and 45% in U.S. dollar terms. In addition, equity market volatility reached extreme levels around the world, evidenced by dramatically higher average levels for the VSTOXX and VIX indices.

The sizeable decline in stock prices worldwide resulted in substantial withdrawals from equity funds during 2008 throughout the asset management industry. By the end of 2008, it was clear that the U.S. and other major economies were in recession, and despite the coordinated efforts of governments around the world to stabilize financial markets, volatility persisted. Economic conditions worsened in the first quarter of 2009 and the flight to quality continued. As a result, we continue to operate in a challenging business environment, and the economic outlook remains uncertain for the remainder of the year.

As a result of these market conditions, we have experienced an increase in client redemptions and our assets under management have also decreased substantially since the end of the second quarter of 2008. If our revenue declines without a commensurate reduction in our expenses, our net income will be reduced and our business may be negatively affected.

Most of our investment strategies consist of investments in the securities of companies located outside of the United States, which may involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

As of June 30 , 2009, approximately 85% of our assets under management across our investment strategies were invested in strategies that primarily invest in securities of companies located outside the United States. Fluctuations in foreign currency exchange rates could negatively affect the returns of our clients who are invested in these strategies. In addition, an increase in the value of the U.S. dollar relative to non-U.S. currencies is likely to result in a decrease in the U.S. dollar value of our assets under management, which, in turn, could result in lower U.S.-dollar denominated revenue.

Investments in non-U.S. issuers may also be affected by tax positions taken in countries or regions in which we are invested as well as political, social and economic uncertainty, particularly as a result of the recent decline in economic conditions. Many financial markets are not as developed, or as efficient, as the U.S. financial market, and, as a result, liquidity may be reduced and price volatility may be higher. Liquidity may also be adversely affected by political or economic events within a particular country, and by increasing the size of our investments in smaller non-U.S. issuers. Non-U.S legal and regulatory environments, including financial accounting standards and practices, may also be different, and there may be less publicly available information in respect of such companies. These risks could adversely affect the performance of our strategies that are invested in securities of non-U.S. issuers.

We derive a substantial portion of our revenues from a limited number of our strategies.

As of June 30 , 2009, over 84% of our assets under management were concentrated in the International Equity I and International Equity II strategies, and 93% of our investment management fees for the six months ended June 30, 2009 were attributable to fees earned from those strategies. As a result, our operating results are substantially dependent upon the performance of those strategies and our ability to attract positive net client flows into those strategies. In addition, our smaller strategies, due to their size, may not be able to generate sufficient fees to cover their expenses. If a significant portion of the investors in either the International Equity I or International Equity II strategies decided to withdraw their investments or terminate their investment management agreements for any reason, including poor investment performance or adverse market conditions, our revenues from those strategies would decline and it could have a material adverse effect on our earnings.

We derive substantially all of our revenues from contracts that may be terminated on short notice.

We derive substantially all of our revenues from investment advisory and sub-advisory agreements, almost all of which are terminable by clients upon short notice. Our investment management agreements with mutual funds, as required by law, are generally terminable by the funds’ board of directors or a vote of the majority of the funds’ outstanding voting securities on not more than 60 days’ written notice. After an initial term, each fund’s investment management agreement must be approved and renewed annually by the independent members of such fund’s board of directors. Our sub-advisory agreements are generally terminable on not more than 60 days’ notice. These investment management agreements may be terminated or not renewed for any number of reasons. The decrease in revenues that could result from the termination of a material contract could have a material adverse effect on our business.

We depend on third-party distribution sources to market our investment strategies and access our client base.

Our ability to grow our assets under management is highly dependent on access to third-party intermediaries, including RIAs and broker dealers. We also provide our services to retail clients through mutual fund platforms and sub-advisory relationships. As of June 30 , 2009, our largest mutual fund platform represented approximately 9% of our total assets under management, our largest intermediary accounted for approximately 6% of our total assets under management and our largest sub-advisory relationship represented approximately 4% of our total assets under management. We cannot assure you that these sources and client bases will continue to be accessible to us on commercially reasonable terms, or at all. The absence of such access could have a material adverse effect on our earnings. Our institutional separate account business is highly dependent upon referrals from pension fund consultants. Many of these consultants review and evaluate our products and our firm from time to time. Poor reviews or evaluations of either a particular product or of us may result in client withdrawals or may impair our ability to attract new assets through these intermediaries. As of June 30 , 2009, the consultant advising the largest portion of our client assets under management represented approximately 5% of our assets under management. In addition, the recent economic downturn and consolidation in the broker-dealer industry have led to increased competition to market through broker dealers and higher costs, and may lead to reduced distribution access and further cost increases.

The significant growth we have experienced over the past five years has been and may continue to be difficult to sustain.

Our assets under management have increased from approximately $7.5 billion as of December 31, 2003 to approximately $51.2 billion as of July 31, 2009. Our July 31, 2009 assets under management represent a substantial decline from our quarter-end high of $75.4 billion as of December 31, 2007, but still represent a significant rate of growth that has been and may continue to be difficult to sustain. The growth of our business will depend on, among other things, our ability to devote sufficient resources to maintaining existing investment strategies and developing new investment strategies, our success in producing attractive returns from our investment strategies, our ability to extend our distribution capabilities, our ability to deal with changing market conditions, our ability to maintain adequate financial and business controls and our ability to comply with new legal and regulatory requirements arising in response to both the increased sophistication of the investment management market and the significant market and economic events of the last 18 months. In addition, the growth in our assets under management since December 31, 2003 has benefited from a general depreciation of the U.S. dollar relative to many of the currencies in which we invest and such currency trends may not continue, as evidenced by recent volatility. If we believe that in order to continue to produce attractive returns from our investment strategies we should close certain of those strategies to new investors, we may choose to do so. In addition, we expect there to be significant demand on our infrastructure and investment team and we cannot assure you that we will be able to manage our growing business effectively or that we will be able to sustain the level of growth we have achieved historically, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Our failure to comply with investment guidelines set by our clients, including the boards of mutual funds, could result in damage awards against us and a loss of assets under management, either of which could cause our earnings to decline.

As an investment advisor, we have a fiduciary duty to our clients. When clients retain us to manage assets on their behalf, they generally specify certain guidelines regarding investment allocation and strategy that we are required to follow in the management of their portfolios. In addition, the boards of mutual funds we manage generally establish similar guidelines regarding the investment of assets in those funds. We are also required to invest the mutual funds’ assets in accordance with limitations under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”) , and applicable provisions of the Internal Revenue Code of 1986, as amended. Our failure to comply with these guidelines and other limitations could result in losses to a client or an investor in a fund which, depending on the circumstances, could result in our making clients or fund investors whole for such losses. If we believed that the circumstances did not justify a reimbursement, or clients and investors believed the reimbursement offered was insufficient, they could seek to recover damages from us or could withdraw assets from our management or terminate their investment management agreement. Any of these events could harm our reputation and cause our earnings to decline.

We outsource a number of services to third-party vendors and if they fail to perform properly, we may suffer financial loss and liability to our clients.

We have developed a business model that is primarily focused on our investment strategies. Accordingly, we seek to outsource, whenever appropriate, support functions. The services we outsource include middle- and back-office activities such as trade confirmation, trade settlement, custodian reconciliations and client reporting services as well as our front-end trading system and data center, data replication, file transmission, secure remote access and disaster recovery services. The ability of the third-party vendors to perform their functions properly is highly dependent on the adequacy and proper functioning of their communication, information and computer systems. If these systems of the third-party vendors do not function properly, or if the third-party vendors fail to perform their services properly or choose to discontinue providing services to us for any reason, or if we are unable to renew any of our key contracts on similar terms or at all, it could cause our earnings to decline or we could suffer financial losses, business disruption, liability to clients, regulatory intervention or damage to our reputation.

A change of control of our company could result in termination of our investment advisory agreements.

Under the 1940 Act, each of the investment advisory agreements for SEC registered mutual funds that our subsidiary, Artio Global Management LLC, advises automatically terminates in the event of an assignment. Each fund’s board and shareholders must therefore approve a new agreement in order for our subsidiary to continue to act as its advisor. In addition, under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), each of the investment advisory agreements for the separate accounts we manage may not be “assigned” without the consent of the client.

An assignment of our subsidiary’s investment management agreements may occur if, among other things, Artio Global Management LLC undergoes a change of control. If such an assignment occurs, we cannot be certain that Artio Global Management LLC will be able to obtain the necessary approvals from the boards and shareholders of the SEC registered funds that it advises, or the necessary consents from clients whose funds are managed pursuant to separate accounts. Under the 1940 Act, if an SEC registered fund’s investment advisor engages in a transaction that results in the assignment of its investment management agreement with the fund, the advisor may not impose an “unfair burden” on that fund as a result of the transaction for a two-year period after the transaction is completed. It is expected that this offering will constitute a change of control for purposes of the 1940 Act. We have obtained all necessary approvals in connection with this offering, but will be subject to the limits on “unfair burdens” for the next two years which could be adverse to our interests.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the communications, information and technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as trading errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by fire, other natural disaster or pandemic, power or telecommunications failure, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage, and thus materially adversely affect our business. The risks related to trading errors are increased by the recent extraordinary market volatility, which can magnify the cost of an error, and by the company’s increased use of derivatives in client accounts, which brings additional operational complexity. For example, in 2008 we suffered trading errors that cost us approximately $5.5 million. Insurance and other safeguards might not be available or might only partially reimburse us for our losses.  Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate. The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations and/or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures. We also depend on our headquarters in New York City, where a majority of our employees are located, for the continued operation of our business. Any significant disruption to our headquarters could have a material adverse effect on us.

Employee misconduct could expose us to significant legal liability and reputational harm.

We are vulnerable to reputational harm as we operate in an industry where integrity and the confidence of our clients are of critical importance. Our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, client relationships and ability to attract new clients. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective . Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in an adverse effect on our reputation and our business.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation, or as a result of the lack of adequate, accurate or timely information or otherwise. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our financial condition or operating results. Additionally, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks in client portfolios may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those portfolios or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause portfolio losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses in the value of client portfolios and therefore a reduction in our revenues.

Our failure to adequately address conflicts of interest could damage our reputation and materially adversely affect our business.

Potential, perceived and actual conflicts of interest are inherent in our existing and future investment activities. For example, certain of our strategies have overlapping investment objectives and potential conflicts of interest may arise with respect to our decisions regarding how to allocate investment opportunities among those strategies. In addition, investors (or holders of our Class A common stock) may perceive conflicts of interest regarding investment decisions for strategies in which our investment professionals, who have and may continue to make significant personal investments, are personally invested. Potential, perceived or actual conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Adequately addressing conflicts of interest is complex and difficult and we could suffer significant reputational harm if we fail, or appear to fail, to adequately address potential, perceived or actual conflicts of interest.

Our business depends on strong brand recognition and, if we are not successful in our rebranding efforts as a result of our change in name, our business could be materially affected.

In June 2008 we changed our name from Julius Baer Americas Inc. to Artio Global Investors Inc. and in October 2008 we changed the names of our mutual funds. The impact of these changes on our business cannot be fully predicted, and the lack of an established brand image for the new name in the marketplace may disrupt our sales and adversely affect our business. If the rebranding effort is not accepted by our clients, creates confusion in the market, or if there are negative connotations associated with our new name that we cannot successfully address, our business may be adversely affected.

As part of our rebranding, we may be required to devote a substantial amount of time and resources to reestablish our identity. We have no significant experience in the type of marketing that will be required to reestablish our identity and we cannot assure you that these efforts will be successful.

Our reputation, revenues and business prospects could be adversely impacted by events relating to our parent or any of its affiliates.

Immediately following this offering and, after giving effect to the transactions described herein, our parent will own        % of our outstanding voting power. We exercise no control over the activities of our parent or its affiliates. We may be subject to reputational harm if our parent or any of its affiliates have, or in the future were to, among other things, engage in poor business practices, experience adverse results, be subject to litigation or otherwise damage their reputations or business prospects. Any of these events might in turn adversely affect our own reputation, our revenues and our business prospects.

Our use of leverage may expose us to substantial risks.

In connection with this offering, Artio Global Holdings intends to establish a $         term debt facility which, together with available cash, will fund a distribution to us that we will use to fund a distribution to our parent, and will also be utilized to provide working capital for our business and, potentially, seed capital for future investment products. In addition, Artio Global Holdings will enter into a $         revolving credit facility to be used primarily for working capital needs. The incurrence of this debt will expose us to the typical risks associated with the use of leverage. Increased leverage makes it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. The agreements governing our debt facilities may contain covenant restrictions that limit our ability to conduct our business, including restrictions on our ability to incur additional indebtedness. A substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

Failure to comply with “fair value” pricing, “market timing” and late trading policies and procedures may adversely affect us.

The SEC has adopted rules that require mutual funds to adopt “fair value” pricing procedures to address time zone arbitrage, selective disclosure procedures to protect mutual fund portfolio information and procedures to ensure compliance with a mutual fund’s disclosed market timing policy. Recent SEC rules also require our mutual funds to ensure compliance with their own market timing policies. Our mutual funds are subject to these rules and, in the event of our non-compliance , we may be required to disgorge certain revenue. In addition, we could have penalties imposed on us, be required to pay fines or be subject to private litigation, any of which could decrease our future income, or negatively affect our current business or our future growth prospects. During periods of market volatility there is often an increased need to adjust a security’s price to approximate its fair value. This in turn increases the risk that we could breach the fair value pricing and market timing rules.

We are subject to risks relating to new initiatives which may adversely affect our growth strategy and business.

A key component of our growth strategy is to focus on achieving superior, long-term investment performance. Any new initiative we pursue will be subject to numerous risks, some unknown and some known, which may be different from and in addition to the risks we face in our existing business, including, among others, risks associated with newly established strategies without any operating history, risks associated with potential, perceived or actual conflicts of interest, risks relating to the misuse of confidential information, risks due to potential lack of liquidity in the securities in which these initiatives invest and risks due to a general lack of liquidity in the global financial market that could make it harder to obtain equity or debt financing.

In developing any new initiatives, we intend to leverage the expertise and research of our current investment professionals, which may place significant strain on resources and distract our investment professionals from the strategies that they currently manage. This leverage of our existing investment teams may also increase the possibility of a conflict of interest arising, given the differing fee structures associated with these new initiatives. Our growth strategy may require significant investment, including capital commitments to our future hedge fund strategies as well as the hiring of additional investment professionals, which may place significant strain on our financial, operational and management resources. We cannot assure you that we will be able to achieve our growth strategy or that we will succeed in any new initiatives. Failure to achieve or manage such growth could have a material adverse effect on our business, financial condition and results of operations. See “Business—Investment Strategies, Products and Performance—New Initiatives”.

The cost of insuring our business is substantial and may increase.

Our insurance costs are substantial and can fluctuate significantly from year to year. Insurance costs increased in 2008 and additional increases in the short term are possible. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. As we renew our insurance policies, we may be subject to additional costs resulting from rising premiums, the assumption of higher deductibles and/or co-insurance liability and, to the extent certain of our U.S. funds purchase separate director and officer and/or error and omission liability coverage, an increased risk of insurance companies disputing responsibility for joint claims. In addition, we intend to obtain additional liability insurance for our directors and officers in connection with this offering. Higher insurance costs and incurred deductibles would reduce our net income.

Risks Related to our Industry

We are subject to extensive regulation.

We are subject to extensive regulation in the United States, primarily at the federal level, including regulation by the SEC under the 1940 Act and the Advisers Act by the Department of Labor under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, as well as regulation by the Financial Industry Regulatory Authority, Inc., or FINRA, and state regulators. The mutual funds we manage are registered with the SEC as investment companies under the 1940 Act. The Advisers Act imposes numerous obligations on investment advisors including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The 1940 Act imposes similar obligations, as well as additional detailed operational requirements, on registered investment companies, which must be strictly adhered to by their investment advisors.

In addition, our mutual funds are subject to the USA PATRIOT Act of 2001, which requires each fund to know certain information about its clients and to monitor their transactions for suspicious financial activities, including money laundering. The U.S. Office of Foreign Assets Control, or OFAC, has issued regulations requiring that we refrain from doing business, or allowing our clients to do business through us, in certain countries or with certain organizations or individuals on a list maintained by the U.S. government. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of any of our subsidiaries as a registered investment advisor.

In addition to the extensive regulation our asset management business is subject to in the United States, we are also subject to regulation internationally by the Ontario Securities Commission, the Irish Financial Institutions Regulatory Authority and the Hong Kong Securities and Futures Commission. Our business is also subject to the rules and regulations of the more than 40 countries in which we currently conduct investment activities. Failure to comply with applicable laws and regulations in the foreign countries where we invest could result in fines, suspensions of personnel or other sanctions. See “Regulatory Environment and Compliance”.

The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past and while there is an ordinary evolution to regulation, we believe there will be significant regulatory changes in our industry, which will result in subjecting participants to additional regulation. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. For investment management firms in general, there have been a number of highly publicized regulatory inquiries that focus on the mutual fund industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for mutual funds and their investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders. See “Regulatory Environment and Compliance”.

In addition, as a result of the recent economic downturn, acts of serious fraud in the asset management industry and perceived lapses in regulatory oversight, U.S. and non-U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

We may not be able to maintain our current fee structure as a result of industry pressure to reduce fees or as a result of changes in our business mix, which could have an adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure as a result of industry pressure to reduce fees or as a result of changes in our business mix. Although our investment management fees vary from product to product, historically we have competed primarily on the basis of our performance and not on the level of our investment management fees relative to those of our competitors. In recent years, however, there has been a general trend toward lower fees in the investment management industry. In order to maintain our fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize our investors to pay our fees. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure.

The board of directors of each mutual fund we manage must make certain findings as to the reasonableness of our fees and can renegotiate them annually which, in the past, has led to a reduction in fees. Fee reductions on existing or future new business could have an adverse effect on our profit margins and/or results of operations. For more information about our fees see “Business—Investment Management Fees” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation, continuity of selling arrangements with intermediaries and differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, better name recognition and more personnel than we do;

•	there are relatively low barriers impeding entry to new investment funds, including a relatively low cost of entering these businesses;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of a number of our competitors;

•	some investors may prefer to invest with an investment manager that is not publicly traded based on the perception that publicly traded companies focus on growth to the detriment of performance;

•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than our investment approach;

•
some competitors may have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities; and

•	other industry participants, hedge funds and alternative asset managers may seek to recruit our qualified investment professionals.

If we are unable to compete effectively, our earnings would be reduced and our business could be materially adversely affected.

The investment management industry faces substantial litigation risks which could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain clients. If a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. We make investment decisions on behalf of our clients that could result in substantial losses to them. If our clients suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment and/or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

Risks Related to this Offering

There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the New York Stock Exchange, or NYSE, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume on our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	variations in our quarterly operating results;

•	failure to meet the market’s earnings expectations;

•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock after this offering;

•	departures of our Principals or additions/departures of other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;

•	changes in market valuations of similar companies;

•	actual or anticipated poor performance in our underlying investment strategies;

•
changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the investment management industry, generally, or individual scandals specifically;

•	litigation and governmental investigations; and

•	general market and economic conditions.

Future sales of our Class A common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by Julius Baer Holding Ltd. or the Principals after completion of this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Pursuant to the lock-up agreements described under “Underwriting”, our existing stockholders, directors and officers may not sell, otherwise dispose of or hedge any shares of our Class A common stock or securities convertible or exercisable into or exchangeable for shares of Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior written consent of Goldman, Sachs & Co. Pursuant to a registration rights agreement that we will enter into with Julius Baer Holding Ltd. and the Principals, we will agree to use our reasonable best efforts to file registration statements from time to time for the sale of the shares of our Class A common stock, including Class A common stock which is deliverable upon exchange of New Class A Units or the conversion of Class C common stock held by them now or in the future. See “Relationships and Related Party Transactions—Registration Rights Agreement”.

We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale”.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming and may strain our resources.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations of the SEC, as well as the rules of the NYSE.

In accordance with Section 404 of Sarbanes-Oxley, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. In addition, we will be required to have our independent registered public accounting firm provide an opinion regarding the effectiveness of our internal controls. We are in the process of reviewing our internal control over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and controls within our organization. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on us and lead to a decline in the price of our Class A common stock.

The Securities Exchange Act of 1934, as amended, will require us to file annual, quarterly and current reports with respect to our business and financial condition. Compliance with these requirements will place significant additional demands on our legal, accounting and finance staff and on our accounting, financial and information systems and will increase our legal and accounting compliance costs as well as our compensation expense as we will be required to hire additional accounting, finance, legal and internal audit staff with the requisite technical knowledge.

As a public company we will also need to enhance our investor relations, marketing and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

You will suffer immediate and substantial dilution and may experience additional dilution in the future.

We expect that the initial public offering price per share of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, and after giving effect to the exchange of all outstanding New Class A Units for shares of our Class A common stock and the conversion of all outstanding shares of Class C common stock into shares of our Class A common stock. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At an offering price of $        (the midpoint of the range set forth on the cover of this prospectus), you will incur immediate and substantial dilution in an amount of $        per share of our Class A common stock. See “Dilution”.

Anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is consummated, will authorize the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and bylaws discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Risks Relating to our Structure

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Following completion of this offering, we intend to pay cash dividends to our Class A and Class C stockholders on a quarterly basis, beginning in the first quarter of 2010. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. We expect to cause Artio Global Holdings to make distributions to its members, including us. However, its ability to make such distributions will be subject to its and its subsidiary’s operating results, cash requirements and financial condition, the applicable provisions of Delaware law which may limit the amount of funds available for distribution to its members, its compliance with covenants and financial ratios related to existing or future indebtedness, and its other agreements with third parties. In addition, each of the companies in the corporate chain must manage its assets, liabilities and working capital in order to meet all of its cash obligations, including the payment of dividends or distributions. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A and Class C common stock.

Our ability to pay taxes and expenses may be limited by our holding company structure and applicable provisions of Delaware law.

As a holding company, we will have no material assets other than our ownership of New Class A Units of Artio Global Holdings and will have no independent means of generating revenue. Artio Global Holdings will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to its members, including us and the Principals. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of Artio Global Holdings and will also incur expenses related to our operations. We intend to cause Artio Global Holdings to distribute cash to its members (the Principals and us). However, its ability to make such distributions will be subject to various limitations and restrictions as set forth in the preceding risk factor. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities to fund our operations, we may have to borrow funds and thus, our liquidity and financial condition could be materially adversely affected.

We will be required to pay the Principals most of the tax benefit of any depreciation or amortization deductions we may claim as a result of the tax basis step up we receive in connection with the future exchanges of New Class A Units.

Any taxable exchanges by the Principals of New Class A Units for shares of our Class A common stock are expected to result in increases in the tax basis in the tangible and intangible assets of Artio Global Holdings connected with such New Class A Units. The increase in tax basis is expected to reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service, or IRS, might challenge all or part of this tax basis increase, and a court might sustain such a challenge.

We will enter into a tax receivable agreement with the Principals, pursuant to which we will agree to pay each of them 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of these increases in tax basis created by such Principal’s exchanges. We have previously recorded a deferred tax asset on our historical financial statements with respect to the tax basis increase that we would have received in connection with our prior obligation to redeem certain interests of our Principals. Upon this offering we will de-recognize this deferred tax asset recorded on our balance sheet. Following this offering, we will record a deferred tax asset upon the exchange of each Principal’s New Class A Units for shares of our Class A common stock. In conjunction with the establishment of the deferred tax asset we will establish a related liability for amounts due under the tax receivable agreement. The actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending on a number of factors, including the timing of each Principal’s exchanges, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable. Payments under the tax receivable agreement will give rise to additional tax benefits and therefore to additional potential payments under the tax receivable agreement. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment under the tax receivable agreement. We expect that, as a result of the size and increases in the tax basis of the tangible and intangible assets of Artio Global Holdings attributable to the exchanged New Class A Units, the payments that we may make to the Principals will be substantial. See “Relationships and Related Party Transactions—Tax Receivable Agreement”.

Moreover, if we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange and that any New Class A Units that the Principals or their transferees own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the Principals using certain assumptions and deemed events similar to those used to calculate an early termination payment.

We will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our amended and restated certificate of incorporation will provide for the allocation of certain corporate opportunities between us and Julius Baer Holding Ltd. Under these provisions, neither Julius Baer Holding Ltd., nor any director, officer or employee of Julius Baer Holding Ltd. or any of its subsidiaries will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Therefore, a director or officer of our company who also serves as a director, officer or employee of Julius Baer Holding Ltd. or any of its subsidiaries may pursue certain acquisition or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Julius Baer Holding Ltd. to itself or its other affiliates instead of to us. The terms of our amended and restated certificate of incorporation are more fully described in “Description of Capital Stock”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors”.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

OUR STRUCTURE AND REORGANIZATION

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions.

____________
Note: Percentages in this table reflect the approximately          shares of restricted stock that generally vest over a five-year period expected to be awarded to our directors and employees (other than our Principals) in connection with this offering.

Artio Global Holdings LLC

As a holding company, we conduct all of our business activities through our direct subsidiary Artio Global Holdings LLC, an intermediate holding company, which holds our ownership interest in Artio Global Management LLC, our operating subsidiary.

Prior to this offering, we contributed our interests in Artio Global Management LLC to Artio Global Holdings LLC. Immediately prior to this offering, our Principals will each contribute their interests in Artio Global Management LLC to Artio Global Holdings LLC and we will amend and restate Artio Global Holdings’ operating agreement to, among other things, modify its capital structure by creating a single new class of units called “New Class A Units”, approximately        % of which will be issued to us and approximately        % of which will be issued to each of our Principals, in each case, upon receipt of those contributions, before giving effect to the transactions described herein. See “Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC”. The New Class A Units issued to our Principals will be fully vested and will not be subject to any put and call rights. Following such steps, Artio Global Management will be 100% owned by Artio Global Holdings, and our Principals’ interests in Artio Global Management will instead be indirect through their ownership of interests in Artio Global Holdings. Upon completion of this offering, there will be approximately             New Class A Units issued and outstanding, including            restricted New Class A Units, corresponding to the shares of restricted Class A common stock to be awarded to our directors and employees (other than our Principals) in connection with this offering.

Artio Global Investors Inc.

Julius Baer Holding Ltd., our parent company and existing stockholder, owns all of our outstanding capital stock, consisting of a single class of common stock. Immediately prior to this offering, we will amend and restate our certificate of incorporation to authorize three classes of common stock, Class A common stock, Class B common stock and Class C common stock, each having the terms described in “Description of Capital Stock”.

Class A Shares. Shares of our Class A common stock will be issued to the public in this offering. Class A common stock will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation).

Class B Shares. Immediately prior to this offering, all of our authorized shares of Class B common stock will be issued to the Principals, in an amount equal to the number of New Class A Units to be issued simultaneously to the Principals. Class B common stock will entitle holders to one vote per share but will have no economic rights (including no rights to dividends and distributions upon liquidation).

Class C Shares. Shares of our common stock outstanding prior to this offering will be converted into       shares of Class C common stock, equal to the number of New Class A Units to be issued to Artio Global Investors Inc. immediately prior to the closing of this offering. Each share of Class C common stock has economic rights (including rights to dividends and distributions upon liquidation) equal to the economic rights of each share of the Class A common stock. In order to allow Julius Baer Holding Ltd., when selling the remainder of its holdings, to avail itself of certain Swiss tax exemptions that require it to have voting rights equal to 20% of the combined voting power of the common stock, the outstanding shares of Class C common stock will have an aggregate vote equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Prior to this offering, Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries or us , such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of the completion of this offering, any outstanding shares of Class C common stock will automatically convert into Class A common stock.

Following this offering, we will own a number of New Class A Units equal to the aggregate number of shares of Class A and Class C common stock then outstanding.

In connection with this offering, we expect to adopt the Artio Global Investors Inc. 2009 Stock Incentive Plan. We expect to make initial grants of                shares of restricted stock to our directors and employees (other than our Principals) under this plan on the offering date and to make future equity awards under this plan to our directors and employees as appropriate. See “Management—Artio Global Investors Inc. 2009 Stock Incentive Plan”.

The table below sets forth the number of shares of Class A, Class B and Class C common stock and New Class A Units (i) issued and outstanding following the reorganization transactions described below under “—Offering Transactions”, but prior to the completion of this offering and the application of the net proceeds as described under “Use of Proceeds”, (ii) issued and/or repurchased in connection with completion of this offering and the application of the net proceeds, and (iii) issued and outstanding immediately following completion of this offering, after giving effect to the application of the net proceeds. As set forth in the table below, following completion of this offering, the total number of New Class A Units issued and outstanding will equal the aggregate number of shares of Class A, Class B and Class C common stock issued and outstanding.

	Pre-Offering	Transactions in Connection with Offering	Immediately Post-Offering
Artio Global Investors Inc.
Class A common stock
Public		(1)
Directors and employees (other than Principals)		(2)
Richard Pell		(3)
Rudolph-Riad Younes		(3)
Total Class A common stock

Class B common stock
Richard Pell		(4)
Rudolph-Riad Younes		(4)
Total Class B common stock

Class C common stock
Julius Baer Holding Ltd.		(5)
Total Class C common stock

Total Class A, Class B and Class C common stock issued and outstanding

Class A common stock reserved for issuance under compensation plans	(6)
for Julius Baer Holding Ltd. upon conversion of Class C common stock for Principals upon exchange of New Class A Units
Total Class A common stock reserved for issuance

Artio Global Holdings LLC
New Class A Units issued and outstanding
Artio Global Investors Inc.		(7)
Richard Pell		(8)
Rudolph-Riad Younes	(8)
Total New Class A Units issued and outstanding
________________

(1)	Represents the shares of Class A common stock we will issue to the public in connection with this offering.
(2)
Represents the              shares of restricted Class A common stock that generally vest over a five-year period that we expect to award to our directors and employees (other than our Principals) pursuant to the Artio Global Investors Inc. 2009 Stock Incentive Plan in connection with this offering.

(3)
Represents the net effect of the issuance of              shares of Class A common stock to each of the Principals upon exchange of an equivalent number of New Class A Units and subsequent repurchase of such shares by us with a portion of the net proceeds of this offering.

(4)	Corresponds to the number of New Class A Units to be exchanged by each of the Principals for shares of Class A common stock.
(5)	Represents the shares of Class C common stock we will repurchase and retire from Julius Baer Holding Ltd.
(6)	We will reserve shares of Class A common stock for issuance under the Artio Global Investors Inc. 2009 Stock Incentive Plan to be effective upon the closing of this offering.
(7)
Corresponds to the aggregate number of: (i) shares of Class A common stock that we will repurchase from the Principals and (ii) shares of restricted Class A common stock that we expect to award to our directors and employees (other than our Principals) pursuant to the Artio Global Investors Inc. 2009 Stock Incentive Plan.

(8)	Corresponds to the number of shares of Class A common stock that we will repurchase from each of our Principals.

Offering Transactions

Upon the consummation of this offering, Artio Global Investors Inc. will use the net proceeds from this offering to repurchase and retire an aggregate of         shares of Class C common stock (assuming the underwriters do not exercise their option to purchase additional shares) from our parent, Julius Baer Holding Ltd., and to repurchase         shares of Class A common stock from Richard Pell, and         shares of Class A common stock from Rudolph-Riad Younes in order to enable our parent and our Principals to liquidate a portion of their shareholding in us. We will not retain any of the net proceeds. See “Use of Proceeds”.

Incurrence of New Debt and Related Distributions. In connection with this offering, Artio Global Holdings intends to establish a $         term debt facility which, together with available cash, will fund a distribution to us that we will use to fund a distribution to our parent, and will also be utilized to provide working capital for our business and, potentially, seed capital for future investment products. In addition, Artio Global Holdings will enter into a $         revolving credit facility to be used primarily for working capital needs. The distribution to our parent will be calculated as $         plus total stockholder’s equity as of the date of this offering and is estimated to be $         on a pro forma basis ($        , of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering).

New Agreements with the Principals. In connection with the closing of this offering, we will enter into an exchange agreement with the Principals under which, subject to certain exchange and other restrictions, including notice requirements, from time to time, each Principal and certain permitted transferees will have the right to exchange his New Class A Units, which represent ownership rights in Artio Global Holdings, for shares of Class A common stock of our company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions . The exchange agreement will permit each Principal to exchange a number of New Class A Units for shares of Class A common stock that we will repurchase in connection with this offering as described under “Use of Proceeds”.  Each Principal will also be permitted to exchange up to all of the New Class A Units that he owns at the time of this offering at any time following the expiration of the underwriters’ lock-up, 180 days after the date of this prospectus, subject to extension as described under “Underwriting”.  Any exchange of New Class A Units will generally be a taxable event for the exchanging Principal.  As a result, each Principal will be permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange.  In addition, each Principal will be permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after the first anniversary of the pricing of this offering and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries.  As a result, each Principal will, over time, have the ability to convert his illiquid ownership interests in Artio Global Holdings into Class A common stock that can be more readily sold on the NYSE.  The exchange agreement will also include certain non-compete restrictions applicable to each of the Principals. See “Relationships and Related Party Transactions — Exchange Agreement”.

New Compensation Arrangements with our Senior Management. Prior to this offering we have not had employment contracts with our senior management, other than our Principals, or granted equity-based incentive compensation to our employees. We expect to enter into new employment agreements with our Principals and certain other senior members of management that will become effective on completion of this offering. We also expect to grant           shares of restricted stock to directors and employees (other than our Principals) in connection with this offering. In addition, in contemplation of this offering, the unvested benefit under the deferred compensation plan for our Principals, described under “Management—Compensation Discussion and Analysis—Executive Compensation—Nonqualified Deferred Compensation”, was completely vested during 2008 and paid out.

New Arrangements with our Parent. Prior to this offering, we obtained from our parent certain services and paid it license fees. Following this offering, we will no longer be required to pay license fees to our parent. We will enter into a transition services agreement pursuant to which our parent will continue to provide us, and we will continue to provide our parent, with a limited number of services for a transitional period of up to one year following this offering. See “Relationships and Related Party Transactions—Transition Services Agreement”.

New Agreement with our Parent and the Principals. In connection with this offering, we will enter into a registration rights agreement with the Principals and our parent to provide customary registration rights, including demand registration rights and piggyback registration rights. See “Relationships and Related Party Transactions—Registration Rights Agreement”.

As a result of the transactions described above, which we collectively refer to as the “reorganization” or the “reorganization transactions”:

•
We will become the sole managing member of Artio Global Holdings, the entity through which we operate our business. We will have an approximate        % economic interest in Artio Global Holdings and a        % voting interest and control its management (subject to certain limited exceptions with respect to certain fundamental matters). As a result, we will consolidate the financial results of Artio Global Holdings and will record a non-controlling interest on our balance sheet for the economic interest in it held by the other existing members, which initially will be the Principals ;

•
each Principal will initially hold                shares of our Class B common stock and                New Class A Units, and we will hold                New Class A Units, which includes                restricted New Class A Units held by us in connection with our 2009 Stock Incentive Plan;

•	through their holdings of our Class B common stock, each Principal will have approximately % of the voting power in Artio Global Investors;

•
through its holdings of our Class C common stock, Julius Baer Holding Ltd. will have approximately        % of the voting power in Artio Global Investors (or approximately        % if the underwriters exercise in full their option to purchase additional shares). Julius Baer Holding Ltd. will enter into a shareholders agreement under which it will agree that, to the extent it has voting power as holder of the Class C common stock in excess of that which it would be entitled to on a one-vote per share basis, it will on all matters vote the shares representing such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. Under this shareholders agreement, Julius Baer Holding Ltd. will have the right to designate one member of our board of directors as long as it (together with its subsidiaries) owns at least 10% of the aggregate number of shares outstanding of our common stock;

•
the new investors will collectively have approximately        % of the voting power in Artio Global Investors (or approximately        % if the underwriters exercise in full their option to purchase additional shares) and our directors and employees (other than the Principals) will collectively have approximately        % of the voting power in Artio Global Investors (or approximately        % if the underwriters exercise in full their option to purchase additional shares) through their holdings of shares of restricted stock that we expect to grant to them in connection with this offering; and

•
the New Class A Units held by the Principals are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. However, the exchange of New Class A Units for shares of our Class A common stock will not affect our Class B common stockholders’ voting power since the votes represented by the cancelled shares of our Class B common stock will be replaced with the votes represented by the shares of Class A common stock for which such New Class A Units are exchanged.

Holding Company Structure

We are a holding company and, immediately after the consummation of the reorganization transactions and this offering, our sole asset will be our approximate        % equity interest in Artio Global Holdings and our controlling interest and related rights as its sole managing member. Our only business following this offering will be to act as the sole managing member of Artio Global Holdings, and, as such, we will operate and control all of the business and affairs of Artio Global Holdings and will consolidate its financial results into our consolidated financial statements.

The number of New Class A Units we will own equals the number of outstanding shares of our Class A common stock and Class C common stock. The economic interest represented by each New Class A Unit that we will own will correspond to one of our shares of Class A common stock or Class C common stock, and the total number of New Class A Units owned by us and the holders of our Class B common stock will equal the sum of outstanding shares of our Class A, Class B and Class C common stock. In addition, you should note that:

•
if Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries or us , such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of the completion of this offering, any outstanding shares of Class C common stock will automatically convert into Class A common stock;

•
a share of Class B common stock cannot be transferred except in connection with a transfer of a New Class A Unit. Further, a New Class A Unit cannot be exchanged with Artio Global Holdings for a share of our Class A common stock without the corresponding share of our Class B common stock being delivered together at the time of exchange, at which time, such Class B common stock will be automatically cancelled; and

•	we do not intend to list our Class B common stock or Class C common stock on any stock exchange.

As a member of Artio Global Holdings, we incur U.S. federal, state and local income taxes on our allocable share of any of its net taxable income. The operating agreement of Artio Global Holdings provides that it shall make quarterly cash distributions on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members’ tax obligations (calculated at an assumed tax rate), if any, with respect to the earnings of the operating company. See “Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC”.

As a result of a U.S. federal income tax election made by Artio Global Holdings, the income tax basis of the assets of Artio Global Holdings connected with the New Class A Units we acquire upon a taxable exchange with a Principal will be adjusted to reflect the amount that we have paid for the New Class A Units. We intend to enter into an agreement with the Principals that will provide for the payment by us to each of them of 85% of the amount of reduction in tax payments, if any, in U.S. federal, state and local income tax that we realize from our increased tax basis in the assets of Artio Global Holdings created by each Principal’s exchanges and the U.S. federal income tax election referred to above. See “Relationships and Related Party Transactions—Tax Receivable Agreement”.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $       , or approximately $        if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on an assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts payable by us.

We intend to use the net proceeds from this offering to repurchase and retire an aggregate of         shares of Class C common stock (        shares of Class C common stock if the underwriters exercise in full their option to purchase additional shares) from our parent, Julius Baer Holding Ltd. and to repurchase         shares of Class A common stock from Richard Pell and         shares of Class A common stock from Rudolph-Riad Younes in order to enable our parent and our Principals to liquidate a portion of their respective shareholdings in us. We will not retain any of the net proceeds. As a result, the repurchase price of the         shares of Class C common stock held by our parent and the         shares of Class A common stock held by each of our Principals will be determined by the public offering price of our Class A common stock in this offering, less the underwriting discount. If the assumed initial public offering price is $       , then the repurchase price per share of Class A and Class C common stock will be $       . A $1.00 change in the assumed initial public offering price will increase or decrease the net proceeds by $        and will correspondingly increase or decrease the repurchase price paid to Julius Baer Holding Ltd. and our Principals.

DIVIDEND POLICY AND DIVIDENDS

Dividend Policy

Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the first quarter of 2010 (in respect of the fourth quarter of 2009 ) and will be $      per share of our Class A common stock and Class C common stock. We intend to fund our initial dividend, as well as any future dividends, from our portion of distributions made by our operating company from its available cash generated from operations. The holders of our Class B common stock will not be entitled to any cash dividends in their capacity as stockholders, but will, in their capacity as members of Artio Global Holdings, participate on a pro rata basis in distributions by Artio Global Holdings.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) the financial results of the operating company, (ii) our available cash, as well as anticipated cash requirements (including debt servicing), (iii) our capital requirements and the capital requirements of our subsidiaries (including the operating company), (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our subsidiaries (including the operating company) to us, (v) general economic and business conditions and (vi) any other factors that our board of directors may deem relevant.

As a holding company, we will have no material assets other than our ownership of New Class A Units of Artio Global Holdings and, accordingly, will depend on distributions from it to fund any dividends we may pay. We intend to cause Artio Global Holdings to distribute cash to its members, including us, in an amount sufficient to cover dividends, if any, declared by us. If Artio Global Holdings makes such distributions, other holders of New Class A Units (i.e., our Principals) will be entitled to receive equivalent distributions on a pro rata basis.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, Artio Global Holdings is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with covenants and financial ratios related to anticipated indebtedness (including the term debt facility and revolving credit facility) and its other agreements with third parties. Under Delaware law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a company’s total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. Under Delaware law, our board of directors can use the fair value of assets and liabilities, rather than book value, in making this determination. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures. Artio Global Holdings’ term debt facility and revolving credit facility are expected to contain covenants limiting Artio Global Holdings’ ability to make dividend payments if its consolidated leverage ratio (as defined in the credit facility agreement ) would exceed 1.5x on a pro forma basis after giving effect to such payments or if Artio Global Holdings is in default under the term debt facility or the revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Future Capital Requirements”.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Historical Dividend Information

The following table sets forth the total ordinary dividends paid by us during the periods indicated:
Period	Amount
(in thousands)
Year ended December 31, 2004	$—
Year ended December 31, 2005	$30,000
Year ended December 31, 2006	$—
Year ended December 31, 2007	$60,100
Year ended December 31, 2008	$117,000
Year ended December 31, 2009 (through July 31 , 2009)	$14,000

These dividends were not declared pursuant to any agreement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30 , 2009:

•	on an actual basis; and

•
on a pro forma basis after giving effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information”, including the expected incurrence of debt by Artio Global Holdings in connection with this offering and the application of the net proceeds thereof, the reorganization transactions and this offering.

You should read the following table in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of June 30, 2009
	Actual	Pro Forma
	(in thousands except shares and per share amounts)
Cash and cash equivalents	$111,324	$
Long-term debt	$—	$
Artio Global Investors stockholder’s equity (deficit):
Common Stock, $100 stated value, 20,000 shares authorized, 4,000 shares issued and outstanding	$400	$
Class A common stock, $0.001 par value per share, shares authorized and outstanding on an actual basis, shares authorized, shares issued and shares outstanding on a pro forma basis
Class B common stock, $0.001 par value per share, shares authorized and outstanding on an actual basis, shares authorized and issued and outstanding on a pro forma basis	—
Class C common stock, $0.01 par value per share, shares authorized, shares issued and outstanding on an actual basis, shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	17,950
Retained earnings (deficit)	9,295
Treasury stock ( shares of Class A common stock), at cost	—
Artio Global Investors stockholder’s equity (deficit)	27,645
Non-controlling interests	—
Total equity (deficit)	$27,645
Total capitalization	$27,645	$

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma, as adjusted net tangible book value (deficit) per share of our Class A common stock immediately after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the net tangible book value (deficit) per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma, net tangible book value (deficit) per share as of June 30 , 2009 was approximately $        , or approximately $         per share of          shares of our Class A common stock. Pro forma, net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the reorganization and the incurrence by Artio Global Holdings of $         of indebtedness and the declaration and assumed distribution to us by Artio Global Holdings (calculated as $          plus total stockholder’s equity as of the date of this offering, estimated to be $         (on a pro forma basis)) that we will use to fund a distribution to our parent ($        of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering). Pro forma, as adjusted, net tangible book value (deficit) per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding after giving effect to the reorganization transactions and assuming that (1) the Principals have exchanged all of their New Class A Units for shares of our Class A common stock on a one-for- one basis and we have benefited from the resulting increase in tax basis, (2) the holder of Class C common stock has converted all of its shares of Class C common stock into shares of our Class A common stock on a one-for-one basis and (3) the                  shares of restricted stock that we expect to issue to our employees and directors (other than our Principals) in connection with this offering have vested.

After giving effect to the sale of                  shares of Class A common stock that we are offering at an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), the deduction of assumed underwriting discounts payable by us and the use of the estimated net proceeds as described under “Use of Proceeds”, our pro forma, as adjusted net tangible book value at June 30 , 2009 was $         , or $         per share of Class A common stock, assuming that (1) the Principals have exchanged all of their New Class A Units for shares of our Class A common stock on a one-for-one basis and we have benefited from the resulting increase in tax basis, (2) the holder of Class C common stock has converted all of its shares of Class C common stock into shares of our Class A common stock on a one-for-one basis and (3) the                  shares of restricted stock that we expect to issue to our employees and directors in connection with this offering have vested.

The following table illustrates the immediate increase in pro forma net tangible book value of $         per share for existing equity holders and the immediate dilution of $         per share to new stockholders purchasing Class A common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Assumed initial public offering price per share	$
Pro forma, net tangible book value (deficit) per share as of June 30 , 2009	$
Increase (decrease) in pro forma, net tangible book value per share attributable to:
Underwriters discount of $ per share on sale of shares of Class A common stock	$
Repurchase of shares of Class C common stock and shares of Class A common stock at a $ per share discount to offering price	$
Recognition of benefit relating to increased tax basis	$
Increase in pro forma, net tangible book value per share
Less pro forma, as adjusted net tangible book value per share after this offering	$
Dilution in pro forma, as adjusted net tangible book value per share to new investors	$

The following table sets forth, on the same pro forma basis, as of June 30 , 2009, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, assuming that (1) the Principals have exchanged all of their New Class A Units for shares of our Class A common stock on a one-for-one basis  and we have benefited from the resulting increase in tax basis and (2) the holder of Class C common stock has converted all of its shares of Class C common stock into shares of our Class A common stock on a one-for-one basis, calculated at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus), before deducting estimated underwriting discounts payable by us:

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		per Share
Existing stockholders			%	—	—		—
New investors			%	$		%	$
Total		100%		$	100%

The table above does not give effect to the issuance of   approximately          shares of restricted Class A common stock that we expect to grant under our incentive compensation plans to our directors and employees (other than our Principals) in connection with this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full:

•
the pro forma percentage of shares of our Class A common stock held by existing equity holders will decrease to approximately         % of the total number of pro forma shares of our Class A common stock outstanding after this offering; and

•
the pro forma number of shares of our Class A common stock held by new investors will increase to approximately         % of the total pro forma shares of our Class A common stock outstanding after this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, pro forma, as adjusted net tangible book value would be approximately $         per share, representing an increase to existing equity holders of approximately $         per share, and there would be an immediate dilution of approximately $         per share to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus), would increase (decrease) total consideration paid by new investors in this offering and by all investors by $        , and would increase (decrease) the average price per share paid by new investors (excluding existing New Class A Unit holders) by $        , and would increase (decrease) pro forma, as adjusted net tangible book value per share by $        , assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts payable by us in connection with this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements present the consolidated statements of income and financial position of Artio Global Investors Inc. and subsidiaries, assuming that all of the transactions described in the bullet points below had been completed as of: (i) January 1, 2008 with respect to the unaudited pro forma consolidated statements of income and (ii) June 30, 2009 with respect to the unaudited pro forma consolidated statement of financial position. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering on the historical financial information of Artio Global Investors Inc. and subsidiaries. These adjustments are described in the notes to the unaudited pro forma consolidated financial statements.

The pro forma adjustments give effect to the following transactions:

•
Artio Global Holdings’ incurrence, in connection with this offering, of $         of indebtedness and the application of the net proceeds of the debt, together with available cash, to fund a distribution to us that we will use to fund a distribution to Julius Baer Holding Ltd. The distribution will be calculated as $         plus total stockholder’s equity as of the date of this offering and is estimated to be $          on a pro forma basis ($        of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering);

•
the reorganization transactions described in “Our Structure and Reorganization”, including (i) an amendment to the operating agreement of our operating subsidiary that will result in the complete acceleration of the unvested portion of the Class B profits interest of each Principal and the elimination of both our obligation to repurchase such interests and the ability of each Principal to put its interest to our operating subsidiary and (ii) the receipt by each of the Principals of          New Class A Units of Artio Global Holdings and          shares of our Class B common stock, which New Class A Units are exchangeable (together with the corresponding shares of Class B common stock) into shares of our Class A common stock on a one-for-one basis;

•	the elimination of costs related to each Principal’s deferred compensation arrangement;

•
the issuance of                  shares of restricted Class A common stock (             of which are entitled to non-forfeitable dividends and therefore considered participating securities ) to our directors and employees (other than our Principals) in connection with this offering, which will generally vest over a five-year period;

•	the establishment of new employment agreements with each of our Principals, providing for a $ annual base salary and $ minimum target annual bonus for each of the Principals;

•	the establishment of a tax receivable agreement with our Principals;

•	the elimination of license fees paid to Julius Baer Holding Ltd. after the completion of this offering; and

•
the sale of          shares of our Class A common stock in this offering at an assumed offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus) and the application of the net proceeds therefrom, after payment of the assumed underwriting discounts payable by us to repurchase and retire          shares of Class C common stock from Julius Baer Holding Ltd. and to repurchase          shares of Class A common stock from each of the Principals, which they will receive immediately prior to this offering in exchange for          New Class A Units in Artio Global Holdings and          shares of our Class B common stock held by each Principal.

Pro forma basic net income per share attributable to our Class A and Class C common stock for the year ended December 31, 2008 and the six months ended June 30, 2009 was computed by dividing pro forma net income

attributable to such shares by the            and            shares outstanding as of such dates.  Shares of restricted stock expected to be awarded to our directors and employees (other than our Principals) totaling         and          shares as of December 31, 2008 and June 30, 2009, respectively, are included as they are considered participating securities.

Pro forma diluted net income per share for the year ended December 31, 2008 and the six months ended June 30, 2009 was computed by dividing pro forma net income attributable to our Class A and Class C common stockholders, as adjusted to reflect the exchange of each Principal’s respective interest in our operating company for shares of our Class A common stock, which results in the elimination of the non-controlling interests, as well as an increase in our effective tax rate, by       and        shares of our Class A and Class C common stock, which includes the            impact of the unvested shares of restricted stock expected to be awarded to our directors and employees (other than our Principals) in connection with this offering.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our statement of income or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our statement of income or financial position had the transactions contemplated in connection with the reorganization and this offering been completed on the dates assumed. The unaudited pro forma consolidated financial information also does not project the statement of income or financial position for any future period or date. We have not made any pro forma adjustments relating to reporting, compliance, investor relations and other incremental costs that we may incur as a public company.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2008

	Actual	Adjustments		Pro Forma
	(in thousands, except share and per share amounts)
Revenues and other operating income:
Investment management fees	$425,003	$		$
Net (losses) on securities held for deferred compensation	(2,856)
Foreign currency (losses)	(101)
Total revenues and other operating income	422,046
Expenses
Employee compensation and benefits
Salaries, incentive compensation and benefits	92,487	(a)
		(b)
		(c)
Allocation of Class B profits interests	76,074	(76,074	)(d)		—
Change in redemption value of Class B profits interests	54,558	(54,558	)(d)		—
Total employee compensation and benefits	223,119
Interest expense	—	(e)

Shareholder servicing and marketing	23,369
General and administrative	62,833	(f)
		(g)
Total expenses	309,321
Operating income before income tax expense	112,725
Non-operating income	3,181	(h)
Income before income tax expense	$115,906
Income tax expense	54,755	(i)
		(j)
Net income before non-recurring charges directly attributable to the transaction	$61,151	$		$
Less: Net income attributable to non-controlling interests	—	(k)
Net income attributable to Artio Global Investors before non-recurring charges directly attributable to the transaction	$61,151	$		$

Basic net income per share attributable to Artio Global Investors Common Stockholders	$15,288	$		$
Diluted net income per share attributable to Artio Global Investors Common Stockholders	$15,288	$		$
Cash dividends declared per share	29,250				—
Weighted average shares used in basic net income per share	4,000	(m)
		(m)
		(m)
		(m)
Weighted average shares used in diluted net income per share	4,000	(n)
		(m)
		(m)
		(m)
		(m)
		(n)
		(n)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended June 30, 2009

	Actual	Adjustments		Pro Forma
	(in thousands, except share and per share amounts)
Revenues and other operating income:
Investment management fees	$132,576	$		$
Net (losses) on securities held for deferred compensation	712
Foreign currency (losses)	32
Total revenues and other operating income	133,320
Expenses
Employee compensation and benefits
Salaries, incentive compensation and benefits	34,917	(a)
		(b)
		(c)
Allocation of Class B profits interests	21,472	(21,472	)(d)
Change in redemption value of Class B profits interests	35,538	(35,538	)(d)		—
Total employee compensation and benefits	91,927
Interest expense	—	(e)
		(e)
Shareholder servicing and marketing	7,208
General and administrative	17,578	(f)
		(g)
Total expenses	116,713
Operating income before income tax expense	16,607
Non-operating income (loss)	(333)	(h)
Income before income tax expense	$16,274	$		$
Income tax expense	7,874	(i)
		(j)
Net income before non-recurring charges directly attributable to the transaction	$8,400	$		$
Less: Net income attributable to non-controlling interests	—	(k)
Net income attributable to Artio Global Investors before non-recurring charges directly attributable to the transaction	$8,400	$ (l)		$
Basic net income per share attributable to Artio Global Investors Common Stockholders	$2,100			$
Diluted net income per share attributable to Artio Global Investors Common Stockholders	$2,100			$
Cash dividends declared per share	$3,500			$
Weighted average shares used in basic net income per share	4,000	(m)
		(m)
		(m)
		(m)
Weighted average shares used in diluted net income per share	4,000	(b)(n)
		(m)
		(m)
		(m)
		(m)
		(n)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Income

For the Year Ended December 31, 2008 and the Six Months Ended June 30 , 2009

(a)
Represents incremental salary and bonus expense payable to the Principals pursuant to new compensation arrangements in effect upon completion of this offering. Our historical compensation arrangements with each of our Principals included an annual salary of $        , as well as distributions associated with the allocation of each Principal’s profits interest. Upon the consummation of this offering, each of the Principals will enter into an employment agreement with us that provides for an annual base salary of not less than $         and an annual bonus for each calendar year, targeted at a minimum of $         annually for each of the first two years after the date of the completion of this offering.  This adjustment represents the aggregate increase of $         in salaries, incentive compensation and benefits expense for the year ended December 31, 2008 and an increase of $         for the six months ended June 30 , 2009.

(b)
In connection with this offering , we expect to grant                  shares of restricted Class A common stock, approximating $         in value assuming an initial offering price of $         per share, to our directors and employees (other than our Principals).  Approximately $         of these shares will vest pro rata, on an annual basis, over a 5-year period from the date of grant, while approximately $         will vest within one year from the date of grant.  This adjustment represents the increase in compensation expense associated with the amortization of these awards of $         in salaries, incentive compensation and benefits expense for the year ended December 31, 2008 and $         for the six months ended June 30 , 2009. For purposes of the pro forma statements of income, the impact of the $         charge for the restricted stock that is expected to vest within one year has been excluded as an adjustment because it is non-recurring.

(c)
In December 2007, in contemplation of this offering, we accelerated the vesting of the unvested portion of a deferred compensation arrangement for our Principals to December 2008 and made payments of $         to each of our Principals. Historically, the vesting of this plan was reflected as a compensation charge within the consolidated financial statements. We will no longer record compensation charges relating to this deferred compensation arrangement and this adjustment to eliminate this expense represents an aggregate decrease of $        in salaries, incentive compensation and benefits expense for the year ended December 31, 2008 and for the six months ended June 30 , 2009.

(d)
Immediately prior to this offering, each of our Principals will contribute his interests in Artio Global Management LLC to Artio Global Holdings LLC and we will amend and restate Artio Global Holdings’ operating agreement to, among other things, modify its capital structure by creating a single new class of units called “New Class A Units”, approximately         % of which will be issued to us and approximately         % of which will be issued to each of our Principals, in each case, upon receipt of those contributions, and before giving effect to the transactions described herein (following these transactions, we will own approximately         % and the Principals will each own approximately         %).  We will also issue shares of Class B common stock to each Principal in an amount equal to the number of New Class A Units held by such Principal.  Accordingly, we will no longer record as a compensation expense the allocation of income relating to the profits interests of the Principals or changes in the redemption value of each Principal’s Class B profits interests. Upon completion of this offering, each of our Principals will be fully vested in his New Class A Units of Artio Global Holdings and our Class B common stock.  This adjustment represents the aggregate decrease of $         and $         in change in redemption value of our Principals’ profits interests for the year ended December 31, 2008 and six months ended June 30 , 2009, respectively, and the aggregate decrease of $         and $         in allocation of profits interests to our Principals for the year ended December 31, 2008 and six months ended June 30 , 2009, respectively.

(e)
Represents interest expense of $         and $         on our $         term debt facility, as well as the amortization of deferred financing costs and the commitment fee on our $         revolving credit facility of $         and $         for the year ended December 31, 2008 and six months ended June 30, 2009, respectively.  Borrowings under our term debt facility will bear interest at a rate equal to, at our option, (i) LIBOR plus        basis points when our consolidated leverage ratio (as defined in the credit facility agreement) is less than or equal to 1.0 to 1.0 (“pricing tier 1”),        basis points when our consolidated leverage ratio is less than or equal

to 1.5 to 1.0 but greater than 1.0 to 1.0 (“pricing tier 2”) and        basis points when our consolidated leverage ratio is greater than 1.5 to 1.0 (“pricing tier 3”) or (ii) the “base rate” (calculated as the highest of the (x) federal funds rate plus 50 basis points per annum, (y) the rate of interest per annum publicly announced from time to time by the administrative agent under our term debt facility as its prime rate (the “prime rate”) and (except under certain circumstances) or (z) LIBOR plus        basis points) plus        basis points under pricing tier 1,        basis points under pricing tier 2 and        basis points under pricing tier 3.  Interest is payable on our term debt facility in arrears (x) at our option, on a one-, two- or three-month basis, if related to a LIBOR borrowing or (y) quarterly, in the case of a base rate borrowing.  The interest rate is assumed to be         % for purposes of determining interest expense in the pro forma consolidated statement of income.  A 1/4% change in interest rates would change interest expense by $         per year. Financing costs of $        , or         % of the $         term debt, will be paid from the proceeds of the debt and be amortized over three years.  The annual commitment fee on our $         revolving credit facility is expected to be 50 basis points.

(f)
Represents license fees paid to our parent, Julius Baer Holding Ltd., that will not be payable after this offering.  This adjustment represents an aggregate decrease of $         in general and administrative costs for the year ended December 31, 2008 and a decrease of $         for the six months ended June 30 , 2009.

(g)
We have incurred expenses that are directly associated with this offering and are not expected to recur.  Because these expenses are non-recurring, we have eliminated them. The result of this adjustment is an aggregate decrease in general and administrative costs of $         and $         for the year ended December 31, 2008 and six months ended June 30 , 2009, respectively.

(h)
We will earn reduced interest income as a result of significantly lower cash balances following the cash distribution to our parent. This adjustment represents the estimated decrease in non-operating income of $      for the year ended December 31, 2008 and $      for the six months ended June 30 , 2009, calculated by adjusting non-operating income to reflect a very low cash balance. Although we had significant investable cash balances during the six months ended June 30 , 2009, our interest income for the period amounted to $      as a result of low interest rates as well as our decision to leave our corporate cash balances in our operating account, which had unlimited insurance from the Federal Deposit Insurance Corporation, but earned no interest. Offsetting the interest income earned was $      of mark-to-market losses on U.S. Treasuries.

(i)	Reflects the income tax expense relating to the adjustments set forth above. This adjustment relates to the year ended December 31, 2008:

Pro forma footnote reference
Increase/(decrease) in pre-tax income:
Incremental increase in salary and incentive compensation expense	(a)	$
Increase in compensation expense associated with share grants to employees	(b)
Elimination of deferred compensation charge	(c)
Elimination of compensation expense associated with the allocation of income relating to profits interest	(d)
Elimination of compensation charge associated with the changes in redemption value of our Principals’ profits interests	(d)
Increased expenses due to interest costs, commitment fee as well as amortization of deferred financing costs	(e)
Elimination of license fees expense that will be no longer payable to our Parent	(f)
Reduction in general and administrative costs associated with offering-related expenses	(g)
Reduction in non-operating income associated with lower investable cash balances	(h)

Increase in pre-tax income	$
Effective tax rate		%	*
Tax effect	$

_____________
* Effective tax rate utilized represents the incremental tax rate for the year ended December 31, 2008.

This adjustment relates to the six months ended June 30, 2009:

Pro forma footnote reference
Increase/(decrease) in pre-tax income:
Incremental increase in salary and incentive compensation expense	(a)	$
Increase in compensation expense associated with share grants to employees	(b)
Elimination of deferred compensation charge	(c)
Elimination of compensation expense associated with the allocation of income relating to our Principals’ profits interests	(d)
Elimination of compensation charge associated with the changes in redemption value of our Principals’ profits interests	(d)
Increased expenses due to interest costs as well as amortization of deferred financing costs	(e)
Elimination of license fees expense that will be no longer payable to our Parent	(f)
Reduction in general & administrative costs associated with offering-related expenditure	(g)
Increase in pre-tax income		$
Effective tax rate			%	*
Tax effect		$

_____________
* Effective tax rate utilized represents the incremental tax rate for the six months ended June 30 , 2009.

(j)
Subsequent to this offering, we expect that our financial statements will reflect a significant reduction in our effective income tax rate, which we define as income tax expense divided by income before income tax expense, as a result of the reclassification of our Principals’ economic interests in Artio Global Management from Class B profits interests to non-controlling interests. The non-controlling interests are treated as partnership interests for U.S. federal income tax purposes and, therefore, the federal and state tax liabilities associated with the income allocated to such interests are the responsibility of the Principals and not us. The financial statement presentation requirements of U.S. generally accepted accounting principles mandate that income before income tax expense include the income attributable to us , as well as to our Principals.  Because income tax expense excludes U.S. federal and state taxes for the income attributable to each of our Principals, but includes each Principal’s portion of New York City Unincorporated Business Tax, the result should be, for financial statement presentation purposes, a significantly lower effective tax rate.  As each Principal’s non-controlling interests are exchanged into shares of our Class A common stock, we expect, for financial statement presentation purposes, that our effective income tax rate will increase because more income from Artio Global Holdings will be attributable to us, and therefore we will be responsible for the tax liabilities on a greater proportion of the income before income tax expense. This adjustment represents an aggregate decrease in income tax expense of $      for the year ended December 31, 2008 and $      for the six months ended June 30 , 2009.

(k)
The New Class A Units in Artio Global Holdings that are owned by our Principals will be considered non-controlling interests for financial accounting purposes.  The amount of non-controlling interests represents the proportional interest in the pro forma income of Artio Global Holdings owned by each of our Principals, net of New York City Unincorporated Business Tax.  This adjustment amounted to $     for the year ended December 31, 2008 and $     for the six months ended June 30 , 2009. The amount of the non-controlling interest, from a Statement of Income perspective, can be derived by multiplying the income before income tax expense, on the Statement of Income, by the Principals’ aggregate pro forma interest in Artio Global Management of       % and reducing the result by our operating subsidiary’s effective rate of New York City Unincorporated Business Tax of 3.3%. The non-controlling interest of            excludes the dilutive effect of the shares of restricted stock which generally vest over a five-year period. Such dilution will be reflected in non-controlling interest as the shares of restricted stock vest.

(l)
The pro forma adjustments made to the unaudited pro forma consolidated statement of income reflect only adjustments which will have a continuing impact on our results of operations. The following charges therefore are reflected only in the unaudited pro forma consolidated statement of financial position (as decreases to retained earnings) as such charges will be incurred at the time of the reorganization transactions and are not expected to have a continuing impact on our results of operations after the transactions.

	Pro forma footnote reference for statement of financial position	Amount reflected in June 30, 2009 unaudited statement of financial position information
(in millions)
Compensation expense relating to acceleration of the vesting of our Principals’ interests and establishment of a tax receivable agreement with our Principals	(d)	$
De-recognition of deferred tax asset	(d)
Total non-recurring charges		$

No tax was computed on the compensation expense adjustment of $        , as the deferred tax asset was to be de-recognized as part of the transaction.

(m)
New investors in this offering will own shares of our Class A common stock.  The pro forma effect of this offering and the repurchase of shares of Class C common stock from Julius Baer Holding Ltd. and shares of Class A common stock from our Principals are:

•	the issuance of shares of Class A common stock;

•	the exchange by each of our Principals of New Class A Units (together with the corresponding shares of Class B common stock) for shares of Class A common stock; and

•	the repurchase and retirement by us of shares of Class C common stock owned by Julius Baer Holding Ltd. and the repurchase by us of shares of Class A common stock from each of our Principals.

(n)	Assumes exchange and issuance of the following securities, which would have a dilutive impact on earnings per share:

•	the exchange by each of our Principals of an additional New Class A Units (together with the corresponding shares of Class B common stock) for an additional shares of Class A common stock; and

•
the issuance of approximately         shares of restricted stock to our directors and employees (other than our Principals) in connection with this offering, which generally vest over a five-year period. Of the total grant of restricted stock,          shares are entitled to non-forfeitable dividends and as such are considered participating securities.  These securities are included in computing basic earnings per share. Additionally,           shares of restricted stock issued to employees will vest within one year and are therefore included with the calculation of basic earnings per share for the year ended December 31, 2008 and six months ended June

30, 2009. The remaining          shares of restricted stock will vest pro rata over a five-year period,          shares of which are included within the calculation of basic earnings per share for the six months ended June 30, 2009 . Using the treasury stock method, the dilutive impact of the restricted stock issuance to weighted average shares used in diluted earnings per share would be          shares for the year ended December 31, 2008 and          shares for the six months ended June 30 , 2009. The assumptions underlying the computation of the dilutive restricted shares are as follows:

	Unaudited Pro forma for the Year Ended December 31, 2008	Unaudited Pro Forma for the Six Months Ended June 30, 2009

Market price equals initial public offering price	$	$

Restricted stock (other than participating securities) issued to our directors and shares of restricted stock to employees assumed to vest (other than our Principals)
Shares assumed repurchased under the treasury stock method…
Dilutive impact as of the end of the period
(o)
For purposes of calculating diluted pro forma, as adjusted, net income per share attributable to Class A and Class  C common stockholders, we are required to assume the full exchange of our Principals’ Class A Units into shares of our Class A common stock if the exchange would be dilutive to earnings per share. Because the assumed full exchange would be dilutive to earnings per share, it is also necessary to recast the pro forma statement of income to reflect the elimination of the non-controlling interests and resulting increase in our effective tax rate. As discussed in footnotes (j) and (k) above, the non-controlling interests are treated as partnership interests for U.S. federal income tax purposes and, therefore, the federal and state liabilities associated with the income allocated to such interests are the responsibility of the Principals and not us. Income tax expense on the unaudited pro forma consolidated statement of income excludes U.S. federal and state taxes for the income attributable to each of our Principals except for each Principal’s portion of New York City Unincorporated Business Tax of 3.3%. Such income is assumed to be taxed at our overall incremental effective tax rate. Recast diluted pro forma net income per share attributable to Class A and Class C common stockholders for the year ended December 31, 2008 and the six months ended June 30 , 2009 follow:

	Unaudited Pro forma for the Year Ended December 31, 2008	Unaudited Pro Forma for the Six Months Ended June 30, 2009
(in thousands, except share and per share amounts)

Net income attributable to Artio Global Investors	$	$
Add: Income tax expense
Net income attributable to non-controlling interests
Income before income tax expense
Less: Artio Global Investors income tax expense, as adjusted
Net income, as adjusted, attributable to Artio Global Investors, excluding the impact of non-controlling interests	$	$
Diluted, as adjusted, net income per share attributable to Artio Global Investors Class A and Class C common stockholders	$	$
Weighted average shares used in diluted net income per share attributable to Artio Global Investors Class A and Class C common stockholders

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of June 30 , 2009

	Actual	Adjustments	Pro Forma
	(in thousands, except shares and per share amounts)
Assets
Cash and cash equivalents	$111,324	$ (a)	$
		(b)
		(c)
		(c)
		(d)
Marketable securities, at fair value	28,622	(b)
Fees receivable and accrued fees, net of allowance for doubtful accounts	46,309
Due from affiliates	—
Deferred tax assets	107,335	(d)
		(e)
Property and equipment, net	9,290
Other assets	3,265	(a)
Total assets	$306,145	$	$
Liabilities and stockholder’s equity (deficit)
Long-term debt	$—	$ (a)	$
Accrued compensation and benefits	264,253	(d)
		(d)
		(d)
Accounts payable and accrued expenses	8,586
Due to affiliates	972	(b)
Amounts payable pursuant to tax receivable agreement	—	(e)
Other liabilities	4,689
Total liabilities	278,500
Artio Global Investors stockholder’s equity (deficit)
Common stock	400
Class A Common Stock		(c)
		(c)
		(g)
Class B Common Stock		(f)
		(c)
Class C Common Stock		(c)
Additional paid-in capital	17,950	(c)
		(c)
		(d)
		(e)
		(f)
		(g)
		(h)
Retained earnings (deficit)	9,295	(b)
		(d)
		(d)
Treasury stock ( shares of Class A common stock), at cost	—	(c)
Total Artio Global Investors stockholder’s equity	27,645

	Actual	Adjustments	Pro Forma
	(in thousands, except shares and per share amounts)
Non-controlling interests	—	(h)
Total equity (deficit)	27,645
Total liabilities and stockholder’s equity (deficit)	$306,145	$	$

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Financial Position

As of June 30 , 2009

(a)
Represents Artio Global Holdings’ incurrence, in connection with this offering, of $         of indebtedness, which increases cash by $         after the payment of $         of structuring fees.  The structuring fees will be recorded as an asset within “other assets” in our statement of financial position and amortized over time.

(b)
Represents a $         distribution to Julius Baer Holding Ltd. which is comprised of the stockholder’s equity of the company funded from $        of cash and $        of marketable securities, plus an additional amount of $        that will be payable within one year of the completion of this offering, which is recorded as “due to affiliates”.

(c)
New investors in this offering will own shares of our Class A common stock.  We expect that the net proceeds from this offering will be $      , which reflects a reduction of $       relating to the underwriting discount. The pro forma effect of this offering and the repurchase of shares of Class C common stock from Julius Baer Holding Ltd. and shares of Class A common stock from each of our Principals, which also affects the par values of the applicable shares of common stock and paid-in capital , are:

•
recognition of the net proceeds from the sale of         shares in this offering of $       , after deducting underwriting discounts of $       , assuming an initial public offering price of $        per share of Class A common stock less $        underwriting discount per share.  The net proceeds are shown as an increase in our paid-in capital and common stock on the statement of financial position;

•	the exchange by each of our Principals of New Class A Units (together with the corresponding shares of Class B common stock) for shares of Class A common stock; and

•
our use of the net proceeds to repurchase and retire         shares of Class C common stock owned by Julius Baer Holding Ltd. and to repurchase, and record as treasury stock,         shares of Class A common stock from each of our Principals at a price equal to the per share net amount raised in the offering.

(d)
In connection with this offering, each of our Principals will exchange his Class B profits interests in Artio Global Management for New Class A Units in Artio Global Holdings.  Upon such exchange, we will no longer have an obligation to repurchase the Class B profits interests of each Principal and each Principal will no longer have the ability to put his interests to us.  As a result of these changes to the operating agreement of Artio Global Management, the complete vesting of each Principal’s Class B profits interests and the tax receivable agreement we will enter into with our Principals in connection with this offering, we will incur a compensation charge of $       , which is charged against retained earnings.  The portion of the compensation charge associated with the vesting of the Class B profits interests differs from the total vested and unvested amount reflected in the historical financial statements.  The amount reflected in the historical financial statements was based on a model specified in the operating agreement of Artio Global Management which was believed, in the absence of direct market inputs, to reflect the fair value of the Class B profits interests while the amount reflected in the pro forma statement of financial position is based on the assumed offering price of the shares of our Class A common stock in this offering, which totals $        as well as the value of the tax receivable agreement which totals $       . As a result, the liability we have historically accrued relating to the redemption value of the profits interests of our Principals, as of June 30, 2009, including the charge mentioned above which total $       , will be reclassified to additional paid-in capital within the consolidated statement of financial position.  No deferred tax asset will be computed on the charge and the deferred tax asset of $        that was historically recognized with respect to the redemption value of the profits interests of our Principals, will be de-recognized upon the completion of this offering and is reflected in the pro forma statement of financial condition as a reduction in stockholder’s equity.  In connection with this offering, we will pay out to our Principals the unpaid balance of their aggregate allocation of profits interests, as of immediately prior to this offering. This amount was $11.4 million as of June 30, 2009.

(e)
We are required to make payments under the tax receivable agreement that we will enter into in connection with this offering.  The exchange by each of our Principals of         New Class A Units for shares of our Class A common stock on a one-for-one basis is expected to result in an increase in the tax basis of the tangible and intangible assets that would not otherwise have been available.  This increase in tax basis will increase, for tax purposes, our depreciation and amortization expense and will therefore reduce the amount of tax that we would be required to pay in the future.  The pro forma amount for such increase in our deferred tax assets totals $        as of June 30 , 2009 based on an assumed share price of $       and an incremental tax rate of        %.  Accordingly, pursuant to the tax receivable agreement, we will agree to pay each Principal 85% of the actual reduction in U.S. federal, state and local tax payments that we realize as a result of this increase in tax basis created by such Principal’s exchanges.  The obligation to pay 85% of the actual reduction in tax payments to our Principals is an obligation of the company.  The pro forma liability of $        payable under this tax receivable agreement is shown as a liability in our statement of financial position as of June 30 , 2009.  The net deferred tax asset, after payment under this tax receivable agreement, amounted to $        and is shown as an increase to paid-in capital within the pro forma statement of financial position.  Future cash savings and related payments to our Principals in respect of subsequent exchanges would be in addition to these amounts.

Any payments made under the tax receivable agreement may give rise to additional tax benefits and additional potential payments under the tax receivable agreement.  We anticipate that we will account for the income tax effects and corresponding tax receivable agreement effects resulting from the future taxable exchanges by our Principals of New Class A Units for shares of our Class A common stock by recognizing an increase in our deferred tax assets, based on enacted tax rates at the date of the exchange.  Further, we will evaluate the likelihood that we will realize the benefit represented by the deferred tax asset and, to the extent that we estimate that it is more likely than not that we will not realize the benefit, we will reduce the carrying amount of the deferred tax asset with a valuation allowance.  We expect to record the estimated amount of the increase in deferred tax assets, net of any valuation allowance, directly in paid-in capital and we will record a liability for the expected amount we will pay our Principals under the tax receivable agreement (85% of the actual reduction in tax payments), estimated using assumptions consistent with those used in estimating the net deferred tax assets.

The computation of the deferred tax benefit takes into account the aforementioned additional tax benefits and additional potential payments made under the tax receivable agreement.  The computation of the total deferred tax benefit is as follows:

Fair value of shares sold upon exchange of New Class A Units by each of the Principals	$
Assumed future effective tax rate	%
Tax deduction
Additional deferred tax benefits
Total deferred tax benefit	$

Therefore, at the date of an exchange of New Class A Units for shares of our Class A common stock, the net effect of the accounting for income taxes and the tax receivable agreement on our financial statements will be a net increase to paid-in capital of 15% of the estimated realizable tax benefit.  The effect of subsequent changes in any of our estimates after the date of the exchange will be included in net income.  Similarly, the effects of changes in enacted tax rates and in the applicable tax laws will be included in net income.

(f)	Represents the issuance of shares of Class B common stock, in the aggregate, to our Principals in the reorganization.

(g)	Represents the issuance of shares of restricted stock to our directors and employees (other than our Principals) in connection with this offering, which generally vest over a five-year period.

(h)
Represents the establishment of a non-controlling interest as a result of the reclassification of our Principals’ economic interests held in Artio Global Management from Class B profits interests to non-controlling interests (representing our Principals’        % pro forma interest in Artio Global Holdings, which exclude the dilutive impact of the unvested portion of the           shares of restricted stock that we expect to issue to our directors and employees (other than our Principals) in connection with this offering, totaling            , which generally vest over a five-year period).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data of Artio Global Investors Inc. and subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated statement of income data for the years ended December 31, 2006, 2007, and 2008 and the selected consolidated statement of financial position data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements, included elsewhere in this prospectus. The selected consolidated statement of income data for the six months ended June 30, 2008 and 2009 and the consolidated statement of financial position as of June 30, 2009 have been derived from our unaudited interim consolidated financial statements. These unaudited interim consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated results of operations and financial condition for the periods presented therein. Our results for the six months ended June 30, 2008 and 2009 are not necessarily indicative of our results for a full fiscal year.

	Year Ended December 31,					Six Months Ended June 30, (unaudited)
	2004	2005	2006	2007	2008	2008	2009
	(in thousands, except per share amounts)
Statement of Income Data:
Revenues and other operating income
Investment management fees	$106,282	$201,285	$300,432	$445,558	$425,003	$243,507	$132,576
Net (losses) on assets held for deferred compensation	—	—	—	—	(2,856)	(601)	712
Foreign currency gains (losses)	—	—	—	186	(101)	(21)	32
Total revenues and other operating income	106,282	201,285	300,432	445,744	422,046	242,885	133,320
Expenses
Employee compensation and benefits
Salaries, incentive compensation and benefits	32,864	52,878	69,677	92,277	92,487	52,854	34,917
Allocation of Class B profits interests	12,359	33,748	53,410	83,512	76,074	43,991	21,472
Change in redemption value of Class B profits interests	—	23,557	46,932	76,844	54,558	36,433	35,538
Total employee compensation and benefits	45,223	110,183	170,019	252,633	223,119	133,278	91,927
Shareholder servicing and marketing	7,026	11,993	20,134	25,356	23,369	12,725	7,208
General and administrative	24,498	27,727	31,510	50,002	62,833	34,665	17,578
Total expenses	76,747	149,903	221,663	327,991	309,321	180,668	116,713
Operating income before income tax expense	29,535	51,382	78,769	117,753	112,725	62,217	16,607
Non-operating income (loss)	460	1,391	3,288	7,034	3,181	1,397	(333)
Income from continuing operations before income tax expense	29,995	52,773	82,057	124,787	115,906	63,614	16,274
Income tax expense	13,617	24,123	38,514	58,417	54,755	31,992	7,874
Income from continuing operations	16,378	28,650	43,543	66,370	61,151	31,622	8,400
Income (loss) from discontinued operations, net of taxes(1)	(3,396)	(2,544)	1,231	1,616	—	—	—
Net income	$12,982	$26,106	$44,774	$67,986	$61,151	$31,622	$8,400

	Year Ended December 31,					Six Months Ended June 30, (unaudited)
	2004	2005	2006	2007	2008	2008	2009
Basic and diluted net income per share from continuing operations	$4,094	$7,163	$10,886	$16,592	$15,288	$7,906	$2,100
Basic and diluted net income (loss) per share from discontinued operations, net of taxes	(849)	(636)	307	404	—	—	—
Basic and diluted net income per share	3,245	6,527	11,193	16,996	15,288	7,906	2,100
Cash dividends declared per share	—	7,500	—	15,025	29,250	20,500	3,500
Weighted average shares used in basic and diluted net income per share	4,000	4,000	4,000	4,000	4,000	4,000	4,000

	As of December 31,					As of June 30, 2009
	2004	2005	2006	2007	2008	(unaudited)
	(in thousands)
Statement of Financial Position Data:
Cash and cash equivalents	$28,892	$15,831	$60,096	$133,447	$86,563	$111,324
Assets of discontinued operations(1)	20,239	22,508	11,722	—	—	—
Total assets	99,132	121,214	244,704	355,355	319,476	306,145
Accrued compensation and benefits	28,216	68,880	138,087	245,245	268,925	264,253
Long-term debt	—	—	—	—	—	—
Liabilities of discontinued operations(1)	19,482	6,668	2,725	—	—	—
Total liabilities	59,128	85,104	163,820	266,261	286,231	278,500
Total stockholder’s equity	$40,004	$36,110	$80,884	$89,094	$33,245	$27,645
_______________
(1)
Discontinued operations include the former broker-dealer and foreign exchange activities of our company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—General Overview”.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(in millions)
Selected Unaudited Operating Data (excluding legacy activities):
Assets under management (1)	$21,582	$34,850	$53,486	$75,362	$45,200	$72,604	$46,826
Net client cash flows (2)	10,784	8,633	7,582	12,150	1,930	4,991	973
Market appreciation (depreciation) (3)	3,282	4,635	11,054	9,726	(32,092)	(7,749)	653
___________ ____
(1)	Reflects the amount of money our clients have invested in our strategies as of the period-end date.

(2)	Reflects the amount of money our clients have invested in our strategies during the period, net of outflows and excluding appreciation (depreciation) due to changes in market value.

(3)	Represents the appreciation (depreciation) of the value of assets under our management during the period due to market performance and fluctuations in exchange rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

The historical financial data discussed below reflect the historical results of operations and financial condition of Artio Global Investors Inc. and subsidiaries and do not give effect to our reorganization. See “Our Structure and Reorganization” and “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus for a description of our reorganization and its effect on our historical results of operations.

General Overview

Business

We are an asset management company that provides investment management services to institutional and mutual fund clients. We manage and advise proprietary funds, commingled institutional investment vehicles, institutional separate accounts and sub-advisory accounts. Our operations are based principally in the United States, while our assets under management are invested primarily outside the United States.

As a holding company, we conduct all of our business activities through our direct subsidiary Artio Global Holdings, an intermediate holding company that conducts no operations but holds our ownership interest in Artio Global Management, our operating subsidiary. In connection with this offering, Artio Global Holdings’ operating agreement will be amended and restated and we will be its sole managing member. Net profits, net losses and distributions, from cash generated from Artio Global Holdings and its subsidiaries, will be allocated and made to its members pro rata in accordance with the percentages of their respective equity interests. Accordingly, its net profits and net losses will be allocated, and distributions of the operating company will be made, approximately         % to us and approximately         % to each of our Principals, after giving effect to the transactions described herein. As sole managing member of Artio Global Holdings, we will continue to operate and control all of its business and affairs and will consolidate its financial results with ours. We will reflect the ownership interest of our Principals as a non-controlling interest in our statement of income and statement of financial condition. For more information on the pro forma impact of the reorganization and this offering, see “Unaudited Pro Forma Consolidated Financial Information”.

A significant portion of our current employee compensation and benefits expense relates to our Principals’ economic interests in the business. In May 2004, we granted Class B profits interests in Artio Global Management to our Principals, entitling them to a share of its future income. Subsequent to this offering, the costs of the Class B profits interests will no longer be reflected as compensation expense. The economic interests now represented by the Class B profits interests will be reflected as non-controlling interests.

Our historical consolidated financial results include, within discontinued operations, the former broker-dealer and foreign exchange activities of our company. Following the sale by Julius Baer Holding Ltd. of the U.S. private banking business in 2005 and equity brokerage businesses in 2006, we withdrew our broker-dealer registration. Our financial statements also include the results of our foreign exchange activities, conducted within Julius Baer Financial Markets LLC (“JBFM”), which was a wholly owned subsidiary of our company. This activity was initially transferred to our company from an affiliate in December 2005. On December 1, 2007, JBFM was distributed to Julius Baer Holding Ltd., our parent, and is no longer a subsidiary of our company and is therefore reported within discontinued operations. The impact of these activities is described in the notes to our consolidated financial statements, which are included elsewhere in this prospectus.

In addition, our historical financial statements also contain legacy activities. A legacy alternative fund-of-funds business was transferred to an affiliate of our parent in 2006, and a former hedge fund product was discontinued in 2008. The financial results of these legacy businesses did not satisfy the criteria for discontinued operations treatment because of the similarity to the business activities we currently conduct. They are therefore shown within the respective line items of the financial statements as part of continuing operations. In order to make comparisons more meaningful, we present certain information below excluding such legacy activities.

Economic Environment

As an investment manager we derive substantially all of our operating revenues from providing investment management services to our institutional and mutual fund clients; such revenues are driven by the amount and composition of our assets under management as well as our fee structure. Accordingly, our business results are highly dependent upon the prevailing global economic climate and its impact on the capital markets.

The global economic environment deteriorated sharply in 2008, particularly in the third and fourth quarters, with virtually every class of financial asset experiencing significant price declines and volatility. Several banks and other large financial institutions incurred significant asset valuation write-downs resulting in substantial losses and ultimately their failure, merger or conservatorship.

Investors lost confidence in the financial sector and a severe reduction in liquidity and credit availability spread rapidly throughout global credit markets. Heightened risk aversion among investors caused a “flight to quality,” lowering the yield on U.S. Treasury securities, and significantly widening corporate credit spreads. Furthermore, the U.S. dollar, aided by its reserve-currency status, strengthened against other major currencies as investors fled riskier assets. In order to calm financial markets, central governments intervened in traditional and non-traditional ways to ensure the stability of the banking system and continued availability of credit.

Global equity markets fell in 2008, particularly as the financial crisis intensified in the third and fourth quarters. For example, by year-end the MSCI All Country World Index (ex-US) was down 41% in local currency terms and 45% in U.S. dollar terms. In addition, equity market volatility reached extreme levels around the world, evidenced by dramatically higher average levels for the VSTOXX and VIX indices.

The sizeable decline in stock prices worldwide resulted in substantial withdrawals from equity funds during 2008 throughout the asset management industry. By the end of 2008, it was clear that the U.S. and other major economies were in recession, and despite the coordinated efforts of governments around the world to stabilize financial markets, volatility persisted. Economic conditions worsened in the first quarter of 2009 and, as a result, we continued to operate in a challenging business environment and the economic outlook remains uncertain for the remainder of the year.  However, market conditions in the second quarter of 2009 improved, reflecting a more optimistic view of future economic recovery.

The following table sets forth the effects that economic disruption has had on our business over the past six quarters:

	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009
(dollars in millions)
Assets under management at end of period (1)	$71,501	$72,604	$56,648	$45,200	$38,941	$46,826
Market appreciation (depreciation)(1)	(6,712)	(1,038)	(14,917)	(9,425)	(6,481)	7,134
Gross client cash inflows(1)(2)	5,934	4,848	2,912	3,557	2,945	3,178
Gross client cash outflows(1)(2)	(3,083)	(2,707)	(3,951)	(5,580)	(2,723)	(2,427)
Net client cash inflows (outflows)(1)	2,851	2,141	(1,039)	(2,023)	222	751
Average assets under management for period(1)	72,398	74,120	66,525	47,667	40,711	44,067
Investment management fees	116.8	126.7	107.6	73.9	62.8	69.8
MSCI ACWI (ex-US) (US$)	(9.1)%	(1.1)%	(21.9)%	(22.3)%	(10.7)%	27.6%

	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009
(dollars in millions)
MSCI ACWI (ex-US) (local currency)	(13.4)%	(0.3)%	(15.0)%	(19.5)%	(7.1)%	18.7%
S&P 500	(9.4)%	(2.7)%	(8.4)%	(21.9)%	(11.0)%	15.9%
Barclays Capital Aggregate Bond	2.2%	(1.0)%	(0.5)%	4.6%	0.1%	1.8%
Merrill Lynch Global High Yield	(2.4)%	1.9%	(10.5)%	(18.5)%	5.1%	25.3%
_______________
(1)	Excluding legacy activities.

(2)
Gross client cash inflows and outflows, as well as transfers between funds, are tracked by information systems.  We believe the information set forth above is accurate in all material respects, but such data is not subject to our internal controls over financial reporting. In addition, certain of our intermediaries elect to automatically reinvest all cash dividends in our investment vehicles and, to the extent any of such intermediary’s underlying investors do not elect dividend reinvestment but prefer cash, they cause such investor’s newly received shares to be redeemed. Accordingly, the gross flows data set forth above may overstate redemptions, although we do not believe the effect is material.

Key Performance Indicators

Our management reviews our performance on a monthly basis, focusing on the indicators described below.

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
Operating indicators(1) (dollars in millions)
AuM at end of period	$53,486	$75,362	$45,200	$72,604	$46,826
Average AuM for period(2)	43,745	66,619	64,776	73,510	42,881
Net client cash flows	7,582	12,150	1,930	4,991	973
Financial indicators
Investment management fees (dollars in thousands)	$300,432	$445,558	$425,003	$243,507	$132,576
Effective fee rate (basis points)(3)	68.7	66.9	65.6	66.3	61.8
Operating margin(4)	60.1%	62.7%	59.8%	60.6%	55.2%
Compensation as a % of total revenues and other operating income(4)	22.7%	20.4%	19.8%	19.9%	26.2%
Effective tax rate	46.9%	46.8%	47.2%	50.3%	48.4%
______________
(1)	Excluding legacy activities.

(2)	Average AuM for a period is computed on the beginning-of-month balance and all end-of-month balances in the period.

(3)	The effective fee rate is computed by dividing annualized investment management fees by average AuM for the period.

(4)
Operating margin is operating income before income taxes, divided by total revenues and other operating income . In this computation we exclude compensation expenses for allocation of Class B profits interests, change in redemption value of Class B profits interests, and deferred compensation relating to our Principals ($1.4 million, $1.4 million, $8.9 million, $4.4 million and $- million in the periods presented). None of such expenses will continue after this offering.

Operating Indicators

Our revenues are driven by the amount and composition of our assets under management. As a result, management reviews various aspects of our assets under management. Average assets under management is the average balance of our month-end assets under management for a period of time. We believe this measure is important because it allows us to analyze the change in the size of assets under management over a period of time, which results in a more useful comparison. It also represents a better indication of our revenue stream as our fees are calculated based on daily, monthly, or quarterly assets under management average or periodic balances. Net client cash flows represent sales either to new clients or existing clients, less redemptions. Our net client cash flows are driven by the results of our investment strategies, competitiveness of fee rates, the success of our marketing and client service efforts, and the state of the overall equity and fixed income markets.

Substantial declines in global equity markets, particularly in the third and fourth quarters of 2008, and a strengthening of the U.S. dollar resulted in our assets under management at year-end 2008 being 40% lower than at the start of the year. In addition, the poor performance of global equity markets, coupled with forecasts of a global recession, discouraged investors from entering or increasing their exposure to equity markets. Despite these challenging market conditions, we had positive net client cash flows of $1.9 billion for the full year 2008. This continues a trend where our growth has come mostly from net client cash inflows. The CAGR of our assets under management was 43.2% from December 31, 2003 to December 31, 2008 while the CAGR of the MSCI All Country World Index (ex-US) was 2.6% over the same period.

Economic conditions worsened in the first quarter of 2009.  However, market conditions in the second quarter of 2009 improved slightly, reflecting a more optimistic view of future economic recovery.  As a result, our assets under management increased 4% in the first half of 2009.  Net client cash inflows totaled $973 million in the first half of 2009.

While net client cash flows have recently correlated with market sentiment regarding economic conditions, net client cash flows reflect specific client actions, such as rebalancing of portfolios or decisions to switch portfolio managers and can therefore be somewhat volatile. For example, although we experienced positive net client cash flows in the first seven months of 2009, our largest sub-advisory client has indicated to us that they are likely to make a partial redemption of their account and redeem approximately $730 million in October 2009.  If we do not have offsetting client cash flows, our net client cash flows and our average assets under management for the month or the quarter may decrease compared to prior periods.

Financial Indicators

Management reviews certain financial ratios to monitor progress with internal forecasts, understand the underlying business, and compare our firm with others in our industry. The effective fee rate represents the annualized ratio of investment management fees as a percentage of average assets under management, i.e., the amount of investment management fees we earn for each dollar of client assets we manage. We use this information to evaluate the contribution to revenue of our products. Operating margin represents pre-tax operating income from continuing operations (excluding the allocation of Class B profits interests to our Principals, the change in the redemption value of our Principals’ Class B profits interests, and deferred compensation to the Principals) divided by total revenues and other operating income , and is an important indicator of our profitability and the efficiency of our business model. We exclude these expense items relating to our Principals in calculating our operating margin because they are expected to be replaced by non-controlling interests as part of our planned restructuring. Other ratios shown in the table above allow us to manage expenses in comparison with our revenues.

Our effective fee rate for the six months ended June 30, 2009 decreased from prior periods due to a change in the composition of our assets under management, which was driven primarily by the market impact on the value of the assets under management in our International Equity strategies, which are our highest margin strategies. Our International Equity strategies represented approximately 90% of assets under management as of June 30, 2008 and approximately 84% of assets under management as of June 30, 2009. Also, we earn higher investment management fees from our proprietary funds than our other investment vehicles. Our proprietary funds have declined from 49%

of our assets under management as of December 31, 2006 to 43% of our assets under management as of June 30 , 2009.

Our operating margin in 2008 was lower than in 2007 because revenues flattened and then declined sharply in the latter half of the year, while general and administrative expenses increased as we prepared for our initial public offering. A significant proportion of our expenses are variable in nature. We monitor our cost base to ensure proper alignment with revenues by reducing expenses in light of downward pressure on revenues, while at the same time seeking to maintain our investment in the business for the long term and supporting existing client relationships. Although we were able to reduce expenses as revenues declined, the significant decline in revenues had the effect of reducing operating margin.

Our operating margin in the first half of 2009 declined further as revenues declined faster than expenses. We anticipate continued pressure on operating margins in the second half of 2009, as we expect revenues to be materially lower in 2009 than in 2008. Although the economic events of the past year have severely impacted our business, we continued to generate strong operating margins, which we believe reflects the strength of our franchise and the variability of our expense base.

Assets under Management

Changes to our operating results from one period to another are primarily due to changes in our assets under management, changes in the distribution of our assets under management among our investment products and investment strategies, and the effective fee rates on our products.

The amount and composition of our assets under management are, and will continue to be, influenced by a variety of factors including, among other things:

•	investment performance, including fluctuations in both the financial markets and foreign currency exchange rates and the quality of our investment decisions;

•	client cash flows into and out of our investment products;

•	the mix of assets under management among our various strategies; and

•	our introduction or closure of investment strategies and products.

Our five core investment strategies are: International Equity, Global Equity, U.S. Equity, High Grade Fixed Income and High Yield. See “Business - Investment Strategies, Products and Performance” for additional information on these strategies. We offer investors the ability to invest in each of our strategies through the investment vehicles described below.

The following table sets forth our assets under management (including legacy activities) by investment vehicle type as of December 31, 2006, 2007 and 2008 and as of June 30 , 2008 and 2009:

	As of December 31,			As of June 30,		As % of AuM
	2006	2007	2008	2008	2009	2006	2007	2008	June 30, 2008	June 30, 2009
(dollars in millions)
Proprietary Funds(1)
A shares	$10,865	$13,217	$6,251	$11,702	$6,410
I shares (2)	15,735	23,900	13,215	22,272	13,743
Total	26,600	37,117	19,466	33,974	20,153	49.7%	49.3%	43.1%	46.8%	43.0%
Institutional commingled funds	5,676	9,357	7,056	10,288	7,324	10.6	12.4	15.6	14.2	15.6
Separate accounts	16,574	22,897	14,342	21,270	14,778	31.0	30.4	31.7	29.3	31.6

	As of December 31,			As of June 30,		As % of AuM
	2006	2007	2008	2008	2009	2006	2007	2008	June 30, 2008	June 30, 2009
(dollars in millions)
Sub-advisory accounts	4,636	5,991	4,336	7,072	4,571	8.7	7.9	9.6	9.7	9.8
Legacy activities (3)	─	─	4	45	─	─	─	─	─	─
Ending AuM	$53,486	$75,362	$45,204	$72,649	$46,826	100.0%	100.0%	100.0%	100.0%	100.0%
______________
(1)
Proprietary funds include both SEC registered funds and private offshore funds. SEC registered mutual funds within proprietary funds are: Artio International Equity Fund, Artio International Equity Fund II, Artio Total Return Bond Fund, Artio Global High Income Fund, Artio Global Equity Fund Inc., Artio U.S. Micro-cap Fund, Artio U.S. Mid-cap Fund, Artio U.S. Multi-cap Fund, and Artio U.S. Small-cap Fund.

(2)	Amounts invested in private offshore funds are categorized as “I” Shares.

(3)	Legacy activities relate to a hedge fund product which we discontinued in the fourth quarter of 2008.

The different fee structures associated with each type of investment vehicle make the composition of our assets under management an important determinant of the investment management fees we earn. We typically earn higher effective investment management fee rates from our proprietary funds and institutional commingled funds than on our separate and subadvised accounts. In the latter half of 2008, the amount of assets under management related to proprietary funds as a percentage of total assets under management decreased as proprietary fund redemptions exceeded client cash inflows within the proprietary funds, as proprietary funds include a significant number of underlying retail investors. Generally, institutional investors, who typically invest in other vehicles, have longer-term investment horizons than retail proprietary fund investors.

Proprietary Funds

We offer no-load open-end share classes within our SEC registered mutual funds’ business. We currently serve as investment advisor to nine SEC registered mutual funds. Of these nine SEC registered mutual funds, two are within our International Equity strategy, one is within our High Grade Fixed Income strategy, one is within our High Yield strategy, one is within our Global Equity strategy, and four are within our U.S. Equity strategy.

Our open-end funds are not listed on an exchange. These funds issue new shares for purchase and redeem shares from those shareholders who sell. The share price for purchases and redemptions of open-end funds is determined by each fund’s net asset value, which is calculated at the end of each business day. Assets under management in open-end funds vary as a result of both market appreciation and depreciation and the level of new purchases or redemptions of shares of a fund. We earn investment management fees for serving as an investment advisor to these funds, which are based on the average daily net asset value of each fund. Our standard fee rates for our proprietary funds range from 0.35% of assets under management to 1.25% of assets under management, depending on the strategy. Shareholders may redeem their investment in our open-end funds without advance notice on any day the NYSE is open for business.

Through financial intermediaries, we offer two share classes in each open-end fund to provide investors with alternatives to best suit their investment needs.

•
Class A shares of the SEC registered open-end funds represented $6.4 billion and $11.7 billion of our assets under management as of June 30, 2009 and June 30, 2008, respectively. These shares are generally offered to investors making initial investments of $1,000 or more. The third-party distributor of our SEC registered mutual funds, Quasar Distributors LLC, receives Rule 12b-1 fees for distribution and/or administrative services on Class A shares, which are generally offset by fees it pays to third-party agents.

•
Class I shares of the SEC registered open-end funds, excluding the offshore funds discussed below, represented $13.5 billion and $21.8 billion of our assets under management as of June 30, 2009 and June 30, 2008, respectively. These shares are generally offered to institutional investors making initial investments of $1 million or more. No Rule 12b-1 distribution and service fees are charged to holders of Class I shares.

We also offer two private offshore funds to select offshore clients, one of which is within our International Equity strategy and one of which is a global balanced fund categorized as within our “other” strategy. Private offshore funds represented $224 million and $472 million of our assets under management as of June 30, 2009 and June 30, 2008 , respectively. The share price for purchases and redemptions of these offshore funds is determined by each fund’s net asset value, which is calculated at the end of each month. Assets under management in these offshore funds vary as a result of both market appreciation and depreciation and the level of new purchases or redemptions of shares of a fund. The fee rates, in general, decline as the fund size increases. Investment management fees for offshore funds are calculated using the month-end net asset value of each fund. Our standard fee rates for our private offshore funds range from 0.15% of assets under management to 0.90% of assets under management, depending on the strategy and the amount of the investment. Clients invested in either of these private offshore funds may redeem their investment on a weekly basis with one day’s notice.

Institutional Commingled Funds

Institutional commingled funds are pooled investment vehicles offered to institutional clients such as public and private pension funds, foundations and endowments. Our revenues from commingled funds are derived from investment management fees that vary among our different investment strategies. The fee rates, in general, decline as the investment size increases. We earn investment management fees which are based on the average month-end market value of the assets under management during the quarter. Our standard fee rates for our institutional commingled funds range from 0.40% of assets under management to 0.90% of assets under management, depending on the strategy and the amount of the investment. Depending on the vehicle, clients invested in our institutional commingled funds may redeem their investment on either a daily basis with one days’ notice or a monthly basis with 30 days’ notice.

Separate Accounts

Our separate accounts are primarily managed for institutional clients , such as public and private pension funds, foundations and endowments. Our revenues from separate accounts are typically derived from investment management fees that vary between our different investment strategies. The fee rates, in general, decline as account size increases. In the case of a few institutional separate accounts, we also earn performance fees. Performance fees may be subject to clawback as a result of performance declines subsequent to the most recent measurement date. If such declines occur, the performance fee clawbacks are recognized when the amount is known. Performance fees amounted to (1.2)% and 2.0% of total revenues and other operating income for the six months ended June 30, 2009 and 2008, respectively, and 1.2%, 0.9% and 0.3% of total revenues and other operating income for the years ended December 31, 2008, 2007 and 2006, respectively. Separate accounts are generally offered to institutional investors making the required minimum initial investment, which varies by strategy. We typically earn investment management fees based on either the quarter-end market value or the average of the month-end market values during the quarter. The average investment management fees we earn on these accounts are generally lower than the investment management fees we earn on our proprietary funds and institutional commingled funds. Our standard fee rates for our separate accounts range from 0.18% of assets under management to 0.90% of assets under management, depending on the strategy and the amount of the investment. Separate account clients generally may terminate their account relationship with us at any time without advance notice.

Sub-advisory Accounts

As of June 30, 2009, we sub-advised seven SEC registered mutual funds pursuant to sub-advisory agreements, all of which are within our International Equity strategies. Under the 1940 Act, the sub-advisory agreements may have an initial term of up to two years and are thereafter subject to the respective fund boards’ annual approvals. In addition, we sub-advise eight offshore funds and two onshore private funds pursuant to contractual arrangements. Of the ten non-SEC registered funds we sub-advise, three are within our International Equity strategies, three are within our High Grade Fixed Income strategies, one is within our High Yield strategy, two are within our Global Equity strategy and one is within our U.S. Equity strategies. We earn investment management fees which are based on the average daily market value of the assets under management. Approximately 40% of the sub-advisory assets as of June 30, 2009 were attributable to one institutional relationship. The average investment management fees we earn on these accounts are generally lower than the investment management fees we earn on our proprietary funds and institutional commingled funds. Our standard fee rates for our sub-advised accounts range from 0.12% of assets under management to 0.80% of assets under management, depending on the strategy and the amount of the investment. As managing subscriptions and redemptions are typically the manager’s responsibility, we have no right to restrict redemptions in the funds we sub-advise.

Revenues and Other Operating Income

Our revenues are driven by investment management fees earned from managing clients’ assets. Investment management fees fluctuate based on the total value of assets under management, composition of assets under management among our investment vehicles and among our investment strategies, changes in the investment management fee rates on our products and, for the few accounts on which we earn performance based fees, the investment performance of those accounts. Performance fees may be subject to clawback as a result of performance declines subsequent to the most recent measurement date. If such declines occur, the performance fee clawbacks are recognized when the amount is known.

The following table sets forth investment management fee revenues and average assets under management for the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30 , 2008 and 2009:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
Investment management fees (dollars in thousands)	$300,432	$445,558	$425,003	$243,507	$132,576
Average AuM for period (dollars in millions)(1)	43,745	66,619	64,776	73,510	42,881

_____________
(1)   Excluding legacy activities.

We expect that lower average assets under management will result in investment management fees in 2009 that are materially lower than those in 2008.

Operating Expenses

We manage our expenses and allocate resources in order to allow us to focus on servicing our clients. As a result, we keep in-house those functions that we believe are necessary for providing investment management, client service and risk management, and outsource others. Our efficient operating structure has positioned us to better manage our costs in challenging market conditions.

Many of our operating expenses vary due to a number of factors, including the following:

•
variations in the level of total employee compensation and benefits expense, which change as a result of discretionary bonuses, sales incentives, changes in employee headcount and mix, and competitive factors;

•	changes in shareholder servicing expenses as a result of fluctuations in mutual fund sales, level of redemptions, and market appreciation or depreciation of proprietary funds’ assets under management;

•	changes in the level of our marketing and promotional expenses in response to market conditions, including our efforts to further access distribution channels;

•	the introduction or closure of product initiatives; and

•	increases in expenses such as rent, information technology costs, professional service fees, and data-related costs (including the cost of outsourced services provided by third parties).

A substantial proportion of our expenses are correlated to some degree with our revenues or are within our discretion. For example, shareholder servicing is influenced by the value of our proprietary funds’ assets under management.  Similarly, certain components of incentive compensation are to a large extent based on our revenues for a particular period.

The following table sets forth the main categories of expenses from our consolidated statements of income, expressed as a percentage of total revenues and other operating income, for the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
Total revenues and other operating income	100.0%	100.0%	100.0%	100.0%	100.0%
Salaries, incentive compensation, and benefits	23.2	20.7	21.9	21.8	26.2
Allocation of Class B profits interests(1)	17.8	18.7	18.0	18.1	16.1
Change in redemption value of Class B profits interests(1)	15.6	17.3	13.0	15.0	26.7
Total employee compensation and benefits	56.6	56.7	52.9	54.9	69.0
Shareholder servicing and marketing expenses	6.7	5.7	5.5	5.2	5.4
General and administrative expenses	10.5	11.2	14.9	14.3	13.2
Operating income before income taxes	26.2	26.4	26.7	25.6	12.4
Non-operating income	1.1	1.6	0.8	0.6	(0.2)
Income before income tax expense	27.3	28.0	27.5	26.2	12.2
Income tax expense	12.8	13.1	13.0	13.2	5.9
Income from continuing operations	14.5	14.9	14.5	13.0	6.3
Income from discontinued operations, net of taxes	0.4	0.4	─	─	─
Net income	14.9%	15.3%	14.5%	13.0%	6.3%
_______________
(1)	Subsequent to this offering, the Class B profits interests will be replaced by non-controlling interests that are not reflected as compensation expense.

We manage our expenses with a view to both maximizing profitability and achieving our long-term goals for the business.

During the second half of 2008 we implemented certain expense reduction initiatives to proactively align our expense base with the expectation that 2009 revenues would be significantly lower than those of 2008. Significant reductions to incentive compensation accruals were made during the fourth quarter of 2008, which resulted in an overall reduction of incentive compensation awards paid for such year. Incentive compensation accruals were further reduced during the first half of 2009 to reflect the continued deterioration in global markets. In the fourth quarter of 2008, we also reduced headcount, principally support personnel, by approximately 5%, lowered our occupancy costs by reducing our office space requirements and reduced certain information technology and market data costs. We are able to control costs because a significant percentage of our cost base is, to some degree, correlated to revenues or within our discretion. Our business model has allowed us to control costs to such a degree that, in a difficult period during which our total revenues and other operating income declined 45% (from the six months ended June 30, 2008 to the six months ended June 30, 2009), our operating margin declined only slightly, from 60.6% of total revenues and other operating income to 55.2%.

On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar” credits from broker dealers that have the effect of reducing certain of our expenses. The reduction in our operating expenses amounted to $1.1 million, $0.7 million and $0.8 million for the years ended December 31, 2006, 2007 and 2008, respectively, and $0.5 million and $0.3 million in the six months ended June 30, 2008 and 2009, respectively. Our operating expenses would increase to the extent these “soft dollars” were reduced or eliminated.

Employee Compensation and Benefits

Our largest operating expense is employee compensation and benefits, which includes salaries, incentive compensation (including deferred incentive compensation), sales incentives, and related benefits costs. A significant portion of salaries, incentive compensation, and benefits is variable as sales incentives and discretionary incentive compensation awards are generally based on our revenues. We believe that the compensation and benefits offered to our employees are competitive within our industry.

A significant portion of our employee compensation and benefits expense relates to the allocation of income and accrual for the incremental increase in the redemption value of the Class B profits interests. Pursuant to the terms of our operating subsidiary’s operating agreement, prior to this offering, the holders of the Class B profits interests had the right to require us to redeem their vested interests, under certain circumstances, using a model that was based on the historic average earnings (as defined in the operating agreement) as well as our parent’s historic average price/earnings ratio. We have accounted for the allocations of income relating to these interests , as well as the annual increase in their redemption value , as compensation expense within our financial statements. The charge recorded for the change in redemption value of our Principals’ Class B profits interests represents a non-cash charge required for financial accounting purposes.

The following table sets forth our employee compensation and benefits expenses for the three years ended December 31, 2006, 2007 and 2008, and the six months ended June 30 , 2008 and 2009:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
(dollars in thousands)
Salaries, incentive compensation, and benefits	$69,677	$92,277	$92,487	$52,854	$34,917
Allocation of Class B profits interests	53,410	83,512	76,074	43,991	21,472
Change in redemption value of Class B profits interests	46,932	76,844	54,558	36,433	35,538
Total employee compensation and benefits	$170,019	$252,633	$223,119	$133,278	$91,927

Subsequent to this offering and the amendment and restatement of the operating agreement, the costs of the Class B profits interests will no longer be reflected as compensation expense. See “—Changes to Class B Profits Interests”. The economic interests now represented by the Class B profits interests are expected to be reflected as non-controlling interests, rather than as a compensation expense.

Prior to this offering, the Principals have not received incentive compensation, but have received distributions pursuant to their Class B profits interests. Following this offering, they will be eligible for incentive compensation, which will partly offset the reduction in expense from the elimination of charges relating to the Class B profits interests. See “Management—Compensation Discussion and Analysis—Employment Agreements”.

Included within salaries, incentive compensation, and benefits are sales incentives costs which represent amounts due to our internal sales personnel. These incentive amounts are correlated to revenue as they are derived as a percentage of the revenues associated with client assets (without consideration to our overall financial performance) and are payable over a one to three year period.

We expect to issue to directors and employees (other than our Principals)                  shares of restricted Class A common stock in connection with this offering. These awards will vest over periods of up to five years, depending on the terms of the awards. Accordingly, we will incur non-cash compensation expenses related to this vesting. We anticipate using a fair value method to record compensation expense for future awards granted under our incentive compensation plans. Fair value will be determined using an appropriate valuation method.

Shareholder Servicing and Marketing

Shareholder servicing and marketing expenses include payments we make to broker dealers and other intermediaries for selling, servicing, and administering our mutual funds. This expense is influenced by new mutual fund sales, levels of redemptions, and market appreciation or depreciation of assets under management in these products. This expense varies with revenues as a significant portion of shareholder servicing costs is based on the value of our proprietary funds’ assets under management.

The third-party distributor of our SEC registered mutual funds, Quasar Distributors LLC, receives Rule 12b-1 fees for distribution and/or administrative expenses, which are generally offset by fees it pays to third-party agents. If the amount of these fees were to exceed the amount payable to those third-party agents, these fees would be provided to us. We could use the excess to cover marketing expenses (with the exception currently of the International Equity Fund - to the extent it remains closed to new investors - where any excess is returned to the International Equity Fund). Historically, the amount of excess fees returned to us has not been material.

In 2008, the financial services industry experienced consolidation among certain large distributors. As a result, the number of distributors available to us has decreased, and we expect that the reduction in competition will result in higher shareholder servicing expenses in the future.

The following table sets forth shareholder servicing and marketing expenses for the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30 , 2008 and 2009:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
(dollars in thousands)
Shareholder servicing and marketing expenses	$20,134	$25,356	$23,369	$12,725	$7,208
Investment management fees	300,432	445,558	425,003	243,507	132,576
As a percentage of fees	6.7%	5.7%	5.5%	5.2%	5.4%

General and Administrative

General and administrative expenses include professional and consulting fees for third-party service providers, occupancy expenses, technology-related costs, client-related trading errors, license fees paid to our parent, market data expenses, depreciation, and the costs associated with operating and maintaining our research, trading, and portfolio accounting systems. Our occupancy-related costs and market data expenses, in particular, generally increase or decrease in relative proportion to the number of employees retained by us and the overall size and scale of our business operations.

Following this offering, we expect, as an SEC registrant and listed company, to incur additional recurring expenses of approximately $4 to $5 million a year. These expenses will include, among other things, directors’ and officers’ insurance, director fees, reporting and compliance with SEC rules and regulations (including compliance with the Sarbanes-Oxley Act of 2002 and NYSE rules), investor relations, transfer agent fees, professional fees, and other similar expenses.

Following this offering, we will no longer pay license fees to our parent.

The following table sets forth general and administrative expenses for the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 :

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
(dollars in thousands)
General and administrative expenses	$31,510	$50,002	$62,833	$34,665	$17,578

Interest Expense

In connection with this offering, Artio Global Holdings intends to establish a $         term debt facility which, together with available cash, will fund a distribution to us that we will use to fund a distribution to our parent, and will also be utilized to provide working capital for our business and, potentially, seed capital for future investment products. The distribution to our parent will be calculated as $          plus total stockholder’s equity as of the date of this offering and is estimated to be $         on a pro forma basis ($        of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering). As a result, we will incur interest expense in future periods.

Non-operating Income

Non-operating income is revenue earned on invested excess funds. The following table sets forth non-operating income and average invested funds for the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30 , 2008 and 2009:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
(dollars in thousands)
Non-operating income (loss)	$3,288	$7,034	$3,181	$1,397	$(333)
Average invested funds(1)	64,014	126,849	149,147	122,481	101,105
______________
(1)	Computed using the beginning and ending balances for the period of cash equivalents and marketable securities, exclusive of securities held for deferred compensation.

The most significant factor to changes in our non-operating income is the timing of dividends to our parent. Changes in the redemption value of Class B profits interests, net of the related deferred tax benefits, have contributed substantially to cash flow as the non-cash charges reduce our net income, which is what we use to fund dividends, increasing cash available for investment.

Discontinued Operations

The consolidated financial statements include the results of certain activities that are deemed discontinued operations. These discontinued operations comprise our former broker-dealer and foreign exchange activities that were closed in 2006 and 2007, respectively. See “—General Overview—Business”.

Income Taxes

We are organized as a Delaware corporation, and therefore are subject to U.S. federal and certain state income taxes. As a member of Artio Global Holdings, we incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of this operating company.

The following table sets forth our effective tax rates for the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 :

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
Effective income tax rate	46.9%	46.8%	47.2%	50.3%	48.4%

Subsequent to this offering, we expect that our financial statements will reflect a significant reduction in our effective income tax rate, which we define as income tax expense divided by income before income tax expense, as a result of the reclassification of our Principals’ economic interests held at the operating company level from Class B profits interests to non-controlling interests. The non-controlling interests are treated as partnership interests for U.S. federal income tax purposes and, therefore, the federal and state tax liabilities associated with the income allocated to such interests are the responsibility of the Principals and not us. The financial statement presentation requirements of U.S. generally accepted accounting principles mandate that income before income tax expense include the income attributable to us as well as to our Principals.  Because income tax expense excludes U.S. federal and state taxes for the income attributable to each of our Principals, but includes each Principal’s portion of New York City Unincorporated Business Tax, the result should be, for financial statement presentation purposes, a significantly lower effective tax rate.  As each Principal’s non-controlling interests are exchanged into shares of our Class A common stock, we expect, for financial statement presentation purposes, that our effective income tax rate will increase because more income from the operating company will be attributable to us, and therefore we will be responsible for the tax liabilities on a greater proportion of the income before income tax expense.  Taking all of this into account, assuming our Principals exchange all of their non-controlling interests in our operating company for shares of our Class A common stock, our effective tax rate should revert to a level slightly lower than pre-offering levels.

Changes to Class B Profits Interests

In connection with this offering, we will amend and restate the operating agreement of our operating subsidiary. The amendment and restatement of the operating agreement will result in the full vesting of the Class B profits interests, the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests, and the conversion of our operating subsidiary multiple-class capital structure into a single new class of membership interests. See “Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC”. As part of the reorganization, the Class B units of our operating subsidiary currently held by our Principals will be exchanged for New Class A Units of Artio Global Holdings and shares of our Class B common stock. Assuming an initial public offering price of $         per share, we expect to record compensation expense of $         on the date of the consummation of this offering relating to acceleration of vesting of such interests and the establishment of a tax receivable agreement we will enter into with our Principals.

Results of Operations

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Assets under Management

Assets under management (excluding legacy activities) decreased by $25.8 billion, or 36%, to $46.8 billion as of June 30, 2009 from $72.6 billion as of June 30, 2008. As of June 30, 2009, our assets under management consisted of 43% proprietary funds, 16% commingled funds, 31% separate accounts and 10% sub-advised accounts, as compared to 47% proprietary funds, 14% commingled funds, 29% separate accounts and 10% sub-advised accounts as of June 30, 2008.

The following table sets forth the changes in assets under management for the six months ended June 30 , 2008 and 2009, by investment vehicle type:

	For the six months ended June 30,
	2008	2009	$ Change	% Change
(in millions)
Proprietary Funds
Beginning assets under management	$37,117	$19,466	$(17,651)	(48)%
Gross client cash inflows	4,802	3,823	(979)	(20)
Gross client cash outflows	(3,880)	(3,341)	539	(14)
Transfers between investment vehicles	(80)	─	80	100
Net client cash flows	842	482	(360)	(43)
Market appreciation (depreciation)	(3,985)	205	4,190	105
Ending assets under management	33,974	20,153	(13,821)	(41)
Institutional Commingled Funds
Beginning assets under management	9,357	7,056	(2,301)	(25)
Gross client cash inflows	2,655	711	(1,944)	(73)
Gross client cash outflows	(779)	(564)	215	(28)
Transfers between investment vehicles	125	1	(124)	(99)
Net client cash flows	2,001	148	(1,853)	(93)
Market appreciation (depreciation)	(1,070)	120	1,190	111
Ending assets under management	10,288	7,324	(2,964)	(29)
Separate Accounts
Beginning assets under management	22,897	14,342	(8,555)	(37)
Gross client cash inflows	1,150	1,163	13	1
Gross client cash outflows	(662)	(921)	(259)	39
Transfers between investment vehicles	(45)	(1)	44	98
Net client cash flows	443	241	(202)	(46)
Market appreciation (depreciation)	(2,070)	195	2,265	109
Ending assets under management	21,270	14,778	(6,492)	(31)
Sub-advisory Accounts
Beginning assets under management	5,991	4,336	(1,655)	(28)
Gross client cash inflows	2,175	426	(1,749)	(80)
Gross client cash outflows	(470)	(324)	146	(31)
Transfers between investment vehicles	─	─	─	─
Net client cash flows	1,705	102	(1,603)	(94)
Market appreciation (depreciation)	(624)	133	757	121
Ending assets under management	7,072	4,571	(2,501)	(35)
Legacy Activities
Beginning assets under management	─	4	4	NM
Gross client cash inflows	44	─	(44)	(100)
Gross client cash outflows	─	─	─	─
Transfers between investment vehicles	─	─	─	─
Net client cash flows	44	─	(44)	(100)
Market appreciation (depreciation)	1	(4)	(5)	(600)
Ending assets under management	45	─	(45)	(100)
Total Assets under Management (including legacy activities)
Beginning assets under management	75,362	45,204	(30,158)	(40)
Gross client cash inflows	10,826	6,123	(4,703)	(43)
Gross client cash outflows	(5,791)	(5,150)	641	(11)
Transfers between investment vehicles	─	─	─	─
Net client cash flows	5,035	973	(4,062)	(81)
Market appreciation (depreciation)	(7,748)	649	8,397	108

	For the six months ended June 30,
	2008	2009	$ Change	% Change
(in millions)
Ending assets under management	72,649	46,826	(25,823)	(36)
Total Assets under Management (excluding legacy activities)
Beginning assets under management	75,362	45,200	(30,162)	(40)
Gross client cash inflows	10,782	6,123	(4,659)	(43)
Gross client cash outflows	(5,791)	(5,150)	641	(11)
Transfers between investment vehicles	─	─	─	─
Net client cash flows	4,991	973	(4,018)	(81)
Market appreciation (depreciation)	(7,749)	653	8,402	108
Ending assets under management	$72,604	$46,826	$(25,778)	(36)

NM – Not meaningful

Net client cash inflows for the six months ended June 30, 2009 were 81% lower than net client cash inflows for the six months ended June 30, 2008, declining from $5.0 billion to $1.0 billion. Gross client cash inflows across all investment vehicles declined 43% or $4.7 billion for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. We believe this reflects the impact of market volatility on the client decision making process. However, gross client cash outflows decreased by 11% or $0.6 billion during the comparable period, which we believe may signal that stability is returning to the financial markets.

Net client cash inflows in proprietary funds were 43% lower than net client cash inflows for the six months ended June 30, 2009, declining from $0.8 billion to $0.5 billion.  The main reason for the decline was a reduction of $0.8 billion in net client cash inflows in the Artio International Equity Fund II, partially offset by reduced net client cash outflows of $0.2 billion in the Artio International Equity Fund for the six months ended June 30, 2009 as compared to the same period of 2008.  These were partly offset by an increase of $0.3 billion in net client cash flows into the Artio Global High Income Fund for the same six-month periods. Gross client cash inflows decreased by $1.0 billion, or 20%, mainly as a result of reduced gross client cash inflows of $0.6 billion in the Artio International Equity Fund and $0.6 billion in the Artio International Equity Fund II.

Net client cash inflows into commingled funds decreased by $1.9 billion during the six months ended June 30, 2009 as compared to the same period of 2008, primarily due to reduced net client cash inflows within the International Equity strategies. Gross client cash inflows relating to institutional commingled funds were $1.9 billion, or 73%, lower during the six months ended June 30, 2009 as compared to the six months ended June 30, 2008 primarily as a result of cash inflows in the International Equity II vehicle that were $1.6 billion lower in 2009 than in 2008.

Net client cash inflows into separate accounts decreased by $0.2 billion, or 46%, for the six months ended June 30, 2009 as compared to the same period of 2008 primarily due to an increase of $0.1 billion in net client cash outflows in both the International Equity I and Global Equity strategies.

Net client cash inflows in sub-advised accounts were $1.6 billion lower during the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. The 2008 period included a $1.5 billion funding relating to a new International Equity II client. Gross client cash inflows for sub-advised accounts of $0.4 billion were $1.7 billion, or 80%, lower than the comparable period of 2008 due to the impact of this International Equity II client.

Market appreciation for the six months ended June 30, 2009 amounted to $653 million compared to market depreciation of $7.7 billion for the six months ended June 30, 2008. For the six months ended June 30, 2008, market depreciation was attributable to our International Equity I ($4.7 billion) and International Equity II ($3.0 billion) strategies. For the six months ended June 30, 2009, market appreciation of $653 million was primarily attributable to our High Grade Fixed Income ($208 million) and High Yield ($344 million) strategies.

The MSCI AC World ex USA Index experienced a 13.9% increase during the six months ended June 30, 2009. In the six months ended June 30, 2009, the gross performance of our International Equity I and II strategies trailed the index by 12.0% and 11.7%, respectively.

Revenues and Other Operating Income

The following table sets forth the changes in total revenues and other operating income for the six months ended June 30, 2008 and 2009:

	For the six months ended June 30,
	2008	2009	$ Change	% Change
(in thousands)
Investment management fees	$243,507	$132,576	$(110,931)	(46)%
Net gains (losses) on securities held for deferred compensation	(601)	712	1,313	218
Foreign currency gains (losses)	(21)	32	53	252
Total revenues and other operating income	$242,885	$133,320	$(109,565)	(45)

Total revenues and other operating income decreased by $109.6 million, or 45%, to $133.3 million for the six months ended June 30, 2009 from $242.9 million for the six months ended June 30, 2008, primarily due to a 42% decline in average assets under management and, to a lesser extent, a decrease in the effective fee rate from 66.3 basis points to 61.8 basis points. The decline of the fee rate is the result of a lower proportion of assets in the International Equity strategies, our highest margin products.

Operating Expenses

The following table sets forth the changes in operating expenses for the six months ended June 30, 2008 and 2009:

	For the six months ended June 30,
	2008	2009	$ Change	% Change
(dollars in thousands)
Salaries, incentive compensation and benefits	$52,854	$34,917	$(17,937)	(34)%
Allocation of Class B profits interests	43,991	21,472	(22,519)	(51)
Change in redemption value Class B profits interests	36,433	35,538	(895)	(2)
Total employee compensation and benefits	133,278	91,927	(41,351)	(31)
Shareholder servicing and marketing expenses	12,725	7,208	(5,517)	(43)
General and administrative expenses	34,665	17,578	(17,087)	(49)
Total expenses	$180,668	$116,713	$(63,955)	(35)

Operating expenses decreased by $64.0 million, or 35%, to $116.7 million for the six months ended June 30, 2009 from $180.7 million for the six months ended June 30, 2008. This decrease was largely due to decreased employee compensation and benefits expenses, shareholder servicing costs and professional fees.

Employee compensation and benefits decreased by $41.4 million, or 31%, to $91.9 million for the six months ended June 30, 2009 from $133.3 million for the six months ended June 30, 2008. Salaries, incentive compensation and benefits decreased by $17.9 million, or 34%, to $34.9 million for the six months ended June 30, 2009 from $52.9 million for the six months ended June 30, 2008, largely due to an $11.6 million decrease in incentive compensation, including sales incentives. The Principals’ deferred compensation awards were fully amortized by the end of 2008, while their cost was $4.4 million in the first half of 2008. Benefits and other compensation-related expenses were $3.1 million lower in the first half of 2009, compared to the same period in 2008. Those decreases were slightly offset by a salary increase of $0.8 million in the first half of 2009, as our headcount climbed from 186 full-time permanent employees to 196 during the first half of 2009, due mainly to functions related to our becoming a publicly-listed company. We will continue to manage or reduce our compensation costs, to the extent practicable, to align them with our business needs. Approximately $23.4 million of the decrease in the first half of 2009 compared to the same period in 2008 in total employee compensation and benefits costs was attributable to a reduced allocation of Class B profits interests to our Principals as well as lower accruals associated with the change in redemption value of Class B profits interests. Change in redemption value of Class B profits interests varies with profitability (calculated on an average basis). Following the completion of this offering, the costs relating to these Class B profits interests, as well as the change in the redemption value of these Class B profits interests, will no longer be reflected as compensation expense.

Shareholder servicing and marketing expenses decreased by $5.5 million, or 43%, to $7.2 million for the six months ended June 30, 2009 from $12.7 million for the six months ended June 30, 2008, due to the significant decrease in the average market value of proprietary fund assets reducing shareholder servicing costs.

General and administrative expenses decreased $17.1 million, or 49%, to $17.6 million for the six months ended June 30, 2009 from $34.7 million for the six months ended June 30, 2008, mainly as a result of a $10.2 million decrease in consulting, professional and licenses fees in the first half of 2009. We incurred expenses related to the initial public offering of $7.3 million in the first half of 2008, compared to $0.8 million in the first half of 2009, as the company postponed the offering in late 2008 and began work again on the offering in the second quarter of 2009. The license fees associated with the use of the parent company’s brands were reduced as we rebranded in mid-2008 to the use of the Artio Global name.  Client-related trading errors were losses of $0.2 million and $3.0 million in the six months ended June 30, 2009 and 2008, respectively.

For the remainder of 2009, we expect that we will incur additional expenses in connection with this offering, primarily in consulting and professional fees associated with legal and accounting services.

Non-operating Income

The following table sets forth the changes in non-operating income for the six months ended June 30, 2008 and 2009:

	For the six months ended June 30,
	2008	2009	$ Change	% Change
(dollars in thousands)
Non-operating income (loss)	$1,397	$(333)	$(1,730)	(124)%

Non-operating income, which comprises interest income and gains (losses) on marketable securities, decreased by $1.7 million, or 124%, to a loss of $0.3 million for the six months ended June 30, 2009 from income of $1.4 million for the six months ended June 30, 2008. Towards the end of 2008, heightened risk aversion among investors substantially increased demand for U.S. Treasuries, and resulted in extremely low interest rates causing an increase in the value of our holdings. In the first half of 2009, this situation reverted to more normal valuations. First half 2009 non-operating income reflects the reversal of most of the mark-to-market gains recorded in the fourth quarter of 2008. Other factors that contributed to lower interest income for the period are that average invested funds in the six months ended June 30, 2009, were 17% lower than in the same period of 2008, and yields were lower in the period.

Income Taxes

The following table sets forth the changes in income taxes for the six months ended June 30 , 2008 and 2009:

	For the six months ended June 30,
	2008	2009	$ Change	% Change
(dollars in thousands)
Income before income tax expense	$63,614	$16,274	$(47,340)	(74)%
Income tax expense	31,992	7,874	(24,118)	(75)
Net income	$31,622	$8,400	$(23,222)	(73)

The effective income tax rate declined from 50.3% to 48.4% for the six months ended June 30, 2008 and 2009, respectively, primarily as a result of permanent differences relating to non-deductible costs of the offering incurred in 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Assets under Management

Assets under management (excluding legacy activities) decreased by $30.2 billion, or 40%, to $45.2 billion as of December 31, 2008 from $75.4 billion as of December 31, 2007. As of December 31, 2008, our assets under management consisted of 43% proprietary funds, 16% commingled funds, 32% separate accounts and 9% sub-advised accounts, as compared to 49% proprietary funds, 12% commingled funds, 31% separate accounts and 8% sub-advised accounts as of December 31, 2007.

The following table sets forth the changes in assets under management for the years ended December 31, 2007 and 2008, by investment vehicle type:

	For the year ended December 31,
	2007	2008	$ Change	% Change
(dollars in millions)
Proprietary Funds
Beginning assets under management	$26,600	$37,117	$10,517	40%
Gross client cash inflows	10,999	8,716	(2,283)	(21)
Gross client cash outflows	(5,103)	(10,973)	(5,870)	(115)
Transfers between investment vehicles	(92)	(188)	(96)	(104)
Net client cash flows	5,804	(2,445)	(8,249)	(142)
Market appreciation (depreciation)	4,713	(15,206)	(19,419)	(423)
Ending assets under management	37,117	19,466	(17,151)	(46)
Institutional Commingled Funds
Beginning assets under management	5,676	9,357	3,681	65
Gross client cash inflows	2,886	3,617	731	25
Gross client cash outflows	(813)	(1,135)	(322)	(40)
Transfers between investment vehicles	371	194	(177)	(48)
Net client cash flows	2,444	2,676	232	9
Market appreciation (depreciation)	1,237	(4,977)	(6,214)	(502)
Ending assets under management	9,357	7,056	(2,301)	(25)
Separate Accounts
Beginning assets under management	16,574	22,897	6,323	38
Gross client cash inflows	5,928	2,361	(3,567)	(60)
Gross client cash outflows	(2,315)	(1,803)	512	22
Transfers between investment vehicles	(279)	(53)	226	81
Net client cash flows	3,334	505	(2,829)	(85)
Market appreciation (depreciation)	2,989	(9,060)	(12,049)	(403)
Ending assets under management	22,897	14,342	(8,555)	(37)
Sub-advisory Accounts

	For the year ended December 31,
	2007	2008	$ Change	% Change
(dollars in millions)
Beginning assets under management	4,636	5,991	1,355	29
Gross client cash inflows	1,359	2,557	1,198	88
Gross client cash outflows	(791)	(1,410)	(619)	(78)
Transfers between investment vehicles		47	47	N/A
Net client cash flows	568	1,194	626	110
Market appreciation (depreciation)	787	(2,849)	(3,636)	(462)
Ending assets under management	5,991	4,336	(1,655)	(28)
Legacy Activities
Beginning assets under management	─	─	─	─
Gross client cash inflows	─	44	44	N/A
Gross client cash outflows	─	(35)	(35)	N/A
Transfers between investment vehicles				
Net client cash flows	─	9	9	N/A
Market appreciation (depreciation)	─	(5)	(5)	N/A
Ending assets under management	─	4	4	N/A
Total Assets under Management (including legacy activities)
Beginning assets under management	53,486	75,362	21,876	41
Gross client cash inflows	21,172	17,295	(3,877)	(18)
Gross client cash outflows	(9,022)	(15,356)	(6,334)	(70)
Transfers between investment vehicles				
Net client cash flows	12,150	1,939	(10,211)	(84)
Market appreciation (depreciation)	9,726	(32,097)	(41,823)	(430)
Ending assets under management	75,362	45,204	(30,158)	(40)
Total Assets under Management (excluding legacy activities)
Beginning assets under management	53,486	75,362	21,876	41
Gross client cash inflows	21,172	17,251	(3,921)	(19)
Gross client cash outflows	(9,022)	(15,321)	(6,299)	(70)
Transfers between investment vehicles				
Net client cash flows	12,150	1,930	(10,220)	(84)
Market appreciation (depreciation)	9,726	(32,092)	(41,818)	(430)
Ending assets under management	75,362	45,200	(30,162)	(40)

Net client cash inflows of $1.9 billion for 2008 were 84% lower than net client cash inflows of $12.2 billion for 2007. The challenging market environment in the second half of 2008 gave rise to a precipitous decline in global equity market values. As a result, many investors shifted assets away from equities and towards less risky investments such as U.S. Treasuries, or exited investment markets entirely. While we experienced net client cash outflows during the third and fourth quarter of 2008, we had net client cash inflows for the full year, which we attribute to the relative long-term performance of our products as compared with their respective benchmarks, the institutional nature of our clients, and our focus on client service.

The lower net client cash flows in 2008 compared to 2007 were driven by both a decrease in gross client cash inflows of $3.9 billion , as well as an increase of $6.3 billion in gross client cash outflows. The reduction in gross cash inflows was mainly within our proprietary funds and separate accounts investment vehicles. The increase in gross client cash outflows was mainly attributable to outflows within our proprietary funds, which have a significant number of retail investors whose investment horizons are not typically as long-term as institutional investors. The decrease in net client cash flows for the proprietary funds was largely attributable to an increase in gross cash outflows of $2.6 billion, $2.5 billion and $0.5 billion within the Artio International Equity Fund, the Artio International Equity Fund II and the Total Return Bond Fund, respectively. Additionally, the reduction in net client cash flows was also attributable to a reduction in gross client cash inflows of $1.5 billion and $1.3 billion within the Artio International Equity Fund and the Artio International Equity Fund II, respectively, partially offset by increased gross client cash inflows of $0.4 billion and $0.3 billion within the Artio Total Return Bond Fund and the Artio Global High Income Fund, respectively. Gross client cash inflows within the Artio International Equity Fund represents investments by existing investors only because this fund has been closed to new investors since 2005.

Net client cash inflows in separate accounts decreased by 85% in 2008 compared to 2007. The decrease was primarily due to a combined $2.1 billion reduction in gross client cash inflows within our High Grade Fixed Income and High Yield strategies as 2007 included a $1.6 billion fixed income mandate relating to one account. Further, the reduction in gross client cash inflows was also attributable to a $1.0 billion reduction in gross client cash inflows into our International Equity II strategy.

Net client cash flows relating to commingled accounts increased by $232 million, or 9%, for the year ended December 31, 2008 as compared to the full year 2007, due to an increase in gross client cash inflows of $0.5 billion and $0.1 billion in the International Equity II and High Yield strategies, respectively. Gross client cash outflows increased mainly as a result of an increase in gross client cash outflows of $0.3 billion within the International Equity II strategy.

Net client cash flows in sub-advised accounts were $1.2 billion during the year ended December 31, 2008 as compared to $0.6 billion for the year ended December 31, 2007 as the 2008 period included a $1.5 billion mandate relating to a new International Equity II client. This was partially offset by reduced gross client cash inflows into sub-advised International Equity II strategies by other clients as well as increased gross outflows during 2008 in certain low-margin short-term U.S. dollar fixed income products.

Our assets under management are directly impacted by movements in global equity markets and foreign currency exchange rates. In 2008, global equity markets deteriorated significantly, which drove the decrease in our assets under management. Market depreciation of $32.1 billion for the year ended December 31, 2008 compares to market appreciation of $9.7 billion for the comparable period of 2007. The market depreciation in 2008 was principally attributable to market depreciation within our International Equity I ($17.9 billion) and International Equity II ($13.3 billion) strategies. Although a substantial portion of the assets under management decline was due to market depreciation, our core strategies outperformed their respective benchmarks. The MSCI AC World ex USA Index is the benchmark for our International Equity strategies. The benchmark suffered a 45.5% decline during the year ended December 31, 2008. Our gross performance outperformed the index by 1.4% for our International Equity I strategy and 3.2% for our International Equity II strategy. In 2007, global equity markets appreciated significantly and contributed 44.5% of our assets under management growth. In 2007, our International Equity I and International Equity II strategies outperformed the MSCI AC World ex USA Index (which grew by 16.7%) by 1.8% and 1.6%, respectively.

Revenues and Other Operating Income

The following table sets forth the changes in total revenues and other operating income for the years ended December 31, 2007 and 2008:

	For the year ended December 31,
	2007	2008	$ Change	% Change
(dollars in thousands)
Investment management fees	$445,558	$425,003	$(20,555)	(5)%
Net (losses) on securities held for deferred compensation	─	(2,856)	(2,856)	N/A
Foreign currency gains (losses)	186	(101)	(287)	(154)
Total revenues and other operating income	445,744	422,046	(23,698)	(5)

Total revenues and other operating income decreased by $23.7 million, or 5%, to $422.0 million for the year ended December 31, 2008 from $445.7 million for the year ended December 31, 2007 as a result of a decrease in our average assets under management and a shift in the composition of assets under management among our investment strategies and investment vehicles. Our 2008 average assets under management decreased by 3% from our 2007 average assets under management as a result of a substantial decrease in assets under management during the third and fourth quarters of 2008, driven primarily by deteriorating global equity markets. In addition, our effective fee rate decreased to 65.6 basis points in 2008 from 66.9 basis points in 2007 resulting from our average International Equity strategies assets under management, which are our highest margin strategies, becoming a smaller proportion of our average assets under management in 2008.

Operating Expenses

The following table sets forth the changes in operating expenses for the years ended December 31, 2007 and 2008:

	For the year ended December 31,
	2007	2008	$ Change	% Change
(dollars in thousands)
Salaries, incentive compensation and benefits	$92,277	$92,487	$210	0%
Allocation of Class B profits interests	83,512	76,074	(7,438)	(9)
Change in redemption value Class B profits interests	76,844	54,558	(22,286)	(29)
Total employee compensation and benefits	252,633	223,119	(29,514)	(12)
Shareholder servicing and marketing expenses	25,356	23,369	(1,987)	(8)
General and administrative expenses	50,002	62,833	12,831	26
Total expenses	327,991	309,321	(18,670)	(6)

Operating expenses decreased by $18.7 million, or 6%, for the year ended December 31, 2008 from $328.0 million for the year ended December 31, 2007. This decrease was largely due to decreased employee compensation and benefits expenses, partially offset by increased general and administrative expenses.

Employee compensation and benefits decreased by $29.5 million, or 12% to $223.1 million for the year ended December 31, 2008 from $252.6 million for the year ended December 31, 2007. Salaries, incentive compensation and benefits increased slightly, by $0.2 million, or less than 1%, to $92.5 million for the year ended December 31, 2008 from $92.3 million for the year ended December 31, 2007 due to an increase in headcount year over year from 181 permanent employees to 198 in anticipation of the completion of our initial public offering and expansion in certain of our product offerings, which contributed to an increase in salaries of $2.4 million. In addition, the vesting of our Principals’ deferred compensation awards was accelerated to December 31, 2008. The acceleration of these awards increased compensation expense by $7.5 million from the levels of the previous two years. These additional costs were offset by a $10.6 million decrease in incentive compensation from the prior year. The decrease in employee compensation and benefits costs was attributable to a reduced allocation of Class B profits interests to our Principals , as well as lower accruals associated with the change in redemption value of Class B profits interests. Following the completion of this offering, the costs relating to these Class B profits interests , as well as the change in the redemption value of these Class B profits interests , will no longer be reflected as compensation expense, as the Principals’ membership interests will be shown as non-controlling interests.

Shareholder servicing and marketing expenses decreased by $2.0 million, or 8%, to $23.4 million for the year ended December 31, 2008 from $25.4 million for the year ended December 31, 2007, due to the decrease in the average market value of proprietary fund assets. Shareholder servicing and marketing expenses, which are mostly variable, were relatively unchanged at approximately 5.5% of investment management fees in 2007 and 2008.

General and administrative expenses increased by $12.8 million, or 26%, to $62.8 million for the year ended December 31, 2008 from $50.0 million for the year ended December 31, 2007, primarily as a result of higher costs for occupancy, information technology and system support, and client-related trading errors, partly offset by a decrease in professional fees. Occupancy costs increased due to $0.7 million in additional rent expense resulting from leasing additional office space in our corporate headquarters, $2.4 million related to management’s decision to cease use of excess office space, and $0.7 million to occupancy-related costs which were previously allocated to affiliates that shared office space with us. Information technology and system support increased as a result of $1.6 million in costs allocated to the same affiliates in 2007. These costs are now incurred and paid by us. Further, during 2008 we incurred $2.0 million of costs related to our efforts to improve the company’s infrastructure in preparation for becoming an independent company. We also incurred $5.5 million in client-related trading errors in 2008 and $0.6 million in 2007. Furthermore, in 2008, we incurred non-recurring expenses of $8.9 million relating to the preparation for this offering.

Non-operating Income

The following table sets forth the changes in non-operating income for the years ended December 31, 2007 and 2008:

	For the year ended December 31,
	2007	2008	$ Change	% Change
(dollars in thousands)
Non-operating income	$7,034	$3,181	$(3,853)	(55)%

Non-operating income, which comprises interest income and gains (losses) on marketable securities, decreased by $3.9 million, or 55%, to $3.2 million for the year ended December 31, 2008 from $7.0 million for the year ended December 31, 2007, as earnings on investments in 2008 declined significantly from 2007 as dividends totaling $117 million were paid. Of this amount, $61 million was paid in the first quarter of 2008, reducing excess funds available for investment for the balance of the year.

Income Taxes

The following table sets forth the changes in income taxes for the years ended December 31, 2007 and 2008:

	For the year ended December 31,
	2007	2008	$ Change	% Change
(dollars in thousands)
Income before income tax expense	$124,787	$115,906	$(8,881)	(7)%
Income tax expense	58,417	54,755	(3,662)	(6)
Income before discontinued operations	66,370	61,151	(5,219)	(8)

Income tax expense decreased by $3.7 million, or 6%, to $54.8 million for the year ended December 31, 2008 from $58.4 million for the year ended December 31, 2007. The slight increase in our 2008 effective income tax rate to 47.2% from 46.8% from 2007 was due to professional fees related to the planned offering that are non-deductible for income tax purposes. Offsetting this, during 2008 we were able to avail ourselves of apportionment factors that reduced state and local taxes.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Assets under Management

Assets under management (excluding legacy activities) increased by $21.9 billion, or 41%, to $75.4 billion as of December 31, 2007 from $53.5 billion as of December 31, 2006. As of December 31, 2007, our assets under management consisted of 49% proprietary funds, 12% commingled funds, 31% separate accounts and 8% sub-advised accounts, as compared to 49% proprietary funds, 11% commingled funds, 31% separate accounts and 9% sub-advised accounts as of December 31, 2006.

The following table sets forth the changes in assets under management for the years ended December 31, 2006 and 2007, by investment vehicle type:

	For the year ended December 31,
	2006	2007	$ Change	% Change
(dollars in millions)
Proprietary Funds
Beginning assets under management	$17,710	$26,600	$8,890	50%
Gross client cash inflows	7,342	10,999	3,657	50
Gross client cash outflows	(4,148)	(5,103)	(955)	(23)
Transfers between investment vehicles		(92)	(92)	N/A
Net client cash flows	3,194	5,804	2,610	82
Market appreciation (depreciation)	5,696	4,713	(983)	(17)
Ending assets under management	26,600	37,117	10,517	40
Institutional Commingled Funds
Beginning assets under management	3,577	5,676	2,099	59
Gross client cash inflows	1,213	2,886	1,673	138
Gross client cash outflows	(305)	(813)	(508)	(167)
Transfers between investment vehicles	52	371	319	613
Net client cash flows	960	2,444	1,484	155
Market appreciation (depreciation)	1,139	1,237	98	9
Ending assets under management	5,676	9,357	3,681	65
Separate Accounts
Beginning assets under management	10,394	16,574	6,180	59
Gross client cash inflows	3,639	5,928	2,289	63
Gross client cash outflows	(984)	(2,315)	(1,331)	(135)
Transfers between investment vehicles	(52)	(279)	(227)	(437)
Net client cash flows	2,603	3,334	731	28
Market appreciation (depreciation)	3,577	2,989	(588)	(16)
Ending assets under management	16,574	22,897	6,323	38
Sub-advisory Accounts
Beginning assets under management	3,169	4,636	1,467	(46)
Gross client cash inflows	1,366	1,359	(7)	
Gross client cash outflows	(541)	(791)	(250)	46
Transfers between investment vehicles				
Net client cash flows	825	568	(257)	(31)
Market appreciation (depreciation)	642	787	145	23
Ending assets under management	4,636	5,991	1,355	29
Legacy Activities
Beginning assets under management	1,610	─	(1,610)	(100)
Gross client cash inflows				
Gross client cash outflows	(1,610)		1,610	100
Transfers between investment vehicles				
Net client cash flows	(1,610)	─	1,610	100
Market appreciation (depreciation)	─	─	─	─
Ending assets under management	─	─	─	─
Total Assets under Management (including legacy activities)
Beginning assets under management	36,460	53,486	17,026	47
Gross client cash inflows	13,560	21,172	7,612	56
Gross client cash outflows	(7,588)	(9,022)	(1,434)	(19)

	For the year ended December 31,
	2006	2007	$ Change	% Change
(dollars in millions)
Transfers between investment vehicles				
Net client cash flows	5,972	12,150	6,178	103
Market appreciation (depreciation)	11,054	9,726	(1,328)	(12)
Ending assets under management	53,486	75,362	21,876	41
Total Assets under Management (excluding legacy activities)
Beginning assets under management	34,850	53,486	18,636	53
Gross client cash inflows	13,560	21,172	7,612	56
Gross client cash outflows	(5,978)	(9,022)	(3,044)	(51)
Transfers between investment vehicles				
Net client cash flows	7,582	12,150	4,568	60
Market appreciation (depreciation)	11,054	9,726	(1,328)	(12)
Ending assets under management	53,486	75,362	21,876	41

Net client cash flows in proprietary funds increased by $2.6 billion, or 82%, to $5.8 billion for the year ended December 31, 2007 from $3.2 billion for the year ended December 31, 2006. The increase in proprietary fund net client cash flows was largely attributable to a $3.1 billion increase in  gross client cash inflows into the Artio International Equity Fund II and $0.2 billion increase in gross client cash inflows within the Artio Total Return Bond Fund during the year ended December 31, 2007. Gross client cash outflows increased as a result of an increase of $0.6 billion, $0.3 billion and $0.1 billion in gross client cash outflows within the Artio International Equity Fund II, Artio International Equity Fund and Artio Total Return Bond Fund, respectively.

Net client cash flows in institutional commingled funds increased by $1.5 billion, or 155%, to $2.4 billion for the year ended December 31, 2007 from $1.0 billion for the year ended December 31, 2006 as a result of a $1.5 billion increase in gross client cash inflows into the International Equity II strategy partially offset by increased gross client cash outflows within the International Equity I and International Equity II strategies.

Net client cash flows in separate accounts increased by $0.7 billion, or 28%, to $3.3 billion for the year ended December 31, 2007 from $2.6 billion for the year ended December 31, 2006. This increase was largely due to the addition of a $1.6 billion fixed income mandate, during 2007, invested in both our High Grade Fixed Income and High Yield strategies.  Gross client cash inflows increased as a result of this mandate as well as a combined increase of $0.5 billion in gross client cash inflows within the International Equity I and International Equity II strategies.  Gross client cash outflows within separate accounts increased by $1.3 billion as a result of an increase in gross client cash outflows of $1.3 billion within the International Equity I strategy.

Net client cash flows within sub-advised accounts decreased by $0.3 billion, or 31%, to $0.6 billion for the year ended December 31, 2007 from $0.8 billion for the year ended December 31, 2006. This decrease was attributable to reduced net client cash flows in the Global Equity strategy.

Market appreciation for the year ended December 31, 2007 amounted to $9.7 billion as compared to $11.0 billion for the year ended December 31, 2006. The impact of such appreciation was material to us. Market appreciation for the year ended December 31, 2007 was principally derived from the International Equity I strategy $(6.4 billion), International Equity II strategy $(2.8 billion), High Grade Fixed Income strategy $(0.3 billion), High Yield strategy $(0.1 billion) and Global Equity strategy $(0.1 billion).

Market appreciation for the year ended December 31, 2006 was principally derived from the International Equity I strategy $(9.4 billion), International Equity II strategy $(1.5 billion) and other International Equity strategies $(0.1 billion). Market appreciation reflected strong performance of the underlying markets as well as the success of our strategies in generally outperforming the relevant indices. The $1.3 billion decrease in market appreciation for the year ended December 31, 2007 as compared to the year ended December 31, 2006 relates primarily to a positive return of 16.7% within the MSCI AC World ex USA Index during the year ended December 31, 2007 as compared to a 26.7% positive return in the index during the year ended December 31, 2006 as this index is comparable to the investment profile of our International Equity strategies. This decline in benchmark performance was partially offset by increased client cash flows, and higher average assets under management, throughout 2007, which resulted in increased market appreciation in absolute terms. Additionally, the decline in relative performance was partially offset by excess performance over the benchmark generated by our International Equity strategies. For the year ended December 31, 2007 our gross performance outperformed the index by 1.8% for our International Equity I strategy and 1.6% for our International Equity II strategy. This compares to an outperformance of the index by 6.2% for our International Equity I strategy and 4.3% for our International Equity II strategy for the year ended December 31, 2006.

Revenues and Other Operating Income

The following table sets forth the changes in total revenues and other operating income for the years ended December 31, 2006 and 2007:

	For the year ended December 31,
	2006	2007	$ Change	% Change
(dollars in thousands)
Investment management fees	$300,432	$445,558	$145,126	48%
Foreign currency gains (losses)	—	186	186	N/A
Total revenues and other operating income	300,432	445,744	145,312	48

Total revenues and other operating income increased by $145.3 million, or 48%, to $445.7 million for the year ended December 31, 2007 from $300.4 million for the year ended December 31, 2006. This increase was primarily due to an increase in investment management fees of $145.1 million, or 48%, to $445.6 million for the year ended December 31, 2007 from $300.4 million for the year ended December 31, 2006 as a result of a $22.9 billion increase in average assets under management during 2007 compared to 2006. This increase was primarily due to an increase in net sales into the International Equity II and Total Return Bond strategies, which was partially offset by $1.2 billion of net client cash outflows in our International Equity I strategy, as that was closed to new investors during 2005. The increase was also due to an increase in average assets under management due to market appreciation. The effective fee rate declined from 68.7 basis points for the year ended December 31, 2006 to 66.9 basis points for the year ended December 31, 2007. The primary reason for the decrease in the average annualized fee was the growth of assets in certain of our strategies other than our International Equity strategies, specifically our High Grade Fixed Income strategy, which generally has lower average investment management fees than our International Equity strategies.

Operating Expenses

The following table sets forth the changes in operating expenses for the years ended December 31, 2006 and 2007:

	For the year ended December 31,
	2006	2007	$ Change	% Change
(dollars in thousands)
Salaries, incentive compensation and benefits	$69,677	$92,277	$22,600	32%
Allocation of Class B profits interests	53,410	83,512	30,102	56
Change in redemption value Class B profits interests	46,932	76,844	29,912	64
Total employee compensation and benefits	170,019	252,633	82,614	49
Shareholder servicing and marketing expenses	20,134	25,356	5,222	26
General and administrative expenses	31,510	50,002	18,492	59
Total expenses	221,663	327,991	106,328	48

Operating expenses increased by $106.3 million, or 48%, to $328.0 million for the year ended December 31, 2007 from $221.7 million for the year ended December 31, 2006. The increase was largely due to increased employee compensation and benefits expenses and professional fees.

Employee compensation and benefits increased by $82.6 million, or 49%, to $252.6 million for the year ended December 31, 2007 from $170.0 million for the year ended December 31, 2006. Approximately $60.0 million of the increase in our compensation costs was driven by the allocations of income to our Principals made on their Class B profits interests as well as the increase in the redemption value of their Class B profits interests during the year. Following the completion of this offering, the costs relating to these Class B profits interests as well as the change in the redemption value of these Class B profits interests will no longer be reflected as compensation expense. In addition, $20.3 million of the increase in employee compensation and benefits was related to increases in our staffing levels to support our growth and increased incentive compensation related primarily to our increased profitability.

Shareholder servicing and marketing expenses increased by $5.2 million, or 26%, to $25.4 million for the year ended December 31, 2007 from $20.1 million for the year ended December 31, 2006, primarily due to the growth of the average market value of mutual fund assets under management increasing shareholder servicing expenses.

General and administrative expense increased by $18.5 million, or 59%, to $50.0 million for the year ended December 31, 2007 from $31.5 million for the year ended December 31, 2006 primarily due to (i) $4.6 million of professional fees relating to an internal control project to prepare for our required compliance with Sarbanes-Oxley, (ii) systems infrastructure costs relating to the separation from our parent in connection with this offering, (iii) $6.3 million of professional fees and restructuring costs relating to our initiatives in alternative products and (iv) $4.7 million of professional fees related to this offering. License fees totaled $7.3 million for the year ended December 31, 2007 as compared to $5.3 million for the year ended December 31, 2006. Subsequent to this offering, license fees will no longer be payable to Julius Baer Holding Ltd.

Non-operating Income

The following table sets forth the changes in non-operating income for the years ended December 31, 2006 and 2007:

	For the year ended December 31,
	2006	2007	$ Change	% Change
(dollars in thousands)
Non-operating income	$3,288	$7,034	$3,746	114%

Non-operating income, which comprises interest income and gains (losses) on marketable securities, increased by $3.7 million, or 114%, to $7.0 million for the year ended December 31, 2007 from $3.3 million for the year ended December 31, 2006. No dividend was declared out of 2006 earnings until the third quarter of 2007, and no dividend was declared on 2007 earnings until the first quarter of 2008. As a result we had greater investable cash balances during 2007 than we did in 2006, which generated investment earnings in 2007 that were $3.7 million greater than investment earnings in 2006.

Income Taxes

The following table sets forth the changes in income tax for the years ended December 31, 2006 and 2007:

	For the year ended December 31,
	2006	2007	$ Change	% Change
(dollars in thousands)
Income before income tax expense	$82,057	$124,787	$42,730	52%
Income tax expense	38,514	58,417	19,903	52
Income before discontinued operations	43,543	66,370	22,827	52

Income tax expense increased by $19.9 million, or 52%, to $58.4 million for the year ended December 31, 2007 from $38.5 million for the year ended December 31, 2006 due to the increase in income. Our effective tax rate was 47% for both years.

Liquidity and Capital Resources

Working Capital

Our working capital requirements historically have been met through cash generated by operations. Our current working capital is sufficient to meet our current obligations. Below is a table showing our liquid assets as of December 31 , 2006, 2007, and 2008, and June 30, 2009.

	December 31,				% Change
	2006	2007	2008	June 30, 2009	2007–2006	2008–2007	2009–2008
(dollars in thousands)
Cash and cash equivalents	$60,096	$133,447	$86,563	$111,324	122%	(35)%	29%
Marketable securities less securities held for deferred compensation	65,070	42,711	65,418	21,682	(34)	53	(67)
	125,166	176,158	151,981	133,006	41	(14)	(12)
Fees receivable and accrued revenues	55,526	87,378	54,799	46,309	57	(37)	(15)
Total liquid assets	$180,692	$263,536	$206,780	$179,315	46	(22)	(13)

We manage our cash balances in order to fund our day-to-day operations. Excess cash balances are used to purchase primarily U.S. Treasury obligations in order to earn interest income. If there is a requirement for a large amount of cash, we monetize our investments.

Fees receivable and accrued revenues represent fees that have been, or will be billed to our clients. We perform a review of our receivables on a monthly basis and contact clients with receivables older than 60 days. We review receivables and provide an allowance for doubtful accounts for any receivables when appropriate. At June 30 , 2009, the allowance for doubtful accounts was not material to our receivables balance. Historically, we have been able to collect most receivables within a 60-day time frame.

Future Capital Requirements

We expect that our cash and liquidity requirements in the twelve months following this offering, and over the long term, will be met primarily through cash generated by our operations, a $         three-year term debt facility, and borrowings under a $         three-year revolving credit facility, each of which will be established in connection with this offering.

The $         three-year term debt facility will be used, together with available cash, to fund a distribution to us that we will use to fund a distribution to our parent, and will also be utilized to provide working capital and, potentially, seed capital for future investments. Borrowings under the term debt facility will bear interest at a rate equal to, at our option, (i) LIBOR plus        basis points under pricing tier 1,        basis points under pricing tier 2 and        basis points under pricing tier 3 or (ii) the base rate plus        basis points under pricing tier 1,        basis points under pricing tier 2 and       basis points under pricing tier 3.  Interest will be payable (i) at our option, on a one-, two- or three-month basis, if related to a LIBOR borrowing or (ii) quarterly, if related to a base rate borrowing.  The amortization schedule will require principal payments of        %,       % and        %, in years one, two and three, respectively, as well as a final payment of        % at maturity. The distribution to our parent will be calculated as

$         plus total stockholder’s equity as of the date of this offering and is estimated to be $         on a pro forma basis ($        of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering).

The $         three-year revolving credit facility will be used primarily for working capital needs. Borrowings under the revolving credit facility will bear interest at a rate equal to, at our option, (i) LIBOR plus        basis points under pricing tier 1,        basis points under pricing tier 2 and        basis points under pricing tier 3 or (ii) the base rate plus        basis points under pricing tier 1,        basis points under pricing tier 2 and        basis points under pricing tier 3. The interest rate will be floating and will reset at certain intervals.

The term debt facility and revolving credit facility are expected to contain certain customary covenants including, but not limited to, limitations on Artio Global Holdings’ ability to: (1) incur indebtedness, (2) engage in mergers or other fundamental changes to its business, or sales and other dispositions of its property or assets and (3) make dividend payments or other distributions (other than, among others, distributions for taxes, a distribution in an amount equal to the consolidated member’s equity of Artio Global Holdings and its subsidiaries, which will be declared prior to this offering and paid shortly after the completion of this offering, or the deferred distribution of $         which we will declare prior to this offering and pay within one year of the completion of this offering), if its consolidated leverage ratio (calculated as set forth below) would exceed 1.5x on a pro forma basis after giving effect to such payment or if it is in default under the term debt facility or the revolving credit facility.

In addition, the covenants in the term debt facility and revolving credit facility are expected to require compliance with the following financial ratios, to be calculated on a consolidated basis at the end of each fiscal quarter:

•
maintenance of a maximum consolidated leverage ratio (calculated as the ratio of consolidated funded indebtedness (as defined in the credit facility agreement) plus the remaining amount of the deferred distribution of $         which we will declare prior to this offering and pay within one year of the completion of this offering to consolidated EBITDA (as defined) for the last six months calculated on an annualized basis) of less than or equal to         ; and

•
maintenance of a minimum consolidated interest coverage ratio (calculated as the ratio of consolidated EBITDA (as defined in the credit facility agreement) for the last six months to consolidated interest charges (as defined) for such period) of greater than or equal to          .

Our anticipated capital requirements include:

•	providing capital to facilitate our expansion into new products or strategies, both to fund their operating expenses and, potentially, as seed capital to invest in such products or strategies;

•	managing working capital needs, as we receive payments of fees on a deferred basis;

•	paying our operating expenses, primarily consisting of employee compensation and benefits;

•	making principal payments on our $ term debt facility;

•	paying interest expense on the indebtedness we intend to incur in connection with this offering (including the term debt facility and revolving credit facility);

•	paying dividends in accordance with our dividend policy and the $ dividend declared prior to this offering that will be payable to our parent within one year of the completion of this offering;

•	paying income taxes, including distributions by our operating company to us and the Principals to cover income taxes; and

•	paying amounts due to our Principals with respect to the tax receivable agreement.

We are a holding company and have almost no assets other than our ownership of membership units in Artio Global Holdings and the deferred tax asset related to our Principals’ ownership of interests in Artio Global Holdings . In connection with the reorganization, our operating company intends to make an estimated distribution of $         to its existing members representing all of the undistributed earnings generated up to the date of this offering. Artio Global Holdings also expects to establish, in connection with this offering, a $         term debt facility which, together with available cash, will be used to fund a distribution to us and for other purposes described above. We anticipate that distributions to the members of Artio Global Holdings, which immediately following this offering will consist of our Principals and us, will continue to be a material use of our cash resources and will vary in amount and timing based on our operating results and dividend policy. We currently intend to declare regular cash dividends, from the first quarter of 2010 onward, to holders of our Class A common stock and Class C common stock.

We will fund any distribution pursuant to our dividend policy by causing (i) Artio Global Management to make a distribution to Artio Global Holdings, and (ii) Artio Global Holdings to distribute to us and our Principals, on a pro rata basis, all or a portion of the proceeds received by it.

We may be required to make payments under the tax receivable agreement we will enter into with our Principals in connection with this offering. The future taxable exchanges by our Principals of New Class A Units of Artio Global Holdings for our Class A common stock, on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, is expected to result in an increase of the tax basis of Artio Global Holdings’ tangible and intangible assets with respect to such exchanged New Class A Units. This increase in tax basis will increase, for tax purposes, the amount of depreciation and amortization expense allocable to us generally over a 15-year period from the year of exchange and may therefore reduce the amount of tax that we would otherwise have been required to pay. Pursuant to the tax receivable agreement, we will agree to pay to each of our Principals 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that we actually realize as a result of this increase in tax basis created by each Principal’s exchanges. Assuming no material changes in the relevant tax law and that we can earn sufficient taxable income to realize the full tax benefit of the increased basis, the reduced tax payments for us from such exchanges would aggregate approximately $         over 15 years from conversion using the offering price per share as a basis for calculation and assuming such exchanges, other than the exchanges upon this offering, would occur six months after this offering. Under such scenario we would be required to pay our Principals 85% of such amount, or $         over the 15-year period from such assumed year of exchange based on an assumed price of $            per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) at the time of the exchange of all of their New Class A Units. The actual amounts may materially differ from these hypothetical amounts and may be substantial, as potential future payments will be calculated using the market value of the shares and the prevailing tax rates at the time of exchange and will be dependent on us generating sufficient future taxable income to realize the benefit.

Payments to the Principals under the tax receivable agreement, if any, will be made on an annual basis to the extent there is sufficient taxable income to utilize the increased depreciation and amortization charges. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense will not be determined until such time as the financial results for the year in question are known and tax estimates prepared which, typically, are within 90 days of the end of such calendar year. We expect to make payments to our Principals, to the extent they are required, within 105 days of the calendar year in which the increased depreciation and amortization expense was utilized. Further, we have the right to terminate the tax receivable agreement prior to the utilization of the increased depreciation and amortization expenses. If we choose to exercise such right, we would be required to pay the Principals the net present value of all future payments under the tax receivable agreement. If we were required to make any such termination payment, we may have to incur debt to finance the payment to the extent our cash resources are insufficient to meet our obligations under the agreement. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if the basis increase were to be successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the reduction in tax payments that we actually realize. Therefore, we may need to incur debt to finance payments to the IRS if the basis increase is successfully challenged by the IRS. The potential future payments to our Principals, if any, under the tax receivable agreement will be funded by the reduction in tax payments as well as the incurrence of debt, to the extent necessary, as described above.

The impact that the tax receivable agreement will have on our consolidated financial statements will be the establishment of a liability, upon the exchanges of our Principals’ New Class A Units for our Class A common stock, representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the future taxable exchanges by our Principals. As the amount and timing of any payments will vary based on a number of factors (including the timing of future exchanges, the price of our Class A common stock at the time of any exchange, the extent to which such exchanges are taxable and the amount and timing of our income), depending upon the outcome of these factors, we may be obligated to make substantial payments to our Principals. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not reasonably ascertainable at this time.

Cash Flows

The following table sets forth our cash flows on a GAAP basis for 2006, 2007 and 2008, and the first six months of 2008 and 2009:

	For the year ended December 31,			For the six months ended June 30,
	2006	2007	2008	2008	2009
(dollars in thousands)
Cash flow data:
Net cash provided by (used in) operating activities	$45,501	$112,215	$100,109	$22,316	$(3,234)
Net cash provided by (used in) investing activities	(11,924)	19,991	(29,892)	(11,418)	41,963
Net cash (used in) financing activities	─	(60,000)	(117,000)	(82,000)	(14,000)
Effect of exchange rate changes on cash	─	186	(101)	(22)	32
Net increase (decrease) in cash and cash equivalents	$33,577	$72,392	$(46,884)	$(71,124)	$24,761

The change in operating cash flows during the first six months of 2009 from a provision to a use reflects materially lower net income. The first six months of the year is the period of our greatest cash use, since we make incentive compensation and profits interests payments to our Principals for the prior year during the first six months. The significant cash use is not indicative of what can be expected for the remaining half of 2009. We reduced our holdings of investment securities during the first half of 2009 to pay incentive compensation awards, profits interests, and a $14 million dividend to our parent.

Net purchases of marketable securities are included in net cash provided by operating activities in 2006 in accordance with accounting guidance for SEC-registered broker dealers. We discontinued this treatment as of January, 2007 since we withdrew our broker-dealer license in the second half of 2006. For 2007 and 2008, net purchases of marketable securities are reflected in cash provided by (used in) investing activities. As a result, the components of our cash flows are not comparable between 2006 and the subsequent years. We believe it is more meaningful to present cash flows relating to marketable securities in 2006 in a manner consistent with the 2007 and 2008 presentations. This results in a non-GAAP presentation of reclassified operating and investing cash flows for 2006. In addition to these reclassifications, we also separated operating cash flows related to discontinued operations from those related to continuing operations in 2006 and 2007. We did not reflect the cash flows for the six months ended June 30, 2008 and 2009 below, as such amounts are reported on a consistent basis in the GAAP presentation.

	For the year ended December 31,
	2006	2007	2008
(dollars in thousands)
Cash flow data:
Net cash provided by operating activities	$45,501	$112,215	$100,109
Net purchases of marketable securities	33,054	─	─
Discontinued operations	5,792	(7,938)	─
Reclassified non-GAAP cash flow provided by continuing operating activities	84,347	104,277	100,109
Net cash provided by (used in) investing activities	(11,924)	19,991	(29,892)
Net purchases of marketable securities	(33,054)	─	─
Reclassified non-GAAP cash flow provided by (used in) investing activities	(44,978)	19,991	(29,892)
Net cash (used in) financing activities	─	(60,000)	(117,000)
Reclassified net cash provided by (used in) discontinued operations	(5,792)	7,938	─
Effect of exchange rate changes on cash	─	186	(101)
Net increase (decrease) in cash and cash equivalents	$33,577	$72,392	$(46,884)

Reclassified non-GAAP cash flow provided by continuing operating activities decreased by $4.2 million in 2008 from 2007. Net income in 2008 decreased by $6.8 million from 2007 levels as our revenues decreased due to reduced average assets under management and reduced effective fee rates as discussed in “Results of Operations”. Net cash provided by continuing operating activities (non-GAAP) increased by $20.0 million to $104.3 million for the year ended December 31, 2007 from $84.3 million for the year ended December 31, 2006 primarily as a result of an increase in net income of $23.2 million. In addition, cash flows from operating activities (non-GAAP) has grown as a result of higher non-cash expenses net of taxes totaling $16.6 million, primarily relating to compensation charges associated with the change in redemption value of our Principals’ Class B profits interests. These were partially offset by increased fees receivable and accrued income of $11.6 million.

Investing activities consist primarily of investments of our excess cash balances. We typically invest in instruments issued by the U.S. Treasury or its agencies and manage our purchases or sales of such investments in order to meet certain large outlays, particularly dividend payments to our parent. In 2006, we did not make a dividend payment and, as a result, we did not have to sell a significant part of our marketable securities portfolio to meet that obligation. In 2007, we paid our parent $60 million in dividends, which required us to sell a portion of the investments we purchased in 2006 and 2007. We ended 2007 with a large cash balance after the dividend payment. In 2008, we partially funded the $117 million dividend through the sale of marketable securities.

Net cash used by financing activities was $117 million and $60 million for the years ended December 31, 2008 and 2007, respectively, as a result of dividends to our parent in those amounts. No cash was used by financing activities in 2006.

Market Risk

Revenues and Other Operating Income

Our exposure to market risk is directly related to the role of our operating company as investment advisor for the proprietary funds, institutional commingled funds, separate accounts, and sub-advised accounts it manages. Substantially all of our revenue is derived from investment advisory agreements with these funds and accounts. Under these agreements, the fees we receive are based on the fair value of the assets under management and our fee rates. Accordingly, our revenue and income may decline as a result of:

•	the value of assets under management decreasing ;

•	our clients withdrawing funds; or

•	a shift in product mix to lower margin products.

The fair value of assets under management was $46.8 billion as of June 30, 2009. Assuming a 10% increase or decrease in the value of the assets under management and the change being proportionally distributed over all our products, the fair value would increase or decrease by $4.7 billion, which would cause an annualized increase or decrease in total revenues and other operating income of approximately $29.0 million at our current effective fee rate.

We have not adopted a corporate-level risk management policy regarding client assets, nor have we historically attempted to hedge at the corporate level the market risks that would affect the value of separate client portfolios or our overall assets under management. Indeed, some of these risks (e.g., sector risks, currency risks) are inherent in certain strategies, and clients may invest in particular strategies to gain exposure to these risks.

Marketable Securities

We are subject to market risk from a decline in the price of marketable securities that we own to manage our excess cash and fund future deferred compensation liabilities. These securities consist primarily of U.S. government and agency instruments. The fair value of these marketable securities was $28.6 million as of June 30, 2009. Management regularly monitors the value of these investments; however, given their nature and relative size, we have not adopted a specific risk management policy to manage the associated market risk. Assuming a 10% increase or decrease in the values of these marketable securities, the fair value would increase or decrease by $2.9 million at June 30, 2009.

The marketable securities held as of June 30 , 2009 were denominated in U.S. dollars. The securities held in relation to the deferred compensation plan include mutual funds whose underlying assets are primarily non-dollar denominated. The effect of a change in exchange rates on such securities would not have a material effect on the financial statements.

Exchange Rate Risk

A substantial portion of the accounts that we advise, or sub-advise, hold investments that are denominated in currencies other than the U.S. dollar. These client portfolios may hold currency forwards or other derivative instruments. The fair value of these investments and instruments may be affected by movements in the rate of exchange between the U.S. dollar and the underlying foreign currency. Such movements in exchange rates affect the fair value of assets held in accounts we manage, thereby affecting the amount of revenue we earn. The fair value of the assets we manage was $46.8 billion as of June 30, 2009. The fair value of the assets under management would decrease, with an increase in the value of the U.S. dollar, or increase, with a decrease in the value of the U.S. dollar. Excluding the impact of any hedging arrangements, a 10% increase or decrease in the value of the U.S. dollar would decrease or increase the fair value of the assets under management by $3.5 billion, which would cause an annualized increase or decrease in total revenues and other operating income of $21.6 million. As of June 30, 2009, approximately 74.8% of our assets under management was denominated in currencies other than the U.S. dollar.

Interest Rate Risk

Certain of the accounts we advise or sub-advise own fixed income securities. Further, we typically invest our excess cash balances in short-term U.S. government fixed income securities. Interest rate changes affect the fair value of such investments or the revenue we earn from them.

Assuming a 100 basis point increase or decrease in the U.S. Treasury Note rate (and rates directly or indirectly tied to such rate), we estimate that the value of the fixed income securities we manage or sub-advise would change by approximately $248.5 million. The impact of such change would not have a material impact on our revenues or net income.

Additionally, borrowings under our new $              term debt facility will bear interest, at our option, (i) of one-, two-, three- or six-month LIBOR plus        basis points under pricing tier 1,        basis points under

pricing tier 2 and        basis points under pricing tier 3 or (ii) the base rate plus        basis points under pricing tier 1,        basis points under pricing tier 2 and        basis points under pricing tier 3. For every 10 basis point move in interest rates, our annual interest expense will increase or decrease by approximately $        .

Contractual Obligations

The following table sets forth our total contractual obligations as of December 31, 2008.

	Payments Due by Pay Period
	Total		Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
(dollars in thousands)
Long-term debt facility	$		$	$	$	$
Operating lease obligations		20,638	3,739	7,495	7,524	1,880
Other non-cancellable obligations		2,175	2,175	─	─	─
Vested redemption value of Principals’ Class B profits interests		201,890	─	─	─	201,890
Total		$224,703	$5,914	$7,495	$7,524	$203,770

The majority of the long-term liabilities relate to the vested redemption value of our Principals’ Class B profits interests. As a result of the amendment and restatement of our operating company’s operating agreement at the time of this offering, this liability will be eliminated upon closing of this offering as the modification of the operating agreement will result in the Class B profits interests being accounted for as equity.

In connection with this offering, Artio Global Holdings intends to establish a $         term debt facility which, together with available cash, will fund a distribution to us that we will use to fund a distribution to our parent, and will also be utilized to provide working capital for our business and, potentially, seed capital for future investment products. In addition, Artio Global Holdings will enter into a $         revolving credit facility to be used primarily for working capital needs. The distribution to our parent will be calculated as $         plus total stockholder’s equity as of the date of this offering and is estimated to be $         on a pro forma basis ($         of which will be declared prior to this offering and paid shortly after the completion of this offering and $         of which will be declared prior to this offering but will be payable within one year of the completion of this offering).

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. The results form the basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Accounting policies are an integral part of our consolidated financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. Management believes that the critical accounting policies and estimates discussed below involve additional management judgment due to the sensitivity of the methods and assumptions used.

Fair Values

Marketable securities are carried at fair value in the statement of financial condition. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also provides guidance on the use of certain valuation techniques to arrive at fair value and creates a fair value hierarchy based upon the transparency of inputs used in the valuation of the asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels: (i) valuation inputs comprising unadjusted quoted market prices for identical assets or liabilities in active markets (Level 1); (ii) valuation inputs comprising quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets, and other observable inputs directly or indirectly related to the asset or liability being measured (Level 2); and (iii) valuation inputs that are unobservable and are significant to the fair value measurement (Level 3). Marketable securities and cash equivalents are valued using unadjusted quoted prices for identical assets in active markets and, as a result, are classified as Level 1 assets.

We elected to carry at fair value investments made to achieve certain investment objectives.

Our reasons for electing the fair value option are as follows:

•
We invest our excess cash for current yield, not for capital gains. As such, we believe that recognizing realized and unrealized gains or losses in the statement of income better reflects the returns on these investments. Gains and losses on such marketable securities, together with related interest income, accretion and amortization, are reported in non-operating income.

•
We invest certain unvested deferred bonuses due employees in our proprietary funds. As these bonuses vest, the principal and any gains or losses are reflected as liabilities in the statement of financial position. We believe that recognizing unrealized gains or losses on these investments in income is likely, in most cases, to better match income with the related expense. As the expenses are reported in employee compensation and benefits expense, the realized and unrealized gains or losses on these securities are reported in revenues and other operating income as net gains (losses) on securities held for deferred compensation.

Revenue Recognition

We earn investment management fees as a percentage of the fair value of assets under management. Fees earned from the proprietary funds are calculated based on the average daily net asset value of each fund; offshore funds fees are typically calculated based on each fund’s net asset value at the end of each month; fees earned from institutional commingled funds are typically calculated on month-end market value of the assets under management during the quarter; separate account fees are calculated based on either the quarter-end market value or the average of the month-end market values during the quarter; and sub-advisory account fees are based on the average daily market value of the assets under management. These fees are recorded as earned.

Our proprietary funds and institutional commingled funds adopted SFAS No. 157, Fair Value Measurements , for their financial statements in 2008. In presenting data on the sources of valuation of our assets under management, we discuss separately those periods for which SFAS No. 157 data are available and those years for which they are not.

Years ended December 31, 2006 and December 31, 2007

A substantial portion of our assets under management are international investments, for which the last price traded on a local exchange (which will often occur at an earlier time than the time we use to calculate net asset value) may not necessarily be the “best price” to use in calculating the fund’s net asset value on a given day. Accordingly, polices and procedures have been adopted, as described below, by registered investment companies and commingled investment vehicles to adjust such prices when appropriate to determine fair value and to discourage arbitrage opportunities. During 2006 and 2007, the use of adjusted market prices had an immaterial (less than 0.1%) impact on our total revenues and other operating income .

The underlying securities within the portfolios we manage, which are not reflected within our consolidated financial statements, are carried at fair value. Policies and procedures used to determine the fair value of assets under management are as follows:

•	The fair value policies of the proprietary funds are the responsibility of the proprietary funds’ boards of directors. Our procedures implement these policies.

•
The fair value policy applied to valuing the commingled investment vehicle investments is substantially the same as that for the proprietary funds, although the procedures differ in certain non-material respects. The procedural differences do not result in valuation differences that would materially affect fee revenues.

•
Primary responsibility for valuation of separate accounts rests with the custodians of our clients’ accounts. We have a procedure for comparing valuations made following our procedures with those reported by our clients’ custodians. This procedure is intended to identify material discrepancies in fair value. To date, there have not been any material differences between the assets under management determined by our procedures and those applied by the custodians. Fee revenue on separate accounts is based on fair values determined by account custodians.

•	For sub-advised accounts, fair value policies are determined by the primary advisor.

The proprietary funds have the following fair valuation policy:

Equity securities which are traded primarily on a U.S. or foreign stock exchange are valued at the last sale price on that exchange or, if there were no sales during the day, at the mean of the current quoted bid and asked prices. Other portfolio holdings which are traded primarily on foreign securities exchanges are generally valued at the preceding closing values of such securities on their respective exchanges, except that when a significant event subsequent to the closing of a foreign exchange is likely to have changed such value, including substantial changes in the values of U.S. markets subsequent to the close of a foreign market. In these circumstances, the fair value of those securities is determined by consideration of other factors by or under the direction of the proprietary funds’ board of directors or trustees or their respective delegates.

Debt securities, including bank loans (other than government securities and short-term obligations) are valued by independent pricing services approved by the boards. Investments in government securities (other than short-term securities) are valued at the mean of the quoted bid and asked prices in the over- the-counter market. Short-term investments that mature in 60 days or less are valued at amortized cost. Any securities for which market quotations are not readily available, or for which a significant event has occurred since the time of the most recent market quotations, are valued in accordance with fair value pricing procedures approved by the respective board. To the extent that a fund invests in other open-end funds, the fund calculates its net asset value based upon the net asset value of the underlying funds in which it invests. The prospectuses of these underlying funds explain the circumstances under which they use fair value pricing and the effects of such fair value pricing.

The boards of the registered investment companies have implemented a specific fair value pricing method for foreign equities that is applied when there is a significant increase or decrease in U.S. markets. In such cases, security prices are adjusted (based on their correlation to U.S. markets) from the closing price on a local exchange to approximate the best price as of the fund’s close of business. Under this procedure, the board of the registered investment companies has formed a valuation committee that is responsible for setting valuation procedures. The responsibility for determining on a daily basis when to enact fair value pricing rather than use the last quoted market price for any security or securities has been delegated to a pricing committee that includes the chief financial officer and treasurer of each registered investment company and certain other internal valuation experts. The valuation committee regularly obtains reports to evaluate its procedures and ensure that the pricing committee is adhering to such procedures when reaching a decision.

Since a large number of the underlying holdings are international investments, the valuation committee recognizes that the last price traded on a local exchange may not necessarily be the “best price” to use in calculating the fund’s net asset value on a given day. The “best price” represents an assessment of the effect that a local market would have assigned to the event that gave rise to the “fair value” pricing, had that local market been open for business at the time of the fund’s close of business. Consequently, it has implemented a standard-industry correlation model which is applied to closing prices when markets rise or fall by a level it determines is materially significant. The approach applies stock-specific factor models which include prices of index-linked futures, such as the S&P 500 or Nikkei 225 Futures.

Prices obtained using this correlation model are referred to below as prices obtained from “independent pricing agents using adjusted market prices”. These prices are obtained through application of the model, without any subjective input by our pricing committee or other internal employees. The pricing committee does, however, monitor the results derived from the model to ensure that policies are being consistently applied. As of December 31, 2006 and 2007, the substantial majority of assets under management that were not valued solely using data from independent pricing agents were valued using this third-party correlation model.

On certain occasions, a specific stock, sector, or market may not trade or abruptly halt trading during a given day. Additionally, a post-market event may require the pricing committee to evaluate whether the last quoted price reflects fair value. In the rare circumstances where these post-market events are determined by the pricing committee to result in the last quoted market price, as adjusted by the correlation model, not reflecting fair value, the pricing committee establishes its own view in light of the best price or fair value of the relevant circumstances. These prices are referred to below as being valued using valuations “other” than from independent pricing agents. As of December 31, 2007 less than 5% of the assets under management in our registered investment companies were valued on this “other” basis. To establish this valuation, the pricing committee evaluates available facts and information, including but not limited to, the following:

•	fundamental analytical data relating to the investment and its issuer;

•	the value of other comparable securities or relevant financial instruments, including derivative securities, traded on other markets or among dealers;

•
an evaluation of the forces which influence the market in which these securities are purchased and sold (e.g., the existence of merger proposals or tender offers for similarly situated companies that might affect the value of the security);

•	information obtained from the issuer, analysts, other financial institutions and/or the appropriate stock exchange (for exchange-traded securities);

•	government (domestic or foreign) actions or pronouncements; and

•	other news events.

Additional factors that are considered by the pricing committee when fair value pricing a portfolio security as a result of a significant event may include: the nature and duration of the event and the forces influencing the operation of the financial markets; the factors that precipitated the event; whether the event is likely to recur; and whether the effects of the event are isolated or whether they affect entire markets, countries, or regions.

In addition to establishing a best price, the implementation of these policies is designed to help reduce arbitrage opportunities. Management supports the boards’ policy and has adopted a similar policy for its commingled investment vehicles. At December 31, 2007, conditions merited the application of this procedure.

As of December 31, 2006 and 2007, the sources of fair values of assets of the registered investment companies were as follows:

	December 31,
	2006		2007
	AuM	Pct	AuM	Pct
	(dollars in thousands)
Independent pricing agents using quoted market prices	$25,711	96.7%	$11,734	31.6%
Independent pricing agent using adjusted market prices to reflect “best” price at U.S. market closing	—	—%	23,709	63.9%
Other	889	3.3%	1,674	4.5%
	$26,600	100.0%	$37,117	100.0%

The information in the table above reflects the valuation of our sponsored proprietary funds. Because the assets of commingled investment vehicles are very similar to those held in the proprietary funds, the valuation of commingled investment vehicles would mirror that of the proprietary funds in terms of composition and valuation.

Independent pricing agents are sources such as Reuters or Bloomberg, which provide quoted market prices. Other pricing sources may also be independent. However, the prices are often determined by a market-maker’s price levels, as opposed to exchange prints or evaluated bid/ask or sale transactions. As described above, with respect to the assets valued using adjusted market prices, substantially all of such assets were valued based on their quoted market price, adjusted by the pricing committee to more closely reflect fair value at the closing of U.S. markets rather than at the time of their local exchange’s closing, due to significant movement in the value of equity securities during the relevant day. During 2007, the adjustments to market price had no material impact on our revenues, as the impact on total revenues and other operating income in these periods compared to total revenues and other operating income we would have earned if we had used quoted market prices was less than 0.1%.

The information in the table above reflects the valuation of our sponsored registered investment companies. Because the assets of commingled investment vehicles are substantially identical to those held in registered investment companies, the valuation of commingled investment vehicles would substantially mirror that of the registered investment companies in terms of composition and valuation.

We are not responsible for determining the fair values of the assets of separate accounts or sub-advised accounts, and do not have access to the precise fair value methodology of the custodians responsible for such valuation. However, as noted above, we maintain our own internal valuation of the assets in these vehicles and test these valuations, on a monthly basis, against the values provided by these custodians and have not found material deviations. Set out below, are the sources of fair value of assets of separate, sub-advised, and hedge fund accounts according to our internal valuation methodology as of December 31, 2006 and 2007.

	December 31,
	2006		2007
	AuM	Pct	AuM	Pct
	(dollars in thousands)
Independent pricing agents using quoted market prices	$20,789	98.0%	$28,179	97.5%
Independent pricing agent using adjusted market prices to reflect “best” price at U.S. market closing	421	2.0%	709	2.5%
	$21,210	100.0%	$28,888	100.0%

Year ended December 31, 2008 and six-month period ended June 30 , 2009

Our proprietary funds and institutional commingled funds adopted SFAS 157 for their financial statements in 2008.

The underlying securities within the portfolios we manage, which are not reflected within our consolidated financial statements, are carried at fair value. Policies and procedures used to determine the fair value of assets under management are as follows:

•	The fair value policies of the proprietary funds are the responsibility of the funds’ boards of directors. Our procedures implement these policies.

•
The fair value policy applied to valuing the commingled investment vehicle investments is substantially the same as that for the proprietary funds, although the procedures differ in certain non-material respects. The procedural differences do not result in valuation differences that would materially affect fee revenues.

•
Primary responsibility for valuation of separate accounts rests with the custodians of our clients’ accounts. We have a procedure for comparing valuations made following our procedures with those reported by our clients’ custodians. This procedure is intended to identify material discrepancies in fair value. To date, there have not been any material differences between the assets under management determined by our procedures and those applied by the custodians. Fee revenue on separate accounts is based on fair values determined by account custodians.

•	For sub-advised accounts, fair value policies are determined by the primary advisor.

The proprietary funds have the following fair valuation policy:

Equity securities which are traded primarily on a U.S. or foreign stock exchange are valued at the last sale price on that exchange or, if there were no sales during the day, at the mean of the current quoted bid and asked prices. Other portfolio holdings, which are traded primarily on foreign securities exchanges, are generally valued at the preceding closing values of such securities on their respective exchanges, except that when a significant event subsequent to the closing of a foreign exchange is likely to have changed such value, including substantial changes in the values of U.S. markets subsequent to the close of a foreign market. In these circumstances, the fair value of those securities is determined by consideration of other factors by or under the direction of the funds’ board of directors or trustees or their respective delegates.

Debt securities, including bank loans (other than government securities and short-term obligations) are valued by independent pricing services approved by the boards. Investments in government securities (other than short-term securities) are valued at the mean of the quoted bid and asked prices in the over- the-counter market. Short-term investments that mature in sixty days or less are valued at amortized cost. Any securities for which market quotations are not readily available, or for which a significant event has occurred since the time of the most recent market quotations, are valued in accordance with fair value pricing procedures approved by the respective board. To the extent that a fund invests in other open-end funds, the fund calculates its net asset value based upon the net asset value of the underlying funds in which it invests. The prospectuses of these underlying funds explain the circumstances under which they use fair value pricing and the effects of such fair value pricing.

The boards have identified certain circumstances in which the use of a fair value pricing method is necessary. In such circumstances, the boards have also approved an independent fair value service for foreign equities, which may provide the fair value price. For options, swaps, and warrants, a fair value price may be determined using an industry accepted modeling tool. In addition, the funds’ pricing committees may determine a fair value price, subject to the approval of the respective board, based upon factors that include the type of the security, the initial cost of the security and price quotations from dealers and/or pricing services in similar securities or in similar markets.

On any given day, a substantial portion of the proprietary funds’ assets may be classified as Level 2 solely due to the funds’ use of a model-based fair value application designed to reduce time zone arbitrage opportunities. If this  model had not been applied, these securities would have been classified as Level 1 securities. This would not have had a material impact on our revenues during 2008 or the first half of 2009.

The table below shows the composition of the investments in securities of the proprietary funds and institutional commingled funds by Levels 1, 2, and 3 as of December 31, 2008 and June 30 , 2009.

	Level 1 Quoted Prices	Level 2 Other Observable Inputs	Level 3 Significant Unobservable Inputs	Total (1)
	(dollars in millions)
December 31, 2008
Proprietary funds	$13,545	$1,817	$440	$15,802
Institutional commingled funds	6,384	79	31	6,494
June 30, 2009
Proprietary funds	1,416	13,194	393	15,003
Institutional commingled funds	1,268	5,402	31	6,701
_________________
(1)	Totals differ from aggregate assets under management, primarily due to uninvested cash.

We do not have responsibility for fair valuing the assets of separate accounts or sub-advised accounts, and do not have access to the fair value methodology of the custodians responsible for such valuation. Accordingly, we do not compute SFAS No. 157 data for these assets. The table below represents our estimate of what the data for our separate accounts and sub-advised assets might have been had we made such a computation.

	Level 1 Quoted Prices	Level 2 Other Observable Inputs	Level 3 Significant Unobservable Inputs	Total
	(dollars in millions)
December 31, 2008	$14,061	$3,753	$144	$17,958
June 30, 2009	14,629	4,001	126	18,766

Deferred Taxes

We are required to assess the probability of recovery of deferred tax benefits recorded in the statement of financial position at each reporting date, and to provide a valuation allowance if one is deemed necessary.

At June 30 , 2009, we did not establish a valuation allowance for the deferred tax benefit because we believe it is more likely than not that the benefit will be realized. In evaluating the need for a valuation allowance, we took into account our history of profitability and taxable income. It is expected that the deferred tax asset will be recovered as a result of increased amortization and depreciation deductions allocated to us with respect to the operating subsidiary’s assets that arise as a result of each purchase of Class B profits interests by us from a Principal under the operating agreement of the operating subsidiary prior to its amendment and restatement in connection with this offering.  Such increased amortization and depreciation deductions will generally occur over a 15-year period with respect to each such purchase.

Any recovery of deferred tax benefits over the 15-year periods would depend on our ability to generate sufficient taxable income. The deferred tax asset of $107.3 million at June 30 , 2009 would require annual taxable income of $15.4 million over the 15-year amortization period to be recovered in full. As our taxable income has been significantly in excess of such amount and we expect it to continue to be well in excess of such amount, we believe that it is more likely than not that the deferred tax asset will be recovered and, therefore, that no valuation allowance is necessary.

Additionally, as a result of the amendment and restatement of the operating agreement of the operating subsidiary that will occur in connection with the offering, the liability associated with the redemption value of the Principals’ Class B profits interests in the operating subsidiary will no longer be necessary given the exchange of the Principals’ Class B profits interests results in a modification under FAS 123(R) and will be reflected as equity upon the offering. The deferred tax benefit related to this liability, which represents the majority of the deferred tax asset, will be de-recognized at the same time.

As each Principal exchanges his New Class A Units into shares of our Class A common stock, the tax benefits arising from the resultant step-up in tax basis will become determinable, and the deferred tax benefits will be recorded at that time, to be recovered generally over a 15-year period in each instance. These benefits will be shared between us and the Principals under a tax receivable agreement (see “Relationships and Related Party Transactions — Tax Receivable Agreement”).

Uncertainty in Tax Positions

We evaluate the positions we have taken (or will take) in our tax returns, and assess the probability that, upon examination, we will be able to realize the amounts reflected in the income tax provisions. We did not have material uncertain tax positions in 2007, 2008, and through June 30 , 2009.

Adoption of New Accounting Pronouncements

In December 2007, FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS 160”). If we complete this offering, the Statement will affect the accounting and disclosure of the non-controlling interests in Artio Global Holdings to be held by the Principals.

In June 2009, FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). We will evaluate the effect of this Statement on our financial statements.

In June 2008, FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities. The FSP will be effective for us after this offering. We are evaluating its prospective effect on our financial statements.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2008 or as of June 30 , 2009.

BUSINESS

Overview

We are an asset management company that provides investment management services to institutional and mutual fund clients. We are best known for our International Equity strategies, which represented 84% of our assets under management as of June 30, 2009. We also offer a broad range of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity. As of June 30, 2009, all the composites of these strategies had outperformed their benchmarks since inception. In addition, since 2006, we have further expanded our investment offerings by launching a series of U.S. equity strategies. We offer investors the ability to invest in each of our strategies through proprietary funds, institutional commingled funds, separate accounts and sub-advisory mandates where we advise other client funds. Our superior investment performance has enabled us to attract a diverse group of clients and to increase our assets under management from $7.5 billion as of December 31, 2003 to $51.2 billion as of July 31, 2009, representing a CAGR of 41%. This has driven a similar growth in our total revenues and other operating income, from $106.3 million to $422.0 million for the years ended December 31, 2004 and 2008, respectively, representing a CAGR of 41%. Our revenues consist almost entirely of investment management fees which are based primarily on the fair value of our assets under management rather than investment performance-based fees. We believe that our record of investment excellence and range of investment strategies position us well for continued growth.

Our primary business objective is to consistently generate superior investment returns for our clients. We manage our investment portfolios based on a philosophy of style-agnostic investing across a broad range of opportunities, focusing on macro-economic factors and broad-based global investment themes. We also emphasize fundamental research and analysis in order to identify specific investment opportunities and capitalize on price inefficiencies. We believe that the depth and breadth of the intellectual capital and experience of our investment professionals, together with this investment philosophy and approach, have been the key drivers of the strong relative returns we have generated for clients over the past decade. As an organization, we concentrate our resources on meeting our clients’ investment objectives and we seek to outsource, whenever appropriate, support functions to industry leaders thereby allowing us to focus our business on the areas where we believe we can add the most value.

Our distribution efforts target institutions and organizations that demonstrate institutional buying behavior and longer-term investment horizons, such as pension fund consultants, broker dealers, RIAs, mutual fund platforms and sub-advisory relationships, enabling us to achieve significant leverage from a relatively small sales force and client service infrastructure. As of June 30, 2009, we provided investment management services to a broad and diversified spectrum of approximately 1,200 institutional clients, including some of the world’s leading corporations, public and private pension funds, endowments and foundations and major financial institutions through our separate accounts, commingled funds and proprietary funds. We also managed assets for more than 758,000 retail mutual fund shareholders through SEC-registered Artio Global Investment Funds and other retail investors through 17 funds that we sub-advise for others.

In the mid-1990’s, our Principals assumed responsibility for managing our International Equity strategy. In the years that followed, our superior performance began to attract attention from third parties such as Morningstar, which awarded a 5-star rating to the Artio International Equity Fund in 1999. Consequently, we began to attract significant inflows. Since 1999, we have expanded to other strategies, added portfolio managers and increased our assets under management to $51.2 billion as of July 31, 2009. Revenues from our parent and its affiliates represented less than 1.5% of total revenues and other operating income for each of the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

Our assets under management as of June 30, 2009 by investment vehicle and investment strategy are as follows:

Investment Vehicles (As of June 30, 2009)	Investment Strategies (As of June 30, 2009)

Industry Overview

Investment management is the professional management of securities and other assets on behalf of institutional and individual investors. This industry has enjoyed significant growth in recent years due to the capital inflows from sources such as households, pension plans and insurance companies as well as the appreciation of the world’s equity markets. According to Cerulli Associates, global assets under management grew by a CAGR of 12.2% from 2003 to 2007 to $53.0 trillion as of December 31, 2007 before falling 18.5% to $43.2 trillion as of December 31, 2008 due primarily to the dramatic fall in stock markets around the world (for example, the MSCI World Index fell 40.7% in 2008). According to the eVestment Alliance database, total international equity assets under management from U.S. institutional investors, our primary focus, grew by 38% in 2006 to $2.1 trillion as of December 31, 2006 and by 15% in 2007, to $2.4 trillion as of December 31, 2007, before falling by 50% in 2008 to $1.2 trillion as of December 31, 2008 due in large part to market depreciation. The eVestment Alliance also reports that total equity assets under management allocated to non-U.S. equities by U.S. institutional investors grew from 30% as of December 31, 2004 to 36% as of June 30, 2009.

Traditional investment managers, such as separate account and mutual fund managers, generally manage and advise investment portfolios of equity and fixed income securities. The investment objectives of these portfolios include maximizing total return, capital appreciation, current income and/or tracking the performance of a particular index. Performance is typically evaluated over various time periods based on investment returns relative to the appropriate market index and/or peer group. Traditional managers are generally compensated based on a small percentage of assets under management. Managers of such portfolios in the United States are registered with the SEC under the Advisers Act. Investors generally have unrestricted access to their capital through market transactions in the case of closed-end funds and exchange-traded funds, or through withdrawals in the case of separate accounts and mutual funds, or open-end funds.

Demand by U.S. investors for international equities, our primary strategy, has been driven by investors’ desire to diversify their investments and enhance investment returns.  According to Pensions & Investments, the top 1,000 defined benefit plans allocated 16.1% of their total assets to international equities in 2008, and according to Strategic Insight, in the U.S. mutual fund market international equities accounted for 15.4% of total U.S. long-term mutual fund assets under management in 2008.

Competitive Strengths

We believe our success as an investment management company is based on the following competitive strengths:

Long-Term Track Record of Superior Investment Performance

We have a well-established track record of achieving superior investment returns across our key investment strategies relative to our competitors and the relevant benchmarks, as reflected by the following:

•
our International Equity I composite (our longest-standing composite) has outperformed its benchmark, the MSCI AC World ex USA IndexSM ND, by 8.1% on an annualized basis since its inception in 1995 through June 30, 2009 (calculated on a gross basis before payment of fees);

•	as of June 30, 2009, each of our next four largest composites had also outperformed their benchmarks on a gross basis since inception; and

•
as of June 30, 2009, four of our five funds eligible for a Morningstar rating and representing over 99% of our assets were rated 4- or 5- stars by Morningstar and of those five funds, three were in the top quartile of Lipper rankings for performance since inception.

Experienced Investment Professionals and Management Team

We have an investment-centric culture that has enabled us to maintain a consistent investment philosophy and to attract and retain world-class professionals. Our current team of lead portfolio managers is highly experienced, averaging approximately 20 years of industry experience among them. Over the past five years, our team of investment professionals has expanded from approximately 20 to approximately 49 people and we have experienced only minimal departures during this period. Furthermore, our entire team of senior managers (including marketing and sales directors and client service managers) averages approximately 24 years of industry experience.

Leading Position in International Equity

We have a leading position in international equity investment management and our strategies have attracted a disproportionate share of net asset flows in both the institutional and mutual fund markets in recent years. As of December 31, 2008, we ranked as the 11th largest manager of international equity assets for U.S. institutional, tax-exempt clients and the 11th largest manager of international equity mutual funds in the United States, according to Pensions & Investments and Strategic Insight, respectively. We believe that we are well-positioned to take advantage of opportunities in this attractive asset class over the next several years. However, in the first six months of 2009, our International Equity strategies have generated returns that are well below their benchmarks, which, despite our strong long-term investment performance, could negatively impact our competitive position.

Strong Track Records in Other Investment Strategies

In addition to our leading position in international equity, we enjoy strong long-term track records in several of our other key strategies. Our Total Return Bond Fund ranked in the 3rd quartile of its Lipper universe over the one-year period, in the 2nd quartile of its Lipper universe over the three-year period, and in the 1st decile of its Lipper universe over the five-year period ended June 30, 2009 and since inception, as of June 30, 2009. Our Global High Income Fund ranked in the 1st quartile of its Lipper universe over the one-year period and in the top decile over the three and five-year periods ended June 30, 2009 and since inception, as of June 30, 2009. Our Global Equity Fund ranked in the 3rd quartile of its Lipper universe over the one-year period, in the 1st quartile of its Lipper universe over the three-year period ended June 30, 2009 and in the 2nd quartile of its Lipper universe since inception as of June 30, 2009.

Strong Relationships with Institutional Clients

We focus our efforts on institutions and organizations that demonstrate institutional buying behavior and longer-term investment horizons. As of June 30 , 2009, we provided investment management services to approximately 1,200 institutional clients invested in separate accounts, commingled funds or proprietary funds. We have found that while institutional investors generally have a longer and more extensive due diligence process prior to investing, this results in clients who are more focused on our method of investing and our long-term results,  and, as a result, our institutional relationships tend to be longer, with less year-to-year turnover, than is typical among retail clients.

Effective and Diverse Distribution

Our assets under management are distributed through multiple channels. By utilizing our intermediated distribution sources and focusing on institutions and organizations that exhibit institutional buying behavior, we are able to achieve significant leverage from a relatively small sales force and client service infrastructure. We have developed strong relationships with most of the major pension and industry consulting firms, which have allowed us access to a broad range of institutional clients. As of June 30 , 2009, no single consulting firm represented greater than approximately 5% of our assets under management and our largest individual client represented approximately 4% of our total assets under management. We access retail investors through our relationships with intermediaries such as RIAs and broker dealers as well as through mutual fund platforms and sub-advisory relationships. Our distribution efforts with retail intermediaries, particularly broker dealers, are more recent than our institutional efforts and, as a result, our assets sourced through the largest broker dealers represent a relatively small portion of our assets under management. However, as a result of recent consolidation among broker dealers with whom we have established relationships, we believe we have opportunities to reach additional retail investors through our existing relationships.

Strong Organic Growth in Assets under Management and Sustained Net Client Inflows

In the period from December 31, 2003 through July 31, 2009, our assets under management grew from $7.5 billion to $51.2 billion, representing a CAGR of 41%. Until mid-2008, our assets under management growth was the result of a combination of general market appreciation, our record of outperforming the relevant benchmarks and an increase in net client cash inflows, which we define as the amount by which client additions to new and existing accounts exceed withdrawals from client accounts.  However, since mid-2008, market depreciation has had a significant negative impact on our assets under management.  During the period between December 31, 2003 and June 30, 2009, net client inflows represented 107% of our overall growth, including $1.9 billion of net client cash inflows during the year ended December 31, 2008 and $1.0 billion of net client cash inflows during the six months ended June 30, 2009.  The negative markets in 2008 and early 2009 reinforce the importance of sustained net client inflows in supporting our long-term growth in assets under management.

Focused Business Model

Our business model is designed to focus the vast majority of our resources on meeting our clients’ investment objectives. Accordingly, we take internal ownership of the aspects of our operations that directly influence the investment process, our client relationships and risk management. We seek to outsource, whenever appropriate, support functions, including middle- and back-office activities, to industry leaders, whose services we closely monitor. This allows us to focus our efforts where we believe we can add the most value. We believe this approach has also resulted in an efficient and streamlined operating model, which has generated strong operating margins, limited fixed expenses and an ability to maintain profitability during difficult periods. As a result, in the six months ended June 30, 2009 and the year ended December 31, 2008, on a pro forma basis, we produced an operating pre-tax profit of $         and $         from total revenues and other operating income of $          and $          , representing an operating pre-tax profit margin of         % and         %, respectively.

Strategy

We seek to achieve consistent and superior long-term investment performance for our clients. Our strategy for continued success and future growth is guided by the following principles:

Continue to Capitalize on our Strong Position in International Equity

We expect to continue to grow our International Equity assets under management. Our International Equity I strategy, which had $19.1 billion in assets under management as of June 30, 2009, was closed to new investors in August 2005 in order to preserve its ability to invest effectively in smaller capitalization investments. The successor strategy, International Equity II, which mirrors the International Equity I strategy in all respects except that it does not allocate assets to these small capitalization investments, was launched in March 2005. International Equity II has produced attractive investment returns relative to industry benchmarks since inception and has grown to $20.4 billion in assets under management in four years (as of June 30, 2009). According to Callan Associates, International Equity II also had greater net flows than any other international equity product in 2008.  We believe we have the capacity to handle substantial additional assets within our International Equity II strategy. Given our strong reputation as a manager of international equity and our expectation of continued strong institutional demand for international equity, we aim to continue to gather significant international equity assets under management and leverage our experience in International Equity to grow our Global Equity strategy in order to capitalize on increasing flows into this strategy from investors in the United States.

Grow our other Investment Strategies

Historically, we concentrated our distribution efforts primarily on our International Equity strategies. In recent years, we have focused on expanding and growing our other strategies as well, including our High Grade Fixed Income and High Yield strategies, which have experienced significant growth in assets under management as a result.  We expect our U.S. Equity strategies to provide additional growth now that they have achieved their three-year performance track records, which are an important pre-requisite to investing for many institutional investors. In July 2009, Morningstar awarded the following ratings for Class I shares: 5-star rating for Artio US Smallcap Fund, 3-star rating for Artio US Multicap Fund, 3-star rating for Artio US Midcap Fund and 2-star rating for Artio US Microcap Fund. We also intend to continue to initiate new product offerings in additional asset classes where we believe our investment professionals have the potential to produce attractive risk-adjusted returns.

Further Extend our Distribution Capabilities

We continue to focus on expanding our distribution capabilities into those markets and client segments where we see demand for our product offerings and which we believe are consistent with our philosophy of focusing on distributors who display institutional buying behavior through their selection process and due diligence. For example, in 2005 we supplemented our existing distribution capabilities by developing a team to distribute to broker dealers through targeting their head-office product distribution teams. In addition, we have selectively strengthened our international distribution by expanding into Canada and expect to further develop our international distribution over time.

Maintain a Disciplined Approach to Growth

We are an investment-centric firm that focuses on the delivery of superior long-term investment returns for our clients through the application of our established investment processes and risk management discipline. While we have generated significant growth in our assets under management over the past several years and have continued to develop a broader range of investment offerings, we are focused on long-term success and we will only pursue those expansion opportunities that are consistent with our operating philosophy. This philosophy requires that:

•
each new investment strategy and offering must provide the potential for attractive risk adjusted returns for clients in these new strategies without negatively affecting return prospects for existing clients;

•	new client segments or distribution sources must value our approach and be willing to appropriately compensate us for our services; and

•	new product offerings and client segments must be consistent with the broad investment mission and not alter the investment-centric nature of our firm’s culture.

By ensuring that each new opportunity is evaluated against these criteria we intend to maintain a disciplined approach to growth for the long-term. For example, we closed our International Equity I strategy to new investments in August 2005, in order to preserve return opportunity in our smaller capitalization investments for existing International Equity I investors. In anticipation of this, we launched our International Equity II strategy in March 2005 with the same focus as our International Equity I strategy except that it does not invest in small-cap companies.

Continue to Focus on Risk Management

As an investment organization, we focus intensely on risk management. We manage risk at multiple levels throughout the organization, including directly by the portfolio manager, at the Chief Investment Officer level, under the Enterprise Risk Management Committee, among a dedicated risk management group and through our legal and compliance team. At the portfolio level, we seek to manage risk daily on a real-time basis with an emphasis on identifying which investments are working, which investments are not, and what factors are influencing performance on both an intended and unintended basis. This approach to managing portfolio-level risk is not designed to avoid taking risks, but to seek to ensure that the risks we choose to take are rewarded with an appropriate premium opportunity for those risks. This approach to managing portfolio-level risk has contributed significantly to our strong relative investment performance and will continue to be an integral component of our investment processes.

Investment Strategies, Products and Performance

Overview

Our investment strategies are grouped into five categories: International Equity (which as of June 30, 2009 included: five proprietary funds, six institutional commingled funds, 71 separate accounts and 10 sub-advisory accounts); Global Equity (which as of June 30, 2009 included: two proprietary funds, three separate accounts, two institutional commingled funds and two sub-advisory accounts); U.S. Equity (which as of June 30, 2009 included: eight proprietary funds and one sub-advisory account); High Grade Fixed Income (which as of June 30, 2009 included: two proprietary funds, seven separate accounts and three sub-advisory accounts); and High Yield (which as of June 30, 2009 included: two proprietary funds, one institutional commingled fund and one sub-advisory account).

While each of our investment teams has a distinct process and approach to managing their investment portfolios, we foster an open, collaborative culture that encourages the sharing of ideas and insights across teams. This approach serves to unify and define us as an asset manager and has contributed to the consistency of strong results across our range of strategies. Although not specifically designed as such nor centrally mandated, the following practices are core to each team’s philosophy and process:

•	A team-based approach;

•	A reliance on internally generated research and independent thinking;

•	A belief that broad-based quantitative screening prior to the application of a fundamental research overlay is as likely to hide opportunities as it is to reveal them;

•	A significant emphasis on top-down/macro inputs and broad-based global investment themes to complement unique industry specific bottom-up analysis;

•	An intense focus on risk management, but not an aversion to taking risk that is rewarded with an appropriate premium; and

•	A belief that ultimate investment authority and accountability should reside with individuals within each investment team rather than committees.

We further believe that sharing ideas and analyses across investment teams allows us to leverage our knowledge of markets across the globe. In addition, this collaboration has enabled us to successfully translate profitable ideas from one asset class or market to another across our range of investment strategies.

We offer the following investment products to invest in our investment strategies: proprietary funds, institutional commingled funds, separate accounts and sub-advisory accounts. We currently serve as investment advisor to nine SEC-registered mutual funds that offer no-load open-end share classes. In addition, we offer two private offshore funds to select offshore clients. Our institutional commingled funds are private pooled investment vehicles which we offer to qualified institutional clients such as public and private pension funds, foundations and endowments, membership organizations and trusts. We similarly manage separate accounts for institutional clients such as public and private pension funds, foundations and endowments and generally offer these accounts to institutional investors making the required minimum initial investments which vary by strategy. Due to the size of the plans and specific reporting requirements of these investors, a separately managed account is often necessary to meet our clients’ needs. Our sub-advisory accounts include seven SEC registered mutual funds managed pursuant to sub-advisory agreements and ten non-SEC registered funds. Our sub-advisory account services are primarily focused on our International Equity strategies. Clients include financial services companies looking to supplement their own product offerings with products externally managed by managers with specific expertise, which we provide.

The investment decisions we make and the activities of our investment professionals may subject us to litigation and damage to our professional reputation if our investment strategies perform poorly. See “Risk Factors—If our investment strategies perform poorly, clients could withdraw their funds and we could suffer a decline in assets under management which would reduce our earnings” and “Risk Factors—Employee misconduct could expose us to significant legal liability and reputational harm”.

Investment Strategies

The table below sets forth the total assets under management for each of our investment strategies as of June 30, 2009, the strategy inception date and, for those strategies which we make available through an SEC registered mutual fund, the Lipper ranking of the Class I shares of such mutual fund against similar funds based on performance since inception.

Strategy	Total AuM as of June 30, 2009	Strategy Inception Date	Quartile Ranking Since Inception
	(dollars in millions)
International Equity
International Equity I	$19,124	May 1995	2
International Equity II	20,371	March 2005(1)	1
Other International Equity	62	Various	—
High Grade Fixed Income
Total Return Bond	3,860	February 1995	1
U.S. Fixed Income & Cash	829	May 1995	—
High Yield
High Income	2,017	December 2002	1
Global Equity
Global Equity	476	July 1995	2
U.S. Equity
Micro-Cap	41	July 2006	3
Small-Cap	7	July 2006	1	(2)
Mid-Cap	4	July 2006	3	(3)
Multi-Cap	4	July 2006	2	(4)
Other	31
Total	$46,826

______________
(1)
We classify within International Equity II certain sub-advised mandates that were initially part of our International Equity I strategy because net client cash flows into these mandates, since 2005, have been invested according to the International Equity II strategy and the overall portfolios of these mandates are currently more similar to our International Equity II strategy.

(2)
Lipper compares our Small Cap fund with the Lipper “Small-Cap Growth Funds” class category. We believe the Lipper “Small-Cap Core Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the “Small-Cap Core Funds” class category as of June 30, 2009 was also in the 1st quartile. See “Performance Information Used in This Prospectus”.

(3)
Lipper compares our Mid Cap fund with the Lipper “Mid-Cap Growth Funds” class category. We believe the Lipper “Mid-Cap Core Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the “Mid-Cap Core Funds” class category as of June 30, 2009 was also in the 3rd quartile. See “Performance Information Used in This Prospectus”.

(4)
Lipper compares our Multi-Cap fund with the Lipper “Multi-Cap Growth Funds” class category. We believe the Lipper “Multi-Cap Core Funds” class category is better aligned with the strategies with which we compete. Our ranking since inception in the “Multi-Cap Core Funds” class category as of June 30, 2009 was also in the 2nd quartile. See “Performance Information Used in This Prospectus”.

Set forth below is a description of each of our strategies and their performance.

International Equity

Our International Equity strategies are core strategies that do not attempt to follow either a “growth” approach or a “value” approach to investing. The International Equity strategies invest in equity securities and equity derivatives in developed and emerging markets outside the United States. We believe that maintaining a diversified core portfolio, driven by dynamic sector and company fundamental analysis, is the key to delivering superior, risk-adjusted, long-term performance in the international equity markets. The investment process for the International Equity strategy is a three phase process consisting of: (i) thinking—conducting broad global fundamental analysis to establish relative values and priorities across and between sectors and geographies, (ii) screening—conducting a detailed fundamental analysis of the competitive relationship between companies and the sectors and countries in which they operate, and (iii) selecting—carefully considering whether the investment opportunity results from (a) an attractive relative value, (b) a catalyst for change, (c) in the case of emerging markets, in a market, sector or region undergoing transformation from emerging toward developed status, (d) a company in a dominant competitive position or (e) a company exhibiting a strong financial position with strong management talent and leadership. The overall objective of our investment process is to create a highly diversified portfolio of the most relatively attractive securities in over 20 countries. The portfolio is monitored on a daily basis using a proprietary attribution system that permits us to track how particular investments contribute to performance.

The 30 professionals comprising our Global team are responsible for managing International Equity investment strategies which, in the aggregate, accounted for $39.6 billion of our total assets under management as of June 30, 2009, with 44% of these assets in proprietary funds, 30% in separate accounts, 8% in sub-advised accounts and 18% in commingled funds.

•	International Equity I (“IE I”)

We launched this strategy in May 1995 and, as of June 30, 2009, it accounted for approximately $19.1 billion of assets under management, including the $9.9 billion Artio International Equity Fund. IE I was closed to new investors in August 2005 in order to preserve the return opportunity in our smaller capitalization investments for existing IE I investors. As of June 30, 2009, the Artio International Equity Fund ranked in the 77th percentile of its Lipper universe over the past one-year period and in the 3rd and 1st quartile over the past three- and five-year periods, respectively.

The following table sets forth the changes in assets under management for the two years ended December 31, 2008 and the six months ended June 30, 2009:

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008	December 31, 2007
(dollars in millions)
International Equity I
Beginning assets under management	$20,188	$42,517	$37,368
Net client cash flows	(914)	(4,258)	(1,223)
Market appreciation (depreciation)	(160)	(17,916)	6,372
Transfer	10	(155)	—
Ending assets under management	$19,124	$20,188	$42,517

•	International Equity II (“IE II”)

We launched a second International Equity strategy in March 2005. IE II mirrors IE I in all respects except that it does not allocate assets to small capitalization investments. We direct all new International Equity mandates into this strategy. As of June 30, 2009, IE II accounted for approximately $20.4 billion of assets under management. We classify within IE II certain sub-advised mandates that were initially part of our IE I strategy because net client cash flows into these mandates, since 2005, have been invested according to the IE II strategy and the overall portfolios of these mandates are currently more similar to our IE II strategy. As of June 30, 2009 the Artio International Equity Fund II ranked in the 49th percentile of its Lipper universe for the one year and in the 1st quartile over the three year period.

The following table sets forth the changes in assets under management for the two years ended December 31, 2008 and the six months ended June 30, 2009:

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008	December 31, 2007
(dollars in millions)
International Equity II
Beginning assets under management	$18,697	$26,050	$12,932
Net client cash flows	1,445	5,826	10,315
Market appreciation (depreciation)	229	(13,288)	2,803
Transfer	—	109	—
Ending assets under management	$20,371	$18,697	$26,050

•	Other International Equity

In addition to our core IE I and IE II strategies, we have several other smaller International Equity strategies that we have developed in response to specific client requests which, in the aggregate, accounted for approximately $0.1 billion in assets under management as of June 30 , 2009.

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our largest International Equity composites from their inception to June 30 , 2009, and in the five-year, three-year and one-year periods ended June 30 , 2009, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant composite.

	Period Ended June 30, 2009
	Since Inception	5 Years	3 Years	1 Year

International Equity I
Annualized Gross Returns	11.9%	4.9%	(7.2)%	(36.0)%
Annualized Net Returns	10.3%	4.0%	(7.9)%	(36.5)%
MSCI EAFE Index®	3.3%	2.3%	(8.0)%	(31.4)%
MSCI AC World ex USA IndexSM ND	3.8%	4.5%	(5.8)%	(30.9)%

International Equity II
Annualized Gross Returns	1.7%	N/A	(6.2)%	(34.1)%
Annualized Net Returns	1.0%	N/A	(6.8)%	(34.5)%
MSCI EAFE Index®	(0.6)%	N/A	(8.0)%	(31.4)%
MSCI AC World ex USA IndexSM ND	1.5%	N/A	(5.8)%	(30.9)%

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our largest International Equity composites from their inception to the years ended December 31, 2004, 2005, 2006, 2007 and 2008, and the six months ended June 30, 2009 , relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant composite.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009
International Equity I
Gross Returns	24.0%	18.3%	32.9%	18.4%	(44.1)%	1.9%
Net Returns	22.8%	17.1%	31.5%	17.5%	(44.6)%	1.6%
MSCI EAFE Index®	20.2%	13.5%	26.3%	11.2%	(43.4)%	8.0%
MSCI ACWI ex USA IndexSM ND	20.9%	16.6%	26.7%	16.7%	(45.5)%	13.9%

International Equity II (1)
Gross Returns	N/A	17.4%	31.0%	18.2%	(42.3)%	2.3%
Net Returns	N/A	16.9%	30.0%	17.4%	(42.6)%	1.9%
MSCI EAFE Index®	N/A	13.7%	26.3%	11.2%	(43.4)%	8.0%
MSCI ACWI ex USA IndexSM ND	N/A	16.3%	26.7%	16.7%	(45.5)%	13.9%

______________
(1)   Results for the year ended December 31, 2005 are for the period from April 1, 2005 to December 31, 2005.

The returns generated by the proprietary funds, sub-advisory accounts, separate accounts and institutional commingled funds invested in our International Equity strategies for the periods ended December 31, 2008 and June 30 , 2009 are substantially similar to the returns presented in the tables above. Please see Appendix A for more information on the annualized returns, amount of assets under management and fee percentages for the investment products which constitute our International Equity strategies.

High Grade Fixed Income

We manage investment grade fixed income strategies that include high grade debt of both U.S. and non-U.S. issuers. Our main offering is our Total Return Bond strategy, also known as the Core Plus strategy, which invests over 60% of portfolio assets in the U.S. fixed income markets (the “Core”) but also seeks to take advantage of those opportunities available in the investment grade components of non-U.S. markets (the “Plus”). We also offer a Core Plus Plus strategy, which combines our Total Return Bond strategy with allocations from our High Yield strategy. The High Yield portion of these assets is reflected in the High Yield section of our discussion. In addition, we manage several U.S. fixed income and cash strategies.

We believe an investment grade fixed income portfolio can consistently deliver a source of superior risk-adjusted returns when enhanced through effective duration budgeting, expansion to include foreign sovereign debt, yield curve positioning across multiple curves and sector-oriented credit analysis. The investment process for the investment grade fixed income strategies involves five key steps: (i) market segmentation, (ii) macro fundamental analysis and screening of global macroeconomic factors, (iii) internal rating assignment, (iv) target portfolio construction and (v) risk distribution examination. The portfolio is constantly monitored and rebalanced as needed.

The seven professionals in our High Grade Fixed Income team are responsible for the two global high grade and U.S. fixed income strategies which, in the aggregate, accounted for $4.7 billion of our total assets under management as of June 30, 2009. We have focused our distribution efforts on these strategies since 2007 and have increased our assets under management invested in these strategies by $2.7 billion, since January 1, 2007, as a result. As of June 30, 2009, 31% of the $4.7 billion in assets under management was in proprietary funds, 51% was in separate accounts and 18% was in sub-advised accounts.

•
Total Return Bond—We launched this strategy in February 1995 and, as of June 30, 2009, it accounted for approximately $3.9 billion of assets under management. As of June 30, 2009, the Total Return Bond Fund ranked in the 3rd quartile of its Lipper universe over the past one-year period and in the 2nd and 1st quartile over the past three- and five-year periods, respectively.

•
U.S. Fixed Income & Cash—As of June 30, 2009, this strategy accounted for approximately $0.8 billion of assets under management, mostly through sub-advisory arrangements with Julius Baer Holding Ltd.’s offshore funds. See “Relationships and Related Party Transactions”.

The following table sets forth the changes in assets under management for the two years ended December 31, 2008 and the six months ended June 30 , 2009:

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008	December 31, 2007
(dollars in millions)
High Grade Fixed Income
Beginning assets under management	$4,566	$4,657	$1,998
Net client cash flows	(90)	27	2,375
Market appreciation (depreciation)	229	(1)	284
Transfer	(16)	(117)	—
Ending assets under management	$4,689	$4,566	$4,657

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our principal composite, the Total Return Bond (Core Plus) composite, from its inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30 , 2009, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the composite.

	Period Ended June 30, 2009
Total Return Bond	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.7%	5.8%	6.2%	3.9%
Annualized Net Returns	6.8%	5.1%	5.7%	3.4%
Barclays Capital U.S. Aggregate Bond Index	6.6%	5.0%	6.4%	6.0%
Customized Index(1)	6.2%	4.9%	6.4%	4.8%
______________
(1)	The customized index is composed of 80% of the Merrill Lynch 1-10 year U.S. Government/Corporate Index and 20% of the JP Morgan Global Government Bond (non-U.S.) Index.

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our principal composite, the Total Return Bond (Core Plus) composite, from its inception to the years ended December 31, 2004, 2005, 2006, 2007 and 2008, and the six months ended June 30 ,

2009, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant composite.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009
Total Return Bond
Gross Returns	7.6%	2.7%	5.5%	8.3%	0.9%	4.1%
Net Returns	6.3%	1.7%	4.8%	7.7%	0.4%	3.9%
Barclays Capital U.S. Aggregate Bond Index	4.3%	2.4%	4.3%	7.0%	5.2%	1.9%
Customized Index(1)	4.7%	(0.6)%	4.7%	8.2%	5.6%	1.4%
_______________
(1)	The customized index is composed of 80% of the Merrill Lynch 1-10 year U.S. Government/Corporate Index and 20% of the JP Morgan Global Government Bond (non-U.S.) Index.

The returns generated by the proprietary funds, sub-advisory accounts and separate accounts invested in our High Grade Fixed Income strategy for the periods ended December 31, 2008 and June 30 , 2009 are substantially similar to the returns presented in the tables above. Please see Appendix A for more information on the annualized returns, amount of assets under management and fee percentages for the investment products which constitute our High Grade Fixed Income strategies.

High Yield

Our High Yield strategy invests in securities issued by non-investment grade issuers in both developed markets and emerging markets. By bringing a global perspective to the management of high yield securities and combining it with a disciplined, credit-driven investment process, we believe we can provide our clients with a more diversified/higher yielding portfolio that is designed to deliver superior risk-adjusted returns. The investment process for the High Yield strategy seeks to generate high total returns by following five broad-based fundamental investment rules: (i) applying a global perspective on industry risk analysis and the search for investment opportunities, (ii) intensive credit research based on a “business economics” approach, (iii) stop-loss discipline that begins and ends with the question “Why should we not be selling the position?”, (iv) avoiding over-diversification to become more expert on specific credits and (v) low portfolio turnover. The investment process is primarily a bottom-up approach to investing, bringing together the team’s issuer, industry and asset class research and more macro-economic, industry and sector-based insights. With this information, the team seeks to identify stable to improving credits. Once the team has established a set of “buyable” candidates, it constructs a portfolio through a process of relative value considerations that seek to maximize the total return potential of the portfolio within a set of risk management constraints.

The five professionals comprising our High Yield team are responsible for managing the High Yield strategy which accounted for approximately $2.0 billion of our total assets under management as of June 30, 2009, with 48% of these assets in proprietary funds, 20% in separate accounts, 22% in sub-advised accounts and 10% in commingled funds. The main vehicle for this strategy is the Artio Global High Income Fund, which we launched in December 2002. The fund carried a Morningstar 5-star rating on its Class I shares and Class A shares as of June 30, 2009. The Global High Income Fund also ranked in the 1st quartile of its Lipper universe over the one-year period, and the top decile over the three- and five-year periods ending June 30, 2009 and since inception, as of June 30, 2009.

The following table sets forth the changes in assets under management for the two years ended December 31, 2008 and the six months ended June 30, 2009:

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008	December 31, 2007
(dollars in millions)
High Yield
Beginning assets under management	$977	$852	$261
Net client cash flows	690	365	473
Market appreciation (depreciation)	344	(357)	118
Transfer	6	117	—
Ending assets under management	$2,017	$977	$852

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our High Yield composite from its inception to June 30 , 2009, and in the five-year, three-year, and one-year periods ended June 30 , 2009, relative to the performance of the market indices which are most commonly used by our clients to compare the performance of the composite.

	Period Ended June 30, 2009
High Yield	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	8.8%	6.7%	4.2%	(1.4)%
Annualized Net Returns	7.6%	5.5%	3.1%	(2.3)%
ML Global High Yield USD Constrained Index	7.1%	4.5%	2.2%	(4.0)%

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our High Yield composite from its inception to the years ended December 31, 2004, 2005, 2006, 2007 and 2008, and six months ended June 30, 2009 relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant composite.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009
High Yield
Gross Returns	12.9%	5.7%	12.6%	5.2%	(23.6)%	29.4%
Net Returns	11.5%	4.4%	11.2%	4.1%	(24.3)%	28.8%
ML Global High Yield USD Constrained Index	12.4%	1.6%	12.2%	3.4%	(27.5)%	31.7%

The returns generated by the proprietary funds, sub-advisory accounts, separate accounts and institutional commingled funds invested in our High Yield strategies for the periods ended December 31, 2008 and June 30 , 2009 are substantially similar to the returns presented in the tables above. Please see Appendix A for more information on the annualized returns, amount of assets under management and fee percentages for the investment products which constitute our High Yield strategies.

Global Equity

Global Equity is a core, multi-cap equity strategy that invests in companies worldwide. While U.S. investors have traditionally split investment decisions into U.S. versus non-U.S. categories, we believe that U.S. investors will adopt the global paradigm and this distinction will evolve into the adoption of true global equity portfolios. The impact of globalization continues to diminish the importance of “country of origin” within the equity landscape and industry considerations have become much more critical in understanding company dynamics, particularly within more developed markets. We believe that our strength in analyzing and allocating to opportunities within developed and emerging markets positions us to effectively penetrate this growing area. This strategy employs the same investment process as our International Equity strategies, but includes the U.S. equity market in its investing universe.

In addition to managing our International Equity strategies, the 30 professionals comprising our Global team are also responsible for our Global Equity strategy and receive input from our U.S. Equity teams, as appropriate. As of June 30, 2009, Global Equity accounted for approximately $476 million of assets under management, with 13% of these assets in our proprietary funds, 56% in separate accounts, 4% in sub-advised accounts and 27% in commingled funds. As of June 30, 2009, the Artio Global Equity Fund ranked in the 3rd quartile of its Lipper universe over the past one-year period and in the 1st quartile over the past three year period and had a 3-star Morningstar rating.

We intend to focus on our Global Equity strategy as a key additional growth driver in order to capitalize on increasing flows into this strategy from U.S. investors.  According to InterSec Research, total net flows from U.S. tax-exempt investors into global equity products totaled $11.4 billion in 2008, up from $6.6 billion in 2007 and $1.8 billion in 2006.

The table below sets forth the changes in assets under management for the two years ended December 31, 2008 and the six months ended June 30 , 2009:

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008	December 31, 2007
(dollars in millions)
Global Equity
Beginning assets under management	$591	$761	$563
Net client cash flows	(121)	115	124
Market appreciation (depreciation)	6	(331)	74
Transfer	—	46	—
Ending assets under management	$476	$591	$761

The table below sets forth the annualized returns, gross and net (which represents annualized returns prior to and after payment of fees, respectively) of our Global Equity composite from its inception to June 30, 2009, and in the five-year, three-year and one-year periods ended June 30, 2009, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the composite.

	Period Ended June 30, 2009
Global Equity	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	8.2%	2.7%	(7.1)%	(30.9)%
Annualized Net Returns	7.0%	1.6%	(7.7)%	(31.3)%
MSCI World Index	4.3%	0.0%	(8.0)%	(29.5)%
MSCI AC World IndexSM	4.1%	1.1%	(7.0)%	(29.3)%

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our Global Equity composite from its inception to the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the six months ended June 30, 2009, relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant composite.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009
Global Equity
Gross Returns	18.7%	13.9%	23.2%	12.5%	(40.8)%	4.8%
Net Returns	17.2%	11.8%	21.4%	11.7%	(41.2)%	4.5%
MSCI World Index	14.7%	9.5%	20.1%	9.0%	(40.7)%	6.4%
MSCI AC World IndexSM	15.2%	10.8%	21.0%	11.7%	(42.2)%	9.2%

The returns generated by the proprietary funds, sub-advisory accounts, separate accounts and institutional commingled funds invested in our Global Equity strategies for the periods ended December 31, 2008 and June 30 , 2009 are substantially similar to the returns presented in the tables above. Please see Appendix A for more information on the annualized returns, amount of assets under management and fee percentages for the investment products which constitute our Global Equity strategies.

U.S. Equity

Our various U.S. Equity strategies were launched in July 2006 and include Micro-, Small-, Mid- and Multi-Cap investment strategies that invest in equity securities of U.S. issuers with market capitalizations that fit within the indicated categories. We believe a diversified core portfolio, driven by extensive independent research and the ability to capitalize on price inefficiencies of companies are the key components to delivering consistently superior long-term performance. The investment process we undertake for these U.S. Equity strategies focuses on individual stock selection based on in-depth fundamental research, valuation and scenario analysis, rather than market timing or sector/ industry concentration. This process is comprised of three steps: (i) sector and industry quantitative and qualitative screening, (ii) conducting fundamental research and (iii) valuing investments based on upside/downside scenario analysis. Our investment process focuses on both quantitative and qualitative factors.

The seven professionals comprising our U.S. Equity team are responsible for managing the four distinct investment strategies which, in the aggregate, accounted for $56 million of our total assets under management as of June 30, 2009, with 35% in proprietary funds and 65% in sub-advised accounts.

•
Multi-Cap—We launched this strategy in July 2006 and, as of June 30, 2009, it accounted for approximately $4 million of assets under management. The Multi-Cap strategy ranked in the 2nd quartile of the Lipper “Multi-Cap Growth Funds” class category, since inception as of June 30, 2009. In July 2009, Morningstar awarded the Artio US Multicap Fund a 3-star rating.

•
Mid-Cap—We launched this strategy in July 2006 and, as of June 30, 2009, it accounted for approximately $4 million of assets under management. The Mid-Cap strategy ranked in the 3rd quartile of the Lipper “Mid-Cap Growth Funds” class category, since inception as of June 30, 2009. In July 2009, Morningstar awarded the Class I shares of the Artio US Midcap Fund a 3-star rating.

•
Small-Cap—We launched this strategy in July 2006 and, as of June 30, 2009, it accounted for approximately $7 million of assets under management. The Small-Cap strategy ranked in the top decile in the Lipper “Small-Cap Growth Funds” class category, since inception as of June 30, 2009. In July 2009, Morningstar awarded the Artio US Smallcap Fund a 5-star rating.

•
Micro-Cap—We launched this strategy in July 2006 and, as of June 30, 2009, it accounted for approximately $41 million of assets under management. The Micro-Cap strategy ranked in the 3rd quartile of its Lipper universe since inception as of June 30, 2009. In July 2009, Morningstar awarded the Artio US Microcap Fund a 2-star rating.

The table below sets forth the changes in assets under management for the two years ended December 31, 2008 and the six months ended June 30, 2009:

	Six Months Ended	Year Ended
	June 30, 2009	December 31, 2008	December 31, 2007
(dollars in millions)
U.S. Equity
Beginning assets under management	$49	$133	$138
Net client cash flows	(4)	(20)	(9)
Market appreciation (depreciation)	11	(64)	4
Transfer	—	—	—
Ending assets under management	$56	$49	$133

The table below sets forth the annualized returns, gross and net (which represents annualized returns prior to and after payment of fees, respectively) of our U.S. Equity composites from their inception to June 30, 2009, and in the six months ended June 30 , 2009, relative to the performance of the market indices which are most commonly used by our clients to compare the performance of the relevant composite.

	Period Ended June 30, 2009
	Since Inception	1 Year
Multi-Cap
Annualized Gross Returns	(5.0)%	(23.1)%
Annualized Net Returns	(5.8)%	(23.6)%
Russell 3000® Index	(8.5)%	(26.6)%
Mid-Cap
Annualized Gross Returns	(6.9)%	(27.5)%
Annualized Net Returns	(7.6)%	(28.0)%
Russell Mid-Cap® Index	(8.8)%	(30.4)%
Small-Cap
Annualized Gross Returns	(1.4)%	(14.5)%
Annualized Net Returns	(2.2)%	(15.2)%
Russell 2000® Index	(9.1)%	(25.0)%
Micro-Cap
Annualized Gross Returns	(9.8)%	(20.5)%
Annualized Net Returns	(10.7)%	(21.3)%
Russell 2000® Index	(9.1)%	(25.0)%
Russell Micro-Cap® Index	(12.9)%	(24.5)%

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of our U.S. Equity composites from their inception to the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the six months ended June 30, 2009 , relative to the performance of the market indices that are most commonly used by our clients to compare the performance of the relevant composite.

	Year Ended December 31,						Six Months Ended June 30,
	2004	2005	2006 (1)	2007		2008	2009
Multi-Cap
Gross Returns	N/A	N/A	17.1%	6.1%		(41.4)%	18.3%
Net Returns	N/A	N/A	16.4%	5.1%		(41.8)%	17.9%
Russell 3000® Index	N/A	N/A	12.2%	5.1%		(37.3)%	4.2%

Mid-Cap
Gross Returns	N/A	N/A	18.3%	3.7%		(44.7)%	19.8%
Net Returns	N/A	N/A	17.7%	3.0%		(45.1)%	19.3%
Russell Mid-Cap® Index	N/A	N/A	12.4%	5.6%		(41.5)%	10.0%

Small-Cap
Gross Returns	N/A	N/A	14.5%	11.3%		(41.1)%	27.8%
Net Returns	N/A	N/A	13.9%	10.7%		(41.5)%	27.2%
Russell 2000® Index	N/A	N/A	13.1%	(1.6	) %	(33.8)%	2.6%

Micro-Cap
Gross Returns	N/A	N/A	17.0%	(0.2)%		(50.4)%	27.7%
Net Returns	N/A	N/A	16.3%	(1.0)%		(50.8)%	27.1%
Russell 2000® Index	N/A	N/A	13.1%	(1.6)%		(33.8)%	2.6%
Russell Micro-Cap® Index	N/A	N/A	13.7%	(8.0)%		(39.8)%	6.0%

_____________
(1)  Results for the year ended December 31, 2006 are for the period from July 31, 2006 to December 31, 2006.

The returns generated by the proprietary funds, sub-advisory accounts and separate accounts invested in our U.S. Equity strategies for the periods ended December 31, 2008 and June 30 , 2009 are substantially similar to the returns presented in the tables above. Please see Appendix A for more information on the annualized returns, amount of assets under management and fee percentages for the investment products which constitute our U.S. Equity strategies.

Other

In addition to our core strategies, we have approximately $31 million of assets under management invested in other strategies, 100% of which was invested in a private offshore fund.

New Initiatives

We are currently exploring the launch of a global credit hedge fund, which will aim to deliver absolute returns with low volatility and a low correlation to other asset classes by exploiting overlooked areas of value in stressed capital structures and under-researched international credits utilizing the experience of our investment teams. It will take a conservative approach to leverage and will be invested in bank debt, bonds, credit default swaps, mezzanine capital and equity-like instruments.

Distribution and Client Service

We have historically distributed our products largely through intermediaries, including investment consultants, broker dealers, RIAs, mutual fund platforms and sub-advisory relationships. This distribution model has allowed us to achieve significant leverage from a relatively small sales and client service infrastructure. We believe it is important to limit the relative size of our distribution teams to maintain our investment-centric mission, strategy and culture.

By leveraging our intermediated distribution sources and focusing on institutions and organizations that demonstrate institutional buying behavior and longer-term investment horizons, we have built a balanced and broadly diversified client base across both the institutional and retail investor markets. As of June 30, 2009, 43% of assets under management were in proprietary funds and 57% were in other institutional assets, including separate accounts (32%), sub-advisory accounts (10%) and commingled funds (15%). As of June 30, 2009, we serviced approximately 1,200 institutional clients. The recent economic downturn and consolidation in the broker-dealer industry have led to increased competition to market through broker dealers and higher costs, and may lead to reduced distribution access and further cost increases; however, we believe the recent consolidation provides us with opportunities to expand our reach to additional retail investors through our existing broker-dealer relationships.

We believe our client base to be more institutional in nature and to a large extent exhibit buying behavior that demonstrates such. We believe that institutional clients invest for the long-term and given such are less likely to withdraw their assets during stressed market conditions. The institutional nature of our business has resulted in lower redemptions as compared to asset management businesses that service primarily retail clients. An example of this is our separate account and commingled fund vehicles whose underlying investors  are typically comprised of institutions. The redemption rates, which we define as gross outflows divided by average assets under management, for these vehicles, in aggregate, were 10.4%, 11.1% and 7.3% for the years ended December 31, 2008, 2007 and 2006, respectively.

Historically, we have concentrated our distribution efforts primarily on our International Equity strategies. In recent years, we have also begun to focus on other strategies as well, including our High Grade Fixed Income, High Yield and Global Equity strategies. In addition, we have selectively strengthened our international distribution by expanding into Canada.

Institutional Distribution and Client Service

We service a broad spectrum of institutional clients, including some of the world’s leading corporations, public and private pension funds, endowments and foundations and financial institutions. As of June 30, 2009, we provided asset management services to approximately 1,200 institutional clients invested in separate accounts, commingled funds and proprietary funds, including approximately 120 state and local governments nationwide and approximately 412 corporate clients. In addition, we manage assets for approximately 160 foundations; approximately 102 colleges, universities or other educational endowments; approximately 124 of the country’s hospital or healthcare systems; and approximately 110 Taft-Hartley plans and 17 religious organizations.

In the institutional marketplace, our sales professionals, client relationship managers and client service professionals are organized into teams, each focusing on a geographic target market in the United States. We have also established a sales team in Canada and are considering expanding overseas in countries where we believe there is significant demand for our investment expertise, particularly our Global Equity and Global Fixed Income strategies.

Our institutional sales professionals focus their efforts on building strong relationships with the influential institutional consultants in their regions, while seeking to establish direct relationships with the largest potential institutional clients in their region. Their efforts have led to consultant relationships that are broadly diversified across a wide range of consultants. As of June 30, 2009, our largest consultant relationship represented approximately 5% of our total assets under management. Our largest individual client represented approximately 4% of our total assets under management as of June 30, 2009, and our top ten clients represented approximately 19% of our total assets under management as of June 30, 2009.

Our relationship managers generally assume responsibility from the sales professionals for maintaining the client relationship as quickly as is practical after a new mandate is won. Relationship managers and other client service professionals focus on interacting one-on -one with key clients on a regular basis to update them on investment performance and objectives.

We have also designated a small team of investment professionals as product specialists. These specialists participate in the investment process but their primary responsibility is communicating with clients any developments in the portfolio and answering questions beyond those where the client service staff can provide adequate responses.

Proprietary Fund and Retail Distribution

Within the proprietary fund and retail marketplace, we have assembled a small team of sales professionals for the areas and client segments where it can have meaningful impact. Our approach to retail distribution is to focus on: (i) broker dealers and major intermediaries, (ii) the RIA marketplace, (iii) direct brokerage platforms and (iv) major financial institutions through sub-advisory channels. In general, their penetration has been greatest in those areas of the intermediated marketplace which display an institutional buying behavior. As of June 30 , 2009, our largest mutual fund platform represented approximately 9% of our total assets under management.

Broker Dealers

In 2005, we established a broker-dealer sales team which supports the head office product distribution teams of major brokerage firms. This team also seeks to build general awareness of our investment offering among individual advisors and supports our platform sales, focusing particularly in those areas within each of its distributors where our no-load share classes are most appropriate. These dedicated marketing efforts are supported by internal investment professionals. While recent consolidation in the broker-dealer industry reduced the number of broker-dealer platforms, we believe those organizations with which we have existing relationships have become larger opportunities as a result. As of June 30 , 2009, our largest broker-dealer relationship accounted for approximately 6% of our total assets under management.

RIA

We are also actively pursuing distribution opportunities in the RIA marketplace. Through the end of 2005, we relied on a third-party to market our strategies to the RIA community, at which point we terminated that relationship and developed an internal capability. The professionals dedicated to the RIA opportunity employ tailored communications to sophisticated RIAs. Our professionals also maintain relationships with key opinion leaders within the RIA community.

Brokerage Platforms

Finally, the strength of our investment performance and the visibility it has brought (we were named Morningstar’s International Fund Manager of the Year in 2002 and were nominated for the distinction again in 2006) has also made the mutual fund supermarkets an attractive source of new assets. Our funds have been available on Schwab’s platform since the first quarter of 2000 and on Fidelity’s Funds Network since the fourth quarter of 1998. These platforms represented approximately 9% and 8% of total assets under management, respectively, as of June 30 , 2009.

Sub-Advisory

We have accepted selected sub-advisory mandates that provide access to market segments we would not otherwise serve. For example, we currently serve as sub-advisor to funds offered by major financial institutions in retail channels that require mutual funds with front-end sales commissions. These mandates are attractive to us because we have chosen not to build the large team of sales professionals typically required to service those channels. Once we have sourced these sub-advisory mandates, we typically approach the servicing of the relationships in a manner similar to our approach with other large institutional separate account clients.

Investment Management Fees

We earn investment management fees on the proprietary funds, commingled funds and separate accounts that we manage and under our sub-advisory agreements for proprietary funds and other investment funds. The fees we earn depend on the type of investment product we manage and are typically negotiated after consultation with the client based upon factors such as amount of assets under management, investment strategy servicing requirements, multiple or related account relationships and client type. Fees on SEC registered mutual funds are calculated based on the average daily market value of the funds and fees on commingled funds and separate accounts are typically calculated quarterly based on the market value of the account. In addition, a small number of separate account clients pay us fees according to the performance of their accounts relative to certain agreed-upon benchmarks, which results in a slightly lower base fee, but allows us to earn higher fees if the relevant investment strategy outperforms the agreed-upon benchmark. Performance fees represented only (1.2)%, 1.2% and 0.9% of our total revenues and other operating income for the six months ended June 30, 2009 and the years ended December 31, 2008 and December 31, 2007, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

To the extent that we offer alternative products in the future, we expect that our alternative products will primarily generate revenues from performance fees rather than investment management fees on assets under management.

Outsourced Operations, Systems and Technology

As an organization, we have developed a business model which focuses the vast majority of resources on meeting clients’ investment objectives. As a result, we seek to outsource, whenever appropriate, support functions to industry leaders to allow us to focus on areas where we believe we can add the most value. We regularly monitor the performance of our outsourced service providers.

We outsource middle- and back-office activities to The Northern Trust Company, which has responsibility for trade confirmation, trade settlement, custodian reconciliations, corporate action processing, performance calculation and client reporting as well as custody, fund accounting and transfer agency services for our commingled funds.  Our separate and subadvised accounts outsource their custody services to service providers that they select.  Custody services for our private offshore funds, which represented $0.2 billion of our assets under management as of June 30 , 2009, are provided by an affiliate of our parent.

Our SEC-registered mutual funds outsource their custody, fund accounting and administrative services to State Street Bank and Trust Co. which has responsibility for tracking assets and providing accurate daily valuations used to calculate each fund’s net asset value. In addition, State Street Bank and Trust Co. provides daily and monthly compliance reviews, quarterly fund expense budgeting, monthly fund performance calculations, monthly distribution analysis, SEC reporting, payment of fund expenses and board reporting. It also provides annual and periodic reports, regulatory filings and related services as well as tax preparation services. Our SEC-registered mutual funds also outsource distribution to Quasar Distributors LLC and transfer agency services to U.S. Bancorp.

We also outsource our hosting, management and administration of our front-end trading and compliance systems as well as certain data center, data replication, file transmission, secure remote access and disaster recovery services.

Competition

In order to grow our business, we must be able to compete effectively for assets under management. We compete in all aspects of our business with other investment management companies, some of which are part of substantially larger organizations. We have historically competed principally on the basis of:

•	investment performance;

•	continuity of investment professionals;

•	quality of service provided to clients;

•	corporate positioning and business reputation;

•	continuity of our selling arrangements with intermediaries; and

•	differentiated products.

For information on the competitive risks we face, see “Risk Factors—The investment management business is intensely competitive”.

Employees

As of June 30 , 2009, we employed 196 full-time and two part-time employees, including 49 investment professionals, 48 sales and distribution professionals, 10 legal and compliance professionals and 91 in various other functions including operations and support. None of our employees is subject to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Properties

Our corporate headquarters and principal offices are located in New York, New York and are leased under a lease that will expire in 2014. In addition to our headquarters, we have sales and marketing teams based in Los Angeles, California and Toronto, Canada where we maintain short-term leases. We believe our existing facilities are adequate to meet our requirements.

Legal Proceedings

We have been named in certain litigation. In the opinion of management, the possibility of an outcome from this litigation that is materially adverse to us is remote.

REGULATORY ENVIRONMENT AND COMPLIANCE

Our business is subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations and outside the United States. Under these laws and regulation, agencies that regulate investment advisors have broad administrative powers, including the power to limit, restrict or prohibit an investment advisor from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment advisor and other registrations, censures and fines.

SEC Regulation

Artio Global Management is registered with the SEC as an investment advisor pursuant to the Advisers Act, and our retail investment company clients are registered under the 1940 Act. As compared to other, disclosure-oriented U.S. federal securities laws, the Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an advisor’s registration.

Under the Advisers Act, an investment advisor (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things: trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars”; execution of transactions; and recommendations to clients. On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar” credits from broker dealers that have the effect of reducing certain of our expenses. If our ability to use “soft dollars” were reduced or eliminated as a result of the implementation of new regulations, our operating expenses would likely increase.

The Advisers Act also imposes specific restrictions on an investment advisor’s ability to engage in principal and agency cross transactions. As a registered advisor, we are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has legal authority to inspect any investment advisor and typically inspects a registered advisor every two to four years to determine whether the advisor is conducting its activities (i) in accordance with applicable laws, (ii) consistent with disclosures made to clients and (iii) with adequate systems and procedures to ensure compliance.

A majority of our revenues are derived from our advisory services to investment companies registered under the 1940 Act—i.e., mutual funds. The 1940 Act imposes significant requirements and limitations on a registered fund, including with respect to its capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of these funds, every fund is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” under the 1940 Act. The responsibilities of the board include, among other things, approving our advisory contract with the fund; approving service providers; determining the method of valuing assets; and monitoring transactions involving affiliates. Our advisory contracts with these funds may be terminated by the funds on not more than 60 days’ notice, and are subject to annual renewal by the fund’s board after an initial two year term.

Under the Advisers Act, our investment management agreements may not be assigned without the client’s consent. Under the 1940 Act, advisory agreements with registered funds (such as the mutual funds we manage) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

ERISA-Related Regulation

To the extent that Artio Global Management is a “fiduciary” under ERISA with respect to benefit plan clients, it is subject to ERISA, and to regulations promulgated thereunder. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended, impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions.

Non-U.S. Regulation

In addition to the extensive regulation our asset management business is subject to in the United States, we are also subject to regulation internationally by the Ontario Securities Commission, the Irish Financial Institutions Regulatory Authority, and the Hong Kong Securities and Futures Commission. Our business is also subject to the rules and regulations of the more than 40 countries in which we currently conduct investment activities.

Risk Management and Compliance

Our Enterprise Risk Management Committee focuses on the key risks to which the firm is subject. Our seven-person risk management unit is responsible for measuring and monitoring portfolio level risk, portfolio analysis including performance attribution, performance reporting and operational risk. Our legal and compliance functions are integrated into one team of 10 full-time professionals as of June 30, 2009 . This group is responsible for all legal and regulatory compliance matters, as well as monitoring adherence to client investment guidelines. Senior management is involved at various levels in all of these functions including through active participation on all the firm’s supervisory oversight committees.

For information about our regulatory environment, see “Risk Factors—Risks Related to Our Industry—The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business”.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors, nominees to our board of  directors and executive officers.
Name	Age	Position
Richard Pell	54	Chief Executive Officer and Chief Investment Officer and Director
Glen Wisher	45	President and Director
Francis Harte	47	Chief Financial Officer
Tony Williams	45	Chief Operating Officer and Director
Rudolph-Riad Younes	47	Head of International Equity
Adam Spilka	54	General Counsel and Corporate Secretary
Elizabeth Buse	48	Director Nominee
Duane Kullberg	76	Director Nominee
Francis Ledwidge	59	Director Nominee

Richard Pell has been our Chief Investment Officer since 1995, our Chief Executive Officer since December 2007 and currently serves as a member of our board of directors. Prior to December 2007, Mr. Pell served and continues to serve as Co-Portfolio Manager of the International Equity strategy and Co-Portfolio Manager of the Total Return Bond strategy. Mr. Pell joined the Julius Baer Group in 1995 subsequent to his tenure as Head of Global Portfolio Management with Bankers Trust Company, a firm he served for five years. Starting in 1988, Mr. Pell was employed by Mitchell Hutchins Institutional Investors where he served as Head of Corporate Bonds and Mortgage-Backed Securities.

Glen Wisher has been our President since December 2007 and currently serves as a member of our board of directors. He joined the Julius Baer Group in 1995 as a fixed income portfolio manager in London. Mr. Wisher was appointed Head of Institutional Asset Management in the U.S. in 2001 and Chief Executive Officer of Julius Baer Americas Inc. in 2004. Prior to joining the Julius Baer Group, Mr. Wisher worked at S.G. Warburg Co. Mr. Wisher also serves as Chairman of the board of managers of Artio Global Management LLC and serves on the board of directors of Artio Global Equity Fund, Inc. He is also a trustee of the Artio Global Investment Funds.

Francis Harte has been our Chief Financial Officer since July 2002. Since joining the Julius Baer Group in 2002, Mr. Harte has also served as our Financial and Operations Principal, from 2002 to 2006, and was Senior Vice President and Chief Financial Officer of Bank Julius Baer & Co. Ltd.—New York Branch from 2002 to 2005 and Treasurer and Financial and Operations Principal of GAM USA Inc. from 2005 to September 2007. Prior to this, Mr. Harte acted as a Managing Director and Chief Financial Officer for the North American based activities of Dresdner Kleinwort Benson and, prior to that, Mr. Harte held positions at The First Boston Corporation and Deloitte, Haskins & Sells. He is a Certified Public Accountant in the State of New York.

Tony Williams has been our Chief Operating Officer since December 2007 and currently serves as a member of our board of directors. He joined as Chief Operating Officer of Artio Global Management LLC in 2003 and, in 2004, became the Head of Asset Management Americas for Artio Global Management LLC. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Prior to this, Mr. Williams was Client Services Director at Fleming Asset Management, UK.

Rudolph-Riad Younes has been our Head of International Equity since 2001. He joined Artio Global Management LLC as a portfolio manager in 1993 and has served as Co-Portfolio Manager of the International Equity Fund and International Equity Fund II since 1995. Prior to joining the Julius Baer Group in 1993, Mr. Younes was an Associate Director at Swiss Bank Corp. He is a Chartered Financial Analyst.

Adam Spilka has been our General Counsel and Corporate Secretary since March 2008. From April 2002, Mr. Spilka was Senior Vice President, Counsel and Assistant Secretary of AllianceBernstein L.P., where he was head of the Corporate, M&A and Securities Practice Group from July 2003. He became Secretary of AllianceBernstein L.P. in July 2004. Prior to 2002, Mr. Spilka served as Vice President and Counsel at the company now known as AXA Equitable Life Insurance Company. Mr. Spilka began his legal career in 1987 as a corporate associate at Debevoise & Plimpton LLP.

Elizabeth Buse will become a director in connection with the offering. Since 2007, she has been Global Head of Product at Visa Inc. Prior to that, she served as Executive Vice President of Product Development & Management for Visa USA from 2003 to 2007, Executive Vice President of Emerging Markets & Technologies from 2000 to 2002, and Senior Vice President of Emerging Technologies from 1998 to 2000. Before joining Visa, Ms. Buse was employed by First Data Corporation and Windermere Associates.

Duane Kullberg will become a director in connection with the offering. He was Managing Partner and Chief Executive Officer of Arthur Andersen, S.C. from 1980 to 1989. Prior to his election as Chief Executive Officer, he was a partner in the Minneapolis and Chicago offices and Head of the Audit Practice, worldwide, from 1978 to 1980. Mr. Kullberg has also served as Vice Chairman of the U.S. Japanese Business Council and was a member of the Services Policy Advisory Committee of the Office of the U.S. Trade Representative. He is currently a Public Director on the Chicago Board Options Exchange and a past member of the boards of Carlson Companies, Inc., Nuveen Investments, Inc. and Visibility, Inc. Mr. Kullberg is a life trustee of Northwestern University, the Art Institute of Chicago, and the University of Minnesota Foundation.

Francis Ledwidge will become a director in connection with the offering. He has been a Managing Partner of Eddystone, LLC and the Chief Investment Officer of Eddystone Capital, LLC since 1997. From 1989 to 1995, Mr. Ledwidge served as the Chief Investment Officer of Bankers Trust’s international private banking division in the United States and Switzerland and was later responsible for much of Bankers Trust’s institutional international and global asset management businesses. Prior to that, he worked at Robert Fleming from 1976 to 1989, first as a portfolio manager and director of Robert Fleming Investment Management in London and then as a sell side research director at Eberstadt Fleming in New York. Before joining Fleming, he worked as a buy side analyst at British Electric Traction.

There are no family relationships among any of our directors, director nominees or executive officers.  The executive officers and directors named above may act as authorized officers of the company when so deemed by resolutions of the company.

Board Composition

Immediately prior to the consummation of this offering, we intend to appoint Elizabeth Buse, Duane Kullberg and Francis Ledwidge to our board of directors. Mr. Williams is expected to resign from our board of directors prior to this offering. We have determined that Elizabeth Buse, Duane Kullberg and Francis Ledwidge are independent directors within the meaning of the applicable rules of the SEC and the NYSE, and that Duane Kullberg is an audit committee financial expert within the meaning of the applicable rules of the SEC and the NYSE.

Following this appointment, we expect that our board of directors will consist of five directors. Our amended and restated certificate of incorporation will provide that our board of directors will consist of no less than three or more than 11 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. Upon consummation of this offering, our board will be divided into three classes as described below, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.                              and                            will serve initially as Class I directors (with a term expiring in 2010).                              and                             will serve initially as Class II directors (with a term expiring in 2011).                              and                             will serve initially as a Class III director (with a term expiring in 2012).

Until the later of the date upon which (i) Mr. Younes ceases to be employed by us and (ii) the restrictions on sale under the exchange agreement terminate, he will be entitled to attend meetings of our board of directors as an observer. Under the terms of the employment agreement which the company will enter into with Mr. Pell in connection with the offering, Mr. Pell will serve as Chairman of our board of directors during the period that he remains our Chief Executive Officer, unless he voluntarily cedes this role or declines to stand for reelection to the board of directors. If Mr. Pell ceases to be a member of our board of directors, he will be entitled to attend meetings of our board of directors as an observer until the date on which the restrictions on sale under the exchange agreement terminate. As long as Julius Baer Holding Ltd. directly or indirectly owns shares of our common stock constituting at least 10% of the number of outstanding shares of our common stock, it will be entitled to appoint a member to our board of directors. If Julius Baer Holding Ltd.’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our board of directors but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer name pursuant to the transition services agreement and (ii) Julius Baer Holding Ltd. ceases to own at least 5% of the number of outstanding shares of our common stock.

Board Committees

Prior to the consummation of this offering, we will establish the following committees of our board of directors:

Audit Committee

Our Audit Committee will assist our board of directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities will include, among others:

•
reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•
appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

We anticipate that Messrs. Kullberg and Ledwidge and Ms. Buse will serve on the Audit Committee and that Mr. Kullberg will serve as its chair. Messrs. Kullberg and Ledwidge and Ms. Buse are independent under Rule 10A-3 under the Securities Exchange Act.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities will include, among others:

•	making recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advising the board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the board and management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishing guidelines or rules to cover specific categories of transactions.

We anticipate that Messrs. Kullberg and Ledwidge and Ms. Buse will serve on the Nominating and Corporate Governance Committee and that                                       will serve as its chair.

Compensation Committee

Our Compensation Committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our Compensation Committee’s responsibilities will include, among others:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans; and

•	reviewing and making recommendations to the board of directors with respect to director compensation.

We anticipate that Messrs. Kullberg and Ledwidge and Ms. Buse will serve on the Compensation Committee and that                                       will serve as its chair.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a compensation committee as described above. Prior to this offering, we were a direct subsidiary of Julius Baer Holding Ltd., a publicly traded company on the SIX Swiss Exchange. Our compensation practices prior to this offering were, to a large extent, influenced by the policies of our parent. As a result, our historic compensation was ultimately approved by the Compensation Committee and board of directors of our parent. Following this offering, the Compensation Committee of our board of directors will have responsibility for establishing and administering compensation programs and practices with respect to our directors and executive officers, including the named executive officers.

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions relating to the executive officers’ compensation. This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follow.

Compensation Program Objectives

We believe that our compensation program for our named executive officers must support our business strategy; be competitive; attract, motivate and retain highly-qualified individuals; and be directly linked both to the company’s performance and the individual’s performance. Our compensation program is designed to motivate and challenge our named executive officers and to reward the achievement of superior and sustained performance and long-term service with the company. We have historically followed a policy of using cash incentive bonuses (in the case of Messrs. Williams, Wisher and Harte) and equity-based compensation (in the case of Messrs. Pell and Younes) to inspire and reward exceptional performance. As a public company, we intend to compensate all of our named executive officers with a combination of cash incentive and equity-based incentive compensation. We believe it is important that our compensation program is designed in such a way to align our executives’ interests with that of our stockholders.

Prior to this offering, all material elements of our compensation program were determined by our parent company and based on recommendations by our Chief Executive Officer and President.

We expect that our Compensation Committee will review and approve the goals and objectives relevant to our Chief Executive Officer’s compensation, will evaluate his performance and will determine his compensation accordingly. In addition, we expect that our Compensation Committee will review and recommend to our board of directors, salaries, bonuses, equity incentive grants and other compensation for our executive officers and will provide assistance and recommendations with respect to our compensation policies and practices for our employees. Our Chief Executive Officer and President will continue to play a role in making recommendations regarding compensation for our executives and employees. We intend to continue to design our compensation program to attract, retain and motivate executives and other professionals of the highest quality and effectiveness. As a public company, we intend to focus our programs on rewarding the type of performance that increases long-term shareholder value, including growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. As we develop as a public company, we intend periodically to evaluate our compensation program to ensure compliance with these objectives.

Use of Comparative Compensation Data

To ensure that our compensation levels remain reasonable and competitive, we have historically reviewed survey information concerning salary, bonus and total compensation levels in comparative companies in the investment management industry compiled by McLagan Partners, a compensation data collection firm. For 2008 compensation, the group of companies included U.S.-based investment management and advisory firms who participated in the McLagan Partners Compensation and Performance Surveys. The survey and peer group data that we have historically used to determine the level of executive compensation for Messrs. Wisher, Williams and Harte represent a group of over 100 companies which are either dedicated to asset management or have asset management as a distinct business within a larger organization. We have not followed any formal practice of benchmarking against specific peers, but rather have used comparative data as one component in our decision making process relating to the base salary and annual bonus levels for our executive team. In the future, we will work, together with our Compensation Committee, to undertake a review of our use of consultants and comparative data in our compensation-related decision making and will determine our approach going forward.

The list of companies we used in our comparative analysis for 2008 compensation is as follows:

40/86 Advisors (Conseco, Inc.)
Aberdeen Asset Management, Inc.
Acadian Asset Management, Inc.
The Adams Express Company
Advantus Capital Management, Inc.
AEGON USA Investment Management, LLC
AEW Capital Management
AIG Investments
Alcatel-Lucent
AllianceBernstein L.P.
Allianz Global Investors
Allianz of America, Inc.
Allstate Investments, LLC
American Beacon Advisors (AMR)
American Century Investments
Analytic Investors, Inc.
Ariel Capital Management, LLC
Arrowstreet Capital, L.P.
Ashfield Capital Partners, LLC
AVIVA USA

AXA Investment Managers
AXA Rosenberg Investment Management
Babson Capital Management LLC
Barclays Global Investors, N.A.
Baring Asset Management, Inc.
Baron Capital Group & Subsidiaries, Inc.
Batterymarch Financial Management
Bessemer Trust Company
BlackRock Financial Management, Inc
BNY Mellon Asset Management
The Boston Company Asset Management, LLC
Branch Banking & Trust Co.
Brandes Investment Partners, L.P.
Brandywine Global Investment Management, LLC
Bridgewater Associates, Inc.
Bridgeway Capital Management, Inc.

Brown Brothers Harriman & Co.
Calamos Investments
The Capital Group Companies, Inc.
Capital Growth Management
Charles Schwab Investment Management
Choate Investment Advisors
Christian Brothers Investment Services, Inc.
CIGNA Investment Management, LLC
Citadel Investment Group, LLC
Clay Finlay, Inc.
Claymore Group, Inc.
ClearBridge Advisors
Cohen & Steers, Inc.
Columbia Partners, L.L.C. Investment Management
Copper Rock Capital Partners, LLC
Cramer Rosenthal McGlynn, LLC
Credit Suisse Asset Management, LLC

CUNA Mutual Group
Declaration Management & Research LLC
Deutsche Asset Management
Diamond Hill Capital Management, Inc.
Dimensional Fund Advisors Inc.
Dreyfus Corporation
Driehaus Capital Management LLC
DuPont Capital Management
Dwight Asset Management Company
EACM Advisors LLC
Eaton Vance Management
Epoch Investment Partners, Inc.
Evergreen Investment Management (Wachovia)
FAF Advisors, Inc. (US Bancorp)
Federated Investors, Inc.
Fidelity Investments
Fifth Third Asset Management
Fischer Francis Trees & Watts, Inc.
Fisher Investments
Fortis Investment Management USA, Inc.
Forward Management, LLC
Franklin Portfolio Associates
Franklin Templeton Investments
Fred Alger & Company, Incorporated
Frost National Bank
Gannett Welsh & Kotler, LLC
GE Asset Management
General Motors Asset Management
Glenmede Trust Company
Goldman Sachs Asset Management
Government of Singapore Investment Corporation
Great-West Life Assurance Company
Guardian Life Insurance Company
Hansberger Global Investors, Inc.
Harris Alternatives LLC
Harris Associates, L.P.
Harris Investment Management Inc.
Hartford Investment Management Company

Harvard Management Company, Inc.
Heitman
Henderson Global Investors (North America) Inc.
Hennessy Advisors, Inc.
HighMark Capital Management (Union Bank of CA)
Hillspire, LLC
Howard Hughes Medical Institute
HSBC Global Asset Management/Halbis Capital Mgmt
ICMA Retirement Corporation
ING Investment Management Inc.
INTECH
Invesco Plc
Investment Counselors of Maryland, LLC
Ivy Asset Management Corp.
J & W Seligman & Co. Incorporated
Jackson National Life
Jacobs Levy Equity Management, Inc.
Janus Capital Group
Jennison Associates LLC
John Hancock Funds
JPMorgan Asset Management
Key Asset Management Inc.
Legal & General Investment Management (America)
Legg Mason, Inc.
Lehman Brothers Asset Management Americas
Liberty Ridge Capital, Inc.
Lincoln Financial Corp./Delaware Investments
Loomis, Sayles & Company, L.P.
Lord, Abbett & Co. LLC
Mairs and Power, Inc.
Man Group plc
Matthews International Capital Management, LLC
MEAG New York Corporation (Munich RE)
Mellon Capital Management (incl. Mellon Equity)
MetLife Investments
MFC Global Investment Management
MFS Investment Management

Morgan Stanley Investment Management
Morley Fund Management International
Munder Capital Management
National Railroad Retirement Investment Trust
Nationwide Insurance
Natixis Asset Management Advisors, L.P.
New York Life Investment Management LLC
NFJ Investment Group L.P.
Nicholas Applegate Capital Management
Nikko Asset Management Americas
Nomura Asset Management U.S.A. Inc.
Northwestern Mutual Life Insurance Company
Numeric Investors LLC
Nuveen Investments
NWQ Investment Management Company, LLC
Old Mutual Asset Management
Oppenheimer Capital LLC
Oppenheimer Funds, Inc.
O’Shaughnessy Asset Management, LLC
Pacific Life Insurance Company
PanAgora Asset Management, Inc.
PartnerReinsurance Capital Markets Corp.
Phoenix Companies, Inc
PIMCO Advisors, L.P.
Pioneer Investment Management, USA
Pitcairn Financial Group
PPM America, Inc.
Principal Global Investors
ProFund Advisors LLC
Provident Investment Counsel, Inc.
Prudential Financial
Putnam Investments
Pyramis Global Advisors
Pzena Investment Management, LLC
Qwest Asset Management Company
Raymond James Financial
RCM Capital Management LLC

Reams Asset Management Company, LLC
Reich & Tang Asset Management
RidgeWorth Capital Mgmt Inc. (SunTrust Bank)
RiverSource Investment Advisors, LLC (Ameriprise)
Rockefeller & Co., Inc.
RS Investment Management Co. LLC
Russell Investments
Rydex Investments
Sands Capital Management, LLC
Santa Barbara Asset Management, LLC
Schroder Investment Management N.A. Inc.
Sit Investment Associates, Inc.
Smith Breeden Associates, Inc.
SPARX Asset Management Co., Ltd.
Standish Mellon Asset Management
Stanford Management Company
State Street Global Advisors

STW Fixed Income Management
Summit Investment Partners LLC
Swiss Re
Symphony Asset Management LLC
T. Rowe Price Associates, Inc.
Thompson, Siegel & Walmsley LLC
Thomson Horstmann & Bryant, Inc.
Thrivent Financial for Lutherans
TIAA-CREF
Tradewinds Global Investors, LLC
Trilogy Global Advisors, LLC
Trust Company of the West
UBS Global Asset Management
University of California, Office of the Treasurer
University of Texas Investment Management Company
Urdang Capital Management/Urdang Securities Mgmt
The Vanguard Group, Inc.

Varde Partners
Vaughn Nelson Investment Management, L.P.
Verizon Investment Management Corp.
Vertical Capital, LLC
Voyageur Asset Management (Royal Bank of Canada)
Waddell & Reed Investment Management Co.
Wasatch Advisors Inc.
Wellington Management Company, LLP
Wells Capital Management
Western Asset Management Company
Westpeak Global Advisors, L.P.
Westwood Holdings Group, Inc.
William Blair & Company
Williams College
Wilmington Trust Company
WisdomTree Investments, Inc.
XL Capital Ltd.

Elements of Our Compensation Program

We currently provide the following elements of compensation to some or all of our named executive officers:

•	base salary;

•	annual discretionary cash incentive awards;

•	mandatory deferral of a portion of annual cash incentive awards above a certain threshold;

•	ownership interests in the company and its operating subsidiaries; and

•	retirement plans.

Each compensation element fulfills one or more of our compensation program objectives.

As is typical in the investment management industry, the base salaries of our executive team have represented a minority of their compensation. In the case of executives (other than the Principals), a large portion of their current compensation has been paid in the form of annual discretionary cash incentive awards, a portion of which is subject to vesting and payment on a deferred basis. In the case of the Principals, a substantial majority of their annual remuneration has been the economic return derived through the ownership interests that they hold in our operating subsidiary. In 2009 and future years, the Principals will also be entitled to receive annual discretionary cash incentive awards. See “—Employment Agreements”.

Base Salary

Salaries are reviewed annually to maintain competitive levels based on the named executive officer’s length of service, experience and responsibilities. Prior to this offering, all changes to base salaries were reviewed and approved by our parent and based on recommendations from our Chief Executive Officer and President. The changes to salaries were determined based on the individual’s responsibilities and compared to peer group data.

Discretionary Cash Bonus and Mandatory Bonus Deferral

In the investment management industry, annual cash incentive awards are significant portions of the overall compensation packages of executives. Our executive officers (other than the Principals) are eligible to earn annual cash incentive awards under our Incentive Award and Special Deferred Compensation Award Program. Under this program, annual incentive awards are awarded in our sole discretion to select employees and officers based on criteria established by us. The awards are intended to reward annual achievement. Awards may consist of a cash bonus award and a deferred compensation award. The amount of the awards to each executive are recommended by the company to our parent at the end of each fiscal year based on overall company performance and the individual’s performance and are typically not subject to binding minimum amounts or other criteria set in advance. In determining award amounts, we take into account a broad range of relevant factors, including, but not limited to, operational efficiency and revenue growth. Historically, we have not formally set target levels of corporate or individual performance in connection with our incentive award programs, and executive compensation has not been tied to meeting particular financial measurements; accordingly, there has been a significant subjective character to our historical awards.  We believe that the company’s business objectives and its expectations of each employee are clearly communicated to employees on an ongoing basis, and the company’s latitude to assess performance and determine annual awards on a discretionary basis has inspired a high level of performance from employees and given the company appropriate flexibility. Historically, incentive award amounts paid to Messrs. Williams, Wisher and Harte have reflected our view of the individual’s performance relative to his responsibilities, and have taken account of the company’s financial results and industry data regarding compensation for similar roles. In 2008 and prior years, annual incentives were approved by our parent and based on the recommendation of our Chief Executive Officer and President. Following this offering, the amount of these awards will be determined initially by our Human Resources Committee and Chief Executive Officer and submitted to the Compensation Committee of our board of directors for its review and approval. The Compensation Committee will review the company’s approach to annual incentives as appropriate.

A portion of the annual incentive award of each of our executive officers typically has been provided in the form of a deferred compensation award. The percentage of deferral is based on a schedule and dollar amount that is fixed and set forth in the program. The deferred compensation awards vest over three years and reflect investment returns as if invested in one or more of our mutual funds chosen by the participant. We believe that mandatory deferral of a portion of each executive’s incentive compensation and subjecting that deferred compensation to a vesting period serves as an effective retention tool.

Ownership Interests in the Company and its Operating Subsidiaries

In 2004, as part of an arms-length negotiation between our parent and our Principals, our parent’s board of directors approved the issuance of Class B profits interests in Artio Global Management LLC to our Principals and the admission of the Principals as members to the limited liability company. These interests gave each of the Principals a 15% share of the pre-tax profits, as defined in the operating agreement, generated by the business. Accordingly, a substantial portion of the economic return derived by our Principals is obtained through the Class B profits interests that they hold and the allocations of income that they receive under these interests. Prior to this offering, the Principals will each contribute to Artio Global Holdings these interests in exchange for New Class A Units in Artio Global Holdings. As of the completion of this offering, the Principals will each hold approximately         % of the New Class A Units of Artio Global Holdings. We will enter into an exchange agreement with the Principals under which our Principals will have the right to exchange a specified portion of their New Class A Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, and subject to the terms of the exchange agreement. See “Relationships and Related Party Transactions—Exchange Agreement”. Thus, following this offering, a substantial portion of the economic return of our Principals will continue to be obtained through their ownership interests in Artio Global Holdings and related distributions. We believe that the continued link between the amount of the economic return they realize and our performance will encourage their continued exceptional performance. In addition, we believe that the restrictions on transfer and the ownership requirements to which they will be subject will help to align their interests with the interests of our stockholders.

In the future, our compensation program will also include equity awards as an element of total compensation. In connection with this offering, we intend to make awards of restricted stock under the Artio Global Investors Inc. 2009 Stock Incentive Plan, which we expect will be adopted by our board of directors and approved by our parent prior to the consummation of this offering. We believe that these awards and any future equity awards under this plan will help to align the interests of our executive officers with those of our stockholders. In addition, because the value of an award will increase as the value of our stock increases and awards will be subject to a vesting schedule, equity awards also encourage high performance over a long period. See “—Artio Global Investors Inc. 2009 Stock Incentive Plan”.

Retirement Plans

Our retirement plans include a 401(k) profit sharing plan, a money purchase pension plan, and a nonqualified supplemental retirement plan, which is linked to our money purchase plan. The 401(k) profit sharing plan and money purchase pension plan are broad-based tax-qualified plans. The nonqualified supplemental retirement plan is offered to our officers, including our named executive officers, to increase their retirement benefits above amounts available under the money purchase plan. Unlike the money purchase plan, the nonqualified supplemental retirement plan is an unsecured obligation of the company and is not qualified for tax purposes. Each of the three plans is deemed to be a defined contribution plan. The contribution amount under the benefit formula under the nonqualified supplemental retirement plan is described in the narrative that accompanies the Nonqualified Deferred Compensation table below. We believe our retirement plan program is competitive and is an important tool in attracting and retaining executives.

Employment Agreements

We expect to enter into employment agreements with each of our named executive officers, to become effective upon the consummation of this offering. See “—Employment Agreements.”

Stock Incentive Plan

We expect to adopt the Artio Global Investors Inc. 2009 Stock Incentive Plan and to make restricted stock awards under this plan in connection with this offering. See “—Artio Global Investors Inc. 2009 Stock Incentive Plan.”

Our Policy on Internal Revenue Code Section 162(m)

Following this offering, our policy will be to comply with the requirements of Internal Revenue Code Section 162(m) to avoid losing the deduction for compensation in excess of $1 million paid to our named executive officers. However, we believe that there are circumstances under which it may be appropriate to forego deductibility to achieve our compensation objectives.

Executive Compensation

Summary Compensation Table

The following table presents summary information concerning the compensation earned during the years ended December 31, 2008 and 2007 by our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock & Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard Pell Chief Executive Officer	2008	400,000	—	(4)	—	7,035,440	7,435,440
	2007	400,000	—	(4)	—	27,475	427,475
Rudolph-Riad Younes Head of International Equity	2008	400,000	—	(4)	—	7,035,440	7,435,440
	2007	400,000	—	(4)		27,475	427,475
Glen Wisher President	2008	350,000	1,250,000		46,521	18,840	1,665,361
	2007	350,000	1,920,000		46,521	19,625	2,336,146
Tony Williams Chief Operating Officer	2008	280,000	1,250,000		19,938	7,850	1,557,788
	2007	280,000	1,920,000		19,938	8,635	2,228,573
Francis Harte Chief Financial Officer	2008	250,000	600,000		—	3,140	853,140
	2007	250,000	675,000		—	3,925	928,925
________________
(1)
Amounts shown in this column represent the total annual discretionary bonus award granted to the individual relative to performance during 2008 or 2007. A portion of the total bonus is subject to mandatory deferral and vesting over a three year period, which is included within the amount above. The deferred portion of these bonuses is as follows: Mr. Wisher $275,000 for 2008; $530,520 for 2007; Mr. Williams $275,000 for 2008; $530,500 for 2007; and Mr. Harte $67,500 for 2008; $90,000 for 2007. The deferred portion also is reflected in the Nonqualified Deferred Compensation table below.

(2)
Amounts shown in this column represent the estimated fair value, for accounting purposes, relating to shares (and options, in the case of Mr. Wisher) of our parent company’s common stock. The value of these awards is based on the market value of such shares and options on the date of grant.

(3)
The amounts shown in this column reflect company contributions to the executive’s account under the company’s nonqualified supplemental retirement plan and the payment for Messrs. Pell and Younes in the amount of $7,008,750 relating to their deferred compensation agreement.  See “Prospectus Summary—Distributions.”

(4)
Our Principals have not historically received a bonus but have instead benefited from the increased value of their Class B profits interests as well as distributions in respect of such interests. We incurred compensation charges for financial accounting purposes relating to the allocation of income to our Principals pursuant to their Class B profits interests which totaled $38,036,900 for 2008; $41,756,150 for 2007 for Mr. Pell, and $38,036,900 for 2008; $41,756,150 for 2007 for Mr. Younes. We also incurred compensation charges, for financial accounting purposes, for the changes in redemption value of their Class B profits interests of our Principals. Such amount, which is non-cash in nature, totaled $27,278,700 for 2008; $38,421,950 for 2007 for Mr. Pell, and $27,278,700 for 2008; $38,421,950 for 2007 for Mr. Younes.

Nonqualified Deferred Compensation

The following table sets forth information concerning the nonqualified deferred compensation benefits of the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)		Aggregate Earnings (losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Richard Pell
Nonqualified deferred compensation plan	—	4,438,850	(2)	—	7,008,750	—
Nonqualified supplemental retirement plan	––	26,690	(3)	(56,288)	––	321,108

Rudolph-Riad Younes
Nonqualified deferred compensation plan	—	4,438,850	(2)	—	7,008,750	—
Nonqualified supplemental retirement plan	––	26,690	(3)	(32,685)	––	189,707

Glen Wisher
Nonqualified supplemental retirement plan	––	18,840	(3)	(17,601)	––	104,768
Mandatory bonus deferral plan	275,000	—		(311,315)	223,597	611,427

Tony Williams
Nonqualified supplemental retirement plan		7,850	(3)	(3,718)	––	26,130
Mandatory bonus deferral plan	275,000	—		(369,284)	246,432	614,426

Francis Harte
Nonqualified supplemental retirement plan		3,140	(3)	(3,137)	––	22,313
Mandatory bonus deferral plan	67,500	—		(38,717)	9,601	142,048

________________
(1)
Represents amounts deferred in conjunction with the company’s Incentive Award and Special Deferred Compensation Award Program relating to 2008. These amounts were not reflected within compensation expense in 2008 because they were deferred and vest over a three year period and the compensation expense will be distributed evenly throughout the vesting period.  These amounts are included in the summary compensation table above.

(2)
For Messrs. Pell and Younes, such amount includes the amortization of awards under deferred compensation arrangements entered into during 2004 which initially vested over a ten year period. These arrangements were amended in December 2007 to provide for the full payment of the deferred compensation as of December 31, 2008. The 2008 compensation expense for these arrangements amounted to $4,438,852 for Mr. Pell and $4,438,852 for Mr. Younes. The amounts paid to Messrs. Pell and Younes during 2008 in full settlement of these deferred compensation arrangements amounted to $7,008,750 and $7,008,750, respectively and are included in the summary compensation table above.

(3)	Represents our contribution to the executives’ accounts under our nonqualified supplemental retirement plan.

Under the company’s Incentive Award and Special Deferred Compensation Award Program, annual incentive awards are awarded in the company’s sole discretion to select employees and officers. The portion of a participant’s annual cash incentive award that will be automatically deferred under the program is determined in accordance with the schedule contained in the program document. The deferred portion of the incentive award vests and is paid in equal installments over three years commencing on the first anniversary of the date the non-deferred portion of the incentive awards are paid, as long as the participant remains actively employed by the company through the applicable vesting date. A participant forfeits all rights to a deferred award if the participant violates the non-competition, non-solicitation and confidentiality covenants set forth in the program or violates the terms of any release previously entered into as a condition of receipt of payment under the program. If a participant’s employment terminates by reason of the participant’s death, “disability”, “retirement” or a “qualifying termination” (as these terms are defined in the program), the participant will be fully vested in his deferred compensation and the deferred amounts will be paid in accordance with the payment schedule described above. A “qualifying termination”

means a termination as a result of the permanent elimination of the participant’s job position or any termination by the company (or its successor) without cause following a “change in control” (as the term is defined in the program).

We offer a nonqualified supplemental retirement plan to our officers. This plan is a nonqualified plan and is an unsecured obligation of the company. The contribution amount is determined by multiplying the individual’s base salary in excess of the compensation limit for determining contributions to qualified plans mandated by the Internal Revenue Service in effect for the plan year by 15.7%.

Potential Payments upon Termination or Change in Control

We expect to enter into employment agreements (see “—Employment Agreements—Executive Compensation” below) that will provide for compensation to the named executive officers in the event of certain types of termination of employment. The table(s) below provide details of the nature and amounts of compensation payable to each named executive officer, assuming that the employment agreements became effective and their initial restricted stock grants were issued as of December 31, 2008, the last day of our 2008 fiscal year, and a hypothetical termination of employment occurred on such date.

Name	Termination due to Death or Disability ($)	Involuntary Not for Cause Termination ($)	Change in Control Termination ($)
Richard Pell (1)
Rudolph-Riad Younes (1)
Glen Wisher (2)	(2(a))	(2(b))	(2(c))
Tony Williams(2)	(2(a))	(2(b))	(2(c))
Francis Harte(2)	(2(a))	(2(b))	(2(c))
__________

(1)
The amounts shown in the table for the Principals reflect the following payments and benefits to which they would have been entitled under the hypothetical termination scenarios described above: (i) $         for any accrued but unpaid base salary (and other vested and accrued employee benefits) through December 31, 2008, under the assumption that there would have been none (the company paid salary for the last payroll period in 2008 on December 31, 2008); and (ii) $         for earned but unpaid bonus for 2007, as bonuses with respect to 2007 were paid during 2008 prior to December 31, 2008.  Please refer to “—Employment Agreements” for further description of the termination of employment provision in the Principals’ employment agreements.

(2)
The amounts shown in the table for Messrs. Wisher, Williams and Harte reflect the following payments and benefits to which they would have been entitled under the hypothetical termination scenarios described above:

(a)
Termination due to Death or Disability: (i) $          for accrued benefits under the assumption that there would have been none; (ii) $          for earned but unpaid bonus for 2007, as bonuses with respect to 2007 were paid during 2008 prior to December 31, 2008; and (iii) a pro-rata bonus equal to          (as the executives were employed for all of 2008) of the bonus granted for 2007 performance of $          for each of Mr. Wisher and Mr. Williams and $          for Mr. Harte.

(b)
Involuntary Not for Cause Termination: (i) $          for accrued benefits under the assumption that there would have been none; (ii) continued payments of base salary for the remaining term of the agreement of three years, totaling $          for Mr. Wisher, $          for Mr. Williams and $          for Mr. Harte; (iii) $          for earned but unpaid bonus for 2007, as bonuses with respect to 2007 were paid during 2008 prior to December 31, 2008; (iv) a pro-rata bonus equal to           (as the executives were employed for all of 2008) of the bonus granted for 2007 performance of $          for each of Mr. Wisher and Mr. Williams and $          for Mr. Harte; (v) $          for three years of continued medical and dental benefits for each executive; and (vi) continued vesting of shares of restricted stock granted to the executive at the time of the offering through the three year remaining term of the agreement, totaling $          for each of Mr. Wisher and Mr. Williams (calculated as           shares multiplied by an assumed offering price of $          per share, which is the midpoint of the price range set forth on the cover of this prospectus) and $          for Mr. Harte (calculated as           shares multiplied by $         ).

(c)
Change in Control Termination:  Amounts reflect the same amounts as for Involuntary Not for Cause Termination, because if the executives were terminated by the company as a result of a change in control (as defined under the Stock Incentive Plan), all restrictions with respect to their shares of restricted stock would have lapsed as of the change in control.  Assuming the restricted stock awards were granted on December 31, 2008, this would result in the same valuation as described in (2)(b)(vi) above.

Please refer to “—Employment Agreements” for further description of the termination of employment provisions in the employment agreements.

No compensation is expected to be payable to the named executive officers in the event of a change in control of the company. However, if Messrs. Wisher, Williams or Harte are terminated by the company as a result of a change in control, all restrictions with respect to their shares of restricted stock will lapse as of the date of the change in control. See “—Employment Agreements”.

In addition to the specific payments and benefits described for each named executive officer, our named executive officers will also be entitled to receive any benefits due under the terms of our benefit plans and programs, including nonqualified deferred compensation benefits as further described in “—Nonqualified Deferred Compensation”.

Employment Agreements

We will enter into employment agreements with each of our named executive officers, to become effective upon the consummation of this offering. The agreements with our Principals will provide that Mr. Pell will serve as our Chief Executive Officer and Chief Investment Officer and Mr. Younes as our Head of International Equity. Pursuant to their employment agreements, Messrs. Pell and Younes will each receive an annual base salary of not less than $500,000 and an annual bonus for each calendar year, targeted at a minimum of $3.5 million annually for each of the first two years after the date of the offering. The employment agreements also provide that each of the Principals will be eligible to participate in our employee benefit plans. The agreements will be in effect until terminated by either the Principal or us. If a Principal’s employment is terminated by us or if a Principal’s employment terminates due to resignation, death or permanent incapacity, such Principal (or his estate or representative) shall receive: (i) any accrued but unpaid base salary (and other vested and accrued employee benefits) through the termination date and (ii) any earned but unpaid annual bonus relating to a bonus year completed prior to the Principal’s termination of employment and determined in accordance with applicable bonus procedures. The agreements include customary non-disparagement and confidentiality provisions, and provisions that all work product produced by the Principal in the course of employment belong to us. Finally, the agreements also permit the Principals to refer, in the context of future employment or investment management activities, to the track record of funds managed by us for which such Principals had management or investment authority, so long as such future activities are not prohibited by the non-competition provisions set out in the Exchange Agreement.

The agreements for our other named executive officers will provide that Mr. Wisher will serve as our President, Mr. Harte as our Chief Financial Officer and Mr. Williams as our Chief Operating Officer. The agreements are effective upon the closing of this offering and are for a term of three years. At the end of the initial three-year term, the agreements will automatically renew for an additional year and each year thereafter, unless either party gives notice of intent not to renew the agreement at least 90 days prior to the end of the term. Pursuant to the agreements, Mr. Wisher will receive an annual base salary of $350,000; Mr. Harte will receive an annual base salary of $250,000; and Mr. Williams will receive an annual base salary of $280,000. In addition, each of the employment agreements provides for an annual bonus for each calendar year. The employment agreements also provide that each of the executive officers will be eligible to participate in our employee benefit plans. In addition, under their employment agreements, each of Messrs. Wisher, Harte and Williams will receive an initial grant of shares of restricted Class A common stock, effective on the consummation of this offering. See “—Artio Global Investors Inc. 2009 Stock Incentive Plan”.

If Messrs. Wisher, Williams or Harte are terminated by the company without “cause”, they will be entitled to receive accrued benefits; continued payment of base salary for the greater of the remaining term of the agreement or 12 months (18 months for Mr. Wisher); payment of any annual bonus earned but not paid as of the date of termination of employment; a pro-rata bonus determined by multiplying the greater of the prior year’s bonus or the last three year’s average bonus times the percentage of days the executive was employed for the current year; continued medical and dental benefits through the end of the term of the agreement or the date the executive becomes covered under another plan; and continued vesting of shares of restricted stock granted to the executive at the time of the offering through the remaining term of the agreement . If the company elects not to renew the agreement and Messrs. Wisher, Williams or Harte are willing and able to provide services in circumstances that constitute an involuntary termination, the executive will be entitled to the payments and benefits described above that are payable upon a termination without “cause” other than continued medical and dental benefits and restricted stock vesting. If Messrs. Wisher, Williams or Harte die or become disabled during the term of the agreement, they will be entitled to accrued benefits and payments of the annual bonus and pro-rata bonus described above. If the executives are terminated by the company as a result of a change in control (as defined under the Artio Global Investors Inc. 2009 Stock Incentive Plan), all restrictions with respect to their shares of restricted stock will lapse as of the change in control.

As a condition to the receipt of any payments or benefits upon termination, Messrs. Wisher, Williams or Harte agree that they will not compete with the company and its affiliates and will not solicit any clients or employees of the company or its affiliates for a period of 12 months following termination.

Artio Global Investors Inc. Management Incentive Plan

We expect to adopt, subject to the approval of our parent, the Artio Global Investors Inc. Management Incentive Plan providing for the payment of annual bonuses to our executive team. Our Compensation Committee may establish the terms and provisions of any incentive awards, including the performance objectives, the performance period, which may be annual or over a multi-year period, and other features as it may determine in its discretion. The performance objectives may include any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives. Incentive awards under this plan generally will be paid in cash.

Artio Global Investors Inc. 2009 Stock Incentive Plan

We expect to adopt, subject to the approval of our parent, the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Incentive Plan”). The purposes of the Incentive Plan will be (i) to advance the interests of the company by attracting and retaining high caliber employees and other key individuals, (ii) to more closely align the interests of recipients of Incentive Plan awards with the interest of the company’s stockholders by increasing the proprietary interest of such recipients in our growth and success as measured by the value of our stock, and (iii) to motivate award recipients to act in the long-term best interests of our stockholders.

Shares Available.          shares of our Class A common stock may be subject to awards under the Incentive Plan (the “Plan Share Limit”), subject to adjustment in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, split-up, extraordinary dividend or distribution, spin-off, warrants or rights offering to purchase common stock at a price substantially below fair market value, or other similar event. If, with respect to any award (other than a stock appreciation right), such award is cancelled, forfeited, or terminates or expires unexercised, or if shares are tendered or withheld from an award to pay the option price or satisfy a tax withholding obligation, such shares may again be issued under the Incentive Plan.

Eligibility. Employees, directors and consultants of the company and its affiliates are eligible to receive awards under the Incentive Plan.

Administration. The administration of the Incentive Plan will be overseen by our Compensation Committee. The Compensation Committee will have the authority to interpret the Incentive Plan and make all determinations necessary or desirable for the administration of the Incentive Plan. The Compensation Committee will have discretion to select participants and determine the form, amount and timing of each award to such persons, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of an award.

Forms of Awards. Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units, (v) performance grants, (vi) other stock-based awards and (vii) cash. Such awards may be for partial-year, annual or multi-year periods.

Options are rights to purchase a specified number of shares of our Class A common stock at a price fixed by our Compensation Committee, but not less than fair market value of our Class A common stock on the date of grant. Options generally expire no later than 10 years after the date of grant. Options will become exercisable at such time and in such installments as our Compensation Committee will determine, and the Compensation Committee will determine the period of time, if any, after termination of employment, death, or disability during which options may be exercised.

An SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of our Class A common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of common stock with respect to which the SAR is exercised. Our Compensation Committee will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, Class A common stock (including restricted stock) or a combination of cash and Class A common stock.

Restricted stock consists of shares of our Class A common stock subject to a forfeiture or restriction against transfer during a period of time or until performance measures are satisfied, as established by our Compensation Committee. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder will have all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock. However, our Compensation Committee may determine that distributions with respect to shares of common stock will be deposited with the company and will be subject to the same restrictions as the shares of common stock with respect to which such distribution was made.

A restricted stock unit is a right to receive a specified number of shares of our Class A common stock (or the fair market value thereof in cash, or any combination of our common stock and cash, as determined by our Compensation Committee), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Compensation Committee, consistent with the terms of the Incentive Plan. The restricted stock unit award agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of our Class A common stock subject to the award. Prior to the settlement of a restricted stock unit award in our Class A common stock, the award recipient will have no rights as a stockholder of our company with respect to our Class A common stock subject to the award.

Performance grants are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by our Compensation Committee. Performance periods can be partial-year, annual or multi-year periods, as determined by our Compensation Committee. Performance measures that may be used include (without limitation) one or more of the following: total shareholder return; earnings per share; cash flow; free cash flow; selling, general and administrative expense; working capital management; price of a share of Class A common stock; gross margin; revenue growth;

operating income growth; net earnings; net income (before or after taxes); return on equity; return on assets or net assets; or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, the company, a subsidiary, or an affiliate, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, Class A common stock, restricted stock, restricted stock units or a combination thereof, as specified by our Compensation Committee.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Compensation Committee may determine.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our Class A common stock issuable under the Incentive Plan.

Initial Awards. All of our employees (other than the Principals) and all employees of our subsidiaries will receive awards at the time of this offering. The awards will be made in the form of restricted stock and the restrictions will lapse if the employee is employed on the lapse date scheduled to be in February 2010.  However, the restrictions in respect of the restricted stock granted to executive officers (including Messrs Wisher, Williams and Harte) and other members of senior management will lapse as to 20% of the total award on each of the first five anniversaries of the date of grant, provided the executive continues to be employed through each lapse date. For employees other than executive officers and other members of senior management, if their employment terminates, other than for death, “disability” or termination without “cause” (as defined in the restricted stock award agreement), the employee will forfeit all shares of restricted stock for which the restrictions have not yet lapsed.  If such employees terminate employment by reason of death, “disability” or termination without “cause”, all shares of restricted stock will become vested and free of restrictions on the lapse date scheduled to be in February 2010.  For the executive officers (including Messrs. Wisher, Williams and Harte) and other members of senior management, if their employment terminates, and they are party to an employment agreement, their rights with respect to the restricted stock will be governed by such employment agreement. On an ongoing basis, certain employees may receive an award as a component of their discretionary bonus or as a supplementary incentive.

Non-employee directors also will be entitled to receive a one-time non-forfeitable restricted stock award of $60,000 under the Incentive Plan. This one-time award will be made to each sitting non-employee director at the time of the offering and will be made to each new non-employee director after this offering at the time he or she joins the board. These stock awards are further subject to certain transfer restrictions that lapse based on time, generally pro rata over three years.

The table below sets forth these restricted stock grants:

Artio Global Investors Inc. 2009 Stock Incentive Plan
Name and Position	Restricted Shares	Dollar Value(1)
Glen Wisher		$
Tony Williams		$
Francis Harte		$
Executive officers and directors as a group		$
All other employees		$
______________
(1)
The value of these awards will be based on the market value at the date of grant. The amounts shown in this table reflect a market value per share of $        , the midpoint of the price range set forth on the cover of this prospectus.

Director Compensation

We expect that each independent director will receive the following compensation for service on our board of directors and any standing committees of our board of directors. Independent directors are directors who are not our employees or employees of our parent.

•	An annual cash retainer fee of $60,000 and non-forfeitable restricted stock award of $60,000; and

•	An additional cash retainer fee of $15,000 for the Chairperson of the Audit Committee and $10,000 for the Chairperson of each other standing committee of our board of directors.

Retainers will be paid upon closing of this offering and immediately following each regularly scheduled annual shareholder meeting. If a director joins the board of directors at any time other than the annual shareholder meeting, the retainers will be prorated and paid at the time of such director joining the board of directors. The directors will have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

As described above, non-employee directors also will be entitled to receive a one-time non-forfeitable restricted stock award of $60,000 under the Incentive Plan. This one-time award will be made to each director nominee at the time of the offering and will be made to each new non-employee director after this offering at the time he or she joins the board. These stock awards are further subject to certain transfer restrictions that lapse based on time, generally pro rata over three years.

All directors will be reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Common Stock Repurchases

Immediately following this offering, we will use the net proceeds from this offering to repurchase and retire an aggregate of          shares of Class C common stock (         shares of Class C common stock if the underwriters exercise in full their option to purchase additional shares) from our parent, Julius Baer Holding Ltd. and to repurchase, and record as treasury stock,          shares of Class A common stock from Richard Pell and          shares of Class A common stock from Rudolph-Riad Younes, at a repurchase price per share equal to the public offering price per share of our Class A common stock in this offering, less the underwriting discount. See “Use of Proceeds” and “Our Structure and Reorganization”.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with our Principals and Julius Baer Holding Ltd. pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their New Class A Units or upon conversion of their Class C common stock, respectively, held or acquired by them. Under the registration rights agreement, the Principals and Julius Baer Holding Ltd. have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement will give our Principals and Julius Baer Holding Ltd. the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Shareholders Agreements

Julius Baer Holding Ltd. will enter into a shareholders agreement with us under which it will agree that, to the extent it has a vote as holder of the Class C common stock greater than that to which it would be entitled on a one-vote per share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

As long as Julius Baer Holding Ltd. owns shares of our common stock constituting at least 10% of the aggregate number of shares outstanding of our common stock, the agreement will permit it to appoint a member to our board of directors. If Julius Baer Holding Ltd.’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our board of directors but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brand name pursuant to the transition services agreement and (ii) Julius Baer Holding Ltd. ceases to own at least 5% of the number of outstanding shares of our common stock. Mr. Younes will enter into a shareholders agreement with us under which he will be entitled to attend meetings of our board of directors as an observer until the later of the date upon which (i) he ceases to be employed by us and (ii) the restrictions on sales under the exchange agreement terminate. Mr. Pell will enter into a shareholders agreement with us under which, if he ceases to be a member of our board of directors, he will be entitled to attend meetings of our board of directors as an observer until the date on which the restrictions on sales under the exchange agreement terminate.

Exchange Agreement

In connection with the closing of this offering, the Principals will enter into an exchange agreement with us under which, from time to time, each Principal (or certain of his permitted transferees) will have the right to exchange his New Class A Units, which represent membership interests in Artio Global Holdings, for shares of Class A common stock of our company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions .  The exchange agreement will permit each Principal to exchange a number of New Class A Units for shares of Class A common stock that we will repurchase in connection with this offering as described under “Use of Proceeds”.  Each Principal will also be permitted to exchange up to all of the New Class A Units that he owns at the time of this offering at any time following the expiration of the underwriters’ lock-up, which generally occurs 180 days after the date of this prospectus, subject to extension as described under “Underwriting”.  Any exchange of New Class A Units will generally be a taxable event for the exchanging Principal.  As a result, each Principal will be permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange.  In addition, each Principal will be permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after the first anniversary of the pricing of this offering and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries.  As a Principal exchanges New Class A Units with us, our membership interests in Artio Global Holdings will be correspondingly increased and his corresponding shares of Class B common stock will be cancelled. The restrictions on sales described above will terminate with respect to each Principal upon the occurrence of (i) any breach by us of any of the agreements we have with such Principal that materially and adversely affects such Principal, after notice and an opportunity to cure, (ii) the conduct by us of any business other than through our operating company or any of our operating company’s subsidiaries, (iii) any change of control (as defined below) or (iv) the dissolution, liquidation or winding up of Artio Global Holdings.  As used in the exchange agreement, the prohibition on “selling” Class A common stock is defined broadly to prohibit a Principal from pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending, or otherwise transferring or disposing of, directly or indirectly, any of his shares of Class A common stock or his New Class A Units (other than transfers to permitted transferees) or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or New Class A Units, whether any such transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

“Change of control” is defined under the exchange agreement as (A) any person or group, other than the Principals, Julius Baer Holding Ltd. and their permitted transferees (or any group consisting of such persons), (1) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of the company or, in the context of a consolidation, merger or other corporate reorganization in which the company is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis, or (2) has obtained the power (whether or not exercised) to elect a majority of the directors of the company or its successors; (B) the board of directors of our company or equivalent governing body of its successors shall cease to consist of a majority of continuing directors, which is defined as the directors on the date of this offering and subsequently elected directors whose election is approved by the continuing directors; (C) we or our successors, alone or together with the Principals and the permitted transferees of the Principals, cease to own 50% or more of the voting equity interests of Artio Global Holdings; or (D) the sale of all or substantially all the assets of our company or Artio Global Holdings.

The exchange agreement also includes non-solicit and non-competition covenants that preclude each Principal from soliciting our employees or customers and competing with our business generally in the period beginning with the closing of this offering and ending two years after termination of his employment with us. The non-compete and non-solicitation provisions will terminate if a “change of control” or a “potential change of control” occurs and the relevant Principal is terminated by us without cause or resigns with good reason.

A “potential change of control” will deemed to have occurred if: (A) the company enters into an agreement, the consummation of which would result in the occurrence of a change of control; (B) the board of directors of our company adopts a resolution to the effect that a potential change of control has occurred; (C) any person commences a proxy contest, files solicitation material with the SEC, files a Statement on Schedule 13D with the SEC or commences a tender offer or exchange offer for any of the outstanding shares of our company’s stock, and a change of control occurs within nine months following any of such events; or (D) any person commences discussions or negotiations with our company regarding the appointment or nomination of one or more individuals as a director(s) of our company, or commences discussions or negotiations with our company regarding the sale or other disposition of a material product line of our company or of a material portion of our company’s assets, and a change of control occurs as a result of any such event or events within nine months following any such event or events.

Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC

As a result of the reorganization and offering, Artio Global Holdings will operate our business. The form of the operating agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the operating agreement is qualified by reference thereto.

As the sole managing member of Artio Global Holdings, we will have control over all of its affairs and decision making. As such, we, through our officers and directors, will be responsible for all its operational and administrative decisions and the day-to-day management of its business. However, any issuance by Artio Global Holdings of equity interests other than New Class A Units, any amendments to the operating agreement prior to the expiration of all the restrictions in the exchange agreement and any voluntary dissolution will require the consent of all members, including the Principals.

In accordance with the operating agreement, net profits and net losses of Artio Global Holdings will be allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses initially will be allocated approximately         % to us and approximately         % to each of our Principals, after giving effect to the transactions described herein.

The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Artio Global Holdings. Net profits and net losses will generally be allocated to its members, including us, pro rata in accordance with the percentages of their respective New Class A Units. The operating agreement will provide for cash distributions to the members of Artio Global Holdings if its allocation of taxable income will give rise to taxable income for such members. The cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations will be calculated at an assumed tax rate. Further, taxable income of Artio Global Holdings for purposes of calculating the cash distributions with respect to the members’ tax obligations will be calculated without regard to any deductions for the interest expense with respect to the indebtedness incurred by it in connection with this offering (or any interest expense in respect of any future indebtedness incurred to repay the principal of such indebtedness existing before this offering, up to the aggregate amount of such indebtedness).

The operating agreement will provide that at any time we issue a share of our Class A common stock, we are entitled to transfer the net proceeds received by us with respect to such share, if any, to Artio Global Holdings and it shall be required to issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Artio Global Holdings, immediately prior to such redemption of our Class A common stock, to redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Immediately prior to this offering, we will amend and restate Artio Global Management’s operating agreement in connection with the reorganization transactions and this offering, which will result in the complete acceleration of the unvested portion of the Class B profits interests of the Principals, the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to Artio Global Management and the conversion of Artio Global Management’s multiple-class capital structure into a single new class of membership units.

Tax Receivable Agreement

Pursuant to the exchange agreement described above, from time to time we may be required to acquire New Class A Units from the Principals in exchange for shares of our Class A common stock and the cancellation of a corresponding number of shares of our Class B common stock held by the Principals. Artio Global Holdings intends to have an election under Section 754 of the Internal Revenue Code of 1986, as amended, in effect for each taxable year in which such an exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of Artio Global Holdings with respect to such New Class A Units acquired by us in such exchanges . This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Artio Global Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We will enter into a tax receivable agreement with the Principals requiring us to pay to each of them 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis created by each Principal’s exchanges described above. For purposes of the tax receivable agreement, reduction in tax payments will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Artio Global Holdings. The term of the tax receivable agreement will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any New Class A Units that the Principals or their transferees own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the Principals using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

We expect that, as a result of the size and increases in the tax basis of the tangible and intangible assets of Artio Global Holdings attributable to the exchanged New Class A Units, and assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased tax basis, future payments under the tax receivable agreement will be substantial, and based on the assumptions discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” would be $         over a 15-year period based on an assumed price of $           per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) at the time of the exchange of all of their New Class A Units . The payments under the tax receivable agreement are not conditioned on the Principals maintaining an ownership interest in us. Payments under the tax receivable agreement will give rise to additional tax benefits and therefore to additional potential payments under the tax receivable agreement. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Transition Services Agreement

In connection with this offering, we will enter into a transition services agreement with our parent, Julius Baer Holding Ltd., pursuant to which Julius Baer Holding Ltd. will provide us with certain services in connection with the operation of our business, principally including the continued use of the “Julius Baer” brand in a limited form and for a transitional period of up to one year following this offering.

Other Interested Party Transactions

We and our subsidiaries engage in transactions with affiliates as part of our business. Compensation for, and expenses of, these transactions are governed by agreements between the parties.

We earned revenue from advising our SEC registered mutual funds which are currently marketed using the Artio Global brand. Amounts earned from such activity, which are reported in investment management fees, are as follows:

Six months ended June 30, 2009	$147.5 million
Year ended December 31, 2008	$253.9 million
Year ended December 31, 2007	$278.7 million
Year ended December 31, 2006	$190.0 million

We earned revenue advising or sub-advising funds for affiliates. The affiliates whom we sub-advise include Bank Julius Baer & Co. Ltd. as well as GAM International Management Limited.

Amounts earned from sub-advising, which are reported in investment management fees, are as follows:

Six months ended June 30, 2009	$1.8 million
Year ended December 31, 2008	$5.8 million
Year ended December 31, 2007	$6.0 million
Year ended December 31, 2006	$4.3 million

We held investments in Artio Global registered investment companies (pursuant to which certain of our employees had the choice of investing their deferred bonuses) totaling $6.9 million, $5.9 million and $4.8 million as of June 30, 2009, December 31, 2008 and 2007, respectively. Unrealized losses on the investments totaled $0.5 million and realized losses on the investments totaled $- million for the six months ended June 30, 2009. Unrealized losses on the investments totaled $2.7 million and realized losses totaled $0.2 million for the year ended December 31, 2008. Unrealized gains on investments totaled $0.5 million for the year ended December 31, 2007.

We allocated nil and $4.7 million for the years ended December 31, 2008 and 2007, respectively, to affiliates for both direct and indirect expenses of occupancy (including rent and depreciation), information technology and support system costs (including depreciation), administration and management under the terms of service level agreements entered into with such affiliates. The affiliates include Julius Baer Financial Markets LLC and GAM USA Inc., both of which are 100% owned by Julius Baer Holding Ltd. There were no allocated expenses for the year ended December 31, 2008 and the six months ended June 30 , 2009.

We paid Julius Baer Holding Ltd. $1.6 million, $6.4 million and $7.3 million in fees for the six months ended June 30, 2009 and years ended December 31, 2008 and 2007, respectively, for management and licensing under the terms of a service level agreement entered into with Julius Baer Holding Ltd. Following this offering, we will no longer pay these license and management fees to Julius Baer Holding Ltd. but may pay fees to them under the transition services agreement for up to one year.

In January 2006, we purchased certain fixed assets from Bank Julius Baer & Co. Ltd. for $9.2 million at net book value. Additionally, effective January 2006, the administrative and support personnel who supported us were transferred from Bank Julius Baer & Co. Ltd. to us. Further, effective January 2006, Bank Julius Baer & Co. Ltd. also assigned to us the lease for our office space as well as other contracts relating to such lease.

In December 2005 the foreign exchange activities of an affiliate were transferred to us. This activity was conducted in Julius Baer Financial Markets LLC, which was our wholly owned subsidiary. Julius Baer Financial Markets LLC, which was distributed at book value to Julius Baer Holding Ltd. as of December 1, 2007, is no longer our subsidiary and is therefore shown in discontinued operations of our consolidated financial statements.

During 2006 certain investment management agreements relating to our legacy alternative fund-of-fund business were terminated for no consideration. In conjunction with such termination, a subsidiary of Julius Baer Holding Ltd. entered into replacement investment management agreements with certain of the parties to the agreements. The financial results relating to our legacy alternative fund-of-fund business are included within continuing operations as this business did not meet the criteria for discontinued operations treatment.

Statement Regarding Transactions with Affiliates

Upon the completion of this offering, we will adopt a policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The general counsel will then assess and promptly communicate that information to the Nominating and Corporate Governance Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this board committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this board committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers, directors and director nominees as a group.

The number of shares of common stock outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of shares of common stock outstanding immediately prior to the consummation of this offering after giving effect to the reorganization transactions discussed in “Our Structure and Reorganization”. The number of shares of our Class A common stock outstanding and percentage of beneficial ownership after this offering set forth below is based on the number of shares of our Class A common stock outstanding after this offering, assuming that all New Class A Units held by the Principals and Class C common stock held by Julius Baer Holding Ltd. outstanding after giving effect to the transactions described under “Our Structure and Reorganization”, are exchanged for or converted into shares of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Artio Global Investors Inc., 330 Madison Ave., New York, NY 10017.

Name of Beneficial Owner	No. of Shares Before Offering	% of Combined Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	% of Combined Voting Power After Offering, Including Full Option Exercise
Richard Pell
Rudolph-Riad Younes
Glen Wisher
Tony Williams
Francis Harte
Duane Kullberg
Elizabeth Buse
Francis Ledwidge
Directors, director nominees and executive officers as a group (9 persons)
Julius Baer Holding Ltd.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. This description assumes the effectiveness of our amended and restated certificate of incorporation and bylaws, which will take effect immediately prior to the consummation of this offering. Under our amended and restated certificate of incorporation, the purpose of our company is to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law.

Our authorized capital stock consists of                  shares of Class A common stock, par value $0.001 per share,                  shares of Class B common stock, par value $0.001 per share,                  shares of Class C common stock, par value $0.01 per share and                shares of preferred stock. The issuance of Class A common stock in connection with this offering was authorized by resolutions of the Board of Directors on                , 2009, and resolutions of the Pricing Committee of the Board of Directors on               , 2009.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Any dividend paid in respect of our Class A common stock must also be paid in respect of our Class C common stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the restrictions set forth in the exchange agreement, the Principals may exchange their New Class A Units with us for shares of Class A common stock on a one-for-one basis, subject to certain limitations and customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions . Upon any such exchange, a corresponding number of shares of Class B common stock will be automatically cancelled. See “Relationships and Related Party Transactions—Exchange Agreement”.

Class B Common Stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Principals will be the holders of all shares of Class B common stock.

Holders of our Class B common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

Class C Common Stock

Holders of our Class C common stock are entitled to an aggregate vote on all matters submitted to a vote of stockholders equal to the greater of (1) the number of votes they would be entitled to on a one-vote per share basis and (2) 20% of the combined voting power of all classes of common stock. Julius Baer Holding Ltd. will be the holder of all shares of Class C common stock and will enter into a shareholders agreement with us under which it will agree that, to the extent it has a vote as holder of the Class C common stock greater than that which it would be entitled to on a one-vote per share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. See “Relationships and Related Party Transactions—Shareholders Agreement”.

Holders of our Class C common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Any dividend paid in respect of our Class C common stock must also be paid in respect of our Class A common stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class C common stock do not have preemptive, subscription or redemption rights. If Julius Baer Holding Ltd. transfers any shares of Class C common stock to anyone other than any of its subsidiaries, such shares will automatically convert into shares of Class A common stock. In addition, on the second anniversary of this offering, any outstanding shares of Class C common stock will automatically convert on a one-for-one basis into Class A common stock.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock, Class B common stock and Class C common stock present in person or represented by proxy, voting together as a single class. However, as set forth below under “Amendments to our Governing Documents”, certain material amendments to the amended and restated certificate of incorporation must be approved by at least 66 2/3% of the combined voting power of all of our outstanding capital stock entitled to vote in the election of our board, voting together as a single class. In addition, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock or Class C common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock, Class B common stock and Class C common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of any class of common stock. Upon consummation of this offering, all the outstanding shares of common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunities and Transactions with Julius Baer Holding Ltd.

In recognition that directors, officers and employees of Julius Baer Holding Ltd. and its subsidiaries may serve as our directors and/or officers, and that Julius Baer Holding Ltd. may acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and Julius Baer Holding Ltd. As set forth in our amended and restated certificate of incorporation, neither Julius Baer Holding Ltd. nor any of its subsidiaries, nor any director, officer or employee of Julius Baer Holding Ltd. or any of its subsidiaries has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. If Julius Baer Holding Ltd. acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity and Julius Baer Holding Ltd. will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of our company who is also a director, officer or employee of Julius Baer Holding Ltd. or any of its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and Julius Baer Holding Ltd., we will not have any expectancy in such corporate opportunity unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Written Consents

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of our Class B common stock or Class C common stock in connection with actions that require their vote as a separate class of any series of preferred stock.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the Board or our Chief Executive Officer, subject to the rights of the holders of any series of preferred stock.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition, actions by written consent, special meetings and the corporate opportunities limitation) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our board. Any amendment to our bylaws requires the approval of either a majority of our board of directors or holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our board.

Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC

As a holding company we will depend upon distributions from Artio Global Holdings to fund all distributions. For a description of the material terms of the Amended and Restated Limited Liability Company Agreement of Artio Global Holdings, see “Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC”.

Listing

We intend to list our Class A common stock on the NYSE under the symbol “ART”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Mellon Investor Services LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have                  shares of Class A common stock outstanding, excluding the approximately          shares of restricted stock that we expect to grant to our directors and employees (other than our Principals) in connection with this offering and          shares issued but held as treasury stock. Pursuant to the terms of the exchange agreement, the Principals may from time to time exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Immediately following this offering and giving effect to the application of net proceeds thereof, the Principals will each beneficially own                  New Class A Units, all of which will be exchangeable for shares of our Class A common stock. See “Relationships and Related Party Transactions—Exchange Agreement”. In addition, upon any transfer of shares of Class C common stock by Julius Baer Holding Ltd. (other than to one of its subsidiaries or to us), such shares will automatically be converted into shares of Class A common stock. Immediately following this offering and giving effect to the application of net proceeds thereof, Julius Baer Holding Ltd. will own                  shares of Class C common stock.

Of the shares of common stock outstanding following this offering,                  shares of Class A common stock (or                  shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The remaining                  shares of Class A common stock that will be outstanding and the                  shares of Class A common stock that will be reserved for issuance upon exchange or conversion of New Class A Units or Class C common stock are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described in “Underwriting” and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).(1)
_______________
(1)   Includes          shares that each of the Principals would hold if he exchanged all of his New Class A Units for shares of Class A common stock. These shares are subject to additional contractual restrictions on transfer as described in “Relationships and Related Party Transactions—Exchange Agreement”.

Effective upon consummation of this offering, we will enter into a registration rights agreement with Julius Baer Holding Ltd. and the Principals that would require us to register under the Securities Act these shares of Class A common stock. See “—Registration Rights Agreement” and “Relationships and Related Party Transactions—Registration Rights Agreement”.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, our affiliates who own shares for at least six months or own shares purchased in the open market, are entitled to sell these shares as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of

our then-outstanding shares of common stock, which will equal approximately          shares immediately after this offering, or the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning 90 days after this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Equity Awards

Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of our Class A common stock issued and issuable pursuant to the Artio Global Investors Inc. 2009 Stock Incentive Plan. Shares of our Class A common stock registered under this registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us or the contractual restrictions described under “Management—Artio Global Investors Inc. 2009 Stock Incentive Plan”.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with the Principals and Julius Baer Holding Ltd. pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their New Class A Units or upon conversion of their Class C common stock, respectively. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Relationships and Related Party Transactions—Registration Rights Agreement”.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
OF OUR CLASS A COMMON STOCK

In the opinion of Davis Polk & Wardwell LLP, the following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner that is a “non-U.S. holder”, other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our Class A common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

If a partnership holds Class A common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Class A common stock should consult its own tax advisor with respect to the U.S. federal income tax treatment.

Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under an applicable treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder recognizing effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•
we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our Class A common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We are not, and do not anticipate becoming, a U.S. real property holding corporation.

A corporate non-U.S. holder recognizing effectively connected gain may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting Requirements and Backup Withholding

Information returns may be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

Artio Global Investors Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is acting as sole book-running manager of this offering and is acting as the representative of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Goldman, Sachs & Co

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                  shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Artio Global Investors Inc. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Artio Global Investors Inc. and its officers, directors and parent have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. This agreement does not apply to any existing employee benefit plans and is subject to certain exceptions. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Artio Global Investors Inc. issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Artio Global Investors Inc. announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated between Artio Global Investors Inc. and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Artio

Global Investors Inc.’s historical performance, estimates of the business potential and earnings prospects of Artio Global Investors Inc., an assessment of Artio Global Investors Inc.’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Artio Global Investors Inc. will list the Class A common stock on the New York Stock Exchange under the symbol “ART”. In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 U.S. beneficial holders and thereby establish at least 1,100,000 shares in the public float having a minimum aggregate market value of $60,000,000.

In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Artio Global Investors Inc. in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of Artio Global Investors Inc.’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)    in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $           .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Artio Global Investors Inc. and its affiliates, including Julius Baer Holding Ltd., for which they received or will receive customary fees and expenses.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Artio Global Investors Inc. by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Artio Global Investors Inc. and Subsidiaries as of December 31, 2008 and 2007 and for each of the years ended December 31, 2008, 2007 and 2006, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm whose registered address is 345 Park Avenue, New York, NY 10154, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Artio Global Investors Inc.:

We have audited the accompanying consolidated statements of financial position of Artio Global Investors Inc. and Subsidiaries (formerly known as Julius Baer Americas Inc. and Subsidiaries) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholder’s equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Artio Global Investors Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
February 27, 2009

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)
Consolidated Statements of Financial Position

	December 31, 2007	December 31, 2008
ASSETS

Cash and cash equivalents	$133,447,100	$86,563,000
Marketable securities, at fair value (Note 5)	47,465,900	71,329,500
Fees receivable and accrued fees (Note 4)	87,377,500	54,799,100
Due from affiliates (Note 4)	4,075,500	4,400
Deferred taxes, net	71,182,400	92,702,300
Property and equipment, net	9,252,800	9,833,200
Other assets	2,553,500	4,244,100
Total assets	$355,354,700	$319,475,600

LIABILITIES AND STOCKHOLDER’S EQUITY

Accrued compensation and benefits	$245,245,400	$268,924,700
Accounts payable and accrued expenses	14,223,000	9,372,400
Due to affiliates (Note 4)	95,000	1,311,400
Accrued income taxes payable	3,789,600	1,238,600
Other liabilities	2,907,900	5,383,400
Total liabilities	266,260,900	286,230,500

Commitments and contingencies (Notes 9 and 10)

Common Stock $100 stated value; 20,000 shares authorized, 4,000 shares issued and outstanding	400,000	400,000
Additional paid-in capital	17,950,000	17,950,000
Retained earnings	70,420,000	14,895,100
Accumulated other comprehensive income, net of tax	323,800	─
Total stockholder’s equity	89,093,800	33,245,100
Total liabilities and stockholder’s equity	$355,354,700	$319,475,600

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)
Consolidated Statements of Income

	For the years ended December 31,
	2006	2007	2008
Revenues and other operating income:
Investment management fees	$300,432,600	$445,558,400	$425,002,600
Net (losses) on securities held for deferred compensation	─	─	(2,856,500)
Foreign currency gains (losses)	─	185,900	(100,600)
Total revenues and other operating income	300,432,600	445,744,300	422,045,500

Expenses:
Employee compensation and benefits
Salaries, incentive compensation and benefits	69,677,000	92,276,900	92,487,100
Allocation of Class B profits interests	53,410,100	83,512,300	76,073,800
Change in redemption value of Class B profits interests	46,932,000	76,843,900	54,557,400
Total Employee compensation and benefits	170,019,100	252,633,100	223,118,300
Shareholder servicing and marketing	20,133,900	25,356,300	23,369,100
General and administrative	31,510,000	50,001,500	62,833,100
Total expenses	221,663,000	327,990,900	309,320,500
Operating income before income tax expense	78,769,600	117,753,400	112,725,000
Non-operating income:
Interest income	2,990,700	6,930,400	2,947,900
Net gains on marketable securities	289,500	81,800	252,100
Other income (loss)	7,600	21,400	(18,600)
Total non-operating income	3,287,800	7,033,600	3,181,400
Income from continuing operations before income tax expense	82,057,400	124,787,000	115,906,400
Income taxes related to income from continuing operations	38,514,200	58,417,400	54,755,100
Income from continuing operations, net of taxes	43,543,200	66,369,600	61,151,300
Income from discontinued operations, net of taxes	1,230,700	1,616,200	─
Net income	$44,773,900	$67,985,800	$61,151,300

Earnings per share, basic and diluted:
Net income	$11,193	$16,996	$15,288
Income from continuing operations, net of taxes	$10,886	$16,592	$15,288
Income from discontinued operations, net of taxes	$307	$404	$—
Common shares outstanding	4,000	4,000	4,000

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)
Consolidated Statements of Stockholder’s Equity and Other Comprehensive Income

	Number of Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Stockholder’s Equity
Balance at December 31, 2005	4,000	$400,000	$17,950,000	$17,760,300	$ ─	$36,110,300
Net income	─	─	─	44,773,900	─	44,773,900
Balance at December 31, 2006	4,000	400,000	17,950,000	62,534,200	─	80,884,200
Net income	─	─	─	67,985,800	─	67,985,800

Other comprehensive income
Unrealized gains on available for sale securities	─	─	─	─	632,100	632,100
Income taxes	─	─	─	─	(308,300)	(308,300)
Total Other comprehensive income	─	─	─	─	323,800	323,800

Dividends paid ($15,025 per share)	─	─	─	(60,100,000)	─	(60,100,000)
Balance at December 31, 2007	4,000	400,000	17,950,000	70,420,000	323,800	89,093,800
Cumulative effect of adoption of SFAS 159	─	─	─	323,800	(323,800)	─
Balance at January 1, 2008	4,000	400,000	17,950,000	70,743,800	$ ─	89,093,800
Net income	─	─	─	61,151,300		61,151,300
Dividends ($29,250 per share)	─	─	─	(117,000,000)		(117,000,000)
Balance at December 31, 2008	4,000	$400,000	$17,950,000	$14,895,100		$33,245,100

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)
Consolidated Statements of Cash Flows

	For the years ended December 31,
	2006	2007	2008
Cash flows from operating activities:
Net income	$44,773,900	$67,985,800	$61,151,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,741,100	1,925,400	2,904,100
Deferred compensation	49,695,700	80,433,700	57,001,400
Deferred income taxes	(22,167,100)	(35,509,400)	(21,519,900)
Interest accrued on marketable securities and accretion and amortization of bonds	─	(1,304,800)	(60,200)
(Gains)/losses on marketable securities and securities held for deferred compensation	─	(81,800)	2,604,400
(Increase) decrease in:
Marketable securities	(33,053,600)	─	─
Fees receivable and accrued fees	(20,282,700)	(31,851,300)	32,578,400
Due from affiliates	(2,123,200)	(1,526,800)	4,071,100
Other assets	(1,254,400)	(348,900)	(1,690,600)
Increase (decrease) in:
Accrued compensation and benefits	19,511,100	26,724,600	(33,322,100)
Accounts payable and accrued expenses	5,019,400	3,336,700	(4,750,000)
Due to affiliates	4,923,000	(5,615,700)	1,216,400
Accrued income taxes payable	182,500	522,200	(2,551,000)
Other liabilities	3,327,500	(412,900)	2,475,500
Cash flows provided by (used in) operating activities – discontinued operations	(5,792,300)	7,938,500	─
Total adjustments	727,000	44,229,500	38,957,500
Net cash provided by operating activities	45,500,900	112,215,300	100,108,800
Cash flows from investing activities:
Purchase of marketable securities and securities held for deferred compensation	─	(199,936,400)	(120,807,400)
Proceeds from sales or maturities of marketable securities and securities held for deferred compensation	─	221,931,300	94,399,600
Purchase of fixed assets from affiliate	(9,170,800)	─	─
Purchase of fixed assets	(2,753,600)	(2,003,900)	(3,484,500)
Net cash provided by (used in) investing activities	(11,924,400)	19,991,000	(29,892,300)
Cash flows from financing activities:
Dividends paid	─	(60,000,000)	(117,000,000)
Net cash used in financing activities	─	(60,000,000)	(117,000,000)
Effect of exchange rates on cash	─	185,900	(100,600)
Net increase (decrease) in cash and cash equivalents	33,576,500	72,392,200	(46,884,100)
Cash and cash equivalents:
Beginning of period	27,478,400	61,054,900	133,447,100
End of period	$61,054,900	$133,447,100	$86,563,000

Cash paid during period for:
Income taxes, net of refunds	$61,693,100	$94,783,300	$80,109,600
Supplementary information:
Non-cash transaction – Distribution of JBFM to parent	$ ─	$100,000	$ ─

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)
Notes to Consolidated Financial Statements

Note 1 Organization and Description of Business

Artio Global Investors Inc. (formerly known as Julius Baer Americas Inc.) (“Investors”) and Subsidiaries (the “Company”) comprises Investors and its three subsidiaries, Artio Global Management LLC (formerly known as Julius Baer Investment Management LLC) (“Management LLC”), a registered investment adviser under the Investment Advisers Act of 1940; Artio Capital Management LLC (formerly known as JB Private Equity Partners LLC), a private equity adviser; and Artio Global Holdings LLC (formerly known as JB Americas Holdings LLC) (“Holdings”), an intermediate holding company. Investors is a wholly owned subsidiary of Julius Baer Holding Ltd., a Swiss corporation (the “Parent”).

Management LLC is the primary operating entity of the Company and an asset manager based in the United States that provides investment management services to institutional and retail clients. It manages and advises the Artio Global Funds (formerly known as the Julius Baer Investment Funds) (the “Funds”), which are U.S. registered investment companies; commingled institutional investment vehicles; separate accounts; and sub-advisory accounts. The Company’s assets under management are invested primarily outside the United States.

Discontinued Operations

Investors was previously a registered broker dealer under the Securities Exchange Act of 1934, and a member of the National Association of Securities Dealers. It executed and cleared securities transactions for its customers, including the customers of Bank Julius Baer—New York Branch (the “Branch”), through March 31, 2005. In June 2006, Investors withdrew its broker-dealer registration and discontinued its brokerage-related operations.

Julius Baer Financial Markets LLC (“JBFM”) was a subsidiary of the Company through November 2007. It introduced domestic foreign exchange trades to an affiliate, Bank Julius Baer & Co. Ltd. (the “Bank”). In December 2007, JBFM was distributed to the Parent as a non-cash dividend.

The results of the regulated brokerage and foreign exchange operations of the Company as described above have been recast as discontinued operations in these Consolidated Financial Statements and are further discussed in Note 3.

Initial Public Offering

In February 2008, Investors filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock. If consummated, this offering will result in the Parent selling some or all of its ownership interests in Investors, and the Chief Executive Officer and the Head of International Equity (the “Principals”), who currently own Class B profits interests in Management LLC, owning equity stakes in Holdings and voting (non-economic) shares in Investors.

Note 2 Summary of Significant Accounting Principles

(a) Basis of Preparation

The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities (including contingent liabilities), revenues, and expenses at the date of the Consolidated Financial Statements. Actual results could differ from those estimates and may have a material effect on the Consolidated Financial Statements.

Prior years’ Consolidated Statements of Income have been conformed to the current year’s presentation. Employee compensation and benefits has been disaggregated to disclose separately the allocation of Class B profits interests and changes in redemption value of the Class B profits interests. General and administrative expenses have been aggregated.

(b) Consolidation

The Consolidated Financial Statements include the accounts of Investors and its subsidiaries. Amounts related to JBFM and the broker-dealer operations are also included in the Consolidated Financial Statements and are presented as discontinued operations in the appropriate reporting periods. All material inter-company balances have been eliminated in consolidation.

The Company also evaluates for consolidation the investment vehicles through which it provides its investment management services. Consolidation is required if the Company holds a controlling financial interest in the investment vehicle as defined by U.S. GAAP. The Company’s assessment for consolidation occurs at the inception date of the investment vehicle. The conclusion is reassessed only when certain events take place, as prescribed by U.S. GAAP.

Following is an overview of the framework used by the Company to evaluate whether it has a controlling financial interest in the investment vehicles:

•
Variable interest entities (“VIEs”) – A VIE is defined as an entity which, by design, lacks sufficient equity at risk to finance its activities without additional subordinated financial support, and where equity holders lack any of three characteristics of owning a controlling financial interest. The party that absorbs a majority of expected losses or receives a majority of expected residual returns is the primary beneficiary and is required to consolidate the VIE.

•
Voting interest entities – For vehicles determined to not be VIEs, consolidation is required if the Company holds a controlling financial interest of more than fifty percent. The general partner or managing member of a limited partnership or limited liability company is presumed to have the controlling financial interest. Consolidation is required by the general partner or managing member unless the presumption of control is overcome by providing certain rights to the limited partners or non-managing members.

At December 31, 2007 and 2008, the Company did not consolidate any of the investment vehicles, for the following reasons:

•	The Funds are considered voting interest entities but are controlled by their independent Boards of Directors or Trustees.

•	Certain of the commingled investment vehicles are trusts and are considered VIEs. The Company is not the primary beneficiary of these trusts.

•
Other investment vehicles are membership organizations and are considered voting interest entities. Although the Company’s interests in these vehicles are nominal and do not meet the ownership threshold for consolidation, the Company is the managing member of these organizations. The operating agreements of the organizations each provides to its unaffiliated non-managing members substantive rights to remove the Company as managing member. As a result, the Company does not have a controlling financial interest in these organizations.

(c) Cash and Cash Equivalents

The Company classifies as cash equivalents money market and other highly liquid instruments with remaining maturities of less than three months at acquisition.

(d) Marketable Securities

Marketable securities are carried at fair value. In 2007, Marketable securities were classified as available for sale and unrealized changes in fair value were recognized in Accumulated other comprehensive income. In 2006, Marketable securities were classified as trading and were carried at fair value.

In 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 also provides guidance on the use of certain valuation techniques to arrive at fair value and creates a fair value hierarchy based upon the transparency of inputs used in the valuation of the asset or liability.

In 2008, the Company also adopted SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to measure financial instruments and certain other items at fair value. In most cases, companies are able to make an instrument by instrument election. The Company elected to carry at fair value investments made to achieve certain stated investment objectives. The Company’s reasons for electing the fair value option are as follows:

•
The Company invests its excess cash for current yield, not for capital gains. As such, the Company believes that recognizing realized and unrealized gains or losses in the Statement of Income better reflects the returns on these investments. Gains and losses on such Marketable Securities, together with related interest income, accretion and amortization, are reported in Non-operating income.

•
The Company invests certain unvested deferred bonuses due employees in the Funds. As these bonuses vest, the principal and any gains or losses are reflected as liabilities in the Consolidated Statement of Financial Position. The Company believes that recognizing unrealized gains or losses on these investments in income is likely, in most cases, to better match income with the related expense. As the expenses are reported in Employee compensation and benefits expense, the realized and unrealized gains or losses on these securities are reported in Gains (losses) on securities held for deferred compensation.

Realized gains and losses are computed on a specific identification basis. Interest income is recognized as earned. Discounts and premiums are amortized over the term of the security.

(e) Property and Equipment

Property and equipment are carried at cost. The Company expenses depreciation of property and equipment based on the estimated useful lives of the assets using the straight-line method. Amortization of leasehold improvements is computed over the lesser of the economic useful life of the improvement or the remaining term of the lease. Internal-use software that qualifies for capitalization is capitalized and subsequently amortized over the estimated useful life of the software, generally three years.

(f) Investment Management Fees

Investment management fees are recognized as earned. They are computed as a percentage of the fair value of assets under management and accrued monthly. Fees vary significantly, from under ten basis points for certain cash and fixed income mandates to over one hundred basis points for certain asset classes. Fees on registered investment companies are computed and billed monthly as a percentage of average daily fair value of the assets of the Funds. Fees on other vehicles and on separate accounts are computed and billed in accordance with the provisions of the applicable investment management agreements.

The investment management agreements for a small number of accounts provide for performance fees. Performance fees, if earned, are recognized on the contractually determined measurement date.

(g) Foreign Currency Transactions

The Company maintains foreign currency cash balances for disbursing funds. These accounts are translated to the Company’s functional currency (U.S. dollars) at rates prevailing at the reporting date. Transactions in foreign currency are translated at average rates during the reporting period. Gains and losses arising from translation of transactions are recognized in other operating income in the Consolidated Statement of Income.

(h) Compensation Plans

Certain employees of the Company participate in deferred compensation plans. Deferred compensation expense is recognized using a straight-line method over the vesting period. Assets of funded deferred bonus plans are invested in the Funds, and are included in Marketable securities at fair value. Realized and unrealized gains and losses related to these assets are recognized in Net gains (losses) on securities held for deferred compensation in 2008. Unrealized gains were reported in Accumulated other comprehensive income in 2007.

The Principals have a Class B profits interest in Management LLC which entitles them to a combined 30% of profits, as well as a combined 30% of the increase in the value of the business, as defined in Management LLC’s operating agreement. The allocation of the profits associated with this plan is expensed on an accrual basis. The Company records the obligation associated with these profits interests as a liability at fair value.

(i) Retirement Plans

The Company sponsors two non-contributory defined contribution retirement plans for employees (the “Non-Contributory Plans”), as well as a 401(k) plan. The Non-Contributory Plans include a qualified and non-qualified plan. Company contributions to the Non-Contributory Plans are based on employees’ eligible compensation.

The Company’s contributions to the Non-Contributory Plans are accrued over the period of employees’ active service. Forfeitures from employees who leave the Company prior to completion of the vesting period are used to reduce the Company’s contribution. The Non-Contributory Plans do not require contributions after the employees’ active service has ended.

(j) License and Management Fees

The Company pays the Parent fees for management and licensing of its brand name under the terms of a service level agreement. Fees are accrued based on the terms of the agreement and are recognized as a component of General and administrative expenses. The Parent reduced the licensing fee during 2008 as a result of the Company’s rebranding of its products.

(k) Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred taxes are recognized for the future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company accounts for uncertainty in income tax positions by recognizing in its Consolidated Financial Statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position.

Interest and penalties relating to tax liabilities are recognized on actual tax liabilities and exposure items. Interest is accrued according to the provisions of the relevant tax law and is reported as interest expense. Penalties are accrued when the Company expects to take the related position in its tax return and are reported as General and administrative expenses.

(l) Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. As there are no common stock equivalents, diluted earnings per share are equivalent to basic earnings per share.

(m) Discontinued Operations

The Company reflects revenues and expenses (including income tax expense) and cash flows of discontinued operations separately in the Consolidated Statements of Income and Cash Flows for the years ended December 31, 2006 and 2007. Income taxes are allocated to discontinued operations based on the Company’s consolidated effective tax rate, adjusted for any material tax attributes related solely to the discontinued operation. The Company’s taxes are filed on a consolidated basis. Tax liabilities of discontinued operations are not separately identifiable and all material deferred tax benefits relate to continuing operations.

Note 3 Discontinued Operations

Investors withdrew its broker-dealer registration during 2006 after determining that it no longer would receive benefits from the registration in excess of the costs incurred in maintaining it. Accordingly, the results of the broker-dealer operations have been classified as discontinued operations.

In December, 2007, the foreign exchange operations of JBFM were distributed to the Parent. There was no gain or loss on the distribution. Assets and liabilities of JBFM were distributed at their carrying amounts, with the net asset of $100,000 being reflected as a non-cash dividend. The foreign exchange operations of JBFM are classified as discontinued operations for the years ended December 31, 2006 and 2007. JBFM’s revenues were derived from providing services to the Bank, for which it was compensated under the terms of a transfer pricing agreement.

Summary financial information relating to discontinued operations follows. There were no discontinued operations in 2008.

Income Statement

	For the years ended December 31,
	2006	2007
Revenues:
Broker-dealer	$7,101,100	$ ─
Foreign exchange	9,443,500	8,694,800
Total revenues	16,544,600	8,694,800
Expenses:
Employee compensation and benefits
Broker-dealer	1,696,400	─
Foreign exchange	5,052,900	3,699,400
Total Employee compensation and benefits	6,749,300	3,699,400
General and administrative
Broker-dealer	4,805,000	─
Foreign exchange	2,565,400	2,000,500
Total General and administrative	7,370,400	2,000,500
Total expenses	14,119,700	5,699,900
Income before income taxes	2,424,900	2,994,900
Income tax expense	1,194,200	1,378,700
Income from discontinued operations, net of tax	$1,230,700	$1,616,200

Cash Flows

	For the years ended December 31,
	2006	2007
Net cash provided by (used in) discontinued operations:
Broker-dealer	$1,837,000	$1,025,500
Foreign exchange	(7,629,900)	6,913,000
	$(5,792,300)	$7,938,500

Note 4 Related Party Activities

The Company engages in transactions with the Parent and other affiliates in the ordinary course of business.

Parent Company Transactions

•
The Company pays the Parent fees for management and licensing under the terms of a service level agreement. These fees are computed based on Investment management fees. The rate applied to Investment management fees is determined by the Parent. They are accrued during the year and paid annually, generally near year-end. These fees are included in General and administrative expenses on the Consolidated Statement of Income and in Due to affiliates in the Consolidated Statement of Financial Position as follows:

License and management fees

For the years ended December 31,
2006	$6,388,000
2007	7,327,300
2008	6,414,400

Due to affiliates

At December 31,
2007	$95,000
2008	1,311,400

Affiliate Transactions – mutual and offshore funds

•
Management LLC provides investment management services to the Funds. Management LLC has investment management agreements with the Funds which are reviewed and ratified by their Boards of Directors or Trustees on an annual basis. Revenues related to these services are included in Investment management fees in the Consolidated Statement of Income and fees receivable are included in Fees receivable and accrued fees in the Consolidated Statement of Financial Position as follows:

Investment management fees

For the years ended December 31,
2006	$189,982,200
2007	278,696,700
2008	253,926,000

Fees receivable and accrued fees

At December 31,
2007	$26,492,000
2008	14,231,200

•
Management LLC also derives investment management revenue from advising or sub-advising certain offshore funds sponsored by affiliates of the Parent. The amounts earned from such activity are reported in Investment management fees in the Consolidated Statement of Income as follows:

Investment management fees

For the years ended December 31,
2006	$4,292,400
2007	5,990,000
2008	5,832,100

Fees receivable and accrued fees

At December 31,
2007	$1,530,900
2008	1,060,700

Other Affiliate Transactions

Due from affiliates in the Consolidated Statement of Financial Position comprise the following:

	At December 31,
	2007	2008
Due from affiliates:
From local affiliates, for shared expenses	$3,043,400	$	─
From foreign affiliates, for services	1,032,100		4,400

•
The Company shared office space with certain unconsolidated affiliates. The Company allocated to these affiliates both direct and indirect expenses for occupancy (including rent and depreciation), information technology and support systems costs (including depreciation), administration, and management, under the terms of service level agreements. In 2007 and 2006, the Company allocated $4,664,700 and $2,365,600, respectively, to these unconsolidated affiliates under the terms of such agreements. Such amounts are reflected in the Consolidated Statement of Income under General and administrative expenses and in Due from affiliates (from local affiliates) in the Consolidated Statement of Financial Position. In 2008, these affiliates moved from the Company’s offices, and the service level agreements were cancelled. There are no allocated expenses in 2008.

•
Amounts in Due from affiliates (from foreign affiliates) represent amounts paid by the Company on behalf of the Parent. These expenses are paid monthly by the Parent to Management LLC and are not material in 2008.

Other Related Party Transactions

•
Participants in the Funded Plan (as defined in Note 8) invest their deferred bonuses in their choice of the Funds. The Company does not guarantee any returns and the changes in the fair value of the investments are offset in part by an adjustment to the obligation of the Company to the participants for the vesting of the deferred bonuses. At December 31, 2008 and 2007, the Company held investments in the Funds of $5,911,400 and $4,754,800, respectively. Unrealized gains (losses) on the investments totaled $(2,683,500) and $507,700 for the years ended December 31, 2008 and 2007, respectively. Unrealized gains (losses) for 2008 and 2006 were recognized in the Consolidated Statement of Income in Net (losses) on securities held for deferred compensation and Net gains (losses) on marketable securities, respectively. Unrealized gains for 2007 were reported in Accumulated other comprehensive income in the Consolidated Statement of Financial Position. There were no material realized gains in 2008, 2007, or 2006.

•	The Company manages the assets of the Non-Contributory Plans, at no cost to the plans.

Note 5 Marketable Securities, at Fair Value

The Company carries its Marketable Securities portfolio at fair value using a valuation hierarchy based on the transparency of the inputs to the valuation techniques used to measure fair value. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels: (i) valuation inputs comprising unadjusted quoted market prices for identical assets or liabilities in active markets (“Level 1”); (ii) valuation inputs comprising quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets, and other observable inputs directly or indirectly related to the asset or liability being measured (“Level 2”); and (iii) valuation inputs that are unobservable and are significant to the fair value measurement (“Level 3”). The Company’s Marketable securities and Cash equivalents at December 31, 2008 are valued using prices as follows:

	Marketable securities	Cash equivalents	Total
Level 1	$71,314,900	$71,116,600	$142,431,500
Level 2	─	─	─
Level 3	14,600	─	14,600
	$71,329,500	$71,116,600	$142,446,100

The change in Level 3 securities during 2008 is as follows:

Beginning of year	$10,000
Unrealized gains	4,600
End of year	$14,600

Marketable securities as of December 31, 2007 consist of the following:

	Fair Value	Amortized Cost	Unrealized gains/(losses)
U.S. government and agency instruments:
Due within 1 year	$36,696,300	$36,232,900	$463,400
Due 1-5 years	1,652,400	1,967,200	(314,800)
Due more than 10 years	4,352,400	4,376,600	(24,200)
Artio Global Funds	4,754,800	4,247,100	507,700
Other investments	10,000	10,000	─
	$47,465,900	$46,833,800	$632,100

Marketable securities as of December 31, 2008 consist of the following:

	Fair Value	Amortized Cost	Unrealized gains/(losses)
U.S. government and agency instruments:
Due within 1 year	$60,375,200	$60,277,300	$97,900
Due more than 10 years	5,028,300	4,587,600	440,700
Artio Global Funds	5,911,400	8,594,900	(2,683,500)
Other investments	14,600	10,000	4,600
	$71,329,500	$73,469,800	$(2,140,300)

In 2007, changes in unrealized gains of $632,100 were recognized in Accumulated other comprehensive income. Realized gains, net of losses, for the year ended December 31, 2007 totaled $81,800 and are included in the Statement of Income.

In 2008, the Company elected the fair value option permitted by SFAS 159 to report its Marketable Securities. The election was effected by a cumulative effect adjustment that transferred Accumulated other comprehensive income of $323,800 (net of tax) to Retained earnings as of January 1, 2008. In the year ended December 31, 2008, unrealized gains of $543,200 and realized losses of $(291,100) on U.S. government and agency securities are reported in non-operating income. For that period, changes in unrealized losses of $(2,683,500) and realized losses of $(173,000) on the Funds are reported in Net gain (loss) on securities held for deferred compensation.

Note 6 Market, Credit and Foreign Exchange Risks

The Company’s holdings of U.S. government and agency instruments are considered to have minimal credit risk. A portion of the Company’s balance of Cash and cash equivalents represent short-term investments in U.S. government and agency securities, and similarly is considered to have minimal credit risk. The amounts of short-term U.S. government and agency securities included in Cash and cash equivalents are $119,047,200 and $71,116,600 as of December 31, 2007 and December 31, 2008, respectively.

The remaining balance in Cash and cash equivalents represents cash held by the Company for its operating activities. These cash balances are held primarily with a single institution. Substantially all of these amounts exceed the insurance provided by the Federal Deposit Insurance Corporation.

Investments in U.S. government and agency securities are subject to market risk and will fluctuate in value based on interest rates prevailing in the market. Investments in the Funds will fluctuate in value based on overall market conditions as well as factors specific to those Funds.

Fees receivable and accrued fees have credit risk related to our clients. Fees receivable from sponsored funds (Note 4) are billed and collected monthly. Other fees are generally billed quarterly. Fees receivable are recorded net of any allowance for doubtful accounts.

The Company’s revenues are based primarily on the U.S. dollar value of the investment assets it manages for clients. The assets under management vary as a result of the market performance of the investments and client cash flows into or out of the investments. A majority of assets under management are invested in assets denominated in currencies other than the dollar. As a result, the U.S. dollar value of assets under management fluctuates with changes in foreign currency exchange rates. Revenues fluctuate with changes in assets under management resulting from all of the above factors.

Note 7 Property and Equipment

The major classifications of property and equipment are as follows:

	At December 31,
	2007	2008
Furniture, fixtures, software and equipment	$6,336,700	$9,574,600
Leasehold improvements	10,111,800	10,358,400
Less: accumulated depreciation and amortization	(7,195,700)	(10,099,800)
	$9,252,800	$9,833,200

Furniture and fixtures are depreciated over five years. Equipment is depreciated over three and five year periods. Software is amortized over its estimated useful life, generally three years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining life of the lease.

Note 8 Benefit Plans and Deferred Compensation

The Company sponsors a non-contributory qualified defined contribution retirement plan that covers most employees (the “Qualified Plan”). Employees with at least one year of service are eligible to participate in this plan. Contributions to this plan are calculated at 10% of annual salary up to the Social Security Taxable wage base plus 15.7% of annual base salary in excess of the Social Security Taxable wage base up to the Internal Revenue Service compensation limit for qualified plans. Earnings on an individual’s account in the plan are limited to the performance of the underlying plan investments in the account.

The Company also sponsors a supplemental non-qualified defined contribution retirement plan (the “Non-qualified Plan”). Contributions to this plan are calculated as 15.7% of annual base salary that exceeds the Internal Revenue Service compensation limit for qualified plans. Contributions to both the qualified and non-qualified retirement plans have three-year vesting.

Additionally, the Company sponsors a qualified 401(k) plan which permits employer matching contributions. No matching contributions have ever been made to the 401(k) plan.

The Company sponsors a deferred compensation plan for employees whose annual discretionary bonus award exceeds $250,000 (the “Funded Plan”). Amounts contributed to the plan vest rateably over a three-year period. Additionally, the Company sponsored an unfunded, non-qualified deferred compensation plan for the Principals (the “Unfunded Plan”). The total amount payable under the Unfunded Plan was $14,017,500, which vested ratably over a ten-year period and was to be fully vested in 2014. In December, 2007, the Unfunded Plan was amended to reflect that it would be payable in a lump sum upon the earlier of an initial public offering of the Company or December 31, 2008. The Company expensed the remaining amount of the Unfunded Plan in 2008 and has made the payments.

The tables below show the Company’s assets and liabilities as of December 31, 2007 and December 31, 2008 as well as the expenses recognized by the Company related to these plans for the years ended December 31, 2006, 2007 and 2008. The assets are reported in Marketable securities, and the liabilities in Accrued compensation and benefits.

	December 31, 2007		December 31, 2008
	Assets	Liabilities	Assets	Liabilities
Funded Plan	$4,754,800	$2,049,900	$5,911,400	$2,499,700
Unfunded Plan	─	5,139,800	─	─

	For the years ended December 31,
Expenses	2006	2007	2008
Qualified Plan	$1,143,500	$1,553,700	$2,847,900
Non-qualified Plan	60,600	273,400	223,200
Funded Plan	1,361,700	2,187,800	2,444,000
Unfunded Plan	1,402,000	1,402,000	8,877,700
	$3,967,800	$5,416,900	$14,392,800

Note 9 Class B Profits Interests

The Company has granted to each of the Principals a Class B, non-voting profits interest in Management LLC which entitles each of them to receive 15% of profits (30% in the aggregate) of Management LLC (as more fully described in Management LLC’s operating agreement). The allocation of such profits interests is expensed as incurred and included in Employee compensation and benefits. The liabilities for these interests at December 31, 2007 and 2008 are as follows:

Liabilities
December 31, 2007	$55,763,300
December 31, 2008	34,101,500

The Company is required to repurchase the Class B profits interests. The repurchase price is computed utilizing a model which is based on the average profitability of Management LLC (as more fully described in the operating agreement) and the average price-earnings multiple of the common stock of the Parent. The benefits vest rateably over a ten-year period ending in 2014. The Company records the obligation associated with the change in redemption value of the profits interest as a liability at fair value in Accrued compensation and benefits in the Consolidated Statements of Financial Position, and recognizes the expense as Employee compensation and benefits in the Consolidated Statement of Income. Certain events, including a change in control (such as the contemplated initial public offering) will cause the unvested balances to vest prior to the end of the stated period. Total redemption values and liabilities of this obligation are as follows:

	Redemption Value	Liabilities	Unvested Balance
December 31, 2007	$491,108,900	$147,332,900	$343,776,000
December 31, 2008	504,725,000	201,890,300	302,834,700

Note 10 Commitments and Contingencies

The Company leases office space under non-cancellable agreements that expire in June 2014. Minimum annual rental payments under the lease at December 31, 2008 are as follows:

Years ending December 31,
2009	$3,738,700
2010	3,738,700
2011	3,756,000
2012	3,761,800
2013	3,761,800
2014	1,880,900
$20,637,900

In addition to the minimum annual rentals, the lease also includes provisions for escalations. The lease provides for a rent holiday and leasehold improvement incentives. These concessions are recognized on a straight-line basis as reductions in rent expense over the term of the lease.

In 2007, a portion of the annual rental expense was charged to affiliates who occupied portions of the space. Rent expense incurred by the Company and its subsidiaries for the years ended December 31, 2006, 2007, and 2008 was $2,052,500, $2,641,800, and $3,309,400, respectively.

The Company has non-cancellable contractual commitments for periods of up to two years for recordkeeping and software services.

The Company has a license fee arrangement with the Parent for the use of its name in the Company’s products and marketing. The arrangement obligates the Company to pay a fee, based on applicable revenues, at a rate determined by the Parent. The rate determined by the Parent may vary by year.

The Company’s largest shareholder servicing arrangement provides that, in the event of termination, fees of thirty-five basis points annually on the value of the shares held on the platform will accrue as long as the shares are held on the platform. A portion of these charges may be offset by 12b-1 fees.

The Company has a severance policy covering employees terminated for reasons other than cause. In the event of an employee’s termination, the Company may incur a liability for salary and benefits continuation. The amount varies based on the employee’s level and length of service.

The Company has, at its discretion, reimbursed client accounts for certain operational losses incurred.  Such amounts were not material in the years ended December 31, 2006, 2007, and 2008.

There is no litigation against the Company that is considered probable or reasonably possible of having a material effect on the cash flows, results of operations or financial position of the Company.

Note 11 Income Taxes

The components of income taxes for continuing and discontinued operations for the periods 2006-2008 are as follows:

	For the years ended December 31,
	2006	2007	2008
Current:
Federal	$38,373,700	$59,806,100	$54,127,600
State and local	22,852,000	34,109,500	22,147,400
Total	61,225,700	93,915,600	76,275,000

Deferred:
Federal	(14,744,600)	(23,851,900)	(17,380,900)
State and local	(7,966,900)	(11,646,300)	(4,139,000)
Total	(22,711,500)	(35,498,200)	(21,519,900)
Income taxes on continuing operations	38,514,200	58,417,400	54,755,100
Tax effect of discontinued operations -
Current	649,800	1,389,900	─
Deferred	544,400	(11,200)	─
Total	1,194,200	1,378,700	─
Income tax expense	$39,708,400	$59,796,100	$54,755,100

The Company computes its taxes using the asset and liability method. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Net deferred tax assets comprise the following:

	At December 31,
	2007	2008
Deferred tax assets
Deferred compensation	$69,668,000	$89,434,100
Depreciation and amortization	879,000	764,500
Provisions and other	943,700	2,503,700
Total deferred tax assets	71,490,700	92,702,300
Less: valuation allowance	─	─
Deferred tax asset, net of valuation allowance	71,490,700	92,702,300
Deferred tax liability
Unrealized (gains)	(308,300)	─
Total deferred tax liability	(308,300)	─
Net deferred tax asset	$71,182,400	$92,702,300

Management of the Company has not established a valuation allowance for its deferred tax asset because it believes that it is more likely than not the benefit will be realized. The Company’s analysis of recoverability is based on the future income streams that could be generated from its assets under management.

A reconciliation between the Federal statutory tax rate of 35 percent and the Company’s effective tax rates is as follows:

2006
Federal statutory rate	$28,720,100	35%

State and local, net of federal benefit	9,794,100	12%
Taxes on income from continuing operations	$38,514,200	47%

2007
Federal statutory rate	$43,675,500	35%
State and local, net of federal benefit	14,741,900	12%
Taxes on income from continuing operations	$58,417,400	47%

2008
Federal statutory rate	$40,567,200	35%
State and local, net of federal benefit	13,611,200	12%
Permanent differences	3,005,200	2%
Other adjustments	(2,428,500)	(2)%
Taxes on income from continuing operations	$54,755,100	47%

Permanent differences consist of the non-deductible portion of meals, entertainment, and gifts, and certain costs related to the anticipated initial public offering of Investors’ common stock. They were not material to the reconciliation in 2007. Other adjustments represent adjustments made as a result of the 2007 tax filings.

The effective tax rates of the discontinued operations in 2006 and 2007 do not differ materially from those of continuing operations.

Management LLC is subject to a four percent New York City unincorporated business tax (“UBT”), of which a substantial portion is credited against Investors’ state and local liability.

The Company has evaluated its tax positions and believes that in each case, it is more likely than not that the tax positions taken will be sustained, on their technical merits, upon audit.

For the years ended December 31, 2007 and 2008, there were no material charges relating to interest and penalties. As of December 31, 2007 and 2008, the Company did not have any unrecognized tax benefits.

The Company’s tax years 2006 to the present are open for examination by Federal and state tax authorities. The Internal Revenue Service completed its audit of the Company’s 2005 tax year and did not propose any adjustments to the filed returns. New York State completed its audit of years 2000 through 2003 of a predecessor company of Management LLC, and did not propose any material adjustments to the filed returns. The resolution of the audits did not have a material effect on the Consolidated Financial Statements or liquidity of the Company.

The Company expects, in connection with its planned initial public offering, to amend Management LLC’s operating agreement governing the Class B profits interests. The effect of such a change on the deferred tax asset, if any, is not known, and an estimate of the possible effect cannot be made.

Note 12 Segment Information

The Company’s continuing operations are classified as one segment: investment advisory and management services. Management evaluates performance and allocates resources for the management of each type of investment vehicle on a combined basis. The fee from the largest Fund represented 56%, 47% and 39% of Investment management fees for the years ended December 31, 2006, 2007, and 2008, respectively. The Company’s clients are primarily domiciled in the United States.

Note 13 Exit Activities

In January, 2008, the Company entered into a lease with its landlord at its New York headquarters to lease additional space in the building. The lease expires in June, 2014. In December, 2008, management of the Company decided that the Company would no longer utilize this office space and that any activity related to the preparation of this floor for Company use would be terminated. The Company measured and recorded a liability related to this exit activity at its fair value in the period in which the liability was incurred. The liability is included in Other liabilities in the Consolidated Statement of Financial Position and the amortization of the liability will be recognized in General and administrative expenses in the Consolidated Statement of Income. The Company recognized the estimate of the loss and transferred $468,700 previously recorded for the lease incentives to the liability for this exit activity.

	Beginning Balance 1/1/2008	Change in current year	Ending Balance 12/31/2008
Exit liability	─	$2,868,700	$2,868,700

Note 14 Recently Issued Accounting Pronouncements

In December, 2007, FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). The Statement is effective for the Company in the 2009 fiscal year. If the Company completes its planned initial public offering, this Statement will affect the accounting and disclosure of the noncontrolling interests in Holdings to be held by the Principals. At this time, the Company cannot estimate the value of the noncontrolling interests in Holdings to be held by the Principals.

In December, 2008, FASB issued FASB Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 increases disclosure requirements for certain transactions accounted under SFAS 140 and FIN 46(R) for public companies and is effective for reporting periods (interim and annual) ending after December 15, 2008. The Company adopted this FSP for its financial statements ending on December 31, 2008. The Company completed its evaluation and determined that no additional disclosures were required.

Note 15 Quarterly Information (unaudited)

The following table presents unaudited quarterly results of operations for 2007 and 2008. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results. Revenues and net income can vary significantly from quarter to quarter due to the nature of the Company’s business activities.

	For the Quarter Ended
	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007
Total revenues and other operating income	$95,002,600	$111,990,700	$114,279,200	$124,471,800
Operating income before income taxes	26,835,400	31,526,300	25,705,500	33,686,200
Net income	14,784,700	16,610,700	17,191,700	19,398,700

Earnings per share, basic and fully diluted:
Net income	$3,696	$4,153	$4,298	$4,850

	For the Quarter Ended
	March 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008
Total revenues and other operating income	$116,317,000	$126,567,700	$106,528,100	$72,632,700
Operating income before income taxes	22,590,200	39,626,500	27,054,500	23,453,800
Net income	11,410,300	20,211,800	16,280,300	13,248,900

Earnings per share, basic and fully diluted:
Net income	$2,853	$5,053	$4,070	$3,312

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)

Consolidated Statements of Financial Position
(Unaudited)

	December 31, 2008	June 30, 2009
ASSETS

Cash and cash equivalents	$86,563,000	$111,324,200
Marketable securities, at fair value (Note 4)	71,329,500	28,622,000
Fees receivable and accrued fees, net of allowance for doubtful accounts (Note 3)	54,799,100	46,309,300
Deferred taxes, net	92,702,300	107,334,800
Property and equipment, net	9,833,200	9,289,700
Other assets	4,248,500	3,264,800
Total assets	$319,475,600	$306,144,800

LIABILITIES AND STOCKHOLDER’S EQUITY

Accrued compensation and benefits	$268,924,700	$264,253,100
Accounts payable and accrued expenses	9,372,400	8,586,000
Due to affiliates	1,311,400	971,800
Accrued income taxes payable	1,238,600	—
Other liabilities	5,383,400	4,689,200
Total liabilities	286,230,500	278,500,100

Commitments and contingencies (Notes 6 and 7)

Common Stock:
Common stock, $100 stated value: 20,000 shares authorized, 4,000 shares issued and outstanding	400,000	400,000
Additional paid-in capital	17,950,000	17,950,000
Retained earnings	14,895,100	9,294,700
Total stockholder’s equity	33,245,100	27,644,700
Total liabilities and stockholder’s equity	$319,475,600	$306,144,800

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)

Consolidated Statements of Income
(Unaudited)

	For the six months ended June 30,
	2008	2009
Revenues and other operating income:
Investment management fees	$243,507,300	$132,576,200
Net gains (losses) on securities held for deferred compensation	(601,000)	712,200
Foreign currency gains (losses)	(21,700)	31,600
Total revenues and other operating income	242,884,600	133,320,000

Expenses:
Employee compensation and benefits
Salaries, incentive compensation and benefits	52,854,300	34,917,000
Allocation of Class B profits interests	43,990,700	21,471,800
Change in redemption value of Class B profits interests	36,433,000	35,538,000
Total employee compensation and benefits	133,278,000	91,926,800
Shareholder servicing and marketing	12,725,100	7,208,300
General and administrative	34,664,900	17,577,900
Total expenses	180,668,000	116,713,000
Operating income before income tax expense	62,216,600	16,607,000
Non-operating income:
Interest income	1,776,700	201,900
Net (losses) on marketable securities	(379,600)	(535,000)
Total non-operating income (loss)	1,397,100	(333,100)
Income before income tax expense	63,613,700	16,273,900
Income taxes	31,991,700	7,874,300
Net income	$31,622,000	$8,399,600

Net income per share, basic and diluted:
Net income	$7,906	$2,100
Common shares outstanding	4,000	4,000

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)

Consolidated Statements of Changes in Stockholder’s Equity and Other Comprehensive Income
(Unaudited)

	Number of Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Stockholder’s Equity
Balance at December 31, 2007	4,000	$400,000	$17,950,000	$70,420,000	$323,800	$89,093,800
Cumulative effect of adoption of SFAS 159	—	—	—	323,800	(323,800)	—
Balance at January 1, 2008	4,000	400,000	17,950,000	70,743,800	$—	89,093,800
Net income	—	—	—	31,622,000		31,622,000
Dividends ($20,500 per share)	—	—	—	(82,000,000)		(82,000,000)
Balance at June 30, 2008	4,000	$400,000	$17,950,000	$20,365,800		$38,715,800

Balance at December 31, 2008	4,000	$400,000	$17,950,000	$14,895,100		$33,245,100
Net income	—	—	—	8,399,600		8,399,600
Dividends ($3,500 per share)	—	—	—	(14,000,000)		(14,000,000)
Balance at June 30, 2009	4,000	$400,000	$17,950,000	$9,294,700		$27,644,700

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)

Consolidated Statements of Cash Flows
(Unaudited)

	For the six months ended June 30,
	2008	2009
Cash flows from operating activities:
Net income	$31,622,000	$8,399,600
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,369,300	1,278,100
Deferred compensation	42,490,800	37,117,900
Deferred income taxes	(18,758,300)	(14,632,500)
Interest accrued on marketable securities and accretion and amortization of premium and discount	(74,200)	187,000
(Gains)/losses on marketable securities and securities held for deferred compensation	980,600	(177,200)
(Increase) decrease in:
Fees receivable and accrued fees	3,420,100	8,489,800
Other assets	91,000	983,700
Increase (decrease) in:
Accrued compensation and benefits	(46,557,900)	(41,789,500)
Accounts payable and accrued expenses	1,624,400	(818,000)
Due to affiliates	4,621,100	(339,600)
Accrued income taxes payable	(226,600)	(1,238,600)
Other liabilities	1,713,400	(694,200)
Total adjustments	(9,306,300)	(11,633,100)
Net cash provided by (used in) operating activities	22,315,700	(3,233,500)
Cash flows from investing activities:
Purchase of marketable securities and securities held for deferred compensation	(44,387,500)	(2,528,900)
Proceeds from sales or maturities of marketable securities and securities held for deferred compensation	34,348,800	45,226,600
Purchase of fixed assets	(1,379,400)	(734,600)
Net cash provided by (used in) investing activities	(11,418,100)	41,963,100
Cash flows from financing activities:
Dividends paid	(82,000,000)	(14,000,000)
Net cash used by financing activities	(82,000,000)	(14,000,000)
Effect of exchange rates on cash	(21,700)	31,600
Net increase (decrease) in cash and cash equivalents	(71,124,100)	24,761,200
Cash and cash equivalents:
Beginning of period	133,447,100	86,563,000
End of period	$62,323,000	$111,324,200

Cash paid during period for:
Income taxes, net of refunds	$50,976,700	$23,285,400

See accompanying notes to consolidated financial statements

ARTIO GLOBAL INVESTORS INC. AND SUBSIDIARIES
(formerly Julius Baer Americas Inc. and Subsidiaries)

Notes to Consolidated Financial Statements
(Unaudited)

Note 1          Organization and Description of Business

Artio Global Investors Inc. (formerly known as Julius Baer Americas Inc.) (“Investors”) and Subsidiaries (the “Company”) comprises Investors and its three subsidiaries, Artio Global Management LLC (formerly known as Julius Baer Investment Management LLC) (“Management LLC”), a registered investment adviser under the Investment Advisers Act of 1940; Artio Capital Management LLC (formerly known as JB Private Equity Partners LLC), a private equity adviser; and Artio Global Holdings LLC (formerly known as JB Americas Holdings LLC) (“Holdings”), an intermediate holding company. Investors is a wholly owned subsidiary of Julius Baer Holding Ltd., a Swiss corporation (the “Parent”).

Management LLC is the primary operating entity of the Company and an asset manager based in the United States that provides investment management services to institutional and retail clients. It manages and advises the Artio Global Funds (formerly known as the Julius Baer Investment Funds) (the “Funds”), which are U.S. registered investment companies; commingled institutional investment vehicles; separate accounts; and sub-advisory accounts. The Company’s assets under management are invested primarily outside the United States.

Initial Public Offering

In February 2008, Investors filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock. If consummated, this offering and related transactions will result in the Parent selling some of its ownership interests in Investors, and the Chief Executive Officer and the Head of International Equity (the “Principals”), who currently own Class B profits interests in Management LLC, owning equity stakes in Holdings and voting (non-economic) shares in Investors.

Note 2          Summary of Significant Accounting Principles

(a)         Basis of Preparation

The Consolidated Financial Statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities (including contingent liabilities), revenues, and expenses at the date of the Consolidated Financial Statements. Actual results could differ from those estimates.

Prior period Consolidated Statements of Income have been conformed to the current year’s presentation. Employee compensation and benefits has been disaggregated to disclose separately the allocation of Class B profits interests and changes in redemption value of the Principals’ Class B profits interests. General and administrative expenses have been aggregated.

The December 31, 2008 financial information contained herein has been derived from the audited consolidated financial statements and notes thereto included in the Company’s financial statements for the year ended December 31, 2008. The December 31, 2008 financial information and the interim consolidated financial statements (unaudited) should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s financial statements for the year ended December 31, 2008.

Interim results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results. Revenues and net income can vary significantly from quarter to quarter due to the nature of the Company’s business activities. The financial results of interim periods may not be indicative of the financial results for the entire year.

(b)         Consolidation

The Consolidated Financial Statements include the accounts of Investors and its subsidiaries. All material inter-company balances have been eliminated in consolidation.

The Company also evaluates for consolidation the investment vehicles through which it provides its investment management services. Consolidation is required if the Company holds a controlling financial interest in the investment vehicle, as defined by U.S. GAAP. The Company’s assessment for consolidation occurs at the inception date of the investment vehicle. The conclusion is reassessed only when certain events take place, as prescribed by U.S. GAAP.

(c)         Cash and Cash Equivalents

The Company classifies as cash equivalents money market and other highly liquid instruments with remaining maturities of less than three months at acquisition.

(d)         Marketable Securities

The Company has elected the fair value option for investments which are made to achieve certain stated investment objectives. The Company’s reasons for electing the fair value option are as follows:

•
The Company invests its excess cash for current yield, not for capital gains. As such, the Company believes that recognizing realized and unrealized gains or losses in the Statement of Income better reflects the returns on these investments. Gains and losses on such marketable securities, together with related interest income, accretion and amortization, are reported in Non-operating income.

•
The Company invests certain unvested deferred bonuses due employees in the Funds. As these bonuses vest, the principal and any gains or losses are reflected as liabilities in the Consolidated Statement of Financial Position. The Company believes that recognizing unrealized gains or losses on these investments in income is likely, in most cases, to better match income with the related expense. As the expenses are reported in Employee compensation and benefits expense, the realized and unrealized gains or losses on these securities are reported in Net gains (losses) on securities held for deferred compensation.

Realized gains and losses are computed on a specific identification basis. Interest income is recognized as earned. Discounts and premiums are amortized over the term of the security.

(e)         Investment Management Fees

Investment management fees are recognized as earned. They are computed as a percentage of the fair value of assets under management and accrued monthly. Fees vary significantly, from under ten basis points for certain cash and fixed income asset classes to over one hundred basis points for other asset classes. Fees on registered investment companies are computed and billed monthly as a percentage of average daily fair value of the assets of the Funds. Fees on other vehicles and on separate accounts are computed and billed in accordance with the provisions of the applicable investment management agreements.

The investment management agreements for a small number of accounts provide for performance fees. Performance fees, if earned, are recognized on the contractually determined measurement date. Performance fees may be subject to clawback as a result of performance declines subsequent to the most recent measurement date. If such declines occur, the performance fee clawbacks are recognized when the amount is known.

(f)         Compensation Plans

Each Principal has a Class B profits interest in Management LLC which entitles them to a combined thirty percent of profits, as well as a combined thirty percent of the increase in the value of the business, as defined in Management LLC’s operating agreement. The allocation of the profits associated with this plan is expensed on an accrual basis. The Company records the obligation associated with these profits interests as a liability at fair value.

(g)         Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred taxes are recognized for the future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company accounts for uncertainty in income tax positions by recognizing in its Consolidated Financial Statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position.

Interest and penalties relating to tax liabilities are recognized on actual tax liabilities and exposure items. Interest is accrued according to the provisions of the relevant tax law and is reported as interest expense. Penalties are accrued when the Company expects to take the related position in its tax return and are reported as General and administrative expenses.

(h)         Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. As there are no common stock equivalents, diluted earnings per share are equivalent to basic earnings per share.

Note 3          Related Party Activities

The Company engages in transactions with the Parent and other affiliates in the ordinary course of business.

Affiliate Transactions – Mutual and offshore  funds

•
Management LLC provides investment management services to the Funds. Management LLC has investment management agreements with the Funds which are reviewed and ratified by their Boards of Directors or Trustees on an annual basis. Revenues related to these services are included in Investment management fees in the Consolidated Statement of Income as follows:

Investment management fees
Six Months Ended
June 30, 2008	$147,469,000
June 30, 2009	75,368,300

Fees receivable related to investment management fees are included in Fees receivable and accrued fees in the Consolidated Statement of Financial Position and were $14,231,200 as of December 31, 2008 and $15,086,800 as of June 30, 2009.

•
Management LLC also derives investment management revenue from advising or sub-advising certain offshore funds sponsored by affiliates of the Parent. The amounts earned from such activity are reported in Investment management fees in the Consolidated Statement of Income as follows:

Investment management fees
Six Months Ended
June 30, 2008	$1,790,700
June 30, 2009	1,870,500

Fees receivable related to advising or sub-advising certain offshore funds are included in Fees receivable and accrued fees in the Consolidated Statement of Financial Position and were $1,060,700 as of December 31, 2008 and $966,400 as of June 30, 2009.

Note 4          Marketable Securities, at Fair Value

The Company carries its marketable securities portfolio at fair value using a valuation hierarchy based on the transparency of the inputs to the valuation techniques used to measure fair value. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels: (i) valuation inputs comprising unadjusted quoted market prices for identical assets or liabilities in active markets (“Level 1”); (ii) valuation inputs comprising quoted prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets, and other observable inputs directly or indirectly related to the asset or liability being measured (“Level 2”); and (iii) valuation inputs that are unobservable and are significant to the fair value measurement (“Level 3”). The Company’s Marketable securities and Cash equivalents at December 31, 2008 are valued using prices as follows:

	Marketable securities	Cash equivalents	Total
Level 1	$71,314,900	$71,116,600	$142,431,500
Level 2	—	—	—
Level 3	14,600	—	14,600
	$71,329,500	$71,116,600	$142,446,100
The change in Level 3 securities during the year ended December 31, 2008 is as follows:

Beginning of year	$10,000
Unrealized gains	4,600
End of year	$14,600

The Company’s Marketable securities and Cash equivalents as of June 30, 2009 are valued using prices as follows:

	Marketable securities	Cash equivalents	Total
Level 1	$28,607,200	$43,994,300	$72,601,500
Level 2	—	—	—
Level 3	14,800	—	14,800
	$28,622,000	$43,994,300	$72,616,300

The change in Level 3 securities during the six months ended June 30, 2009 is as follows:

Beginning of year	$14,600
Unrealized gains	200
End of year	$14,800

Marketable securities as of December 31, 2008 consist of the following:

	Fair Value	Amortized Cost	Unrealized gains	Unrealized losses
U.S. government and agency instruments:
Due within 1 year	$60,375,200	$60,277,300	$97,900	$—
Due 5 - 10 years	5,028,300	4,587,600	440,700	—
Artio Global Funds	5,911,400	8,594,900	—	(2,683,500)
Other investments	14,600	10,000	4,600	—
	$71,329,500	$73,469,800	$543,200	$(2,683,500)

Marketable securities as of June 30, 2009 consist of the following:

	Fair Value	Amortized Cost	Unrealized gains	Unrealized losses
U.S. government and agency instruments:
Due within 1 year	$17,109,600	$17,074,400	$35,200	$—
Due 5 - 10 years	4,557,800	4,589,600	—	(31,800)
Artio Global Funds	6,939,800	8,749,000	—	(1,809,200)
Other investments	14,800	10,000	4,800	—
	$28,622,000	$30,423,000	$40,000	$(1,841,000)

In 2008, the Company elected the fair value option to report its marketable securities. The election was effected by a cumulative effect adjustment that transferred Accumulated other comprehensive income of $323,800 (net of tax) to Retained earnings as of January 1, 2008.

In the six months ended June 30, 2008, unrealized losses of $284,800 and realized losses of $94,800 on U.S. government and agency securities are reported in non-operating income. In the six months ended June 30, 2008, unrealized losses of $427,900 and realized losses of $173,100 on the Funds are reported in Net gains (losses) on securities held for deferred compensation.

In the six months ended June 30, 2009, unrealized losses of $535,000 and realized losses of $- on U.S. government and agency and other securities are reported in non-operating income. In the six months ended June 30, 2009, unrealized gains of $874,300 and realized losses of $162,100 on the Funds are reported in Net gains (losses) on securities held for deferred compensation.

Note 5          Market, Credit, and Foreign Exchange Risks

The Company’s holdings of U.S. government and agency instruments are considered to have minimal credit risk. A portion of the Company’s balance of Cash and cash equivalents represent short-term investments in U.S. government and agency securities, and similarly is considered to have minimal credit risk. The amounts of short-term U.S. government and agency securities included in Cash and cash equivalents are $71,116,600 and $43,994,300 as of December 31, 2008 and June 30, 2009, respectively.

The remaining balance in Cash and cash equivalents represents cash held by the Company for its operating activities. These cash balances are held primarily with a single institution.

Investments in U.S. government and agency securities are subject to market risk and will fluctuate in value based on interest rates prevailing in the market. Investments in the Funds will fluctuate in value based on overall market conditions as well as factors specific to those Funds.

Fees receivable and accrued fees have credit risk related to our clients. Fees receivable from sponsored funds (Note 3) are billed and collected monthly. Other fees are generally billed quarterly. Fees receivable are recorded net of any allowance for doubtful accounts.

The Company’s revenues are based primarily on the U.S. dollar value of the investment assets it manages for clients. The assets under management vary as a result of the market performance of the investments and client cash flows into or out of the investments. A majority of assets under management are invested in assets denominated in currencies other than the dollar. As a result, the U.S. dollar value of assets under management fluctuates with changes in foreign currency exchange rates. Revenues fluctuate with changes in assets under management resulting from all of the above factors.

Note 6          Class B Profits Interests

The Company has granted to each of the Principals a Class B, non-voting profits interest in Management LLC which entitles each of them to receive fifteen percent of profits (thirty percent in the aggregate) of Management LLC (as more fully described in Management LLC’s operating agreement). The allocation of such profits interests is expensed as incurred and included in Employee compensation and benefits. The liabilities for these interests as of December 31, 2008 and June 30, 2009 are as follows:

Liabilities
December 31, 2008	$34,101,500
June 30, 2009	11,360,600

The Company is required to repurchase the Class B profits interests. The repurchase price is computed utilizing a model which is based on the average profitability of Management LLC (as more fully described in the operating agreement) and the average price-earnings multiple of the common stock of the Parent. The benefits vest ratably over a ten-year period ending in 2014. The Company records the obligation associated with the change in redemption value of the profits interest as a liability at fair value in Accrued compensation and benefits in the Consolidated Statements of Financial Position, and recognizes the expense as Employee compensation and benefits in the Consolidated Statement of Income. Certain events, including a change in control (such as the contemplated initial public offering) will cause the unvested balances to vest prior to the end of the stated period. Total redemption values and liabilities of this obligation are as follows:

	Redemption Value	Liabilities	Unvested Balance
December 31, 2008	$504,725,000	$201,890,300	$302,834,700
June 30, 2009	568,306,000	237,428,300	330,877,700

If the initial public offering is completed as contemplated, the redemption value will be determined from the offering price of the stock, and will differ from the redemption value as computed using the aforementioned model.

Note 7          Commitments and Contingencies

The Company leases office space under non-cancellable agreements that expire in June 2014. Minimum annual rental payments under the lease as of June 30, 2009 are as follows:

Years ending December 31,
2009	$3,738,700
2010	3,738,700
2011	3,756,000
2012	3,761,800
2013	3,761,800
2014	1,880,900
$20,637,900

In addition to the minimum annual rentals, the lease also includes provisions for escalations. The lease provides for a rent holiday and leasehold improvement incentives. These concessions are recognized on a straight-line basis as reductions in rent expense over the term of the lease.

Rent expense incurred by the Company and its subsidiaries for the six months ended June 30, 2008 and 2009 was $1,637,200 and $1,276,000, respectively.

The Company has non-cancellable contractual commitments for periods of up to two years for recordkeeping and software services.

The Company has a license fee arrangement with the Parent for the use of its name in the Company’s products and marketing. The arrangement obligates the Company to pay a fee, based on applicable revenues, at a rate determined by the Parent. The rate determined by the Parent may vary by year.

The Company’s largest shareholder servicing arrangement provides that, in the event of termination, fees of thirty-five basis points annually on the value of the shares held on the platform will accrue as long as the shares are held on the platform. A portion of these charges may be offset by 12b-1 fees.

The Company has a severance policy covering employees terminated for reasons other than cause. In the event of an employee’s termination, the Company may incur a liability for salary and benefits continuation. The amount varies based on the employee’s level and length of service.

The Company has, at its discretion, reimbursed client accounts for certain operational losses incurred. Such amounts were not material in the six-months ended June 30, 2008 and 2009.

There is no litigation against the Company that is considered probable or reasonably possible of having a material effect on the cash flows, results of operations or financial position of the Company.

Note 8          Income Taxes

The components of income taxes for the six-months ended June 30 are as follows:

	Six Months Ended June 30,
	2008	2009
Current:
Federal	$32,357,500	$15,122,100
State and local	18,392,500	7,384,700
Total	50,750,000	22,506,800

Deferred:
Federal	(12,750,300)	(10,191,400)
State and local	(6,008,000)	(4,441,100)
Total	(18,758,300)	(14,632,500)
Income tax expense	$31,991,700	$7,874,300

The Company computes its taxes using the asset and liability method. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Net deferred tax assets comprise the following:

	December 31, 2008	June 30, 2009
Deferred tax assets
Deferred compensation	$89,434,100	$104,998,100
Depreciation and amortization	764,500	901,900
Provisions and other	2,503,700	1,434,800
Total deferred tax assets	92,702,300	107,334,800
Less: valuation allowance	—	—
Net deferred tax asset	$92,702,300	$107,334,800

Management of the Company has not established a valuation allowance for its deferred tax asset because it believes that it is more likely than not the benefit will be realized.

In evaluating the need for a valuation allowance, the Company took into account its history of profitability and taxable income. It is expected that the deferred tax asset will be recovered as a result of increased amortization and depreciation deductions allocated to the Company with respect to Management LLC’s assets that arise as a result of each purchase of Class B profits interests by the Company from a Principal. Such increased amortization and depreciation deductions will occur over a 15-year period with respect to each such purchase.

A reconciliation between the Federal statutory tax rate of thirty-five percent and the Company’s effective tax rates is as follows:

	Six Months Ended
June 30, 2008
Federal statutory rate	$22,264,800	35%
State and local, net of federal benefit	7,228,500	11%
Permanent differences and other	2,498,400	4%
	$31,991,700	50%

June 30, 2009
Federal statutory rate	$5,695,900	35%
State and local, net of federal benefit	1,881,900	11%
Permanent differences and other	296,500	2%
	$7,874,300	48%

Permanent differences consist of the non-deductible portion of meals, entertainment, and gifts, and certain costs related to the anticipated initial public offering of Investors’ common stock.

Management LLC is subject to a four percent New York City unincorporated business tax (“UBT”), of which a substantial portion is credited against Investors’ state and local liability.

The Company has evaluated its tax positions and believes that in each case, it is more likely than not that the tax positions taken will be sustained, on their technical merits, upon audit.

For the six months ended June 30, 2008 and 2009, there were no material charges relating to interest and penalties. As of December 31, 2008 and June 30, 2009, the Company did not have any unrecognized tax benefits.

The Company’s tax years 2005 to the present are open for examination by Federal and state tax authorities. The Company is not currently under examination by any major tax jurisdiction.

The Company expects, in connection with its planned initial public offering, to amend Management LLC’s operating agreement governing the Class B profits interests. The effect of such a change on the deferred tax asset, is a de-recognition of approximately $103.9 million of such deferred tax asset.

Note 9          Recently Issued Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R).  The Company will evaluate the effect of this Statement on its financial statements.

In December, 2007, FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). The Statement is effective for the Company in 2009, but had no effect. If the Company completes its planned initial public offering, this Statement will affect the accounting and disclosure of the noncontrolling interests in Holdings to be held by the Principals.

In June, 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities. The FSP will be effective for the Company after its public offering. The Company is evaluating its prospective effect on its financial statements.

Note 10        Subsequent Events

The Company has evaluated the need for disclosures and/or adjustments resulting from subsequent events through August 25, 2009, the date the Consolidated Financial Statements were available to be issued. This evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments.

APPENDIX A—ANNUALIZED RETURNS, ASSETS UNDER MANAGEMENT AND FEE PERCENTAGES OF INVESTMENT PRODUCTS*

The following tables set forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our strategies. Information for certain SEC registered funds have not been included because each of these funds holds less than approximately $1,000 in assets.

None of the information provided in this Appendix A, nor any other information provided in this prospectus or the registration statement, constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment services.

The performance quoted below and elsewhere in the prospectus and registration statement represents past performance, which does not guarantee future results.  The investment return and principal value of an investment in any fund described below will fluctuate so that an investment in a fund, when redeemed, may be worth more or less than its original cost.  Current performance of any fund may be higher or lower than the performance quoted.

The index returns provided below have not been reduced by fees and expenses associated with investing in securities, but do assume reinvestment of dividends.  It is not possible to invest directly in any index.  Indexes that are used for performance comparisons are unmanaged, assume reinvestment of income, do not reflect fees or expenses and have differing volatility, credit and other characteristics.

International Equity Strategies

The tables below set forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our International Equity strategies (including proprietary funds, institutional commingled funds, separate accounts on an aggregate basis and sub-advisory accounts), from inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30, 2009, relative to the performance of the market index that is most commonly used by our clients to compare the performance of the strategy.

International Equity I Strategy**

Proprietary Funds

Artio International Equity Fund, Class A (inception: 10/4/93)
AuM (as of 06/30/09): $4,045 million
Fee percentage: schedule beginning at 0.90% and	Period Ended June 30, 2009
declining to 0.85% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	9.6%	5.6%	(6.4)%	(34.9)%
Annualized Net Returns	7.8%	4.3%	(7.6)%	(35.7)%
MSCI AC World ex US IndexSM ND	4.0%	4.5%	(5.8)%	(30.9)%

Artio International Equity Fund, Class I (inception: 11/17/99)
AuM (as of 06/30/09): $5,816 million
Fee percentage: schedule beginning at 0.90% and	Period Ended June 30, 2009
declining to 0.85% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	6.1%	5.6%	(6.4)%	(34.9)%
Annualized Net Returns	5.1%	4.6%	(7.3)%	(35.5)%
MSCI AC World ex US IndexSM ND	1.5%	4.5%	(5.8)%	(30.9)%

*	Fee percentages represent our undiscounted standard fee schedule. Certain client mandates are subject to discounted fee schedules.

**
For purposes of this Appendix, the performance table of one account was reclassified from the International Equity II Strategy Separate Accounts to the International Equity I Strategy Proprietary Funds. The performance attributes of the account are not materially different from that of the other accounts in either strategy.

Fund A (inception: 6/30/02)
AuM (as of 06/30/09): $193 million
Fee percentage: 0.90% on all A-Share assets; 0.80% on	Period Ended June 30, 2009
all B- and C-Share assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.2%	4.7%	(6.4)%	(33.7)%
Annualized Net Returns	6.6%	3.9%	(7.2)%	(34.3)%
MSCI AC World ex US IndexSM ND	6.6%	4.5%	(5.8)%	(30.9)%

Institutional Commingled Funds

Fund A (inception: 8/10/06)
AuM (as of 06/30/09): $1,319 million	Period Ended June 30, 2009
Fee percentage: 0.90% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(8.5)%	N/A	N/A	(37.0)%
Annualized Net Returns	(9.3)%	N/A	N/A	(37.6)%
MSCI AC World ex US IndexSM ND	(6.4)%	N/A	N/A	(30.9)%

Fund B (inception: 6/30/03)
AuM (as of 06/30/09): $943 million	Period Ended June 30, 2009
Fee percentage: 0.90% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.5%	4.2%	(8.0)%	(37.5)%
Annualized Net Returns	6.5%	3.2%	(8.8)%	(38.0)%
MSCI AC World ex US IndexSM ND	8.6%	4.5%	(5.8)%	(30.9)%

Separate Accounts

Aggregate
AuM (as of 06/30/09): $6,658 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	8.2%	4.5%	(7.5)%	(36.7)%
Annualized Net Returns	7.7%	4.0%	(7.9)%	(37.0)%
MSCI AC World ex US IndexSM ND	8.3%	4.5%	(5.8)%	(30.9)%

Separate Accounts—Hybrid*

Aggregate
AuM (as of 06/30/09): $150 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	3.5%	N/A	(7.4)%	(35.9)%
Annualized Net Returns	3.0%	N/A	(7.8)%	(36.2)%
MSCI EAFE® Index + Canada Index	2.9%	N/A	(7.5)%	(31.6)%

*	Hybrid Strategy: International Equity I Developed Markets/ International Equity II Emerging Markets

International Equity II Strategy**

Proprietary Funds

Artio International Equity Fund II, Class A (inception: 5/4/05)
AuM (as of 06/30/09): $1,660 million
Fee percentage: schedule beginning at 0.90% and	Period Ended June 30, 2009
declining to 0.85% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	3.0%	N/A	(4.9)%	(31.0)%
Annualized Net Returns	1.7%	N/A	(6.1)%	(31.9)%
MSCI AC World ex US IndexSM ND	1.9%	N/A	(5.8)%	(30.9)%

Artio International Equity Fund II, Class I (inception: 5/4/05)
AuM (as of 06/30/09): $5,875 million
Fee percentage: schedule beginning at 0.90% and	Period Ended June 30, 2009
declining to 0.85% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	3.1%	N/A	(4.9)%	(31.0)%
Annualized Net Returns	2.0%	N/A	(5.9)%	(31.7)%
MSCI AC World ex US IndexSM ND	1.9%	N/A	(5.8)%	(30.9)%

Institutional Commingled Funds

Fund A (inception: 3/31/05)
AuM (as of 06/30/09): $2,811 million
Fee percentage: schedule beginning at 0.85% and	Period Ended June 30, 2009
declining to 0.45% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	2.1%	N/A	(6.2)%	(34.6)%
Annualized Net Returns	1.7%	N/A	(6.6)%	(34.9)%
MSCI AC World ex US IndexSM ND	1.5%	N/A	(5.8)%	(30.9)%

**                  For purposes of this Appendix, the performance table of one account was reclassified from the International Equity II Strategy Separate Accounts to the International Equity I Strategy Proprietary Funds. The performance attributes of the account are not materially different from that of the other accounts in either strategy.

Fund B (inception: 12/15/06)
AuM (as of 06/30/09): $449 million
Fee percentage: schedule beginning at 0.90% and	Period Ended June 30, 2009
declining to 0.50% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(13.9)%	N/A	N/A	(35.7)%
Annualized Net Returns	(14.4)%	N/A	N/A	(36.1)%
MSCI AC World ex US IndexSM ND	(11.6)%	N/A	N/A	(30.9)%

Fund C (inception: 4/30/05)
AuM (as of 06/30/09): $1,261 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	1.9%	N/A	(6.6)%	(35.0)%
Annualized Net Returns	1.1%	N/A	(7.3)%	(35.4)%
MSCI AC World ex US IndexSM ND	2.2%	N/A	(5.8)%	(30.9)%

Fund D (inception: 7/31/06)
AuM (as of 06/30/09): $206 million
Fee percentage: schedule beginning at 0.85% and	Period Ended June 30, 2009
declining to 0.45% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(8.5)%	N/A	N/A	(37.4)%
Annualized Net Returns	(9.1)%	N/A	N/A	(37.7)%
MSCI AC World ex US IndexSM ND	(6.3)%	N/A	N/A	(30.9)%

Separate Accounts

Aggregate
AuM (as of 06/30/09): $4,872 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	0.4%	N/A	(6.8)%	(35.7)%
Annualized Net Returns	(0.1)%	N/A	(7.3)%	(36.0)%
MSCI AC World ex US IndexSM ND	0.8%	N/A	(5.8)%	(30.9)%

Sub-advisory Account

Account 1 (inception: 6/30/07)
AuM (as of 06/30/09): $75 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(23.9)%	N/A	N/A	(37.5)%
Annualized Net Returns	(24.3)%	N/A	N/A	(37.9)%
MSCI AC World ex US IndexSM ND	(19.7)%	N/A	N/A	(30.9)%

Account 2 (inception: 6/30/02)
AuM (as of 06/30/09): $114 million
Fee percentage: schedule beginning at 0.45% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	6.5%	4.7%	(7.5)%	(36.7)%
Annualized Net Returns	6.0%	4.2%	(7.9)%	(36.9)%
MSCI AC World ex US IndexSM ND	6.6%	4.5%	(5.8)%	(30.9)%

Account 3 (inception: 6/30/03)
AuM (as of 06/30/09): $247 million	Period Ended June 30, 2009
Fee percentage: 0.40% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	6.9%	4.0%	(7.9)%	(37.5)%
Annualized Net Returns	6.4%	3.6%	(8.3)%	(37.7)%

Account 3 (inception: 6/30/03)
AuM (as of 06/30/09): $247 million	Period Ended June 30, 2009
Fee percentage: 0.40% on all assets	Since Inception	5 Years	3 Years	1 Year
MSCI AC World ex US IndexSM ND	8.6%	4.5%	(5.8)%	(30.9)%

Account 4 (inception: 9/30/03)
AuM (as of 06/30/09): $1,600 million	Period Ended June 30, 2009
Fee percentage: 0.40% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	6.1%	3.9%	(7.6)%	(36.6)%
Annualized Net Returns	5.6%	3.5%	(7.9)%	(36.9)%
MSCI AC World ex US IndexSM ND	7.5%	4.5%	(5.8)%	(30.9)%

Account 5 (inception: 1/31/01)
AuM (as of 06/30/09): $42 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	2.2%	2.6%	(9.3)%	(38.5)%
Annualized Net Returns	1.6%	2.1%	(9.8)%	(38.9)%
MSCI AC World ex US IndexSM ND	2.4%	4.5%	(5.8)%	(30.9)%

Account 6 (inception: 7/31/00)
AuM (as of 06/30/09): $53 million	Period Ended June 30, 2009
Fee percentage: 0.50% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	3.5%	4.9%	(7.0)%	(36.1)%
Annualized Net Returns	1.7%	3.5%	(7.8)%	(36.4)%
MSCI AC World ex US IndexSM ND	1.4%	4.5%	(5.8)%	(30.9)%

Account 7 (inception: 8/31/02)
AuM (as of 06/30/09): $35 million	Period Ended June 30, 2009
Fee percentage: 0.50% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.0%	4.0%	(7.9)%	(36.7)%
Annualized Net Returns	6.5%	3.5%	(8.4)%	(37.0)%
MSCI EAFE® Index	6.6%	2.3%	(8.0)%	(31.4)%

Account 8 (inception: 1/31/08)
AuM (as of 06/30/09): $949 million
Fee percentage: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(27.2)%	N/A	N/A	(35.5)%
Annualized Net Returns	(27.5)%	N/A	N/A	(35.8)%
MSCI AC World ex US IndexSM ND	(23.3)%	N/A	N/A	(30.9)%

Account 9 (inception: 11/1/07)
AuM (as of 06/30/09): $47 million
Fee percentage: schedule beginning at 0.60% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(28.0)%	N/A	N/A	(33.1)%
Annualized Net Returns	(28.4)%	N/A	N/A	(33.5)%
MSCI EAFE® Index	(27.7)%	N/A	N/A	(31.4)%

Account 10 (inception: 7/22/08)
AuM (as of 06/30/09): $75 million
Fee percentage: schedule beginning at 0.60% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(33.1)%	N/A	N/A	N/A
Annualized Net Returns	(33.4)%	N/A	N/A	N/A
MSCI AC World ex US Index ND	(28.7)%	N/A	N/A	N/A

Other International Equity

Separate Accounts

Strategy A
AuM (as of 06/30/09): $62 million	Period Ended June 30, 2009
Fee percentage: 0.40% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	3.7%	5.6%	(7.2)%	(36.9)%
Annualized Net Returns	3.1%	5.1%	(7.7)%	(37.2)%
MSCI Europe Index	0.7%	2.3%	(8.4)%	(34.5)%

High Grade Fixed Income Strategies

The tables below set forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our High Grade Fixed Income strategies (including proprietary funds, institutional commingled funds, separate accounts on an aggregate basis and sub-advisory accounts), from inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30, 2009, relative to the performance of the market index that is most commonly used by our clients to compare the performance of the strategy.

Total Return Bond Strategy

Proprietary Funds

Artio Total Return Bond Fund, Class A (inception: 6/30/92)
AuM (as of 06/30/09): $304 million	Period Ended June 30, 2009
Fee percentage: 0.35% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.3%	6.0%	6.2%	3.8%
Annualized Net Returns	5.9%	5.1%	5.5%	3.1%
Barclays Capital U.S. Aggregate Index	6.4%	5.0%	6.4%	6.0%

Artio Total Return Bond Fund, Class I (inception: 11/17/99)
AuM (as of 06/30/09): $1,177 million	Period Ended June 30, 2009
Fee percentage: 0.35% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.2%	6.0%	6.2%	3.8%
Annualized Net Returns	6.2%	5.4%	5.8%	3.4%
Barclays Capital U.S. Aggregate Index	6.1%	5.0%	6.4%	6.0%

Separate Accounts

Aggregate
AuM (as of 06/30/09): $2,739 million*
Fee percentage: schedule beginning at 0.30% and	Period Ended June 30, 2009
declining to 0.18% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	7.7%	6.1%	5.9%	3.3%
Annualized Net Returns	7.4%	5.8%	5.6%	3.0%
Barclays Capital U.S. Aggregate Index	5.2%	5.0%	6.4%	6.0%

*	Performance relating to the high yield component of our Core Plus Plus Strategy is shown within our Total Return Bond Strategy.

U.S. Fixed Income & Cash Strategy

Sub-advisory Accounts

Fund A (inception: 10/31/98)
AuM (as of 06/30/09): $132 million
Fee percentage: 0.12% on A, B and E Shares;	Period Ended June 30, 2009
0.0525% on C Shares	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	5.2%	3.6%	3.7%	(1.8)%
Annualized Net Returns	4.3%	2.9%	3.3%	(2.0)%
Merrill Lynch US Corporate & Government, A Rated and above Index	5.3%	4.8%	6.2%	4.8%

Fund B (inception: 1/31/95) AuM (as of 06/30/09): $561 million
Fee percentage: schedule beginning at 0.175%	Period Ended June 30, 2009
and declining to 0.05% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	4.4%	3.6%	3.6%	1.4%
Annualized Net Returns	3.8%	3.1%	3.3%	1.3%
Citigroup USD 3 Month EUR Deposit Index	4.2%	3.8%	4.1%	2.3%

Fund C (inception: 11/30/99) AuM (as of 06/30/09): $137 million
Fee percentage: 0.09% on A, B and E Shares;	Period Ended June 30, 2009
0.045% on C Shares	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	6.7%	5.7%	7.5%	3.9%
Annualized Net Returns	6.0%	5.1%	7.2%	3.8%
Merrill Lynch US Corporate & Government, 3-5 Years Index	5.9%	4.6%	6.4%	5.7%

High Yield Strategy

The tables below set forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our High Yield strategy (including proprietary funds, institutional commingled funds, separate accounts on an aggregate basis and sub-advisory accounts), from inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30, 2009, relative to the performance of the market index that is most commonly used by our clients to compare the performance of the strategy.

High Yield Strategy

Proprietary Funds

Artio Global High Income Fund, Class A (inception: 12/17/02)
AuM (as of 06/30/09): $374 million	Period Ended June 30, 2009
Fee percentage: 0.65% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	9.4%	6.7%	4.2%	(1.3)%
Annualized Net Returns	8.1%	5.5%	3.1%	(2.3)%
Merrill Lynch USD Global High Yield Constrained Index (USD)	8.1%	4.5%	2.2%	(4.0)%

Artio Global High Income Fund, Class I (inception: 1/31/03)
AuM (as of 06/30/09): $597 million	Period Ended June 30, 2009
Fee percentage: 0.65% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	9.4%	6.7%	4.2%	(1.2)%
Annualized Net Returns	8.4%	5.8%	3.4%	(2.0)%
Merrill Lynch USD Global High Yield Constrained Index (USD)	7.6%	4.5%	2.2%	(4.0)%

Separate Accounts

Aggregate
AuM (as of 06/30/09): $101 million	Period Ended June 30, 2009
Fee percentage: schedule beginning at 0.60% and declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	N/A	N/A	N/A	N/A
Annualized Net Returns	N/A	N/A	N/A	N/A
Merrill Lynch USD Global High Yield Constrained Index (USD)	N/A	N/A	N/A	N/A

Institutional Commingled Funds

Fund A (inception: 5/16/08)
AuM (as of 06/30/09): $134 million	Period Ended June 30, 2009
Fee percentage: 0.15% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(4.0)%	N/A	N/A	(1.4)%
Annualized Net Returns	(4.5)%	N/A	N/A	(1.9)%
Merrill Lynch USD Global High Yield Constrained Index (USD)	(5.8)%	N/A	N/A	(4.0)%

Sub-advisory Accounts

Account 1 (inception: 12/31/02) AuM (as of 06/30/09): $450 million
Fee percentage: schedule beginning at 0.44% and	Period Ended June 30, 2009
declining to 0.15% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	6.2%	2.9%	0.2%	(8.9)%
Annualized Net Returns	4.8%	1.5%	(1.2)%	(10.2)%
Merrill Lynch (EUR, 100% Hedged) Global High Yield Constrained Index	6.6%	2.8%	0.4%	(5.0)%

Global Equity Strategy

The tables below set forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our Global Equity strategy (including proprietary funds, institutional commingled funds, separate accounts on an aggregate basis and sub-advisory accounts), from inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30, 2009, relative to the performance of the market index that is most commonly used by our clients to compare the performance of the strategy.

Global Equity Strategy

Proprietary Funds

Artio Global Equity Fund, Class A (inception: 6/30/04)
AuM (as of 06/30/09): $16 million	Period Ended June 30, 2009
Fee percentage: 0.90% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	4.0%	4.0%	(5.6)%	(27.8)%
Annualized Net Returns	2.2%	2.2%	(7.0)%	(28.8)%
MSCI All Country World Index	1.1%	1.1%	(7.0)%	(29.3)%

Artio Global Equity Fund, Class I (inception: 3/11/05)
AuM (as of 06/30/09): $45 million	Period Ended June 30, 2009
Fee percentage: 0.90% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(0.2)%	N/A	(5.6)%	(27.8)%
Annualized Net Returns	(1.4)%	N/A	(6.6)%	(28.6)%
MSCI All Country World Index	(1.7)%	N/A	(7.0)%	(29.3)%

Institutional Commingled Funds

Fund A (inception: 2/7/07) AuM (as of 06/30/09): $109 million
Fee percentage range: schedule beginning at 0.85% and	Period Ended June 30, 2009
declining to 0.45% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(15.0)%	N/A	N/A	(31.2)%
Annualized Net Returns	(15.5)%	N/A	N/A	(31.6)%
MSCI All Country World Index	(14.4)%	N/A	N/A	(29.3)%

Fund B (inception: 5/31/07) AuM (as of 06/30/09): $21 million
Fee percentage: schedule beginning at 0.85%	Period Ended June 30, 2009
and declining to 0.45% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(18.6)%	N/A	N/A	(31.5)%
Annualized Net Returns	(19.2)%	N/A	N/A	(32.0)%
MSCI All Country World Index	(18.1)%	N/A	N/A	(29.3)%

Separate Accounts

Aggregate AuM (as of 06/30/09): $267 million
Fee percentage range: schedule beginning at 0.80% and	Period Ended June 30, 2009
declining to 0.40% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(7.0)%	N/A	(7.0)%	(30.8)%
Annualized Net Returns	(7.4)%	N/A	(7.4)%	(31.2)%
MSCI All Country World Index	(7.0)%	N/A	(7.0)%	(29.3)%

Sub-advisory Accounts

Account 1 (inception: 7/21/08)
AuM (as of 06/30/09): $18 million	Period Ended June 30, 2009
Fee percentage: 0.45% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(28.3)%	N/A	N/A	N/A
Annualized Net Returns	(28.6)%	N/A	N/A	N/A
MSCI World Index	(27.5)%	N/A	N/A	N/A

U.S. Equity Strategies

The tables below set forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our U.S. Equity strategies (including proprietary funds and institutional commingled funds, on an aggregate basis and sub-advisory accounts), from inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30, 2009, relative to the performance of the market index that is most commonly used by our clients to compare the performance of the strategy.

Micro-Cap Strategy

Proprietary Funds

Artio US Microcap Fund, Class A (inception: 7/24/06)
AuM (as of 06/30/09): $2 million	Period Ended June 30, 2009
Fee percentage: 1.25% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(7.9)%	N/A	N/A	(19.9)%
Annualized Net Returns	(9.6)%	N/A	N/A	(21.3)%
Russell 2000® Index	(8.6)%	N/A	N/A	(25.0)%

Artio US Microcap Fund, Class I (inception: 7/24/06)
AuM (as of 06/30/09): $3 million	Period Ended June 30, 2009
Fee percentage: 1.25% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(7.9)%	N/A	N/A	(19.8)%
Annualized Net Returns	(9.3)%	N/A	N/A	(21.0)%
Russell 2000® Index	(8.6)%	N/A	N/A	(25.0)%

Sub-advisory Accounts

Account 1 (inception: 10/13/06) AuM (as of 06/30/09): $36 million
Fee percentage: schedule beginning at 0.90% and	Period Ended June 30, 2009
declining to 0.70% as the amount of assets under management increases	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(13.3)%	N/A	N/A	(20.7)%
Annualized Net Returns	(14.0)%	N/A	N/A	(21.4)%
Russell 2000® Index	(12.6)%	N/A	N/A	(25.0)%

Small-Cap Strategy

Proprietary Funds

Artio US Smallcap Fund, Class A (inception: 7/24/06)
AuM (as of 06/30/09): $4 million	Period Ended June 30, 2009
Fee percentage: 0.95% on all assets	Since Inception	5 Years	3 Years	1 Year

Annualized Gross Returns	(0.8)%	N/A	N/A	(15.2)%
Annualized Net Returns	(2.3)%	N/A	N/A	(16.5)%
Russell 2000® Index	(8.6)%	N/A	N/A	(25.0)%

Artio US Smallcap Fund, Class I (inception: 7/24/06)
AuM (as of 06/30/09): $3 million	Period Ended June 30, 2009
Fee percentage: 0.95% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(0.8)%	N/A	N/A	(15.1)%
Annualized Net Returns	(1.9)%	N/A	N/A	(16.2)%
Russell 2000® Index	(8.6)%	N/A	N/A	(25.0)%

Mid-Cap Strategy

Proprietary Funds

Artio US Midcap Fund, Class A (inception: 7/24/06)
AuM (as of 06/30/09): $2 million	Period Ended June 30, 2009
Fee percentage: 0.80% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(6.9)%	N/A	N/A	(28.4)%
Annualized Net Returns	(8.2)%	N/A	N/A	(29.4)%
Russell Mid-Cap® Index	(8.4)%	N/A	N/A	(30.4)%

Artio US Midcap Fund, Class I (inception: 7/24/06)
AuM (as of 06/30/09): $2 million	Period Ended June 30, 2009
Fee percentage: 0.80% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(6.9)%	N/A	N/A	(28.4)%
Annualized Net Returns	(7.9)%	N/A	N/A	(29.2)%
Russell Mid-Cap® Index	(8.4)%	N/A	N/A	(30.4)%

Multi-Cap Strategy

Proprietary Funds

Artio US Multicap Fund, Class A (inception: 7/24/06)
AuM (as of 06/30/09): $2 million	Period Ended June 30, 2009
Fee percentage: 0.75% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(5.4)%	N/A	N/A	(24.1)%
Annualized Net Returns	(6.6)%	N/A	N/A	(25.1)%
Russell 3000® Index	(8.1)%	N/A	N/A	(26.6)%

Artio US Multicap Fund, Class I (inception: 7/24/06)
AuM (as of 06/30/09): $2 million	Period Ended June 30, 2009
Fee percentage: 0.75% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(5.4)%	N/A	N/A	(24.0)%
Annualized Net Returns	(6.3)%	N/A	N/A	(24.8)%
Russell 3000® Index	(8.1)%	N/A	N/A	(26.6)%

Other

The table below sets forth the annualized returns, gross and net (which represent annualized returns prior to and after payment of fees, respectively) of each of the investment products which invest in our other strategy (including SEC registered mutual and private offshore funds), from inception to June 30, 2009, and in the five-year, three-year, and one-year periods ended June 30, 2009, relative to the performance of the market index that is most commonly used by our clients to compare the performance of the strategy.

Other

Proprietary Funds

Fund A, Class A (inception: 12/31/08)
AuM (as of 06/30/09): $21 million	Period Ended June 30, 2009
Fee percentage: 0.15% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	8.1%	N/A	N/A	N/A
Annualized Net Returns	7.7%	N/A	N/A	N/A
Custom Index*	4.8%	N/A	N/A	N/A

Fund A, Class B (inception: 8/31/06)
AuM (as of 06/30/09): $10 million	Period Ended June 30, 2009
Fee percentage: 0.15% on all assets	Since Inception	5 Years	3 Years	1 Year
Annualized Gross Returns	(3.0)%	N/A	N/A	(16.3)%
Annualized Net Returns	(3.2)%	N/A	N/A	(16.7)%
Custom Index*	(2.4)%	N/A	N/A	(14.3)%

*	55% MSCI AC World Index; 45% Barclays Capital U.S. Aggregate Index

                 Shares

Artio Global Investors Inc.

Class A Common Stock

Goldman, Sachs & Co.

Through and including              , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Artio Global Investors Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
Registration fee		$39,300
Financial Industry Regulatory Authority, Inc. filing fee		$75,500
NYSE listing fee.		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent’s fees		*
Miscellaneous		*
Total	$

*	To be included by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors.

The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Prior to this offering,              shares of Class B common stock will be issued to the Principals in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)        Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b)        Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

The undersigned hereby undertakes:

(a)        The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)         The undersigned Registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 27, 2009.

Artio Global Investors Inc.

By:	/s/ Richard Pell
	Name:	Richard Pell
	Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Pell	Principal Executive	August 27, 2009
Richard Pell	Officer and Director
/s/ Francis Harte	Principal Financial and Accounting	August 27, 2009
Francis Harte	Officer
/s/ Glen Wisher	Director	August 27, 2009
Glen Wisher
/s/ Tony Williams	Director	August 27, 2009
Tony Williams

EXHIBIT INDEX

Exhibit Number	Description
1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of Artio Global Investors Inc.
3.2	Form of Amended and Restated Bylaws of Artio Global Investors Inc.
4.1	Form of Class A Common Stock Certificate
5	Opinion of Davis Polk & Wardwell LLP+
10.1	Form of Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC+
10.2	Form of Registration Rights Agreement**
10.3	Form of Exchange Agreement+
10.4	Form of Tax Receivable Agreement
10.5	Form of Transition Services Agreement+
10.6	Investment Advisory Agreement dated May 1, 2006 by and between Julius Baer Investment Funds and Julius Baer Investment Management LLC*
10.7	Julius Baer Holding Ltd. Shareholders Agreement**
10.8	Form of Younes Shareholders Agreement**
10.9	Form of Employment Agreement with Richard Pell
10.10	Form of Employment Agreement with Glen Wisher
10.11	Form of Employment Agreement with Francis Harte
10.12	Form of Employment Agreement with Tony Williams
10.13	Form of Employment Agreement with Rudolph-Riad Younes
10.14	Form of Stock Repurchase Agreement
10.15	Form of Pell Shareholders Agreement**
10.16	Artio Global Investors Inc. 2009 Stock Incentive Plan
10.17	Artio Global Investors Inc. Management Incentive Plan
10.18	Credit Facility+
21	Subsidiaries of the Registrant
23.1	Consent of KPMG LLP
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)
23.3	Consent of Duane Kullberg**
23.4	Consent of Francis Ledwidge**
23.5	Consent of Elizabeth Buse**
24.1	Power of Attorney**

*	Incorporated by reference to Julius Baer Investment Funds’ registration statement on Form N-1A (registration nos. 33-47507 and 811-6652) Exhibit 99.(D) filed with the SEC on July 24, 2006.

+	To be filed by amendment.

**	Previously filed.